Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-291586

20,621,250 Shares of Common Stock

PROSPECTUS

July 16, 2026

This prospectus relates to the resale of up to 20,621,250 shares of common stock, par value $0.0001 per share, of Stewards, Inc. (formerly known as Favo Capital, Inc.) (the “Company,” “we,” “us,” or “our”) by the selling stockholders named in this prospectus. These shares were issued to the selling stockholders pursuant to a Securities Purchase Agreement, in connection with a private placement that closed on December 12, 2024, and July 30, 2025. The shares include 9,750,000 shares of common stock issued in the private placement and an additional 487,500 shares issued as a registration delay payment, as well as 10,383,750 shares issuable upon the exercise of warrants and pre-funded warrants issued in the same private placement.

Our common stock has a multi-class voting structure. Each share of our Series B Preferred Stock is entitled to 50 votes on any matter brought before the voting shareholders of the Company, while each share of common stock is entitled to one vote. As a result, the holder of Series B Preferred Stock (currently Forfront Capital, LLC, an affiliate) controls the majority of the total voting power of the Company. This voting control is further reinforced by a Voting Agreement dated August 25, 2025, under which Forfront Capital, LLC has agreed to vote its Series B Preferred Stock in accordance with the direction of a majority vote of the Company's founders (Vincent Napolitano, Shaun Quin, and Glen Steward), with the Company's President holding an irrevocable proxy to vote the shares in accordance with the founders' direction. This structure may limit the ability of holders of common stock to influence corporate matters.

We have a multi-class voting structure under which our Founders and affiliates collectively control approximately 87%  of the total voting power of the Company. As a result, we would qualify as a “controlled company” under the rules of a national securities exchange or other eligible market if our common stock were to become listed or quoted on such market and applicable ownership thresholds were satisfied. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market. See “Potential Implications of Controlled Company Status” and “Description of Capital Stock” below, as well as “Risk Factors – Our potential controlled company status and the concentration of voting power among our Founders could limit your ability to influence corporate matters” for a more detailed discussion of our governance structure and the implications of concentrated voting control.

The selling stockholders will offer and sell the shares at a fixed price of $3.00 per share while our common stock continues to trade on the OTCID Market. In the event that our common stock were to become listed on a national securities exchange or becomes eligible for quotation on the OTCQB or OTCQX, the selling stockholders may sell shares at prevailing market prices, prices related to prevailing market prices, or negotiated prices, subject to applicable securities laws and market availability. See “Plan of Distribution” for a more complete description of the ways in which the shares of common stock may be sold. We will not receive any proceeds from the sales of these shares by the selling stockholders. However, we may receive proceeds from the exercise of the warrants and pre-funded warrants if exercised for cash.

Our common stock is currently quoted on the OTCID Market operated by OTC Markets Group Inc. under the symbol “SWRD.” On July 14, 2026, the closing price of our common stock on the OTCID Market was $3.00 per share. Our common stock is currently very thinly traded, and an active, liquid trading market for our securities does not currently exist. As a result, investors purchasing shares in this offering may be unable to resell their shares at or near the offering price, or at all. This offering will proceed regardless of whether any such listing or quotation is obtained.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this prospectus is July 16, 2026.

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ABOUT THIS PROSPECTUS

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Stewards, Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby, or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this Prospectus. However, this Prospectus includes industry data that we obtained from internal surveys, market research, and publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this Prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this Prospectus.

TRADEMARKS

We own or have rights to use various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and tradenames of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM, or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks and trade names.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Other important factors that we think could cause our actual results to differ materially from expected results are summarized below. Other factors besides those listed could also adversely affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Statements regarding the following subjects, among others, may be forward-looking:

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets, or the general economy;

•	our plans and expectations regarding future financial results, expected operating results;

•	the sufficiency of our cash and our liquidity;

•	development of new financial products and improvements to our existing financial products;

•	the adequacy of our agreements with our syndicate partners;

•	our ability to obtain financing, our ability to comply with debt covenants or cure any defaults;

•	actions and initiatives of federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	our ability to obtain and maintain financing arrangements on favorable terms;

•	general volatility of the securities markets in which we participate;

•	the impact of weather conditions, natural disasters, accidents or equipment failures, or other events that disrupt our operations or negatively impact the value of our assets;

•	availability of and our ability to attract and retain qualified personnel; and

•	our understanding of our competition.

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Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this prospectus. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Other sections of this registration statement may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus, and the exhibits to the registration statement of which this prospectus is a part before making your investment decision. This prospectus contains forward-looking statements and information relating to Stewards, Inc. See “Cautionary Note Regarding Forward-Looking Statements” above.

In this Prospectus, the terms “SWRD,” the “Company,” “we,” “us,” “our” or “ours” refer to Stewards, Inc. and its wholly owned subsidiaries.

Company Overview

We are a diversified financial services company with two complementary business platforms: Private Credit and Real Estate. Our strategy is to provide alternative financing solutions to small and medium-sized businesses (SMBs) underserved by traditional lenders, while also building a portfolio of income-producing and value-enhancing real estate assets. Together, these businesses are designed to broaden our revenue base, strengthen the balance sheet with tangible assets, and support long-term, capital-efficient growth.

The Private Credit Division provides revenue-based funding and related financing products to SMBs nationwide. In most cases the SMBs that apply to the Company for financing have average monthly revenues of below $500,000. Since 2020, we have originated more than $153 million in funding and supported over 10,000 businesses across the United States. The Real Estate Division, launched in 2025, targets strategic investments in residential, mixed-use, and commercial properties designed to generate stable rental income and have the potential for long-term value appreciation. These real estate holdings improve our overall capital efficiency by anchoring the balance sheet with durable, income-producing assets, lowering our blended cost of capital, and providing recurring cash flows that enhance liquidity management.

As part of our broader strategic plan, we are pursuing a measured integration of digital-asset technologies across both business segments on a contingent and conditional basis only. Through partnerships with established financial-technology providers, currently limited to the Dolomite Foundation, the Company is developing frameworks for the use of digital payment instruments in its Private Credit operations and evaluating opportunities for tokenization within its Real Estate platform, which consists of the ownership and management of income-producing commercial real estate assets. These initiatives are intended to improve operational transparency, reduce transaction costs, and expand financing optionality within existing regulatory and accounting standards.

As of the date of this prospectus, these digital asset initiatives are not deployed in our live business operations and we do not currently conduct transactions, custody assets, or generate revenues through blockchain based or tokenized instruments. We currently estimate that any potential implementation, if any, could occur within a preliminary internal planning horizon of approximately 24 to 36 months from the date of this prospectus. Any such implementation remains subject to a number of factors, including evolving regulatory requirements, accounting and audit considerations, the design and testing of appropriate internal controls and compliance procedures, technology partner readiness, cybersecurity and operational risk management, and market acceptance. There can be no assurance that these initiatives will be implemented within this or any other timeframe, or at all.

While each division operates independently, they are designed to complement one another. The real estate business provides steady, long-term income and strengthens overall financial stability, while the private credit business offers faster-turnover funding with attractive near-term returns. Together, they create a balanced model in which real estate adds stability and efficiency, private credit drives growth, and digital-asset infrastructure provides additional flexibility and modernization of the Company’s capital management strategy.

For the year ended December 31, 2025, total revenue was $16.3 million, of which approximately 72% was generated by the Private Credit Division and 28% by the Real Estate Division. The Real Estate Division reflects approximately six months of activity following the acquisition of the 1818 Park property in July 2025 and therefore is not directly comparable to a full-year period.

For the three months ended March 31, 2026, total revenue was $3.9 million, of which approximately 38% was generated by the Private Credit Division and 62% by the Real Estate Division. We currently expect the Real Estate Division to represent a larger percentage of total revenue for the full year 2026 than it did in 2025, primarily as a result of a full year of rental and operating income from the 1818 Park property. At the same time, we expect Private Credit revenue to increase as a result of expanded Direct Funding origination capabilities and improved capital availability. These expectations are subject to numerous risks and uncertainties, including changes in interest rates, real estate occupancy and rental rates, merchant cash advance demand, regulatory developments, and general economic conditions. Actual results could differ materially from these expectations. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

Private Credit Overview

Our Private Credit Division provides alternative financing solutions to SMBs across the United States. The core of our business is the origination and funding of merchant cash advances (MCAs), both directly and through syndication arrangements with our partners. These MCA activities represent our principal line of business and generate the substantial majority of our revenues.

Since 2020, we have originated over $153 million in capital and supported more than 10,000 SMBs nationwide. We are headquartered in Fort Lauderdale, Florida, with operations in New York and the Dominican Republic. In addition to our MCA business, we occasionally act as a broker for other funders, earning commissions when SMB customers we refer obtain financial products such as MCA or lines of credit. These brokerage activities are ancillary to our MCA operations and represent a smaller portion of our business.

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Our MCA business is conducted through operating subsidiaries that sit under our private credit holding company. These subsidiaries include FAVO Funding LLC, Honeycomb LLC, and Fore Funding LLC, which originate and service MCA transactions. Our brokerage activities, which consist of referring merchants to third-party funders and earning commissions, are conducted through Fore Funding LLC and DBOSS Funding LLC, also held within the same private credit platform.

Merchant Cash Advances

Merchant cash advances (“MCAs”) have evolved as an alternative capital source primarily for small businesses, and they represent the principal product we currently originate and fund. In our MCA transactions, a merchant sells a portion of its future receipts to us at a discount in exchange for an upfront lump-sum payment. The merchant then remits a specified percentage of its sales receipts, typically through daily Automated Clearing House (“ACH”) transfers, until we have received the full amount of purchased receipts.

Unlike loans or securities, MCAs are structured as purchases and sales of future receipts and the assignment of related rights. Our small and medium-sized business (“SMB”) customers typically use these advances for working capital, such as inventory purchases, equipment financing, or other immediate business needs.

While MCAs constitute a core component of our revenue model, we also generate brokerage income on a limited basis by referring merchants to third-party funders for products such as MCAs and lines of credit. These brokerage activities account for a smaller share of our business relative to our directly originated and syndicated MCA portfolios.

We operate a direct and syndication revenue-based funding platform to serve SMBs in need of liquidity to fulfill their financial responsibilities. Through our direct sales, marketing, underwriting, and operational platform, and in collaboration with our six primary Syndication Partners, each of which operates in the same revenue-based financing business as Stewards, we provide funding solutions for customers. These Syndication Funding arrangements allow us to participate in a percentage of approved transactions, with participation amounts ranging from 10% to 95% of the deal value, pursuant to Master Participation Agreements and related agreements. This structure enables us to diversify risk, leverage partner deal flow, and expand the scale of our funding platform while maintaining consistency with our underwriting criteria.

We originate and provide revenue-based financing to businesses primarily through MCAs. We provide convenient, fully automated financial solutions to our customers. An SMB customer who enters into an MCA commits to delivering a percentage of its receipts through ACH or wire debits or by splitting credit card receipts until all purchased receipts are remitted to us.

We believe traditional lenders face a number of challenges and limitations that make it difficult to address the capital needs of SMBs, such as:

▪  Organizational and Structural Challenges. The costly combination of physical branches and manually intensive underwriting procedures makes it difficult for traditional lenders to efficiently serve SMBs. They also serve a broad set of customers, including both consumers and enterprises, and are not solely focused on addressing the needs of SMBs.

▪  Technology Limitations. Many traditional lenders use legacy or third-party systems that are difficult to integrate or adapt to the shifting needs of small businesses. These technology limitations make it challenging for traditional lenders to aggregate new data sources, leverage advanced analytics and streamline and automate credit decisions and funding.

▪  Products not Designed for SMBs. SMBs are not well served by traditional loan products. We believe that traditional lenders often offer products characterized by larger loan sizes, longer durations and rigid collateral requirements. By contrast, SMBs often seek small loans for short-term investments.

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As a result, we believe that SMBs feel underserved by traditional lenders. Our solution was built specifically to address SMBs’ capital needs. We offer products to SMBs to enable them to access capital. We facilitate eligible merchants to secure cash advances and accelerate the growth of their business by providing access to simple, fast, and convenient working capital under MCAs. This structure has some advantages over the structure of a conventional loan. Most importantly, payments towards an MCA can be modified for hardships suffered by a business, giving the merchant greater flexibility with which to manage their cash flow, particularly during an unforeseen event. MCAs are processed much faster than a typical loan, giving borrowers quicker access to capital.

Direct and Syndicated Funding

A key challenge in the merchant cash advance industry is securing sufficient capital to meet strong demand from small businesses. We participate in merchant cash advances through two distinct models: Direct Funding and Syndicated Funding.

In Direct Funding, we originate, underwrite, fund, contract directly with the merchant, and service the MCA entirely. In certain transactions, we may also have third-party co-funders pursuant to master participation agreements who participate in the deal. These co-funders are typically accredited investors, investment funds, high-net-worth individuals, employees and other capital partners seeking exposure to merchant cash advance assets. We identify and select co-funders based on factors including available capital, experience with alternative finance investments, reputation, regulatory considerations, and willingness to participate on terms acceptable to us.

Under a typical participation arrangement, the co-funder acquires a contractual participation interest in a specified percentage of the economics of an MCA transaction, which historically has averaged less than 25% of the funded amount. We retain responsibility for sourcing the merchant, underwriting the transaction, funding the advance, maintaining the contractual relationship with the merchant, servicing and collecting payments, and administering the transaction. Co-funders do not have a direct contractual relationship with the merchant and generally do not participate in day-to-day servicing or collection activities.

In exchange for their participation interest, co-funders are entitled to receive their agreed share of collections generated by the applicable MCA transaction, net of servicing and collection fees payable to us. We generally receive a servicing fee for administering the transaction and may also retain a larger economic interest than the co-funder. Participation arrangements are typically non-recourse to us except for customary representations, warranties, and covenants contained in the applicable participation agreement.

In Syndicated Funding, we participate in a single MCA with a syndication partner who originates, underwrites, funds and services the MCA. We participate alongside six established syndication partners under Master Participation Agreements. As a participant, we generally range from 10% to 95% participation in each transaction, subject to our investment guidelines.

As of December 31, 2025, approximately 62.3% of all funded deals were completed through the Company’s Syndicated Funding model, while approximately 37.68% of funded deals were completed through the Company’s Direct Funding model. As of the most recent period presented, the majority of funded deals continued to be completed through the Company’s Syndicated Funding model, while the Company is actively working to increase the proportion of Direct Funding originations following the Simplified Acquisition and expanded origination capacity.

To manage portfolio concentration and counterparty exposure, the Company actively monitors its syndication relationships and does not participate in any Syndicated Funding arrangement where its participation would exceed 40% of a syndication partner’s total portfolio.

This approach balances higher-margin Direct Fundings with the capital efficiency and risk diversification benefits of Syndication Funding. The table below outlines key differences between the two models.

Aspect	Direct Funding	Syndicated Funding
Contract with Merchant	We contract directly with the merchant	Syndication partner contracts directly with the merchant
Funding Role	We fund the advance directly to the merchant.	We provide only our agreed participation percentage
Servicing & Collections	We perform all servicing and collections	Syndication partner performs servicing and collections
Revenue	Full factor-rate income + origination + administrative fees	Proportionate share of MCA income only
Risk Exposure	100% of performance risk on our balance sheet	Proportionate share of performance risk
Capital Deployment	Funded directly to the merchant	Capital provided to the syndication partner who then funds the merchant

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Furthermore, both Direct Funding and Syndicated Funding transactions most often involve multiple parties. In Direct Funding transactions, the Company originates, underwrites, funds, contracts directly with the merchant, and is responsible for servicing and collections. The Company may include third-party participants through Master Participation Agreements. These participants are typically accredited investors, family offices, investment funds, high-net-worth individuals, and other capital partners seeking exposure to merchant cash advance assets. The Company selects participants based on factors including available capital, investment experience, reputation, regulatory considerations, and willingness to participate on terms acceptable to the Company. Participants generally acquire an economic interest in a portion of a transaction, historically averaging less than 25% of the funded amount, but do not have a direct contractual relationship with the merchant and do not participate in day-to-day servicing or collection activities. In Syndicated Funding transactions, a third-party syndication partner originates, underwrites, funds, and contracts directly with the merchant, while the Company participates as an investor providing a portion of the capital. In these transactions, the syndication partner generally retains responsibility for servicing and collections. Participants in either model enter into Master Participation Agreements that govern their participation interests, including the allocation of collections, profit-sharing mechanics, servicing responsibilities, and the allocation of risk among the parties.

Syndicated Funding transactions may also carry additional costs, such as platform fees charged by syndication partners (generally 3%–5% of remittances), and administrative costs associated with servicing multiple stakeholders. These fees can increase the effective cost of capital relative to Direct Fundings.

For Direct Fundings, our revenue includes origination fees, administrative fees, MCA income, and ancillary fees (e.g., non-sufficient funds, collections, Uniform Commercial Code filings), all recognized over the contract term as payments are received.

For Syndicated Fundings, we do not retain origination or administrative fees. Instead, our revenue is derived from our proportionate share of MCA income based on our participation interest.

Our Direct Funding portfolio has SMBs across multiple segments and industry types, but most of our merchants fall into the services, construction, and retail industries. These include restaurants, construction and development projects, physical fitness facilities, accounting and bookkeeping practices, home furnishings and equipment stores, and automotive repair shops, among others.

The composition of our Syndication Funding portfolio closely aligns with that of our Direct Funding portfolio, both of which are strategically shaped by evolving market dynamics. Key determinants include macroeconomic conditions, the influence of domestic and international government policy decisions, and the relative advantages of specific U.S. geographic regions. Regulatory and policy environments, whether supportive or restrictive, impact sector performance and are carefully considered in our portfolio construction and allocation strategy.

Although Syndication Funding currently represents a larger share of total funding volume, our strategic priority is to expand Direct Funding given its higher margin profile and greater control over underwriting and servicing economics. The Simplified Acquisition was undertaken specifically to increase our capacity for direct originations. Over time, we expect Direct Funding to comprise a greater portion of total originations, with Syndication Funding continuing to play a complementary role in providing capital efficiency and risk diversification.

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MCA – Syndication Partners

We identify leading funders in the industry through market research, funding forums, the Revenue Based Funding Coalition (RBFC), and long-term business relationships, all of which have established underwriting and operational capabilities that allow partners to participate in their deal flow. The RBFC includes funders, brokers, Independent Sales Organizations, and industry vendors that provide technology and operational services to the sector. It was established to educate policymakers and regulators on issues affecting the non-bank commercial finance industry and to support responsible growth of revenue-based financing. At the same time, the MCA industry remains subject to ongoing regulatory scrutiny at both the federal and state levels, and participation in industry groups such as the RBFC reflects our effort to stay aligned with evolving standards and compliance expectations.

We currently maintain relationships with six syndication partners, three core partners (Vital Capital, TVT Funding, Inadvance Capital) and three secondary partners (Kings Funding, Boom Funding, Traditions Funding), all of whom operate in the Merchant Cash Advance industry and provide revenue-based financing solutions. Core partners are partners that we actively fund with, often a few times a month whereas secondary partners are used much less frequently. From time to time, we syndicate on various deals that our partners have approved for funding, with syndication participation amounts typically ranging from 10% to 95% of the transaction value. In the case the Company participates in a deal with a syndication partner, the syndication partner maintains the relationship directly with the merchant. The Company is merely a participant in the deal and provides a share of the capital to the syndication partner to fund the deal and in turn benefits from the economic terms of the deal. These arrangements are governed by Master Participation Agreements, which establish the terms of engagement and responsibilities of each party. These agreements govern key terms of the relationship including, the platform fee or collection fee charged for participation which is stated as a fixed fee, the servicing of the deal and relevant disbursements and any general indemnifications and warranties. Each individual deal will be presented to the Company with specific terms, for example, the principal amount, payback amount, factor and duration and sometimes will also indicate if there is a lower platform fee associated with that deal.

To manage concentration risk, we do not participate in any syndication arrangement where our exposure exceeds 40% of a partner’s total portfolio. We also actively manage participation amounts to ensure diversification and maintain a balanced portfolio mix. All syndication partners are provided with investment guidelines aligned with our internal underwriting standards, and they are required to adhere to those criteria, ensuring consistency and risk alignment across all investments. This framework enables Stewards to leverage the scale and capabilities of its partners to expand access to funding for SMBs while maintaining rigorous risk management discipline.

Brokered Products

In addition to our direct and syndicated MCA operations, we act as an intermediary in brokering financial products, earning commissions from funders when transactions close. Within this category, merchant cash advances and lines of credit are the meaningful contributors, while equipment financing and business term loans comprised the balance. Our activity in U.S. Small Business Administration (SBA) loans and invoice factoring was not material during the reporting period, though these products remain available as part of our platform and may contribute to revenues in the future as merchant demand evolves.

Our role in these transactions is limited to acting as an intermediary: we identify merchants with financing needs, match them with appropriate funders, and earn referral or brokerage fees, typically calculated as a percentage of the funded amount, once the transaction is completed. We do not originate or fund these products directly and do not assume credit risk on the underlying obligations.

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This brokerage activity complements our MCA operations by broadening merchant relationships and creating repeat commission opportunities. Applications are sourced through marketing initiatives, including online advertising, outbound calling, trade show participation, and referrals, with additional support from a call center located in the Dominican Republic. We maintain relationships with a network of funding sources, such as commercial banks, online lenders, SBA-approved institutions, and factoring companies.

Once a funder approves and funds a transaction, our role is complete, and we earn compensation directly from the funder, typically built into the financing cost. By offering MCAs and lines of credit through third-party partners alongside our direct activities, we diversify our revenue streams and expand our reach, while continuing to maintain our primary focus on revenue-based funding solutions.

While brokerage commissions represented approximately 20% of our total revenues for the year ended December 31, 2024, we do not view this segment as a core growth driver. We position brokerage primarily as a complementary offering that broadens merchant relationships, rather than as a business line we intend to scale.

MCA - Cost of Sales

We incur sales commissions costs for direct and syndicated originations. Commission expense is recognized over the term of the deal. Additionally, we incur marketing expenses associated with direct MCA originations. Marketing expenses consist of various lead generation, internet, phone, advertising, and other costs associated with new account originations. Marketing expenses are recognized as incurred.

MCA Platform and Service Fees

For each Syndicated Funding MCA origination, we are charged a platform or servicing fee. The fee is calculated as a percentage of the advance receipt collected on our behalf and is deducted from the amount disbursed.

MCA Credit Losses

Under the current expected credit loss (CECL) model of ASC 326, we recognize an allowance for a portion of the receipts at the time of concluding a deal and additional allowances based on the amount of time since a payment was last received and whether the receivable has been handed over to collections. The approach is based on the Company's internal knowledge and historical default rates over the expected life of the receipts and is adjusted to reflect current economic conditions. A receivable from a merchant is classified as defaulted once the merchant has stopped paying and all reasonable efforts to communicate and resolve the situation have failed. Once the merchant is in default, the receivable is then handed over to a legal team to begin the collection process. Historical default rates for the portfolio were at 15.07% for 2023, 13.09% for 2024 and 8.53% for 2025. This evaluation takes into account the customer's ability and intention to pay the consideration, when it is due along with incorporating changes in the forward-looking estimates. If the expected financial condition of the Company’s customers were to improve, the allowances may be reduced accordingly.

Underwriting Process and Credit Assessment of Merchant Customers

Our underwriting process is central to both our Direct Funding and our Syndicated Funding activities. Each merchant applicant is evaluated using a structured combination of automated data analysis, artificial intelligence (AI), and human review to assess the business’s ability to generate consistent receivables and meet repayment obligations.

We apply a multi-step framework designed to filter out higher-risk applicants and identify merchants most likely to perform, with fewer than 5% of applications proceeding to funding. This process integrates anomaly detection and fraud-prevention tools with professional underwriter judgment, allowing us to evaluate applications efficiently while maintaining credit discipline. Over time, this selective approach has resulted in portfolio performance with loss and default levels consistent with the high thresholds established by our underwriting standards.

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Integration of Artificial Intelligence and Automation

We employ a combination of automation, machine learning, and human oversight within our underwriting process. These tools help authenticate documents, identify inconsistencies, and structure raw data into decision-ready formats. Human underwriters remain responsible for final approvals, ensuring that technology outputs are reviewed within a controlled decision framework.

AI-driven capabilities are applied within secure, compliance-oriented environments. All merchant data is collected with applicant consent, either through direct submissions (e.g., bank statements, tax filings, credit reports) or third-party data-aggregation providers. Data is handled under encryption and access-controlled systems. We do not disclose, sell, or repurpose merchant data for non-underwriting uses.

Key capabilities include:

•         Document authentication and fraud detection: Identifying tampering or inconsistencies in submitted records.

•         Anomaly detection: Flagging unusual cash-flow activity or mismatches in bank transaction data.

•         Automated structuring: Converting bank statements and financial documents into standardized data for review.

•         Risk scoring: Predictive models that compare applicants against internal credit parameters.

Applications flagged by automation are escalated for manual review. This blended model allows for efficient processing while maintaining oversight and compliance.

Data Collection and Analysis

We collect a range of information from merchants during the application process, including:

•         Traditional credit bureau data (e.g., consumer and commercial credit histories).

•         Government and legal records (e.g., state filings, tax records, liens, judgments).

•         Behavioral and transactional data (e.g., bank activity, repayment patterns, landlord feedback).

•         Digital presence and reputation data (e.g., online visibility, reviews, social media).

•         Network-shared performance data from other funders on defaults or fraud.

Because small businesses lack a standardized credit score equivalent to consumer FICO ratings, we supplement bureau data with these alternative sources. Greater emphasis is placed on demonstrated business performance, cash-flow resilience, and repayment history than on an owner’s personal credit profile.

Below is a description of our underwriting process for applicant merchants, with four steps to completion.

1.       Initial Screening

✔ Verify document integrity and application completeness.

✔ Apply automatic decline rules (e.g., prohibited industries, prior defaults, negative banking history).

✔ Use anomaly-detection tools to flag inconsistencies in financial submissions.

✔ Confirm business legitimacy through entity verification and basic fraud checks.

2.       Full Underwriting

✔ Analyze business expenses, legal compliance, and online presence.

✔ Review historical bank statements and repayment trends.

✔ Assess revenue concentration, seasonality, and debt obligations.

✔ Supplement automated scoring with underwriter review.

✔ Price transactions according to internal risk models and repayment capacity.

3.       Approval

✔ Transactions are escalated based on size and risk profile:

✔ Up to $35,000: approved by senior underwriters.

✔ $35,000 – $100,000: requires underwriting committee approval.✔ Above $100,000: reviewed by the CFO and requires final approval from the CEO.

✔ Decisions incorporate both model outputs and manual judgment.

4.       Final Verification and Funding

✔ Conduct background checks for legal and financial risks.

✔ Re-verify revenue consistency using most recent bank data.

✔ Confirm terms with a recorded verification call.

✔ Wire transfers are executed by the CFO or Credit Controller, subject to executive authorization.

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Efficiency and Risk Considerations

Our process is designed to be more efficient than traditional bank lending, generally allowing approvals and funding within 24–72 hours versus weeks for banks. Although the Company does not actively track application to funding times, our estimated average time from application to funding is 24 hours. Efficiency is achieved through automated data aggregation, AI-driven anomaly detection, and human oversight.

Our underwriting process is broken down into 4 stages:

1)       Initial screening: This stage involves ensuring all the required documentation has been received, and the merchant meets the initial funding requirements. During this stage we will ensure that the application meets our minimum underwriting requirements including, time in business, average revenue, industry, FICO score, negative days, average daily and ending bank balances.

2)       Full underwriting: This stage involves a detailed review of the application, including legal documentation reviews and business performance evaluations. We rely on third party software and information to support this review including; MoneyThumb, TransUnion, Secretary of State filings, court filings and Google searches.

3)       Approval: Once the application is fully underwritten, the offer to fund is sent for approval by management or our senior underwriters.

4)       Final verification and funding: Once the offer is approved, a final background check is completed, and any recent banking transactions are verified for revenue consistency. Prior to releasing the funding wire, a funding call is completed on a recorded line to discuss the terms of funding.

As mentioned above we depend on third-party providers for certain inputs, such as bank-statement verification, credit bureau data, and fraud detection. Disruptions in these services could affect our ability to process applications efficiently, as described in our risk factors.

Over time, we believe that this disciplined, technology-enhanced underwriting process has contributed to portfolio performance consistent with our selective funding standards, supporting stable cash flows and risk-adjusted returns.

Integration of Digital Asset Strategy within Private Credit

The Company is evaluating the integration of digital-asset infrastructure within its Private Credit operations on a contingent and conditional basis only. As part of this initiative, the Company has entered into a strategic partnership with the Dolomite Foundation, a Cayman-based entity that develops tokenized financial infrastructure and digital-settlement frameworks.

Through this relationship, the Company intends to explore the use of U.S.-dollar-denominated digital instruments and related blockchain settlement tools to facilitate the movement of funds among institutional lenders, subsidiaries, and counterparties. The objective of this framework is to shorten funding cycles, reduce transaction costs, and strengthen auditability within the Company’s credit origination, syndication, and servicing processes. The Company’s participation in these activities will be implemented on a measured basis, consistent with applicable banking, securities, and anti-money-laundering regulations, and subject to continuing review by management and external advisors.

As of the date of this prospectus, these digital asset initiatives are not deployed in our live business operations and we do not currently conduct transactions, custody assets, or generate revenues through blockchain based or tokenized instruments. We currently estimate that any potential implementation, if any, could occur within a preliminary internal planning horizon of approximately 24 to 36 months from the date of this prospectus. Any such implementation remains subject to a number of factors, including evolving regulatory requirements, accounting and audit considerations, the design and testing of appropriate internal controls and compliance procedures, technology partner readiness, cybersecurity and operational risk management, and market acceptance. There can be no assurance that these initiatives will be implemented within this or any other timeframe, or at all.

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Real Estate Overview

Our Real Estate Division, launched in 2025, focuses on acquiring and managing income-producing properties that complement our private credit platform. The Company’s Real Estate platform is operated as an integrated business line and includes property acquisition, asset-level financing management, coordination with third-party property managers, lease administration, budgeting, and capital planning. The Company currently targets primarily multifamily properties, as well as select mixed-use and commercial assets, in strategic U.S. markets that provide stable cash flows and the potential for long-term value appreciation.

The division emphasizes stabilized, cash-flowing properties that diversify revenue streams and strengthen the Company’s overall asset base with tangible collateral. By anchoring the balance sheet in real estate, we enhance institutional creditworthiness, improve access to competitively priced financing, and support capital efficiency. These investments are conducted through subsidiaries established for property acquisition and management, structured to support our real-estate strategy while accommodating applicable noncontrolling preferred interests. The objective of these entities is to broaden our revenue base and support sustainable long-term growth.

As of the date of this prospectus, the Company’s Real Estate platform consists of a single property, 1818 Park, a multifamily residential property located in Hollywood, Florida. Accordingly, the Company’s real estate operations are currently concentrated in a single asset, a single property type, and a single geographic market. The property is managed by a third-party property manager under the Company’s oversight. While the Company intends to evaluate additional real estate investments over time, there can be no assurance that it will acquire additional properties, and the Company expects its real estate portfolio to remain concentrated in the near term.

Strategic Role of the Real Estate Division

The Real Estate Division plays a complementary role to our MCA and broader private credit operations. Tangible, income-generating real estate assets enhance the depth and quality of our balance sheet, which broadens the collateral base available for institutional financing arrangements and supports access to lower-cost capital. This stronger asset position improves lender confidence and provides flexibility in structuring credit facilities, ultimately enhancing net yields across our MCA originations and related credit activities.

In addition, recurring income from rental streams and condominium sales provides supplemental cash flow that offsets variability inherent in the MCA portfolio. Over time, appreciation in property values may further enhance shareholder value through refinancing or selective asset sales, though the division’s primary role is to improve capital efficiency and financial resilience rather than to serve as a direct source of short-term liquidity.

By combining the steady, asset-backed stability of real estate with the faster turnover and scalability of private credit, the Company aims to create a balanced model that enhances credit quality, reduces overall cost of capital, and supports sustainable growth across both business segments.

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Target Acquisition Strategy

Our real estate division is focused on acquiring well-located, income-producing properties at attractive entry prices relative to replacement cost or market comparables. We target assets in the US that have strong underlying fundamentals and sustained tenant demand, seeking opportunities where operational, leasing, or capital structure enhancements can drive value creation. Our acquisition approach is disciplined and data-driven, evaluating both current income potential and future upside through repositioning or improved capital deployment.

Acquisitions are guided by defined financial criteria. We generally target properties expected to deliver internal rates of return (IRR) and capitalization rate spreads that are accretive to our weighted average cost of capital (WACC). We also consider loan-to-value (LTV) thresholds, projected funds from operations (FFO) contribution, and the stability of expected cash flows in assessing each opportunity. This framework provides consistency in evaluating potential transactions and ensures that capital is allocated with the objective of balancing risk, return, and liquidity.

Value creation is achieved through two primary models:

•         Rental Model: We focus on maintaining high occupancy levels, capturing market rent growth, controlling operating expenses, and implementing targeted capital improvements to enhance tenant experience and asset performance.

•         Condominium Model: Where applicable, we seek to optimize unit pricing, manage sales velocity, and implement focused marketing campaigns to maximize sales proceeds. While condominium projects may involve higher development and redevelopment costs relative to stabilized rental assets, we evaluate them within a disciplined financial framework that considers expected absorption rates, pricing sensitivity, and project-level return thresholds. Our intent is to maintain a balanced mix, with stabilized rental assets representing the core of the portfolio and condominium projects pursued selectively where market demand and projected returns justify the added risk. In condominium transactions, we also assess occupancy and absorption targets as key performance indicators to ensure that projected timelines and sales velocity align with overall capital allocation discipline.

Exit Strategies

We evaluate multiple exit strategies for each asset at the time of acquisition and throughout the hold period, with the objective of maximizing total return and maintaining flexibility in capital deployment. Our primary strategy is a long-term hold, whereby properties are retained to generate recurring rental income and potential capital appreciation. This approach supports predictable cash flows and strengthens the balance sheet, which in turn improves the Company’s overall capital efficiency and weighted average cost of capital (WACC).

Where market conditions, interest rate environments, or asset performance create favorable opportunities, we may pursue a sale, refinancing, or recapitalization to optimize return on invested capital (ROIC). These decisions are guided by disciplined financial criteria, including expected yields, debt costs, and projected cash-on-cash returns, rather than reliance on asset sales for short-term liquidity. Potential strategies may include selling an asset outright, entering into a joint venture with new capital partners, or refinancing to unlock equity while retaining ownership.

For condominium projects, we may implement a phased sell-down strategy to optimize pricing and absorption rates while managing supply risk. Select units may be retained within the rental portfolio to generate ongoing income and preserve long-term optionality. Across all property types, our exit planning is structured to align with long-term capital allocation discipline, balancing current income generation with capital recycling into higher-yielding opportunities.

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Leasing & Sales

We employ a disciplined, market-responsive approach to both leasing and sales activities, designed to optimize occupancy, rental yields, and asset value across its portfolio. For rental assets, lease structures may include fixed-term agreements, percentage-based leases tied to tenant sales performance, or hybrid models that combine base rent with variable components. Renewal options are strategically incorporated to enhance tenant retention, minimize downtime, and maintain consistent revenue streams. Lease terms are negotiated to align with market demand, asset positioning, and long-term strategic objectives, while protecting downside risk through creditworthy tenant selection and appropriate security provisions.

For assets operated under a condominium sales model, we implement a phased release strategy to manage market absorption and achieve optimal pricing. Units are brought to market in stages, allowing us to respond dynamically to buyer demand, interest rate conditions, and competitive supply. This approach is supported by targeted marketing campaigns, pre-sale strategies, and selective retention of certain units for ongoing rental income or future disposition. By maintaining flexibility in leasing and sales strategies, we seek to balance predictable cash flows with opportunities for potential capital appreciation and value realization.

Property Management

Our property management practices are designed to preserve and enhance asset value while ensuring the operational integrity of our real estate portfolio. Currently, properties are managed by experienced third-party firms engaged under agreements that include defined performance benchmarks addressing occupancy levels, tenant retention, service quality, and cost efficiency.

Management activities focus on timely and responsive tenant service, preventative maintenance programs to extend the useful life of building systems and improvements, and disciplined control of operating expenses. Performance is monitored on an ongoing basis, with operational adjustments implemented as necessary to maintain market competitiveness, mitigate vacancy risk, and support stable long-term income generation.

Performance Monitoring

We employ a structured, data-driven approach to monitoring the performance of our real estate assets to ensure they meet targeted financial and operational benchmarks. Key performance indicators include occupancy levels, net operating income (NOI), lease expiration schedules, rent collection trends, and, for condominium projects, sales velocity and absorption rates. These metrics are reviewed regularly at both the property and portfolio levels, enabling management to identify trends, risks, and opportunities in real time.

Insights derived from this monitoring process inform tactical and strategic decisions, including adjustments to marketing campaigns, leasing incentives, and tenant mix optimization. In addition, capital expenditure priorities are continuously reassessed to ensure that property improvements deliver measurable returns and align with evolving market conditions. This active management framework is intended to maintain asset competitiveness, maximize revenue, and preserve long-term value.

1818 Park

Overview

On July 11, 2025, we entered into multi-entity member interest purchase agreements to acquire 1818 Park, a 281,493-square-foot mixed-use property located in Hollywood, Florida. The asset comprises approximately 237,173 square feet of residential space, 19,737 square feet of commercial space, 16,800 square feet of parking facilities, 5,171 square feet of office space, and 2,612 square feet of storage. The residential component includes 273 rental units in a mix of studios, one-bedroom, two-bedroom, and three-bedroom layouts, of which two are penthouse residences, the largest of which spans 2,319 square feet. The commercial component features a diversified tenant mix including a national bank branch, a hair salon, multiple food and beverage operators, and a 12,000-square-foot food hall. The office component includes one 4,113-square-foot office currently under development and nearing completion.

As of June 22, 2026, physical occupancy was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased. There were also 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. Based on the current rent roll, annualized property revenue was approximately $9.9 million, consisting of approximately $8.24 million of residential rental revenue, approximately $274 thousand of retail rental revenue, and approximately $1.38 million of other property income. Annualized operating expenses were approximately $5.5 million, resulting in annualized net operating income (NOI) of approximately $4.4 million.

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The acquisition of 1818 Park aligns closely with our real estate division’s acquisition criteria. The property was secured at a favorable price relative to replacement cost and market comparables, in a location (Young Circle) characterized by strong population growth, robust tenant demand, and ongoing economic investment. The asset’s diversified mix of residential, commercial, and food hall space provides multiple income streams and diversification benefits that reduce reliance on any single segment.

Operationally, we intend to pursue initiatives aimed at enhancing occupancy, optimizing lease terms, and implementing targeted capital improvements to support rental growth and tenant retention. In addition, we are actively pursuing a refinancing of the existing Blackstone senior mortgage loan, which reached its stated maturity date on June 1, 2026. Pending the completion of a longer-term refinancing, the Company and the lender have negotiated a Fifth Omnibus Amendment to the Loan Documents that would extend the loan's maturity date from June 1, 2026 to August 1, 2026. Although the Fifth Omnibus Amendment has been prepared, it has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and execute, the Fifth Omnibus Amendment. While the loan documents provide a contractual one-year extension option through June 2027, the Company does not currently intend to exercise that option and is instead focused on completing a longer-term refinancing. There can be no assurance that the Fifth Omnibus Amendment will be executed or that any longer-term refinancing will be completed on favorable terms, or at all. These operational and financing initiatives, together with the property's established tenant base and location within a growth corridor, are intended to strengthen the property's long-term positioning while addressing current cash flow challenges.

Purchase Price and Consideration

On July 11, 2025, we completed the acquisition of the 1818 Park property in Hollywood, Florida through a multi-entity transaction structured as follows:

•	Block 40 Managers, LLC – Acquired 100% of the membership interests in the property management company responsible for day-to-day operations, tenant services, and facility oversight.
•	Block 40 Investment Holdings, LLC – Acquired 100% of the membership interests in the investment holding entity, which owns certain contractual rights and interests related to 1818 Park.
•	Block 40, LLC – Acquired the membership interests in the investment holding entity that owns all assets and certain liabilities of the primary property-owning entity, including the real estate, fixtures and contracts, as well as the existing Blackstone secured mortgage debt and other obligations.

The total purchase price was $74.3 million, structured entirely as a stock-for-liabilities transaction. Consideration consisted of the issuance of shares of our common stock to the sellers and the assumption of certain indebtedness and other liabilities.

Pursuant to the multi-entity membership interest purchase agreements entered into in connection with the acquisition of the 1818 Park property, the Company issued an aggregate of 62,673,215 shares of its common stock to the sellers as consideration for the acquired membership interests.

Issuing equity rather than using cash or additional debt preserved liquidity for our private credit operations and avoided incremental leverage that could restrict future financing flexibility. The structure strengthened our balance sheet by adding a substantial income-generating real estate asset, which enhances the Company’s overall capital efficiency, broadens the collateral base considered by institutional lenders, and supports access to more competitively priced financing. By making the seller a shareholder, the transaction further aligns their interests with the Company’s long-term performance and value creation, reinforcing management’s focus on sustainable growth and shareholder returns.

This multi-entity structure ensured continuity of operations, preserved key contractual rights, and facilitated a seamless transition for tenants, positioning the asset for operational stability and long-term value creation.

Acquisition and Financing Structure

The acquisition of 1818 Park was completed through the purchase of all of the membership interests of Block 40, LLC, the entity that owns the property and its related liabilities. As a result, the Company acquired indirect ownership of the real estate asset together with the obligations tied to it. As part of this transaction, the Company assumed a senior secured mortgage loan originally in the principal amount of $84.0 million. Following scheduled principal repayments in the weeks after closing, the current outstanding loan balance is approximately $73.6 million as of the date of this prospectus.

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On June 1, 2022, Block 40 Property, LLC entered into a senior secured mortgage loan in the original principal amount of $84.0 million with Deutsche Bank, maturing on June 1, 2025. On June 1, 2025, Blackstone, as the new holder of the loan, extended the maturity date by one month. On July 1, 2025, Blackstone further extended the maturity date to June 1, 2026. In connection with the June and July 2025 extensions, the interest rate increased from Term SOFR plus 2.75% to Term SOFR plus 3.00%, and the existing interest rate cap agreement remains in effect. As part of the extension agreements, the borrower was also required to make scheduled principal curtailments, which reduce the outstanding loan balance in line with agreed amortization milestones, to approximately $73.6 million.

The loan is secured by a first-priority mortgage lien on the property, an assignment of leases and rents, and certain reserve and cash accounts, and is generally non-recourse subject to customary carve-outs. The loan agreement has been amended four times since its origination on June 1, 2022. These amendments primarily related to (i) extensions of the maturity date, (ii) an increase in the interest rate spread from Term SOFR + 2.75% to Term SOFR + 3.00% per annum, and (iii) required scheduled principal curtailments that reduced the outstanding loan balance from the original $84.0 million to approximately $73.6 million as of the date of this prospectus, and (iv) the lender's consent to Stewards' acquisition of indirect ownership of the borrower, the addition of Stewards as a guarantor under the loan documents, and related updates to the organizational and loan documentation.

As of the date of this prospectus, the loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. Key terms of the proposed Fifth Omnibus Amendment include an extension of the maturity date to August 1, 2026, the payment of a modification fee and an extension fee, the grant of a pledge over the membership interests in the borrower entity, the addition of the Company as a guarantor, and a temporary waiver of the requirement to maintain an interest rate cap agreement during the extension period.

In parallel, the Company continues to pursue a longer-term refinancing and, on June 11, 2026, received a non-binding term sheet from Värde Mortgage Capital proposing a $79.0 million refinancing facility. Key proposed terms include a 24-month initial term with three 12-month extension options, a floating interest rate of SOFR + 3.95% (with a floor of 7.45%), and customary covenants and reserves.

There can be no assurance that the Company will successfully complete a long-term refinancing on acceptable terms, or at all. If the Company is unable to obtain a long-term refinancing prior to the expiration of the short-term extension period, Blackstone could exercise its remedies under the loan documents, including foreclosure on the 1818 Park property. A foreclosure would result in the loss of the Company’s ownership interest in the property and could have a material adverse effect on the Company’s financial condition, results of operations, and liquidity. In addition, the Company could incur significant legal and other costs in connection with any foreclosure proceedings or a forced sale of the property.

Key Loan Features

•	Borrower: Block 40 Property, LLC (entity that owns the property and subsidiary of Block 40, LLC)
•	Original Loan Amount: $84.0 million
•	Amendments: The loan agreement has been amended four times since origination. These amendments primarily related to extensions of the maturity date, an increase in the interest rate spread from Term SOFR + 2.75% to Term SOFR + 3.00%, and required scheduled principal curtailments, and the lender's consent to Stewards' acquisition of indirect ownership of the borrower and its addition as a guarantor under the loan documents.
•	Current Balance: Approximately $73.6 million as of the date of this prospectus.
•	Lender / Agent: Blackstone (successor to Deutsche Bank AG, New York Branch)
•	Interest Rate: Term SOFR + 3.00% per annum (floating)
•	Interest Rate Protection: Interest rate cap agreement in place to mitigate rate risk
•	Maturity Date: June 1, 2026 (original maturity date). The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. The Company continues to pursue a longer-term refinancing with Värde Mortgage Capital pursuant to a non-binding term sheet dated June 11, 2026, which proposes a $79.0 million facility with a 24-month initial term plus three 12-month extension options at SOFR + 3.95% (floor of 7.45%). There can be no assurance that a long-term refinancing will be completed on the proposed terms or at all.
•	Collateral: First priority mortgage lien on 1818 Park, assignment of leases and rents, security interest in reserve/cash management accounts, and collateral assignment of the interest rate cap
•	Recourse: Non-recourse except for customary carve-outs (fraud, misappropriation, certain covenant breaches)
•	Guaranty of Carry Costs: Personal guaranties from prior owners covering debt service shortfalls, taxes, insurance, and essential operating expenses

As of June 22, 2026, physical occupancy at 1818 Park was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased. There were also 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. Net controllable availability was approximately 10.3%.

1818 Park Property Management

On November 14, 2025, the Company’s subsidiary, Block 40, LLC, engaged GCF Development, LLC under a Management Agreement dated November 14, 2025, to exclusively manage, lease, operate, and administer our property at 1818 Park. Under the agreement, the Manager will receive monthly fees starting December 1, 2025 including: (i) 5/6 of a $92,031.25 loan-guarantee fee (surviving termination while guarantees exist), (ii) $120,000 overhead/administrative fee, and (iii) $25,000 project-management fee for 18 months. All accrued fees were due and have been paid as of December 19, 2025.

We may terminate on 30 days’ notice with a 12-month break fee if within the first 24 months (no fee thereafter, but loan-guarantee fee persists). Manager may terminate on 60 days’ notice. Manager maintains required liability and E&O insurance, receives broad indemnification for good-faith acts within scope, and may assign to affiliates or successors without consent. The agreement supersedes all prior understandings, and is governed by Florida law.

EB-5 Investor Exchange Offer

As part of the July 11, 2025, acquisition of the Block 40 Entities and Hollywood Circle Capital, LLC, the Company assumed the obligations associated with EB-5 investors who collectively held Class B preferred membership interests in Block 40, LLC. These investors held preferred membership interests with accumulating preferred return features that, absent conversion or repurchase, would have continued indefinitely. The total EB-5 preferred membership interests were included in the $74.3 million contractual purchase price allocation for the transaction.

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Following the acquisition on August 28, 2025, we initiated an offer to these EB-5 investors to exchange their preferred membership interests for shares of our common stock. Participation in the exchange was voluntary. The objective of this exchange is to reduce the long-term accrual burden associated with the EB-5 preferred return structure, simplify the capital structure, and align the interests of these legacy investors with those of our common stockholders. These obligations are specific to the 1818 Park real estate transaction and are structurally distinct from the Company’s other preferred return arrangements in its private credit business.

On September 30, 2025, the Company executed an exchange agreement offering these EB-5 investors the opportunity to convert their preferred membership interests into shares of the Company’s common stock, with elections due by October 31, 2025. As of the date of this prospectus, an aggregate of 23,874,460 shares of common stock had been issued to participating investors pursuant to the EB-5 exchange agreements. Of the 89 EB-5 investors, 28 elected to participate in the exchange, and the remaining investors continue to hold their preferred membership interests in Block 40, LLC. The objective of this exchange was to eliminate the long-term accrual burden associated with the EB-5 preferred return structure, simplify the capital structure, and align the interests of legacy investors with those of the Company’s common shareholders. These obligations are specific to the 1818 Park real estate transaction and are structurally distinct from the Company’s preferred return arrangements within its private credit business.

EB-5 investors who did not elect to participate in the exchange continue to hold Class B preferred membership interests in Block 40, LLC. These interests entitle holders to a preferred return based on their unreturned capital contributions and unpaid preferred return, subject to the availability of cash and declaration by the manager, and provide priority over common membership interests with respect to distributions and liquidation proceeds. The Class B preferred membership interests do not have a stated maturity date and are not mandatorily redeemable. Redemption or liquidity events may occur upon specified contingent events, including a sale, refinancing, or dissolution of Block 40, LLC, or upon denial of the investor’s Form I-526 petition by U.S. Citizenship and Immigration Services. These preferred membership interests remain outstanding following the exchange and are structurally distinct from the Company’s preferred equity or debt instruments.

Tenant Base

The property generates rental income from both residential and commercial tenants, with residential units comprising the majority of leased space and retail, dining, office, and co-working uses contributing additional revenue. The residential portion consists of multiple unit types, with leases generally structured as fixed-term agreements that include renewal options and periodic rent escalations. As of June 22, 2026, physical occupancy was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased, and 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. The commercial component includes retail, dining, service, and food hall tenants operating under fixed-rent, percentage-of-sales, and hybrid lease structures, with agreements typically providing base rent, renewal rights, and customary landlord protections, while office and co-working areas are also available for lease to professional tenants and are expected to further contribute to revenue diversification as leasing progresses. No individual tenant represents a material portion of the property’s total rental revenue, and the tenant base is diversified across residential and commercial categories, reducing concentration risk and limiting reliance on any single tenant or use type.

The Hawthorne Acquisition

On June 5, 2026, Stewards Real Estate, LLC, a wholly owned subsidiary of the Company, entered into a Purchase and Sale Agreement with John E. Swenson Co., Inc. to acquire the real property and related tangible assets known as The Hawthorne, located at 196 Shore Road, Chatham, Massachusetts, for a purchase price of $20.0 million in cash, subject to customary prorations and adjustments.

The Hawthorne is a seasonal hospitality property located in Chatham, Massachusetts, on Cape Cod. The property operates as a boutique lodging facility and is expected to generate revenue primarily from guest room rentals. The property consists of guest accommodations, related common areas, and ancillary facilities situated on a waterfront site. The property does not currently include material food and beverage operations or other significant ancillary hospitality services. The Company believes the acquisition complements its strategy of acquiring income-producing real estate assets in attractive markets and expands its real estate portfolio into the hospitality sector.

The transaction includes the land, buildings, improvements, furniture, fixtures and equipment, transferable permits and licenses, and certain contracts relating solely to the ownership, maintenance, and operation of the property. The transaction excludes goodwill, going concern value, customer relationships, reservation systems, trade names, intellectual property, and other intangible assets associated with the operation of a hospitality business. The Company will assume certain post-closing guest-related obligations, including advance guest deposits and prepaid occupancy obligations relating to periods after closing, while the seller will retain liabilities arising prior to closing.

The Company deposited $1.0 million in earnest money in connection with the transaction. Closing is expected to occur on or about July 1, 2026, subject to satisfaction of customary closing conditions and financing requirements. Time is of the essence under the Purchase and Sale Agreement. The Company intends to account for the transaction as an asset acquisition for accounting purposes.

The Purchase and Sale Agreement provides that the acquisition is an “AS IS” transaction. The Seller made limited representations, primarily limited to its actual knowledge without independent investigation. Buyer conducted due diligence during a 60-day due diligence period that has expired, and the Buyer is proceeding on the basis that it is satisfied with its investigations.

The septic system serving the Property failed a Title V inspection. The Company has agreed to accept the Property in its current condition and to assume all obligations related to the septic system. The Seller has no obligation to repair or remediate the septic system prior to closing.

The Purchase and Sale Agreement does not contain a financing contingency. The Company expects to finance the acquisition through a combination of mortgage financing and available capital resources. There can be no assurance that the Company will obtain financing on acceptable terms, or at all.

The Seller will retain all liabilities arising from the ownership or operation of the Property prior to closing. The Company will not assume any pre-closing liabilities of the Seller except for the post-closing guest deposit obligations described above.

Strategic Integration with Private Credit Operations

The inclusion of 1818 Park in our real estate portfolio strengthens our balance sheet by adding a sizable income-producing asset that generates recurring cash flows. While the property is subject to a first-priority mortgage, both its operating performance and equity value may be considered by institutional lenders in evaluating our credit profile, which could enhance our ability to obtain or negotiate credit facilities at more favorable terms.

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The property’s tenant base is diversified across residential and commercial leases. Longer-term commercial leases provide a stable source of revenue, while the recurring turnover and renewal cycle of residential units creates opportunities to adjust pricing in line with prevailing market conditions. This diversification reduces reliance on any single tenant category and mitigates cash flow volatility.

By integrating income-generating real estate into our capital structure, we aim to improve overall capital efficiency by anchoring our balance sheet with tangible assets, providing supplemental cash flows to offset variability in merchant cash advance performance, and supporting access to competitively priced debt financing. This complementary structure aligns with our broader strategy of balancing the higher-velocity nature of private credit activities with the stability and asset backing provided by long-term real estate holdings.

Integration of Digital Asset Strategy within Real Estate

Within its Real Estate segment, the Company is assessing opportunities to apply digital-asset technologies to improve capital efficiency, transparency, and investor participation in property-backed structures. In collaboration with the Dolomite Foundation, the Company is evaluating the development of frameworks that may enable tokenized representations of ownership or participation interests in income-producing properties or related financing instruments. Such structures could, in the future, facilitate fractional participation by qualified investors, expand access to alternative funding channels, and improve secondary liquidity for certain classes of real-estate-linked assets. The Company expects these efforts to be undertaken in coordination with its valuation consultants, auditors, and existing financing counterparties to ensure consistency with prevailing accounting standards, property laws, and securities regulations. Any implementation will be subject to regulatory review and internal governance approval before deployment. As of the date of this prospectus, the Company has not deployed any digital-asset or blockchain-based technologies within its Real Estate operations and does not currently offer tokenized real estate interests or conduct transactions using such structures. Any future implementation would be undertaken on a limited and controlled basis and would be subject to ongoing evaluation, including coordination with valuation advisors, auditors, legal counsel, and existing financing counterparties, as well as compliance with applicable property laws, securities regulations, accounting standards, and internal governance approvals.

Digital-Asset Strategy within the Overall Business

The Company is evaluating potential opportunities to utilize digital-asset technologies within its existing Private Credit and Real Estate segments on a limited, exploratory, and conditional basis. These activities do not constitute a separate business line and are not currently generating revenue, liquidity, or operational benefits for the Company.

The Company’s current efforts are limited to strategic discussions and preliminary evaluations with financial technology providers, primarily the Dolomite Foundation, regarding the potential future use of digital payment, settlement, and tokenization technologies. Any such initiatives remain in the planning stage and are subject to significant technological, regulatory, accounting, operational, and market-based uncertainties.

Within its Private Credit segment, the Company is evaluating whether certain digital settlement technologies could, in the future, improve the efficiency of fund transfers among institutional capital providers, subsidiaries, and counterparties while maintaining compliance with applicable banking, securities, anti-money laundering, and other regulatory requirements. Within its Real Estate segment, the Company is evaluating whether tokenization technologies could potentially facilitate future capital formation opportunities relating to real estate ownership or participation interests.

The Company’s evaluation of these technologies is closely aligned with its strategic relationship with the Dolomite Foundation. However, as discussed under “Dolomite Strategic Agreement,” no funding has occurred, no contractual milestones have been achieved, and no digital assets have been received by the Company. Accordingly, the Company’s digital-asset initiatives remain conceptual and exploratory in nature.

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Management currently believes that, if these initiatives are pursued and the underlying contractual milestones are achieved, any meaningful implementation would likely occur over a multi-year period, potentially within approximately 24 to 36 months. This estimate is based on the anticipated time required for milestone achievement, regulatory and accounting analysis, development of internal control and custody frameworks, and operational readiness. However, there can be no assurance that any milestones will be achieved, that any digital-asset initiatives will be implemented within this timeframe, or that they will be implemented at all.

The Company does not currently view digital-asset activities as a material source of operating liquidity, revenue generation, or near-term growth. Rather, management views these initiatives as long-term strategic opportunities that may complement the Company’s existing Private Credit and Real Estate platforms if future market conditions, contractual milestones, regulatory requirements, and operational considerations permit.

Current Status of Digital-Asset Integration

The Company’s digital-asset initiatives remain in the preliminary evaluation stage. As of the date of this prospectus, the Company has not deployed digital-asset technologies within its Private Credit or Real Estate operations, does not conduct transactions using blockchain-based or tokenized instruments, does not custody digital assets, and does not generate revenue or operating cash flows from any digital-asset activities.

The Company’s digital-asset strategy is currently limited to evaluating potential future opportunities, including those contemplated under its strategic relationship with the Dolomite Foundation. As discussed under “Dolomite Strategic Agreement,” no contractual milestones have been achieved, no tranches have been funded, and the Company has not received any $DOLO tokens or realized any economic benefit under that arrangement.

Management currently believes that, if the applicable contractual milestones are achieved and all necessary regulatory, accounting, operational, and risk management requirements can be satisfied, any meaningful implementation of digital-asset technologies would likely occur over a multi-year period, potentially within approximately 24 to 36 months. However, the timing and scope of any future implementation remain highly uncertain and depend on numerous factors, including achievement of the Dolomite SPA milestone thresholds, evolving regulatory guidance, accounting and audit considerations, development and testing of internal controls and compliance procedures, cybersecurity and custody arrangements, technology partner readiness, and overall market conditions.

Accordingly, there can be no assurance that any digital-asset initiatives will be implemented within this timeframe, or at all, and investors should not view the Company’s digital-asset strategy as a source of current operating liquidity, revenue generation, or near-term financial performance.

Dolomite Strategic Agreement

On November 3, 2025, the Company entered into a Securities Purchase Agreement (the “Dolomite SPA”) with the Dolomite Foundation and a syndicate of affiliated investors. Pursuant to the agreement, the Company agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of common stock in exchange for up to $10,000,000 of consideration payable entirely in-kind through $DOLO tokens. The contemplated investment is structured in ten separate tranches of $1,000,000 each.

As of the date of this prospectus, the Dolomite SPA remains a strategic framework agreement only. No tranches have been funded, no $DOLO tokens have been received by the Company, no warrants have become exercisable, and the Company has not realized any economic benefit from the arrangement. The agreement has not provided, and is not currently providing, operating liquidity, financing capacity, revenue, or capital to either the Company’s Private Credit or Real Estate segments.

The ability of the Company to receive any consideration under the Dolomite SPA is contingent upon the achievement of a series of predefined market-based milestones. Specifically, each tranche becomes eligible for funding only after $DOLO achieves certain contractual 30-day volume weighted average price (“VWAP”) thresholds specified in the agreement. These milestones are based entirely on the market performance of $DOLO and are outside the Company’s control.

Accordingly, before the Company could receive any economic benefit under the arrangement, the following events would need to occur:

• Achievement of the applicable $DOLO 30-day VWAP milestone for a tranche;

• Verification of milestone achievement pursuant to the procedures outlined in the Dolomite SPA;

• Release of the applicable tranche of $DOLO tokens by the investors; and

• Determination by the Company that any received digital assets can be utilized, held, monetized, or otherwise deployed in compliance with applicable legal, regulatory, accounting, custody, and risk management requirements.

Because none of these milestones have been achieved as of the date of this prospectus, management currently views the Dolomite SPA as a long-term strategic initiative rather than a source of near-term capital or operational funding. Based on discussions with the Dolomite Foundation, the current development trajectory of the Dolomite ecosystem, and management’s assessment of broader digital asset market conditions, the Company believes that, if the contractual milestones are achieved at all, the earliest meaningful realization of benefits under the arrangement would likely occur over a period of approximately 24 to 36 months. This estimate reflects management’s expectations regarding the time potentially required for $DOLO to achieve the applicable 30-day VWAP thresholds, for tranche funding to occur, and for the Company to complete the regulatory, accounting, operational, custody, and internal control frameworks necessary to evaluate any future deployment of digital asset technologies. However, because the milestone triggers are based entirely on future market performance of $DOLO and other factors outside the Company’s control, there can be no assurance that any milestone will be achieved within this timeframe, or at all.

The Company believes that, if the required milestones are achieved, the arrangement could potentially support future digital asset initiatives, including the evaluation of tokenized settlement infrastructure within its Private Credit platform and potential tokenization structures relating to certain real estate investments. However, these initiatives remain in the exploratory stage and are not currently operational.

Management currently estimates that any potential realization of benefits under the Dolomite SPA, if achieved at all, would likely occur over a multi-year horizon. While management believes the relevant milestones could potentially be achieved within approximately 24 to 36 months based on the future development of the Dolomite ecosystem and broader digital asset markets, there can be no assurance that any milestone will be achieved, that any tranche will be funded, or that the Company will ultimately receive any economic benefit under the arrangement.

In addition, any future utilization of digital assets received pursuant to the Dolomite SPA would remain subject to significant additional prerequisites, including regulatory compliance considerations, establishment of appropriate accounting policies, implementation of internal controls over digital assets, development of institutional-grade custody arrangements, and satisfaction of cybersecurity and risk management requirements.

Accordingly, investors should not view the Dolomite SPA as a committed financing facility, a source of operating liquidity, or a currently active business initiative. At present, the arrangement represents a strategic option that may enable future digital asset initiatives if the contractual milestones are achieved and all required operational, regulatory, and governance conditions are satisfied.

In summary, investors should understand that the Dolomite SPA is currently a strategic framework agreement only. No funding has occurred, no milestones have been achieved, no digital assets have been received by the Company, and management does not expect the arrangement to have a material impact on operations, liquidity, or financial performance in the near term. Any potential economic or operational benefit would be contingent upon the achievement of multiple contractual milestones and would likely not be realized, if at all, for approximately 24 to 36 months.

The material terms of the Dolomite Strategic Agreement are as follows:

Parties; instruments; aggregate amount and consideration.

On November 3, 2025, we entered into a Securities Purchase Agreement (the “SPA”) with the Dolomite Foundation. We agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of our common stock at an exercise price of $0.0001 per share. The economic value per warrant share is $4.08, based on the 30-trading-day VWAP of our common stock from September 19–October 30, 2025. The SPA contemplates an aggregate $10,000,000 investment, payable in $DOLO tokens as in-kind consideration, structured in ten equal $1,000,000 tranches to be released only upon satisfaction of milestone conditions. We do not expect to receive cash proceeds under this structure.

Milestones and cancellation.

Each $1,000,000 tranche becomes exercisable only upon achievement of specified $DOLO 30-day VWAP milestones; unissued tranches are cancellable if $DOLO’s 30-day VWAP falls below $0.01.

The applicable milestone thresholds are as follows:

Tranche	Required $DOLO 30-Day VWAP
1	$0.10
2	$0.20
3	$0.30
4	$0.40
5	$0.50
6	$0.60
7	$0.70
8	$0.80
9	$0.90
10	$1.00

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For purposes of determining whether a milestone has been achieved, “VWAP” means the volume-weighted average price over 30 consecutive trading days. For $DOLO tokens, VWAP is determined based on trading data reported on Coinbase or, if unavailable, another reputable digital asset exchange mutually agreed by the parties. The Company and the Lead Investor are required to mutually verify achievement of each VWAP milestone within five business days following the applicable measurement period.

Unissued tranches are subject to cancellation if the 30-day VWAP of $DOLO falls below $0.01. As of the most recent practicable date, no tranches have been exercised and no $DOLO tokens have been released.

These milestone provisions are contractual in nature and subject to the significant contingencies and uncertainties described above, including regulatory, accounting, internal-control and cybersecurity considerations, and do not reflect a current or near-term operational plan.

Monetization or transfer of $DOLO.

Any $DOLO tokens, if released, will be retained solely for limited, non-operational evaluation of digital-asset infrastructure and will not be used for operating liquidity or to fund our Private Credit or Real Estate segments. We have no current intention to monetize tokens; any future disposition, if considered, would be solely to manage exposure, non-programmatic, immaterial, and subject to internal controls and approvals. Shares issued upon any exercise of the pre-funded warrants are subject to a 12-month lock-up.

Valuation of $DOLO.

For purposes of determining whether tranche milestone conditions have been satisfied, the Company uses the 30-day VWAP methodology described above based on publicly available market trading data from Coinbase or another mutually agreed exchange. If any tokens are received, the Company will subsequently measure such tokens at fair value at each reporting date using quoted prices in the principal market, consistent with applicable U.S. GAAP.

Balance-sheet exposure condition

The SPA limits potential exposure through (i) price-based tranche gating, (ii) cancellation of unissued tranches below a $0.01 30-day VWAP, and (iii) the current status that no tokens have been released. We do not maintain and have no present plan to adopt a $DOLO treasury strategy; the percentage of our treasury we intend to invest in $DOLO during the next twelve months is 0%. We do not maintain a hedging program for $DOLO and have no intention to establish one.

Custody of $DOLO.

If tokens are released, they will be held in a dedicated, jointly controlled 3-of-4 multi-signature wallet on Arbitrum One (two Company signatories; two investor signatories). Our key material is maintained offline (cold), and the on-chain structure programmatically segregates assets. We do not currently maintain separate insurance for digital-asset loss. Subject to asset support and diligence, we may transition to a reputable qualified custodian (e.g., BitGo or Coinbase) for cold-storage custody and on-chain segregation, subject to Board approval and satisfactory contractual terms. As of the date of this prospectus, both Coinbase and BitGo support custody infrastructure for $DOLO.

Term and termination.

The SPA remains outstanding until tranches are exercised or cancelled under the milestone and cancellation mechanics described above. Shares issued upon exercise are subject to the 12-month lock-up noted above.

Status as of the most recent practicable date.

No tranches have been exercised, no $DOLO tokens have been released, and we do not expect cash proceeds under the SPA.

Further Clarification on Digital asset custody Arrangements

Digital-Asset Custody — $DOLO (pre-release and post-release).

As of the date of this prospectus, no tranches have been exercised and no $DOLO tokens have been released under the SPA. Prior to satisfaction of the VWAP milestones and the exercise of the pre-funded warrants, any $DOLO reserved for potential delivery under the SPA will be held in a jointly-controlled, 3-of-4 multi-signature wallet on Arbitrum One and will not be available to the Company. This escrow-style arrangement reflects that the tokens are not released to us unless and until the applicable conditions are met. The multi-signature wallet will be implemented using a widely used multi-sig framework (e.g., a Gnosis Safe) or an institutional MPC wallet solution (e.g., Fireblocks or Fordefi). All Company-controlled private keys will be kept 100% in cold storage, and we will not operate any Company hot wallets for $DOLO under this arrangement. Tokens associated with the SPA are programmatically segregated on-chain in addresses dedicated to this arrangement. There is no commercial insurance policy currently available for this pre-release arrangement, which we believe provides an appropriate level of security until and unless any tokens are released upon milestone achievement and warrant exercise.

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If and when any $DOLO is released to the Company upon milestone satisfaction and warrant exercise, we intend to transfer such tokens to an appropriate third-party qualified custodian (for example, Coinbase or BitGo). As of the date of this prospectus, both Coinbase and BitGo support custody infrastructure for $DOLO. As of the date of this Registration Statement, $DOLO (an ERC-20 token primarily on Arbitrum One and compatible networks) is supported for custody by leading institutional-grade custodians, including Coinbase Custody and BitGo. Support for ERC-20 tokens of this type is standard among qualified digital-asset custodians, including through institutional MPC wallets. If suitable third-party custodial support is not available, the released tokens will be held in a Company-controlled institutional MPC wallet (e.g., Fireblocks or Fordefi). Third-party custodial storage profiles (including cold-storage percentages), segregation terms, and any available insurance coverage will depend on the custodian’s offerings at the time; as of the date of this prospectus we have not executed a third-party custody agreement for $DOLO. Upon execution of any such agreement, we will disclose the material terms (including segregation, storage profile, and any insurance) and file the agreement as an exhibit to this registration statement to the extent required by Item 601 of Regulation S-K.

Due to the nature of $DOLO and current market infrastructure, it may be the case that a third-party custodian with specific $DOLO insurance is unavailable; likewise, institutional MPC wallet arrangements typically do not carry separate third-party insurance. Consistent with our overall digital-asset posture, any tokens, if released, will not be used for operating liquidity or to fund our Private Credit or Real Estate segments. The Company does not currently hold or custody any $DOLO tokens.

Status of Warrant Tranches and Exercise Mechanics

As of the date of this prospectus, none of the pre-funded warrant tranches issued pursuant to the Dolomite SPA have become exercisable, as the initial $DOLO 30-day volume weighted average price (“VWAP”) milestone required for tranche eligibility has not been achieved. Accordingly, no warrants have been exercised, no $DOLO tokens have been released to the Company, and the Company has not received any consideration or realized any economic benefit under the arrangement.

Each tranche of warrants becomes eligible for exercise only upon achievement of the applicable contractual milestone, consisting primarily of specified $DOLO 30-day VWAP thresholds. These milestones are based entirely on the future market performance of $DOLO and are outside the Company’s control. Following satisfaction of a milestone, the applicable tranche may become exercisable only at the election of the warrant holder and upon delivery of a valid exercise notice in accordance with the terms of the warrant agreement. Exercise is therefore neither automatic nor guaranteed.

Management currently believes that, if the applicable milestones are achieved at all, achievement would likely occur over a multi-year period, potentially within approximately 24 to 36 months. However, there can be no assurance that any milestone will be achieved within this timeframe, or at all.

In addition, any potential economic benefit associated with future tranche exercises remains subject to significant uncertainties, including regulatory considerations, accounting and financial reporting requirements, establishment of appropriate internal control and compliance frameworks, cybersecurity and custody arrangements, and broader digital asset market conditions. As a result, the warrant tranches should not be viewed as a source of current operating liquidity, financing, or near-term capital resources.

If the applicable milestone conditions for a tranche are not satisfied, such tranche will not become exercisable and may be subject to expiration or cancellation in accordance with the terms of the warrant agreement.

Creation and Supply of $DOLO

Overview and total supply.

  $DOLO is the native governance token of the Dolomite protocol. On April 24 , 2025, the protocol generated the full, fixed supply of 1,000,000,000 $DOLO at its token generation event (“TGE”). We are not the issuer of $DOLO and do not control Dolomite’s supply, tokenomics, governance, or release schedules, which are determined solely by the Dolomite protocol’s governance framework.

  Market capitalization (most recent practicable date).

As of June 26, 2026, CoinGecko reported an indicative market capitalization for $DOLO of approximately $11.31 million, based on a circulating supply of approximately 489.3 million tokens. Market capitalization and circulating supply data are derived from publicly available information and are subject to change based on market conditions, trading activity, and updates to token supply information.

  Initial distribution ratios and release/vesting schedule.

  At TGE, the entire 1,000,000,000-token supply was allocated as follows (categories subject to protocol-controlled release/vesting; we do not control these schedules):

  - Community (airdrop programs, oDOLO emissions, protocol-owned liquidity, ecosystem incentives): 50.75%

- Core Team: 20.21% — 3-year vesting with a 1-year cliff

- Foundation: 10.65%

- Investors: 15.18% — ~1.39% vests over 12 months; ~13.79% vests over 3 years with a 1-year cliff

- Service Providers: 3.00%

- Advisors: 0.21% — 2–3-year vesting with a 1-year cliff

  At TGE, approximately 326,650,000 DOLO and 79,050,000 veDOLO entered circulation (together, ~405.7 million tokens, ~40.5% of total supply). For clarity, some third-party references include locked veDOLO within “circulating” tallies because veDOLO positions are minted at TGE; veDOLO is a governance position distinct from freely transferable DOLO.

  Governance of the protocol (veDOLO, not plain DOLO).

  Governance of the Dolomite protocol is conducted by veDOLO holders (vote-escrowed DOLO), not by plain DOLO holders. veDOLO is obtained by locking DOLO for a specified duration; governance voting weight scales with lock duration under Dolomite’s published governance process (discussion, temperature check, quarterly proposal bundle, on-chain vote). We do not participate in or control Dolomite governance.

  Staking / locking mechanics (veDOLO & oDOLO); unbonding and rewards.

- veDOLO (vote-escrowed DOLO): Users obtain veDOLO by locking DOLO for up to two (2) years. Longer locks confer greater governance voting weight and may confer enhanced liquidity-mining rewards if activated by the DAO. veDOLO positions are represented as transferable NFTs that can be merged or split.

- Early exit: Users may exit a veDOLO position early by paying (i) a fixed 5% burn fee and (ii) a recoup fee that starts at 50% for a two-year lock and decays linearly to 0% as the lock matures.

- Protocol fee sharing (if activated): If approved and activated by the DAO, veDOLO holders may receive a share of protocol-generated fees; any such distributions are governed by the DAO and are outside our control.

- oDOLO (Option DOLO): oDOLO is distributed weekly to active liquidity providers. To convert oDOLO into veDOLO, users pair oDOLO 1:1 with DOLO and lock; the discount ranges from ~5% for a 1-week lock to ~50% for a 2-year lock.

- Company posture: We do not stake $DOLO, do not participate in protocol incentive programs, and do not earn staking- or yield-based returns from $DOLO.

  Transfers, networks, gas and markets.

Transfers of $DOLO across supported blockchain networks require the payment of network transaction fees (“gas fees”), which vary depending on the blockchain used, prevailing network conditions, and transaction requirements, and may increase in connection with transfers across multiple blockchains. Within the Dolomite protocol, $DOLO is generally used for governance and other protocol-related activities, including facilitating liquidity and ecosystem incentives. As described in the risk factors relating to digital-asset custody, market structure and related risks, transactions in $DOLO may be subject to variability in execution costs, network congestion and other operational considerations inherent to blockchain-based systems. The Company does not currently utilize $DOLO in its operations and does not rely on $DOLO transfers for any business activities. Accordingly, the Company does not currently expect that any transaction-related costs associated with $DOLO, if applicable, would be material to its liquidity, financial condition or results of operations, and this disclosure is provided solely to describe certain general characteristics of $DOLO.

Important notes and disclaimers.

We are not the issuer of $DOLO and do not control its supply, release schedules, governance or incentive mechanics. All tokenomics—including allocations, veDOLO/oDOLO parameters, and any fee-sharing—are determined by Dolomite governance and smart contracts outside our control. Third-party market data (including “circulating” definitions, market capitalization, and venue listings) are subject to change and may differ across sources.

The Dolomite Foundation and Digital Asset Strategy

The Dolomite Foundation is a Cayman Islands foundation company established to support the development, governance, and ecosystem growth of the Dolomite protocol. The Foundation operates independently and is not a subsidiary of the Company. There are no shared directors, officers, or controlling persons between the Company and the Dolomite Foundation. In connection with the Company’s digital asset initiatives, the Dolomite Foundation serves as a strategic technology and ecosystem partner. Its role is limited to providing technical documentation and infrastructure support to enable the Company to evaluate the interfacing of its systems with the Dolomite protocol’s open source smart contract framework. The Foundation does not manage, operate, or deploy digital asset activities on behalf of the Company.

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Relationship Between the Dolomite Foundation and $DOLO Tokens

The Dolomite Foundation’s relationship to $DOLO tokens is limited to ecosystem stewardship. At the inception of the protocol, the Foundation was allocated approximately 9.65 percent of the total $DOLO supply, which is held in a restricted ecosystem treasury. These tokens may be used by the Foundation, at its discretion, to support protocol development initiatives, community incentives, and security related activities. The Company does not have any ownership interest in, claim to, or control over the Dolomite Foundation’s $DOLO holdings and does not receive $DOLO tokens from the Foundation for operational or financing purposes. References to $DOLO in this prospectus relate solely to its use as in kind consideration under the Dolomite Securities Purchase Agreement and to the Company’s evaluation of potential technology integrations, and not to any digital assets issued, held, or controlled by the Company.

Recent Developments on Financing Strategy

On November 16, 2025, following a comprehensive review of financing alternatives, our Board of Directors ratified the continued use of: (i) the Series A Preferred Stock facility (up to 81,250,000 shares at $0.25 per share, ~$2.5–$3.0 million remaining); and (ii) the $100 million Loan Agreement with Stewards International (8.0% interest, warrants at $0.76/share). The Board determined these are the only viable funding sources currently available. The Board concluded that continued reliance on affiliate financing is necessary to fund operations and growth. Management was directed to cease Series A issuances upon full authorization and to pursue the Loan Agreement only until superior third-party terms are secured.

No external financing alternatives were identified despite active exploration. The company’s bridge raise in 2024 raised $4.3 million but short of the $6 million needed at the time and the offering amounts raised were matched dollar-for-dollar by affiliates of the company. The company could not reach an acceptable agreement for a larger raise with investment bank backing. The company continues to seek the best forms of financing available to it, and lacking available alternatives, plans to use the current financing sources described above.

Revenue Model and Distribution by Offering

We generate revenue through two primary business lines: (i) merchant cash advances and related financing solutions for small and medium-sized businesses, and (ii) real estate activities, including the leasing of residential and commercial spaces and the potential sale of condominium units . For each of these offerings, our revenue model is defined by the contractual terms of our agreements, and our ability to reach customers and counterparties is supported by a mix of direct marketing, referral networks, broker relationships, and strategic partnerships. The following provides a detailed description of how we generate revenue, the types of agreements that govern these activities, our distribution methods, and the degree of customer concentration associated with each line of business.

Merchant Cash Advances (MCAs)

•         Revenue Model: We generate revenue from MCAs primarily through factor rates applied to the purchase of future receipts. These receipts are remitted by merchants via daily or weekly automated debits until the purchased amount is satisfied.

•         Related Agreements: Each MCA is documented by a standardized purchase and sale agreement, which sets forth the advance amount, purchased receipts amount, remittance schedule, and factor rate. In Direct Funding MCA transactions, we may also act as servicer under master participation agreements, earning servicing fees, retained participations, and profit allocations. Master participation agreements generally provide that we manage collections and distribute remittances, with servicing compensation paid on a priority basis.

•         Distribution: Applications are sourced through direct marketing, referrals, industry partnerships, and independent sales organizations (ISOs). ISOs submit merchant applications under broker agreements, which typically provide for referral compensation based on funded amounts.

•         Customer Dependence: Our MCA activities are diversified across a large number of small and medium-sized businesses. We are not dependent on any single merchant or a small group of merchants, and no individual customer accounts for a material portion of our MCA revenues.

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Real Estate Activities

•         Revenue Model: Our real estate strategy contemplates generating revenue from both (i) recurring rental income from residential and commercial leases and (ii) the marketing and sale of condominium units. At present, our revenues are derived exclusively from rental income, which is generated under tenant lease agreements providing for monthly rental payments, security deposits, and customary landlord protections. While the marketing and sale of condominium units remain part of our long-term strategy, no condominium sales have been completed to date, and no revenue has been recognized from condominium transactions.

•         Related Agreements: Leasing revenue is governed by lease agreements that specify rental rates, term lengths, renewal options, and maintenance obligations. In the future, condominium sales will be documented through purchase and sale agreements that define purchase price, deposit requirements, and closing conditions.

•         Distribution: We market rental opportunities through broker networks, digital and traditional advertising campaigns, referral programs, and on-site promotional activities directed at potential tenants. In anticipation of future condominium sales, we also maintain marketing infrastructure that can be extended to prospective buyers. In certain cases, we establish relationships with co-investors and developers through joint ventures or co-investment agreements to support property development and positioning.

•         Customer Dependence: While real estate revenues are inherently more concentrated by project than our MCA activities, we maintain a diversified base of tenants across properties, which reduces reliance on any single tenant. We are not dependent on any single tenant, buyer, or co-investor for our real estate activities.

Distribution

Our financing solutions are marketed and distributed through both direct channels and independent sales organizations (ISOs). A significant percentage of our MCA deal flow is sourced through ISOs, who submit merchant applications to us under broker agreements. The broker agreement governs the key terms of the relationship between the ISO and the funder. The key terms of the agreement include commission structures, exclusivity and lead ownership and confidentiality. ISO’s are paid a commission for referring a deal and are often fully involved in closing the deal with the merchant. The ISO is only paid the commission once the deal is funded.

We also acquire customers directly through online marketing, referrals, and industry partnerships. We are not dependent on any single customer or a small group of customers for our financing or real estate activities. Our customer base is diversified across a wide range of merchants, developers, and investment partners, which reduces concentration risk and limits dependence on any individual relationship.

Our real estate activities currently generate revenue solely from the leasing of residential and commercial spaces within our projects. Leasing revenue is supported by marketing efforts directed at potential tenants, which may include broker networks, digital and traditional advertising, referral programs, and on-site promotional campaigns. While our long-term real estate strategy also contemplates revenue from the marketing and sale of condominium units, no such sales have yet occurred. Compared to our MCA distribution network, real estate revenues are more concentrated by project, but we maintain a diversified base of tenants across properties, which reduces reliance on any single party.

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Potential Implications of Controlled Company Status

We have a multi-class voting structure under which our Founders, Vincent Napolitano, Shaun Quin, and Glen Steward, through a Voting Agreement dated August 25, 2025, governing 10,000,000 shares of Series B Preferred Stock held by Forfront Capital, LLC, collectively control the majority of the voting power of the Company. Each share of Series B Preferred Stock is entitled to 50 votes on any matter submitted to shareholders, while each share of common stock is entitled to one vote. As a result, we would qualify as a “controlled company” under the rules of a national securities exchange or other eligible market if our common stock were to be become listed or quoted on such market and applicable ownership thresholds are satisfied. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market.

As of the date of this prospectus, the Founders and affiliates collectively control approximately 87% of the total voting power of the Company. To maintain this level of voting control, the Original Board Members would need to retain voting power over all 10,000,000 outstanding shares of Series B Preferred Stock, assuming no additional shares are issued or converted.

In addition to the Voting Agreement, the Company's President holds an irrevocable proxy to vote the Series B shares in accordance with the Original Board Members’ direction. The irrevocable proxy and Voting Agreement are effective for 15 years (with the ability to extend) and terminate only upon mutual agreement, no outstanding Series B shares, or the dissolution of the Company. This structure effectively gives the Original Board Members perpetual voting control unless the proxy is revoked or the shares are converted or sold in a manner that terminates the agreement.

Conversion of Series B Preferred Stock into common stock is optional after five years from issuance and is not mandatory unless otherwise agreed by the holder. Upon conversion, each share of Series B Preferred Stock converts on a one-for-one basis into common stock, resulting in dilution to existing common stockholders due to the issuance of new common shares, which increases the total number of outstanding common shares and reduces the proportional ownership of existing common stockholders. Additionally, the converted shares will carry only one vote each instead of 50 votes, which reduces the voting power previously associated with the Series B Preferred Stock. There are no mandatory conversion provisions upon transfer, death of a holder, or intra-family transfers; the high-vote rights remain with the shares unless converted at the holder’s option after the five-year period. There are no sunset provisions that automatically terminate or reduce the high-vote rights over time.

Our Original Board Members will have the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Under the rules of certain national securities exchanges, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company may qualify as a “controlled company” and would be permitted to elect to rely on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•  the requirement that a majority of the board of directors consisting of independent directors;

•  the requirement that a listed company having a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•  the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•  the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee;

On the other hand, a controlled company must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors. If we are ever deemed a “controlled company,” we would be permitted to elect not to comply with certain corporate governance requirements. Although we would be eligible to rely on these exemptions, we would not intend to do so, even if we are deemed a controlled company.

We have appointed independent directors (Zachary Graeve, Wael Barsoum and John Bode) and established fully independent committees to ensure robust oversight and enhanced protections for our shareholders. Separately, the Board has approved and implemented a new leadership structure and Board composition pursuant to a Transition and Separation Agreement with Vincent Napolitano. Under these actions, Vincent Napolitano has transitioned from Chief Executive Officer to Chairman Emeritus, Glen Steward has assumed the role of Chairman of the Board, and Shaun Quin has assumed the role of Chief Executive Officer while continuing to serve as a Director. Vaughan Korte (Chief Operating Officer), Katy Murless (Chief Financial Officer), and Scott McGowan (Chief Marketing Officer) continue to serve in their respective executive roles.

Wael Barsoum will continue his role as an Independent Director and Chair of the Compensation Committee, Zachary Graeve will continue his role as an Independent Director and Chair of the Nominating and Corporate Governance Committee, and John Bode will continue his role as an Independent Director and Chair of the Audit Committee. Following the leadership transition and Mr. Napolitano’s resignation from the Board, the Board functions as a majority-independent board.

However, we may elect to rely on available controlled company exemptions in the future if applicable, and if we do, shareholders may not have the same protections afforded to shareholders of companies subject to all corporate governance requirements applicable to non-controlled companies. See “Risk Factors – Our potential controlled company status and the concentration of voting power among our Founders could limit your ability to influence corporate matters” and “Description of Capital Stock” for a more detailed discussion of the corporate governance exemptions available to us as a controlled company and our current intention not to rely on any of these exemptions.

Name Change

On August 7, 2025, the Board of Directors and a majority of shareholders of the Company approved a change in the name of the Company from Favo Capital Inc. to Stewards, Inc. On November 14, 2025, the Company’s previously announced corporate actions became effective, including its change of name from Favo Capital, Inc. to Stewards, Inc. and the corresponding change of its trading symbol from “FAVO” to “SWRD.”

Reverse Stock Split

On August 7, 2025, our board and a majority of our shareholders approved a reverse stock split within the range of 1-for-2 to 1-for-100 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio in connection with the reverse stock split. On November 6, 2025, however, the Company’s board of directors resolved to abandon the reverse stock split. As such, the Company withdrew its application for a reverse stock split with FINRA.

Summary Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in the “Risk Factors” section beginning on page 41  before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and/or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

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Risks Related to Our Financial Condition

•	We have a history of losses, and we may be unable to achieve profitability.

•	There is no guarantee that cash flow from operations and/or debt and equity financings will provide sufficient capital to meet our expansion goals, working capital needs or fund our operations.

•	We have substantial debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

•	Because we have a limited operating history, you may not be able to accurately evaluate our operations.

•	As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

Risks Related to Our Private Credit Business and Industry

•         Our growth may not be sustainable and depends on our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers.

•         We are subject to risks relating to the availability of capital to fund SMB customers, the ability of our customers to generate sales to remit receipts, general macroeconomic conditions, legal and regulatory risks and the risk of fraud.

•         Merchant cash advance businesses have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions.

•         If merchants provide information to us that is incorrect or fraudulent, we may misjudge a merchant’s qualification to receive a cash advance and as a result, their operating results as well as ours may be harmed.

•         An increase in customer defaults rates may reduce overall profitability.

•         Provision for credit losses is determined based upon both objective and subjective factors and may not be adequate to absorb losses. Merchants may fail to deliver cash advanced income in full.

•         Investors have risks from inflation and from deflation.

•         Merchant cash advance businesses may be unable to collect cash advance income on the cash advances made to customers.

•         We may not be able to successfully implement our growth strategy on a timely basis or at all.

•         The merchant cash advance industry is not currently pervasively regulated, however, future regulations or in the way future regulations are applied to the merchant cash advance industry could adversely affect our business.

•         Determination by a legislative or judicial body that a cash advance is a loan, rather than a purchase of future receipts, will adversely affect the merchant cash advance business and Company's business.

•         Many of our specialty finance investment transactions involve borrowers about which little, if any, information is publicly available, which may impair our ability to identify borrowers able to repay our advances and adversely affect the price of our publicly traded securities.

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•         Failure to continue to innovate and respond to evolving technological changes may reduce demand for cash advances.

•         Due diligence in merchant cash advance transactions is not as stringent as that of traditional loans, which presents a greater risk of fraud and inaccurate valuations.

•         Our growth strategy involves building on our success in financial solutions, which may present risks and challenges that we have not yet experienced.

•         The markets in which we participate are highly competitive. We may not be able to compete successfully against current and future competitors.

•         The impact of worldwide economic conditions such as inflation and changes in interest rates, including the resulting effect on the operations of and spending by SMBs and on consumer spending, may adversely affect our business, operating results and financial condition.

•         Our business could be harmed if we fail to manage our growth effectively and efficiently.

•         Our brand is integral to our success. If we fail to effectively maintain, promote and enhance our brand, our business and competitive position may be harmed.

•         Our growth depends in part on the success of our strategic relationships with third parties.

•         Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches, including internal security failures, could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

•         System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of our platform could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

•         Interruptions or other issues in the proper functioning of or upgrades to our information technology systems could cause disruption to our operations.

•         We store personal and other information of our partners, our customers and their consumers and our employees. If the security of this information is compromised or is otherwise accessed without authorization or is perceived to be compromised or accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

•         Significant increases in the cost or decreases in the availability of the insurance we maintain could adversely impact our financial condition.

•         Because we are a “Smaller Reporting Company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less company information than they would receive from a public company that is not a Smaller Reporting Company.

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•         Our reliance on syndication partners and contractual arrangements for funding MCAs exposes us to risks if such partners reduce participation, fail to perform, or terminate agreements

•         Our dependence on ISOs and other third-party distribution partners for a significant portion of originations subjects us to risks relating to partner performance, regulatory compliance, customer quality, and potential concentration of deal flow.

•            Our use of AI, machine learning, and automated tools, together with reliance on third-party data providers, exposes us to risks involving accuracy, operational continuity, data security, and regulatory scrutiny, any of which could materially affect our ability to underwrite, detect fraud, and manage credit risk.

•            Our debt financing arrangement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) increases our fixed debt obligations and may result in shareholder dilution upon the future exercise of associated warrants.

Risks Related to Our Real Estate Business and Industry

•         Because we have limited operating history in real estate relative to more established participants, we may face challenges in executing and scaling our strategy, which could materially and adversely affect our results.

•         Because repositioning, redevelopment, or execution of our real estate investment strategy may involve construction risk, leasing challenges, regulatory delays, or cost overruns, we may not achieve anticipated returns, and our results of operations and financial condition could be materially and adversely affected.

•         Because the value of our properties securing mortgage loans may decline due to market conditions, operational performance, or other factors, the collateral may not be sufficient to repay the indebtedness in the event of a foreclosure or forced sale, which could materially and adversely affect our financial condition and results of operations.

•         Because our ability to grow our real estate portfolio depends on sourcing and successfully closing attractive acquisitions on favorable terms, any inability to identify, negotiate, or complete acquisitions in a timely manner, or at expected values, could adversely affect our growth strategy and financial results.

•         Because our real estate portfolio is concentrated in select geographic markets, our operating results are subject to local economic conditions, regulatory environments, and real estate market trends in those areas, and adverse developments in these markets could disproportionately affect our performance and financial results.

•         We face competition from established real estate owners, operators, and developers with greater resources, market presence, and operating experience, which may limit our ability to source acquisitions, attract tenants, achieve favorable lease terms, or realize our business objectives.

•         The valuation of our real estate assets is inherently uncertain and may not accurately reflect the prices we could realize upon sale or refinancing, which could result in material differences between reported values and actual transaction outcomes.

•         Market rents and real estate sales prices are subject to fluctuations driven by local supply and demand dynamics, interest rate environments, capital market conditions, and broader economic cycles, and such volatility could materially impact our rental income, asset valuations, and the proceeds we realize upon a sale or refinancing.

•         Our real estate revenues depend on our ability to successfully attract condominium buyers and tenants through broker networks, advertising campaigns, referrals, and promotional efforts, and any failure or increased cost in executing these strategies could materially impact sales velocity, occupancy rates, and pricing power.

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Risks Related to 1818 Park

•         We may be unable to obtain an extension or refinancing of the matured mortgage loan on 1818 Park, which could result in foreclosure and loss of the property.

•         Our exposure to floating interest rates increases our sensitivity to changes in market rates, and rising interest rates could significantly increase our debt service costs, reduce cash flow, and adversely affect our financial condition.

•         Our ability to generate rental income depends on maintaining high occupancy levels and stable tenant performance, and any decline in occupancy, increased lease turnover, or tenant defaults could reduce cash flows and adversely affect our financial condition.

•         A significant portion of our rental income is derived from a limited number of tenants, and if these tenants experience financial difficulties, default on their leases, or choose not to renew, our revenues could be materially and adversely affected.

•         Our financial performance is heavily influenced by local market conditions and broader economic trends, and adverse changes in employment levels, consumer demand, interest rates, or the supply of competitive properties could materially and adversely affect occupancy rates, rental income, and property values.

•         We may require additional capital to support operations, fund improvements, or meet debt service obligations, and if we are unable to generate sufficient cash flow from the property or access financing on favorable terms, our liquidity could be constrained, forcing us to defer capital projects, seek dilutive equity, or dispose of assets under unfavorable conditions.

•         Our ownership and operation of 1818 Park exposes us to property-specific risks, including physical condition issues, unanticipated capital expenditures, changes in local market demand, competition from nearby properties, and compliance with zoning, building, and environmental regulations, any of which could increase costs, reduce occupancy, or adversely affect the value and cash flow of the property.

•         Integration of 1818 Park into our broader company operations may present challenges, including aligning property management systems, financial reporting, compliance controls, and strategic priorities, which could increase costs, divert management attention, or limit our ability to realize expected synergies.

•         Our acquisition of 1818 Park through a stock-for-liabilities transaction and the subsequent exchange of EB-5 investor interests for equity expose us to risks related to leverage, dilution, regulatory oversight, and investor relations.

•         Because we have limited operating history in real estate relative to more established participants, we may face challenges in executing and scaling our strategy, which could materially and adversely affect our results.

•         Because repositioning, redevelopment, or execution of our real estate investment strategy may involve construction risk, leasing challenges, regulatory delays, or cost overruns, we may not achieve anticipated returns, and our results of operations and financial condition could be materially and adversely affected.

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•        Because the value of our properties securing mortgage loans may decline due to market conditions, operational performance, or other factors, the collateral may not be sufficient to repay the indebtedness in the event of a foreclosure or forced sale, which could materially and adversely affect our financial condition and results of operations.

•        Because our ability to grow our real estate portfolio depends on sourcing and successfully closing attractive acquisitions on favorable terms, any inability to identify, negotiate, or complete acquisitions in a timely manner, or at expected values, could adversely affect our growth strategy and financial results.

•        Because our real estate portfolio is concentrated in select geographic markets, our operating results are subject to local economic conditions, regulatory environments, and real estate market trends in those areas, and adverse developments in these markets could disproportionately affect our performance and financial results.

•        We face competition from established real estate owners, operators, and developers with greater resources, market presence, and operating experience, which may limit our ability to source acquisitions, attract tenants, achieve favorable lease terms, or realize our business objectives.

•        The valuation of our real estate assets is inherently uncertain and may not accurately reflect the prices we could realize upon sale or refinancing, which could result in material differences between reported values and actual transaction outcomes.

•        Market rents and real estate sales prices are subject to fluctuations driven by local supply and demand dynamics, interest rate environments, capital market conditions, and broader economic cycles, and such volatility could materially impact our rental income, asset valuations, and the proceeds we realize upon a sale or refinancing.

•        Our real estate revenues depend on our ability to successfully attract condominium buyers and tenants through broker networks, advertising campaigns, referrals, and promotional efforts, and any failure or increased cost in executing these strategies could materially impact sales velocity, occupancy rates, and pricing power.

Risks Related to the Dolomite Transaction and the Company’s Digital-Asset Activities

•        The Company’s recent transaction involving digital tokens presents unique risks, including volatility, valuation uncertainty, and evolving regulatory treatment.

•        Should the Company receive consideration under the Securities Purchase Agreement are tied to the market value of a single digital token, significant volatility in the $DOLO token price could lead to unpredictable funding levels, valuation changes, and potential tax or liquidity impacts that may adversely affect the Company’s financial condition.

•        Tokens that may be issued under the SPA would be subject to contractual, market, and regulatory restrictions that may delay or prevent their conversion into cash or other usable assets, constraining the Company’s ability to fund operations, repay obligations, or deploy capital in accordance with its strategic objectives.

•        Because digital-asset custody depends on emerging technologies and valuation relies on prices from non-regulated markets, the Company may encounter risks related to loss, misstatement, or differing interpretations of applicable accounting standards, which could lead to delays, restatements, or increased audit scrutiny.

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•        As regulatory expectations evolve and public scrutiny of digital-asset participation increases, the Company’s association with token-based financing and blockchain initiatives may result in heightened compliance review, delays in listing approval, or negative investor perception, any of which could impact access to capital and market valuation.

•        Because any future delivery and custody of tokens under the Securities Purchase Agreement depend on the performance and reliability of the Dolomite Foundation and its designated escrow agents, any operational failure, insolvency, or breach by those parties could result in delayed funding, loss of tokens, or limited ability to enforce contractual rights.

•        Changes in tax or financial-reporting treatment of digital-asset transactions could increase the Company’s tax liabilities, create reporting mismatches, or require restatements.

•        If the Company receives digital assets in the future, failures, vulnerabilities, or cyberattacks affecting blockchain networks or custody systems could result in loss, impairment, or misstatement of such assets.

•        If the Company receives token holdings under the Securities Purchase Agreement that are limited to $DOLO, a single digital asset issued by a third-party platform, adverse movements in the digital-asset market or unfavorable regulatory developments affecting similar tokens could have a disproportionate impact on the Company’s liquidity, valuation, and overall financial condition.

•        Changes in accounting or classification standards for digital assets could require the Company to revise its financial reporting, resulting in restatements or compliance costs.

•     Digital-asset custody exposes us to counterparty insolvency and bankruptcy risk; if a custodian becomes insolvent, our access to, or recovery of, any $DOLO could be delayed, limited or lost.

Risks unique to $DOLO and other digital assets that may be received under the Dolomite SPA

•         Protocol and DAO governance risk (veDOLO).

•         Token supply, unlock, and concentration risk.

•         Cross-chain and bridge risk.

•         Smart-contract and network-level risk (gas, congestion, forks).

•         Market-structure and liquidity risk.

•         Regulatory and enforcement uncertainty.

•         Fair-value measurement and accounting/tax developments.

•         Custody and insurance limitations.

Risks Related to Acquisitions

•	We have in the past made, and in the future may make, acquisitions and investments that could divert management’s attention, result in operating difficulties and dilution to our shareholders and otherwise disrupt our operations and adversely affect our business, operating results or financial position.

•	Businesses we acquire may not have disclosure controls and procedures and internal controls over financial reporting, cybersecurity controls and data privacy compliance programs, or their existing controls and programs may be weaker than or otherwise not in conformity with ours.

•	We may consider potential business or asset acquisitions in different industries, and stockholders may have no basis at this time to ascertain the merits or risks of any business or asset that we may ultimately operate or acquire.

•	Resources will be expended in researching potential acquisitions and investments that might not be consummated.

•	Subsequent to an acquisition or business combination, we may be required to take write-downs or write-offs, incur restructuring costs, and incur impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and share price, which could cause stockholders to lose some or all of their investments.

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Risks Related to Our Management and Control Persons

•         We rely heavily on our management, and the loss of their services could adversely affect our business.

•         Our potential controlled company status and the concentration of voting power among our Founders could limit your ability to influence corporate matters.

•         If we are unable to attract and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

•  We have recently undergone a significant leadership transition, which may create operational uncertainty and could adversely affect our business.

•         Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

•         Our officers and directors have limited experience managing a public company.

Risks Related to Legal Uncertainty

•         Claims made against us from time to time can result in litigation that could distract management from our business activities and result in significant liability or damage to our brand.

•         We may be classified as an inadvertent investment company if we acquire investment securities in excess of 40% of our total assets.

•         We may be subject to tax and regulatory audits which could subject us to liabilities.

•         Changes in regulations or user concerns regarding privacy and protection of user data, or any failure to comply with such laws, could adversely affect our business.

•         Nevada law and certain anti-takeover provisions of our corporate documents could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

•         If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

•         Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•         Deficiencies in disclosure controls and procedures and internal control over financial reporting could result in a material misstatement in our financial statements.

•         There may be deficiencies with our internal controls that require that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

•         We may be unable to protect our intellectual property from infringement by third parties, and the third parties may claim that we are infringing on their intellectual property, either of which could materially or adversely affect us.

•         We may be exposed to liabilities under the Foreign Corruption Practices Act and any determination that we violated these laws could have a materially adverse effect on our business.

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Risks Related to Our Securities

•	We have the right to issue additional common stock and preferred stock without the consent of our stockholders, which would have the effect of diluting investors’ ownership and could decrease the value of their investment.

•	Our Series A Preferred Stock, and all of our existing and future indebtedness rank senior to our common stock in the event of a liquidation, winding up or dissolution of our business.

•	We do not expect to pay dividends on our common stock in the foreseeable future. Any return on investment may be limited to the value of our common stock.

Risks Related to the Market for our Stock

•	If a market for our common stock does not develop, shareholders may be unable to sell their shares.

•	The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

•	Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

•	We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

•	If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

•	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

•	We may be unable to protect our intellectual property from infringement by third parties, and the third parties may claim that we are infringing on their intellectual property, either of which could materially or adversely affect us.

•	We may be exposed to liabilities under the Foreign Corruption Practices Act and any determination that we violated these laws could have a materially adverse effect on our business.

Risks Relating to this Offering

•	The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares.

•	Our common stock is currently thinly traded and may continue to experience significant price volatility, which could make it difficult for investors to sell their shares.

•	The number of shares being registered for resale with this offering is significant in relation to our outstanding shares.

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Corporate History

We were incorporated on July 12, 1999, in the State of Nevada under the name “Beeston Enterprises Ltd.” Since the middle of 2006 to 2014, the Company has been in the exploration stage, primarily engaged in the acquisition, exploration, and development of mining properties.

On October 4, 2018, the District Court of Nevada appointed Custodian Ventures, LLC as custodian for Beeston Enterprises Ltd., proper notice having been given to the officers and directors of Beeston Enterprises Ltd. There was no opposition. The custodianship was granted by the court because the prior officers and directors of Beeston Enterprises Ltd. had abandoned its business and had failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets in accordance with Chapter 78 of the Nevada Revised Statutes.

On October 12, 2018, we filed a certificate of reinstatement with the state of Nevada, and appointed David Lazar as President, Secretary, Treasurer and Director.

On March 5, 2003, we filed an SB-2 registration statement. On October 29, 2018, we filed a Form 15 with the Securities and Exchange Commission to suspend the Company’s Section 15(d) reporting obligations under the Exchange Act.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of our company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

On December 26, 2018, we changed our name to Favo Realty, Inc. and we received a market effective from FINRA on January 9, 2019. At the time, we were a real estate investment company, intending to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico.

On January 9, 2019, we received a market effective date from FINRA for a 1-for-50 reverse stock split on our common stock outstanding, as well as a change in symbol to “FAVO.”

On April 6, 2019, we acquired RLT Atwood, a cryptocurrency mining operation listed on Merj Exchange (Seychelles Stock Exchange) with its mining operations in Sweden and created FAVO Blockchain Inc.

On January 31, 2020, we entered into a stock purchase agreement with Basebay, LLC. Pursuant to the agreement, we sold Favo Blockchain Inc., our wholly owned subsidiary, to Basebay, LLC. With this transaction, we no longer operate in the crypto-currency industry.

On September 2, 2020, we changed our name from Favo Realty, Inc. to Favo Capital, Inc., which is the point at which our business changed from a real estate investment company, to a private credit company providing alternative financing solutions to small and medium-sized businesses (SMBs) across the United States.

On May 31, 2023, we entered into an acquisition and financing agreement between the principals of FAVO Group and Stewards Investment Capital Limited. As part of the acquisition, the principals of FAVO Group transferred 100% of their membership interest in Favo Group LLC, FAVO Group Human Resources, LLC, FAVO Funding LLC, Honeycomb Sub Fund LLC, FORE Funding LLC, FORE Funding CA LLC and FAVO Funding CA LLC into our company. These consolidation entities with Stewards, Inc. are referred to herein as the “FAVO Group of Companies.” Stewards Investment Capital Limited will also serve on the advisory board for a 3 year term and for these services they will receive 15,000,000 shares of the Company’s common stock.

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Business activities of the entities acquired through common control is as follows:

•  Favo Group LLC- Acted as the management company and tasked with ensuring smooth operations across all entities.

•  Favo Funding LLC- Direct Merchant Cash Advance Funder.

•  Stewards Inc syndicated deals with FAVO Funding LLC.

•  Honeycomb Sub Fund LLC- Funding company that participates on deals with other third-party funders.

•  Fore Funding LLC- The sales office for FAVO Funding LLC and also acts as broker for other third-party funders.

•  Favo Funding CA LLC- Direct Merchant Cash Advance Funder for businesses in California state, no activity for the periods presented.

•  Fore Funding CA LLC- Sales office for business in California state, no activity for the periods presented.

•  Favo Group Human Resources LLC- Payroll processing for Stewards Inc.

As consideration for the acquisition, the Company will pay $14,200,000 in cash, Senior Secured Notes and equity to an entity (FAVO Holdings LLC) owned by the previous members, namely Shaun Quin and Vincent Napolitano.

The Company raised the financing for this transaction by selling 18 million shares of its Series A Preferred Stock at $0.25 for total of $4,500,000. $4,500,000 in cash has been paid to the principals of FAVO for the transfer of their membership. $2,500,000 of this financing was paid on the closing date of this transaction. The remaining $2,000,000 was paid as follows: $1,250,000 on August 31, 2023, and the remaining $750,000 on October 26, 2023.

The Company currently has an outstanding debt note from its acquisition of the FAVO Group of Companies, dated June 1, 2023, in the aggregate principal face value amount of $4,700,000, which requires payments of $1,500,000 on May 31, 2024, which has been made, $1,600,000 due on May 31, 2025 which has been paid, and the final payment due on May 31, 2026, for $1,600,000. The interest rate per annum is variable on the three payments of 6%, 3% and 1%, respectively.

On June 7, 2023, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to the Articles of Incorporation to increase our authorized shares of preferred stock from 25,000,000 shares to 50,000,000 shares, par value $0.0001 per share. The Amendment did not increase our authorized shares of common stock, which remained at 500,000,000 shares, par value $0.0001 per share.

On November 27, 2023, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to the Articles of Incorporation to increase our authorized shares of preferred stock from 50,000,000 shares to 100,000,000 shares, par value $0.0001 per share. The Amendment did not increase our authorized shares of common stock, which remained at 500,000,000 shares, par value $0.0001 per share.

On November 29, 2023, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to the Certificate of Designation for the Series C Preferred Stock to decrease our authorized shares of Series C preferred shares from 25,000,000 shares down to 18,750,000 shares.

On November 29, 2023, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to the Certificate of Designation for the Series A Preferred Stock to increase our authorized shares of Series A preferred shares from 20,000,000 shares up to 81,250,000 shares.

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On January 2, 2024, the Company completed the acquisition of the proprietary software platform and call center operations of LendTech CRM Solutions LLC, Believe PMF EIRL, and DBOSS Funding, LLC (collectively, the “Simplified Acquisition”). We refer to this transaction as the “Simplified Acquisition” because it involved the purchase of a group of affiliated businesses and assets (together, the “Simplified Companies”) through a single coordinated transaction structure, rather than separate acquisitions of each entity. The total consideration for the Simplified Acquisition was approximately $2,167,996, consisting of 1,000,000 shares of the Company’s restricted common stock issued at closing, an additional 2,000,000 shares to be issued on each of the first and second anniversaries of the closing date, $400,000 in cash, and $692,469 in deferred consideration measured at fair value. Of this total, approximately $1,650,000 represented the consideration paid specifically for the proprietary software platform and call center operations. Based upon the timing of the Simplified Acquisition, the Company’s consolidated financial statements for the year ended December 31, 2024 reflect the results of Stewards for the portion of the period after the completion of the Simplified Acquisition. The Company’s consolidated financial statements for the year ended December 31, 2023 do not reflect the results of the Simplified Companies.

The Simplified Companies are engaged in the business of using proprietary software and call centers in the Dominican Republic and Florida to offer secured and unsecured financial products and services to clients with funders across the United States. The business generates revenue primarily from commissions earned from funders.

The primary reason for the business combination was to grow our direct funding business and improve overall margins by leveraging the synergies between the Company and the Simplified Companies.

In connection with our operations, we entered into a Business Commission Agreement dated December 21, 2023, with Robinpaws, LLC, a Florida limited liability company solely owned by Robin Nadeau-Camus. The agreement was a condition of a larger asset purchase transaction and provides for a four-year term. Under the original agreement, Robinpaws agreed to refer new business clients to Favo Capital, Inc. in exchange for a combination of fixed annual compensation and commissions.

On January 24, 2025, the agreement was amended to significantly modify the compensation structure, particularly for renewals and lender bonuses. The amendment introduced a new two-tiered structure for renewals, whereby a 50% commission is paid only if the renewal falls within specific qualifying categories, such as renewals with the same lender paying off an existing position, LOC or equipment financing arrangements, collateral-based programs, or one-position payoffs. Renewals not meeting these criteria are treated as “new business” and paid at the tiered new business commission rates of 0.75% or 1.25%. The amendment also reduced the commission on lender bonuses and professional service fees from 50% to 30%. All other material terms of the original agreement remained in effect.

During the year ended December 31, 2023, the agreement generated no commission expense. For the year ended December 31, 2024, the agreement generated approximately $489,557 in commission expense. For the six months ended June 30, 2025, the agreement generated approximately $312,616 in commission expense.

On February 15, 2024, the Company filed with the Secretary of State of the State of Nevada Amended and Restated Articles of Incorporation.

On September 9, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (the “Purchasers”) for the purchase and sale of Company’s securities. In an initial closing, the Company issued 8,000,000 of the Common Units, each such Common Unit consisted of one share of the Company’s common stock with a par value $0.0001 per share (“Common Stock”), common warrants (“Warrants”) to purchase one Common Stock, for every one share of common stock purchased and a pre-funded warrant (“Pre-funded Warrant”) to purchase 3/200th share of Common Stock purchased. Pursuant to the Securities Purchase Agreement, the Common Units were sold at a purchase price of $0.25 per share, with five-year Warrants having exercise price of $0.40 per share and the Pre-funded Warrants having exercise price of $0.0001 per share.

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The sale of the Units to the Purchasers closed on December 12, 2024. The aggregate gross proceeds to the Company from the December 2024 offering were approximately $2,000,000 before deducting placement agent fees and expenses and other transaction costs of $207,600.

On May 8, 2025, the Company signed subscription agreements with Stewards International Funds PCC to purchase 32,000,000 shares of Series A preferred shares for a total investment of $8,000,000.

On May 9, 2025, Vincent Napolitano, our officer, director and large shareholder of the Company issued a notice of conversion to our company to convert 18,750,000 shares of his Series C Preferred Stock into 18,750,000 shares of our company’s common stock, as provided for under the Certificate of Designation, as amended, for the Series C Preferred Stock.

On the same date, we instructed our transfer agent to convert the 18,750,000 shares of Series C Preferred Stock into common stock and, as per the instructions of Mr. Napolitano, to issue 18,750,000 new shares of common stock to entities related to our officers and directors, as follows:

VK Nap Family (10,359,375 shares)

S & T Quin Family Limited Partnership (5,578,125 shares)

Stewards Investment Capital (2,812,500 shares)

As a result of the above conversion, there are no outstanding shares of our Series C Preferred Stock and there has been an increase in our outstanding shares of common stock of 18,750,000 shares.

On July 11, 2025, the Company entered into and closed on three separate membership interest purchase agreements (“MIPAs”), two of which were for the purchase of all of the outstanding membership interests in Block 40 Investments Holdings, LLC and Block 40 Managers, LLC (the “Block 40 Entities”) from the member owners of the Block 40 Entities and the last for the purchase of all of the outstanding membership interests that Hollywood Circle Capital, LLC held in Block 40, LLC (the “Transaction”). In exchange, the Company agreed to issue an aggregate of 62,673,215 shares of our restricted common stock to the member owners of the Block 40 Entities pro rata to their holdings, valued at $0.76 per share, and for the membership interests that Hollywood Circle Capital, LLC held in Block 40, LLC.

The Block 40 Entities and Hollywood Circle Capital, LLC own 100% of the membership interests of Block 40, LLC (“Block 40”). Block 40 owns 1818 Park, a modern, mixed-use development that features residential, office, and retail components. The property, detailed at 1818Park.com, is a newly built, stabilized asset boasting high occupancy and long-term lease agreements across its tenant base, offering durable cash flow and positioning Stewards in the heart of Young Circle, one of South Florida’s most vibrant commercial hubs.

On July 14, 2025, the Company signed subscription agreements with Forfront Capital LLC to purchase 1,000,000 shares of Series A preferred shares for a total investment of $250,000.

In a second closing under the initial Securities Purchase Agreement dated September 9, 2024, the Company issued 1,750,000 Common Units to the Purchasers. Each Common Unit was sold at a purchase price of $0.25 per share and consisted of one share of common stock, a five-year warrant exercisable at $0.40 per share, and a pre-funded warrant exercisable at $0.0001 per share. The sale of the Common Units closed on July 30, 2025, resulting in aggregate gross proceeds of approximately $437,500, before deducting placement agent fees, expenses, and other transaction costs totaling $51,350.

Pursuant to the terms of the initial Securities Purchase Agreement, the Company subsequently issued an additional 5% in common stock and 5% in warrants to all participants from both the first and second closings, in connection with an extension of the effectiveness deadline to December 31, 2025. As a result, the Company issued 487,500 shares of common stock and warrants to purchase 487,500 shares of common stock to the investors.

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Effective August 1, 2025, the Company transferred its 100% interest in FC Sub Fund LLC (the “VIE”) to Forfront Capital LLC for a consideration of $1. Forfront is a related party. The VIE was not previously consolidated by the Company, as the Company was not the primary beneficiary of the VIE. The Company is still continuing its involvement with the entity in the form of a 2% management fee arrangement for managing the VIE’s assets.

On August 4, 2025, the Company signed subscription agreements with Stewards International Funds PCC to purchase 4,000,000 shares of Series A preferred shares for a total investment of $1,000,000.

On August 7, 2025, the Board of Directors and a majority of shareholders of the Company approved a change in the name of the Company from Favo Capital, Inc. to Stewards Inc. On November 14, 2025, the Company’s previously announced corporate actions became effective, including its change of name from Favo Capital, Inc. to Stewards, Inc. and the corresponding change of its trading symbol from “FAVO” to “SWRD,”

On August 7, 2025, our board and a majority of our shareholders approved a reverse stock split within the range of 1-for-2 to 1-for-100 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio in connection with the reverse stock split. On November 6, 2025, however, the Company’s board of directors resolved to abandon the reverse stock split. As such, the Company withdrew its application for a reverse stock split with FINRA.

On August 25, 2025, we filed a withdrawal of our certificate of designation, as amended, for our Series C Preferred Stock.

On August 25, 2025, our board and shareholders approved the creation of Series B Preferred Stock and we later filed a certificate of designation with the State of Nevada. The certificate of designation provides that 10,000,000 authorized shares of preferred stock are designated as Series B Preferred Stock. The Series B Preferred Stock shall have no value in the event of the liquidation of our company or any rights to distributions declared by our company. After five years, the Series B Preferred Stock is convertible into shares of Common Stock on a 1 for 1 basis. Each share of Series B Preferred Stock is entitled to fifty (50) votes on any matter brought before the voting shareholders of our company.

Also on August 25, 2025, we entered into a Conversion Agreement with Forfront, LLC, an affiliate of our company, for it to convert 10,000,000 shares of Series A Preferred Stock into 10,000,000 shares of our newly created Series B Preferred Stock.

Finally, on August 25, 2025, we entered into Voting Agreement with Forfront, LLC, in which Forfront agreed to vote its shares of Series B Preferred Stock in accordance with the direction of our original board members, which includes Vincent Napolitano, Shaun Quin and Glen Steward, with the President of our company receiving an irrevocable proxy from Forfront to vote its shares in accordance with the direction of our founders.

The conversion to Series B Preferred Stock and the Voting Agreement are part of a strategic initiative to streamline our capital structure, enhance governance control during a critical phase involving corporate rebranding, and align leadership with long-term objectives without diluting economic interests of non-affiliate shareholders. The Board determined this related-party transaction to be fair under Nevada law and ratified it by majority voting power.

On August 26, 2025, following the MIPA acquisition of the Block 40 Entities and the membership interest in Block 40 held by Hollywood Circle Capital, LLC, we initiated an offer to EB-5 investors in Block 40, LLC to exchange their preferred membership interests for shares of our common stock. These EB-5 interests were legacy obligations specific to the Block 40 real estate project and were included in the $74.3 million purchase price allocation. The EB-5 preferred interests in Block 40 carried accumulating preferred returns that continued indefinitely unless converted or otherwise repurchased. By offering equity in exchange, we seek to reduce the long-term accrual burden of these obligations, strengthen the balance sheet with a more permanent capital structure, and align these legacy investors with the Company’s long-term growth strategy.

On August 28, 2025, Glen Steward, and a director of Forfront Capital LLC, made a $700,000 investment in Block 40, an entity wholly owned by the Company, as part of the EB-5 investment program associated with that project. The investment was recorded as mezzanine equity in the financial statements of Block 40 as of September 30, 2025. The transaction was conducted on terms consistent with those offered to other EB-5 investors participating in the program.

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On September 1, 2025, the Company entered into a debt financing arrangement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund), pursuant to which it may raise up to $50 million through the issuance of unsecured and unsubordinated debt notes (the “Favo Debt Notes”). The notes carry a fixed annual interest rate of 8.00%, with a maturity date in August 2030. In connection with this facility, the Company agreed to issue warrants to the noteholder, exercisable for up to 65,789,474 shares of the Company’s common stock at a fixed price of $0.76 per share, with the number of warrants proportionately tied to each note issuance under the facility. The warrants are subject to a delayed exercise period, commencing no earlier than 12 months following an IPO or the maturity date, whichever is later, and are structured to minimize dilution around the time of the Company’s planned public offering. The Company has preliminarily assessed the warrant terms and determined that they meet the criteria for classification within equity rather than as a liability under applicable accounting guidance. To date, no funds have been drawn or invested under the facility. Proceeds from the issuance of the Stewards debt notes are to be used exclusively for (i) refinancing existing indebtedness, which currently carries an effective annual interest rate of approximately 15% and matures in June 2026, and (ii) funding the Company’s general operational needs. This refinancing is intended to materially reduce cash interest expense, strengthen the Company’s balance sheet, and improve financial flexibility to support long-term growth.

On September 16, 2025, the Company appointed Zachary Graeve to its Board of Directors as an independent director and Chair of the Nominating and Corporate Governance Committee. Mr. Graeve brings over 20 years of experience in corporate governance, investor relations, and capital markets strategy to support the Company’s growth and strategic objectives.

On September 23, 2025, the Company entered into a Note Purchase Agreement with accredited investor Valeriya Nayshevska for the purchase of a secured promissory note in the principal amount of $1,000,000. The proceeds from this transaction were used for general corporate purposes and investments in merchant cash advances, secured real estate loans, and other revenue-based financing activities. The Note Purchase Agreement provides for the potential issuance of additional secured notes on identical terms, with each note ranking pari passu in right of payment. The funds were received on October 3, 2025.

On September 29, 2025, the Company appointed Dr. Wael Barsoum to its Board of Directors as an independent director. Dr. Barsoum is a seasoned healthcare executive and former CEO of Cleveland Clinic Florida, bringing extensive governance and operational leadership experience to support the Company’s growth and oversight initiatives.

On September 30, 2025, the Company issued a corresponding Secured Promissory Note to J & T Family, LLC in the principal amount of $1,000,000. The note bears interest at 15% per annum, payable monthly, and is secured by the Company’s receivables and right-to-receive interests within its short-term trade finance operations. All notes issued under the Note Purchase Agreement are pari passu in payment priority and governed by the laws of the State of Nevada. The funds were received on the same day.

On October 14, 2025, the Company issued an automatic convertible promissory note in the principal amount of $400,000 to Rob Harpur. The note bears simple interest at 1.0% per annum and matures on October 14, 2026. At the holder’s option, all or any portion of the outstanding principal and accrued interest may be converted into shares of the Company’s common stock at a fixed conversion price of $0.76 per share. The note may also be prepaid by the Company prior to maturity upon written notice. The transaction provides a flexible financing mechanism that can convert into equity upon maturity or qualified financing, and the proceeds are intended to support general corporate and lending operations.

On October 15, 2025, the Board of Directors of FAVO Capital, Inc. appointed Gary F. Baumann as an independent member of the Board. Mr. Baumann brings more than 25 years of experience in construction and commercial litigation, including advising large-scale infrastructure projects on compliance and risk management. The Company believes his expertise in legal governance and institutional operations will strengthen Board oversight and support its long-term strategic growth across financial services and real-asset investment segments.

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On October 28, 2025, Mr. Gary Baumann resigned as a member of the Board of Directors of FAVO Capital, Inc. and from all committee appointments. The resignation was not the result of a disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies, or practices.

On October 30, 2025, the Company’s Board of Directors approved and executed a Debt Exchange Agreement with 315-352 Associated, LLC and SHB Equities, LLC, pursuant to which outstanding promissory notes originally issued under Note Purchase Agreements dated April 1, 2021 and December 15, 2022, were exchanged for shares of the Company’s common stock. The aggregate principal and accrued interest of approximately $129,204 was converted into common shares at a fixed price of $0.76 per share on December 17, 2025. The transaction was approved by unanimous written consent of the Board and eliminates the related-party debt obligations from the Company’s balance sheet while strengthening shareholders’ equity.

On October 30, 2025, FAVO Capital, Inc. (the “Company”) executed Amendment No. 1 to the Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) (the “Lender”), originally dated September 17, 2025. The Amendment increases the aggregate principal amount authorized under the unsecured, unsubordinated debt note facility from $50,000,000 to $100,000,000, with corresponding adjustments to the number of notes and associated warrants to purchase up to 131,578,947 shares of the Company’s common stock at an exercise price of $0.76 per share. All other terms of the Loan Agreement, including the fixed annual interest rate of 8.00%, maturity date of August 31, 2030, and use of proceeds for refinancing existing debt and funding general operational needs, remain substantially unchanged. Proceeds from the expanded facility will continue to support the Company’s private credit and real estate operations, including working capital, payroll, and other ordinary-course business expenses. The debt note facility is expected to enhance liquidity, extend the Company’s operational runway, and reduce the weighted average cost of capital.

On October 30, 2025, FAVO Capital, Inc. (the “Company”) executed a Second Amendment to the Business Commission Agreement with Robinpaws LLC, a Florida limited liability company solely owned by Robin Nadeau-Camus. The Second Amendment replaces all prior compensation terms under the original Business Commission Agreement (dated December 21, 2023) and the First Amendment (dated April 1, 2024). Under the revised terms, all previous commission and renewal payment obligations are terminated and replaced with a fixed compensation package consisting of:

1.       A lump-sum cash payment of $460,000, payable in three monthly installments beginning January 1, 2026, as follows: $200,000 in month one, $200,000 in month two, and $60,000 in month three; and

2.       The issuance of 2,125,000 restricted shares of FAVO Capital, Inc. common stock to Robinpaws LLC within thirty (30) days of the effective date of the amendment, at an acquisition value of $0.76 per share.

All other provisions of the Commission Agreement remain unchanged. The amendment settles all prior compensation obligations under the agreement and finalizes the structure of payments owed to Ms. Nadeau-Camus and Robinpaws LLC.

This amendment does not create any new debt obligation or contingent liability to the Company and was executed in the ordinary course of business as part of contractual restructuring of existing compensation arrangements.

On October 31, 2025, in connection with the EB 5 investor exchange offer relating to the Company’s acquisition of the Block 40 entities and the membership interests of Hollywood Circle Capital, LLC, the Company issued 16,244,307 shares of its common stock to participating EB 5 investors in Block 40, LLC in exchange for their preferred membership interests. On December 12, 2025, the Company issued an additional 4,884,531 shares of its common stock pursuant to the same exchange agreement to EB 5 investors who completed their elections after the initial conversion date. These issuances eliminated the preferred return obligations associated with the EB 5 membership interests assumed in the acquisition and relate solely to the 1818 Park real estate transaction.

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On November 3, 2025, the Company, doing business as Stewards Inc., entered into a Securities Purchase Agreement (the “Agreement”) with Dolomite Foundation, a Cayman Islands foundation acting for itself and on behalf of its syndicate of investors (the “Dolomite Syndicate”). Pursuant to the Agreement, the Company agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of its common stock. The economic value per warrant share is $4.08, based on the 30-trading-day volume-weighted average price (VWAP) of the Company’s common stock for the period from September 19, 2025 to October 30, 2025. The actual exercise price of the prefunded warrants is .0001 per share, with substantially all consideration delivered upfront via $DOLO tokens as in-kind payment. The transaction provides for an aggregate investment amount of $10,000,000, payable in $DOLO tokens as in-kind consideration. The warrants are structured in ten equal tranches of $1,000,000 each, becoming exercisable upon achievement of specified $DOLO 30-day VWAP milestones. Tokens are held in a jointly controlled multi-signature wallet on the Arbitrum One blockchain, requiring a three-of-four authorization threshold (two company signatories and two investor signatories) for any release. Shares issued upon exercise of the warrants will be subject to a 12-month lock-up period, and all unissued tranches are subject to cancellation in the event that $DOLO’s 30-day VWAP falls below $0.01. The structure is designed to align the Company’s digital-asset exposure with Dolomite’s platform development milestones while minimizing immediate dilution and supporting the Company’s longer-term liquidity and capital-efficiency objectives. The Company does not expect to receive cash proceeds in the transaction. If and when any $DOLO tokens are received upon the exercise of the pre-funded warrants, the Company expects to hold such tokens in connection with its controlled evaluation of its digital-asset initiatives and does not intend to use them as a source of operating liquidity.

For the avoidance of doubt, any ‘support’ to our Private Credit or Real Estate businesses from the Dolomite SPA is strategic, i.e., evaluating potential future tokenization and settlement tooling and not financial proceeds for operating liquidity or segment funding.

On November 6, 2025, the Board of Directors and the majority shareholders of Favo Capital, Inc. approved the abandonment of the previously authorized reverse stock split, originally approved on August 7, 2025, which had provided for a potential split ratio between 1-for-2 and 1-for-100. The Board determined that proceeding with the reverse split was no longer in the best interest of the Company or its shareholders. On the same date, the Board and majority shareholders approved an amendment to the Company’s Articles of Incorporation to change its corporate name from Favo Capital, Inc. to Stewards, Inc. The Company will also request a corresponding change to its trading symbol, with “SWRD” submitted as the first preference, followed by “SWTR,” “STWR,” and “STWT.” The name change will become effective upon acceptance by FINRA and the issuance of a new CUSIP number.

On November 13, 2025, the Board of Directors and the majority shareholder of the Company approved several uplisting-related corporate actions, including the establishment of a new post-uplisting leadership structure, the election of executive officers and independent directors effective upon Nasdaq listing, and the planned expansion of the Board to include additional independent directors, including an Audit Committee chair who qualifies as a financial expert. The Board also approved a one-time issuance of 3,000,000 restricted stock units to twelve key contributors under the 2024 Equity Incentive Plan, adopted a comprehensive executive compensation program with phased implementation through 2028, and established a formal non-executive director compensation program to align the Company’s governance practices with Nasdaq standards. All actions were ratified by the majority shareholder on the same date. Although these actions were originally approved in connection with a potential Nasdaq uplisting, the Company is no longer actively pursuing a Nasdaq listing at this time, and there can be no assurance that the Company will seek or obtain listing on any national securities exchange in the future.

On November 14, 2025, the Company’s previously announced corporate actions became effective, including its change of name from Favo Capital, Inc. to Stewards, Inc. and the corresponding change of its trading symbol from “FAVO” to “SWRD,”

On November 14, 2025, the Company signed subscription agreements with Stewards International Funds PCC to purchase 1,280,000 shares of Series A preferred shares for a total investment of $320,000.

On November 18, 2025, the Company entered into an AS IS Agreement of Sale and Purchase (the “Plantation Purchase Agreement”) with Strata Group LLC, a Florida limited liability company (the “Seller”), pursuant to which the Company agreed to acquire certain real property located at 4350 NW 8th Court, Plantation, Broward County, Florida (the Plantation Property) for use as its corporate headquarters and operational facility.

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The Purchase Agreement provides for a total purchase price of Five Million Eight Hundred Thousand Dollars ($5,800,000), payable at closing, subject to customary prorations, credits, and adjustments as set forth in the agreement. The Company has delivered an earnest money deposit of One Hundred Thousand Dollars ($100,000), of which $100 is non refundable as independent consideration, with the balance to be applied toward the purchase price at closing or returned under limited circumstances as defined in the Purchase Agreement. The Property is being acquired on an AS IS, WHERE IS basis with all faults, subject only to the limited representations and warranties expressly set forth in the Purchase Agreement.

On March 11, 2026, the Company completed the acquisition of the Plantation Property pursuant to the Plantation Purchase Agreement. Title to the property located at 4350 NW 8th Court, Plantation, Broward County, Florida was conveyed to Stewards Real Estate LLC, a wholly owned subsidiary of the Company, by Strata Group LLC, a Florida limited liability company, pursuant to a Special Warranty Deed recorded in the public records of Broward County, Florida. The acquisition was completed for the previously agreed purchase price of $5,800,000, subject to customary closing prorations, credits, and adjustments. In connection with the closing, Stewards Real Estate LLC entered into a mortgage loan in the principal amount of $4,000,000. The mortgage loan matures on March 11, 2029. The Property is intended to serve as the Company’s corporate headquarters and operational facility and supports the Company’s strategy of consolidating administrative functions and supporting long term operational growth.

Effective December 1, 2025, Glen Steward resigned from his position as Chief Strategy Officer of the Company. His resignation relates solely to his executive employment capacity. Mr. Steward continues to serve as a member of the Board of Directors.

On December 5, 2025, the Board of Directors of the Company approved, by written consent, the issuance of an aggregate of 11,400 shares of the Company’s common stock to certain non officer employees as equity recognition awards in connection with the Company’s Nasdaq uplisting efforts. The issuances consisted of 100 shares to each of 114 eligible employees, were made pursuant to the Company’s 2024 Equity Incentive Plan, and were issued as restricted shares subject to applicable federal and state securities law requirements. Although these awards were approved in connection with the Company’s previously considered uplisting initiatives, the Company is no longer actively pursuing a Nasdaq listing at this time, and there can be no assurance that the Company will seek or obtain listing on any national securities exchange in the future.

On December 12, 2025, the Company completed a debt exchange transaction with Rob Harpur pursuant to a debt exchange agreement dated October 14, 2025, under which outstanding promissory notes in the aggregate principal amount of $400,000, together with accrued interest, were exchanged for shares of the Company’s common stock at a conversion price of $0.76 per share. The exchange was approved by the Board of Directors and resulted in the issuance of restricted shares in full satisfaction of the underlying debt obligation.

On December 12, 2025, the Company completed a debt exchange transaction with SHB Equities, LLC and 315-352 Associated, LLC pursuant to a debt exchange agreement dated October 30, 2025, under which outstanding promissory notes in the aggregate principal amount of approximately $129,204, together with accrued interest, were exchanged for shares of the Company’s common stock at a conversion price of $0.76 per share. The exchange was approved by the Board of Directors and resulted in the issuance of restricted shares in full satisfaction and cancellation of the underlying debt obligations.

On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for 5,750,000 shares of the Company’s Series A Preferred Stock at a purchase price of $0.25 per share, for aggregate gross proceeds of approximately $1.44 million. The issuance of the Series A Preferred Stock was approved by the Board of Directors and the shares were issued as restricted securities in accordance with applicable federal and state securities laws.

On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for $3.0 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025. In connection with this financing, and pursuant to Board approval, the Company also authorized the issuance of 3,947,368 warrants to purchase shares of the Company’s common stock at an exercise price of $0.76 per share.

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On December 18, 2025, the Board of Directors of the Company appointed John Bode as a member of the Board of Directors. Concurrently, Mr. Bode was appointed as Chair of the Audit Committee of the Company, and as a member of the Compensation and Nominating and Corporate Governance Committees.

On December 19, 2025, the Company executed Amendment No. 2 to its unsecured loan agreement dated September 17, 2025 with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, which expanded the permitted uses of proceeds to include acquisitions of companies and assets, in addition to refinancing existing indebtedness and funding general corporate and operational needs.

On December 21, 2025, the Company executed Amendment No. 3 to the loan agreement, which amended transfer and registration provisions to require that the notes be issued and maintained in registered form, established a formal note register, and clarified restrictions on transfers and replacement obligations in order to comply with applicable U.S. federal tax requirements.

On December 31, 2025, the Company entered into a guaranty of payment in favor of the property manager of the 1818 Park real estate project, pursuant to which the Company agreed to guarantee the payment of certain management fees that may otherwise be collected, swept, or retained by the senior lender under the applicable loan documents. The guaranty is limited in scope, expressly subordinated to the senior mortgage financing, and applies solely to amounts that would have been payable to the manager under the management agreement but for the lender’s exercise of its rights.

On January 13, 2026, in connection with the Company’s ownership of the 1818 Park real estate property, the Company, together with its subsidiary Block 40 Property, LLC, entered into a Fourth Omnibus Amendment to the existing loan documents governing the senior mortgage financing for the property. As part of this amendment, the Company executed a joinder to the guaranty and environmental indemnity, pursuant to which it became an additional guarantor under the loan, and Block 40 Property, LLC assigned the property management agreement to the lender and subordinated related management fees. These actions were undertaken in connection with the lender’s consent to the ownership transfer and did not result in an increase to the outstanding principal balance of the loan.

On January 15, 2025, the Company completed a rebranding of its funding operations, changing the name of its small business lending division from FAVO Funding to Stewards Business Capital. The rebrand was undertaken to unify the Company’s operating subsidiaries under the Stewards brand, simplify its go to market strategy, and better align the branding of its private credit and lending activities with the Company’s broader corporate identity. The rebranding did not involve any changes to the Company’s legal structure, ownership, or core business operations.

On January 22, 2026, the Company issued 2,000,000 shares of its common stock to Robinpaws LLC pursuant to an asset purchase agreement originally entered into in December 2023, in connection with the acquisition of certain operating assets related to a proprietary funding and call center platform. The issuance was approved by the Company’s Board of Directors, the shares were issued as restricted securities, and the consideration for the issuance was deemed fully paid and non assessable based on the agreed acquisition value set forth in the underlying asset purchase agreement.

On January 30, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for $1.5 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025. In connection with this financing, and pursuant to Board approval, the Company also authorized the issuance of 1,973,684 warrants to purchase shares of the Company’s common stock at an exercise price of $0.76 per share.

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On February 18, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for $2 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025. In connection with this financing, and pursuant to Board approval, the Company also authorized the issuance of 2,631,578 warrants to purchase shares of the Company’s common stock at an exercise price of $0.76 per share, which were issued by the Company’s transfer agent as restricted warrants.

On February 18, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor funded $2 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025. In connection with this financing, and pursuant to Board approval, the Company also issued 2,631,579 warrants to purchase shares of the Company’s common stock at an exercise price of $0.76 per share.

On March 11, 2026, the Company completed the acquisition of the Plantation Property pursuant to the Plantation Purchase Agreement. Title to the property located at 4350 NW 8th Court, Plantation, Broward County, Florida was conveyed to Stewards Real Estate LLC, a wholly owned subsidiary of the Company, by Strata Group LLC, a Florida limited liability company, pursuant to a Special Warranty Deed recorded in the public records of Broward County, Florida. The acquisition was completed for the previously agreed purchase price of $5,800,000, subject to customary closing prorations, credits, and adjustments. In connection with the closing, Stewards Real Estate LLC entered into a mortgage loan in the principal amount of $4,000,000. The mortgage loan matures on March 11, 2029. The Property is intended to serve as the Company’s corporate headquarters and operational facility and supports the Company’s strategy of consolidating administrative functions and supporting long term operational growth.

On March 17, 2026, the Company announced a strategic partnership with Overnight Engine to enhance its operational infrastructure within its private credit platform. Through this partnership, the Company deployed workflow-specific artificial intelligence infrastructure across its underwriting and credit operations. The platform is designed to automate document intake, extract and structure financial data, perform underwriting checks, and generate evidence-based outputs, while maintaining human oversight for final credit decisions. The system is deployed within the Company’s internal environment and is expected to improve operational efficiency, consistency in underwriting, and scalability of transaction processing without a corresponding increase in personnel.

On March 26, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor funded $600 thousand in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025.

At the Company’s annual board meeting on April 16, 2026 the Company’s Board of Directors approved a leadership transition and related governance changes. Vincent Napolitano transitioned from his roles as Chief Executive Officer, Chairman, and Treasurer and was appointed as Chairman Emeritus. Concurrently, Shaun Quin was appointed Chief Executive Officer and Glen Steward was appointed Chairman of the Board. The leadership transition agreement has been executed and the foregoing governance and management changes are effective.

On April 28, 2026, the Company borrowed $500,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

On May 7, 2026, the Company borrowed $500,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

On May 8, 2026, the Compensation Committee of the Board of Directors approved the issuance of restricted stock unit (“RSU”) awards to the Company’s non-employee directors pursuant to the Company’s 2024 Equity Incentive Plan. The awards consisted of 45,000 RSUs granted to each non-employee director and were issued in connection with the directors’ ongoing service on the Board. The Compensation Committee determined the fair market value of the Company’s common stock to be $3.00 per share for purposes of calculating the awards, based on contemporaneous acquisition related pricing and in accordance with the terms of the Company’s equity incentive plan. The RSUs vest over a one-year service period, subject to continued service on the Board.

On May 14, 2026, the Company borrowed $300,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

On June 1, 2026, the Company borrowed $1000,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

Under the agreement, the Company agreed to provide transition compensation consisting of monthly payments of approximately $80,734 through May 31, 2028, reimbursement of health insurance costs of approximately $2,446 per month through May 31, 2028, and a monthly automobile allowance of $2,000. Aggregate transition compensation payable under the agreement is approximately $1.9 million.

The agreement further provides that Mr. Napolitano’s existing equity ownership remains unaffected by the transition and that no clawback, repurchase or forfeiture of such equity shall apply. The agreement also contains mutual releases of claims, confidentiality and non-disparagement provisions, cooperation obligations, a 24-month non-competition covenant and a 24-month non-solicitation covenant.

On June 3, 2026, the Company borrowed $300,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

On June 5, 2026, Stewards Real Estate, LLC, a wholly owned subsidiary of the Company, entered into a Purchase and Sale Agreement to acquire The Hawthorne, a seasonal hospitality property located in Chatham, Massachusetts on Cape Cod, for a purchase price of $20.0 million in cash, subject to customary adjustments. The acquisition is expected to close on or about July 1, 2026, subject to customary closing conditions and financing requirements. The Company believes the acquisition complements its strategy of acquiring income-producing real estate assets in attractive markets, expands its portfolio into the hospitality sector, and provides exposure to a supply-constrained coastal market with significant seasonal tourism demand.

Effective June 11, 2026, the Company entered into a Transition and Separation Agreement with Vincent Napolitano, the Company’s founder and former Chief Executive Officer and Chairman. Pursuant to the agreement, Mr. Napolitano resigned from all officer and director positions and transitioned to the honorary title of Chairman Emeritus. The agreement terminated and superseded Mr. Napolitano’s employment agreement and the consulting agreement between the Company and FAVO Holdings LLC with respect to compensation, duties and separation matters.

On June 11, 2026, the Company entered into amended and restated employment agreements with Shaun Quin, Chief Executive Officer, Katy Murless, Chief Financial Officer, Vaughan Korte, Chief Operating Officer, and Scott McGowan, Chief Marketing Officer, each effective as of June 1, 2026. The amended agreements were approved by the Board of Directors and Compensation Committee in connection with the Company’s executive compensation program and leadership transition. Under the amended agreements, annual base salaries were established at $611,000 for Mr. Quin, $394,000 for Ms. Murless, $414,000 for Mr. Korte and $309,000 for Mr. McGowan. Each executive is eligible to participate in annual cash incentive programs and long-term equity incentive awards under the Company’s equity compensation plans, subject to performance criteria and Compensation Committee approval. The agreements also provide for participation in employee benefit plans, reimbursement of business expenses, stock ownership requirements, clawback provisions, and double-trigger change-in-control protections. In the event of a termination by the Company without cause or by the executive for good reason, the executives are generally entitled to severance benefits consisting of base salary, target bonus opportunities, continued health benefits, and certain other benefits, subject to the execution of a release of claims. The agreements contain customary confidentiality, non-competition, non-solicitation, non-disparagement, indemnification, and restrictive covenant provisions.

On June 11, 2026, the Company also entered into a Chairman of the Board Services Agreement with Glen Steward, effective June 1, 2026. Pursuant to the agreement, Mr. Steward serves as a non-employee Chairman of the Board and receives an annual cash retainer of $592,200, payable quarterly, together with eligibility to receive equity-based compensation as approved by the Board of Directors or Compensation Committee. The agreement sets forth Mr. Steward’s duties as Chairman and Director, expense reimbursement rights, confidentiality and non-disparagement obligations, indemnification rights, and procedures relating to conflicts of interest and related-party transactions. Mr. Steward is not entitled to employee benefits and does not serve in an operational management capacity.

On June 30, 2026, the Company closed its confidential private placement offering. Pursuant to subscription agreements with accredited investors, the Company issued 675,047 shares of its common stock at a purchase price of $3.00 per share for aggregate gross proceeds of $2,025,142. The shares were issued in reliance on the exemption from registration provided by Rule 506(b) of Regulation D under the Securities Act of 1933, as amended. The net proceeds are being used for working capital, general corporate purposes, potential acquisitions, and refinancing of existing indebtedness. The offering terminated on its scheduled closing date of June 30, 2026.

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SUMMARY OF THE OFFERING

Shares offered by the selling stockholders

This prospectus relates to the resale of up to 20,621,250 shares of common stock, consisting of 9,750,000 shares issued in the private placement closings on December 12, 2024, and July 30, 2025; 487,500 shares issued as a registration delay payment; 10,237,500 shares issuable upon exercise of common warrants; and 146,250 shares issuable upon exercise of pre-funded warrants.

Fixed resale price: The selling stockholders will offer and sell the shares at a fixed price of $3.00 per share while our common stock continues to trade on the OTCID Market. The actual fixed price will be disclosed in a final prospectus filed pursuant to Rule 424(b)(3) after the effectiveness of this registration statement.

Post-listing sales: If our common stock is subsequently quoted or listed on another trading market or eligible market( such as the OTCQB or OTCQX), the selling stockholders may thereafter sell at prevailing market prices, prices related to prevailing market prices, or negotiated prices.

No assurance of listing: Our common stock is currently quoted on the OTCID Market, and trading in our common stock is currently limited and may be volatile. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market. Investors purchasing shares in this offering may be unable to resell their shares at or near the offering price, or at all. This offering will proceed regardless of whether any such listing or quotation is obtained. See “Plan of Distribution” for additional details.

Shares to be outstanding after this offering	Shares outstanding after the recent private placement and EB-5 exchanges: 211,149,963 shares of common stock, assuming no exercise of the warrants or pre-funded warrants. If all warrants and pre-funded warrants are exercised, there would be 228,078,311 shares outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. We may receive up to $4,095,000 from the exercise of the common warrants and $14.63 from the exercise of the pre-funded warrants, assuming all warrants are exercised for cash. Any such proceeds would be used for general working capital and other general corporate purposes.

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” starting on page 41 and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

Trading market and symbol	Our common stock is currently quoted on the OTCID Market under the symbol “SWRD.”

Note: The number of shares outstanding after this offering is based on 211,149,963 shares of common stock outstanding on June 30, 2026, but does not include:

•	20,000,000 shares that were reserved for equity awards under our Stewards, Inc. 2024 Equity Incentive Plan adopted on August 21, 2024;
•	10,237,500 shares issuable upon exercise of warrants, with an initial exercise price of $0.40 per share;
•	3,947,368 shares issuable upon exercise of warrants, with an initial exercise price of $0.76 per share;
•	292,500 shares issuable upon exercise of prefunded warrants, with an initial exercise price of $0.0001 per share;
•	2,450,980 shares issuable upon exercise of prefunded warrants, with an initial exercise price of $0.0001 per share;
•	71,250,000 shares issuable upon conversion of our outstanding Series A Preferred Stock; and
•	10,000,000 shares issuable upon conversion of our outstanding Series B Preferred Stock.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, the trading price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this prospectus.

Risks Related to our Financial Condition

We have a history of losses, and we may be unable to achieve profitability.

We have incurred net losses of $20,756,466 and $8,658,780 for the fiscal years ended December 31, 2025, and 2024, respectively, and a net loss of $5,705,901 for the three months ended March 31, 2026. As of March 31, 2026, we had an accumulated deficit of approximately $64,131,353. These losses and accumulated deficit are a result of, among other things, the substantial investments we made to grow our business and expenses incurred in connection with our acquisitions. We expect to make significant expenditures to grow our business in the future.

We plan to make opportunistic and deliberate investments in sales and marketing to attract new businesses to the financial products we offer. We also plan to continue to selectively pursue acquisition opportunities, which require that we incur various expenses and fees of external advisors. Businesses we have acquired and may in the future acquire have different levels of profitability than us, which may affect our overall profitability, particularly until we are able to realize expected synergies. These increased expenditures will make it harder for us to achieve profitability and we cannot predict with certainty whether we will achieve profitability in the near term or at all.

Historically, certain of our costs have increased each year due to these factors and we expect to continue to incur increasing costs to support our anticipated future growth. If the costs associated with acquiring new customers, including online advertising and paid search costs, outbound lead generation, scaling our field sales teams, or the terms on which our partners refer clients to us, materially rise in the future, our expenses may rise significantly. If we are unable to generate adequate revenue growth and manage our expenses and restructure our debt, we may continue to incur significant losses and may not achieve or maintain profitability, which could cause the trading price of our shares to further decline. Failure to generate adequate revenue growth, as well as other related factors, may cause decreases in asset values, such as our goodwill, that are deemed to be other than temporary, which may result in further impairment losses.

We may make decisions that will reduce our short-term operating results if we believe those decisions will improve the experiences of our customers and their consumers and if we believe such decisions will improve our operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be materially and adversely affected.

There is no guarantee that cash flow from operations and/or debt and equity financings will provide sufficient capital to meet our expansion goals, working capital needs or fund our operations.

Our current strategic plan includes the expansion of our company both organically and through acquisitions if market conditions and competitive conditions allow. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, we expect our long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. We anticipate that we may need to raise additional external capital from the sale of common stock, preferred stock and/or debt instruments as market conditions may allow, in addition to cash flow from operations (which may not always be sufficient), to fund our growth and working capital needs.

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In the event that we need to raise significant amounts of external capital at any time or over an extended period, we face a risk that we may need to do so under adverse capital market conditions with the result that our existing shareholders, as well as persons who acquire our common stock, may incur significant and immediate dilution should we raise capital from the sale of our common or preferred stock. Similarly, we may need to meet our external capital needs from the sale of secured or unsecured debt instruments at interest rates and with such other debt covenants and conditions as the market then requires. However, there can be no guarantee that we will be able to raise external capital on terms that are reasonable in light of current market conditions. In the event that we are not able to do so, those who acquire our common stock may face significant and immediate dilution and other adverse consequences. Further, debt covenants contained in debt instruments that we issue may limit our financial and operating flexibility with consequent adverse impact on our common stock market price.

On June 30, 2026, we completed a private placement with non-affiliate accredited investors and raised approximately $2.025million through the issuance of 675,047 shares of common stock at $3.00 per share. While this transaction provided us with additional capital from third-party investors, the amount raised was relatively modest compared to our overall funding requirements. There can be no assurance that we will be able to raise additional capital from non-affiliate sources on acceptable terms, or in amounts sufficient to meet our needs, in the future.

We have substantial debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

As of March 31, 2026, our total indebtedness was approximately $133.8 million, including a mortgage loan of approximately $77.6 million and notes payable of approximately $39.8 million.

This substantial debt could have important consequences, including the following: (i) a substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) we may face a competitive disadvantage to lesser leveraged competitors; (iv) our debt service requirements could make it more difficult to satisfy other financial obligations; and (v) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

As of March 31, 2026, our total indebtedness was approximately $133.8 million, and our interest expense for the three months ended March 31, 2026 was approximately $2.7 million. We plan to use additional external capital as market conditions may allow, in addition to cash flow from operations (which may not always be sufficient and refinancing strategy is designed to systematically reduce this liability), improving financial stability and reducing cash flow pressure. By prioritizing the most expensive debt obligations, we anticipate achieving a stronger financial position, leading to sustained profitability within three years.

However, our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If we are unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could impair our liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Despite our significant amount of indebtedness, we may need to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We have had limited operations to date. On September 2, 2020, we changed our name from Favo Realty, Inc. to Favo Capital, Inc., which is the point at which our business changed from a real estate investment company, to a private credit company providing alternative financing solutions to small and medium-sized businesses (SMBs) across the United States, through revenue-based funding solutions. We have recently acquired 1818 Park and are now engage in real estate operations. We have since changed our name to Stewards, Inc. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our company. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business and additional costs and expenses that may exceed current estimates. We expect to continue to incur significant losses into the foreseeable future. We recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

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As a growing company, we have incurred significant net losses and may not achieve profitability in the near future, if at all.

We have generated revenue of $16.3 million for the year ended December 31, 2025, but we have not yet achieved profitability and may not achieve profitability in the near future, if at all. Further, many of our competitors have a significantly larger industry presence and revenue stream and may have already achieved profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We depend on affiliate financing to fund operations, and alternative sources of capital may not be available on acceptable terms.

We rely heavily on financing from affiliates, including the purchase of Series A Preferred Stock at $0.25 per share and debt financing from Stewards International Funds PCC of up to $100 million with associated warrants exercisable at $0.76 per share — prices that are significantly below the current market price of our common stock. Our ability to continue operations is dependent on continued support from these affiliates. There can be no assurance that such affiliate financing will continue to be available on the same terms, or at all. If affiliate financing becomes unavailable or is provided on less favorable terms, our liquidity and ability to fund operations could be materially and adversely affected.

On June 30, 2026, we completed a private placement offering with non-affiliate accredited investors and raised approximately $2.025 million through the issuance of 675,047 shares of our common stock at $3.00 per share. While this provided us with additional capital from third-party investors, the amount raised was relatively modest compared to our overall funding requirements. There can be no assurance that we will be able to raise additional capital from non-affiliate sources on acceptable terms, or in amounts sufficient to meet our needs, in the future.

Continued reliance on affiliate financing carries inherent risks of potential conflicts of interest and claims of self-dealing. Any such claims or proceedings, even if ultimately without merit, could result in significant legal costs, management distraction, adverse publicity, and a negative impact on our stock price.

Risks Related to Our Private Credit Business and Industry

Our growth may not be sustainable and depends on our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers.

We operate a direct and syndication funding platform to serve small and medium-sized businesses (“SMBs”) in need of liquidity to fulfill their financial responsibilities. Through our direct sales, marketing, underwriting and operational platform and with our syndication partners, we provide funding solutions for customers. We originate and provide financing to businesses primarily through a merchant cash advance (“MCA”) product offering. Under an MCA, businesses receive funds in exchange for a portion of the business’s future receipts at an agreed upon discount and repayment term. The majority of our portfolio will be invested in the MCA business.

We currently maintain relationships with six syndication partners, three core partners and three secondary partners, all of whom operate in the Merchant Cash Advance (MCA) industry and provide revenue-based financing solutions. Pursuant to Master Participation Agreements and related agreements, we participate in approved transactions with these partners at levels generally ranging from 10% to 95% of the deal value. To manage concentration risk, we do not participate in any syndication arrangement where our exposure exceeds 40% of a partner’s total portfolio. All syndication partners are provided with investment guidelines aligned with our internal underwriting standards, and they are required to adhere to those criteria to ensure consistency and risk alignment across all investments.

We focus on serving small and medium-sized businesses, many of which are in the entrepreneurial or early growth stage of development. These SMBs often lack long credit histories and are more susceptible than larger enterprises to macroeconomic pressures such as inflation, consumer spending shifts, and interest rate increases. As a result, they may have greater turnover or financing needs. Approximately 30–40% of our direct portfolio customers return for multiple rounds of funding.

Our underwriting framework, described above, is designed to address this heightened risk profile by incorporating a wide range of alternative data points beyond traditional credit bureau scores. For example, we may analyze merchant bank statement performance, cash flow patterns, digital footprint, landlord payment history, and government filings, in addition to credit bureau data. By relying on real-time business data and technology-enabled verification, we can better assess the true repayment capacity of SMBs whose financial stability may not otherwise be captured by conventional credit scoring methods.

This approach provides us with visibility into businesses that traditional lenders often overlook, while balancing risk and enabling us to meet the financing needs of entrepreneurial SMBs.

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We may also fail to attract new customers, retain revenue from existing customers or increase sales to both new and existing customers as a result of a number of other factors, including:

▪   reductions in our current or potential customers’ spending levels;

▪   a decrease in SMB spending, including due to a deteriorating macroeconomic environment;

▪   competitive factors affecting the markets for our financial products, including the introduction or innovation of competing financial products and other strategies that may be implemented by our competitors;

▪   global political, economic, social and environmental risks that may impact our operations or our customers’ operations and/or decrease consumer spending, including pandemics and other global health crises, natural disasters, acts or threats of war or terrorism and other general security concerns such as the Russian invasion of Ukraine and the Israel-Hamas war;

▪   our ability to execute on our financial solutions roadmap, growth strategy and operating plans;

▪   our ability to successfully sell and transition new and existing customers to our financial solutions;

▪   our ability to meet the demands and requirements of larger customers;

▪   a decline in the market share of SMBs relative to large enterprises;

▪   a decline in our SMBs’ level of satisfaction with our financial solutions;

▪   changes in our relationships with third parties, including syndicate brokers, underwriters, brokers, real estate professionals and others;

▪   the timeliness and success of new financial solutions and services we may offer in the future;

▪   customer perceptions of business in the context of our growth and in the context of acquisitions we complete;

▪   our brand recognition;

▪   concerns relating to actual or perceived privacy or security breaches;

▪   the frequency and severity of any system outages;

▪   terminations of relationships with certain customers or partners for unacceptable business practices, contract breaches or because required by law;

▪   technological changes or problems; and

▪   our focus on long-term value over short-term results, meaning that we may make strategic decisions that may not maximize our short-term revenue or profitability if we believe that the decisions are consistent with our mission and will improve our financial performance over the long-term.

Due to these factors and the continued evolution of our business, our historical revenue growth rate and operating margin may not be indicative of future performance.

We are subject to risks relating to the availability of capital to fund SMB customers, the ability of our customers to generate sales to remit receipts, general macroeconomic conditions, legal and regulatory risks and the risk of fraud.

We offer MCAs and other financial solutions for SMBs. This program provides cash advances to eligible small businesses and is designed to help them with overall business growth and cash management. Such merchant cash advance programs are subject to risks. For Direct Fundings, we handle the underwriting process, contract with the merchant directly and fund from our own resources. For Syndicated Fundings, however, we are dependent on our syndication partners to operationalize merchant cash advances. Further, if we cannot source capital to fund the advances for our customers, we might have to reduce the availability of this service, or cease offering it altogether.

A decline in macroeconomic conditions could lead to a decrease in the number of our customers eligible for an advance, and/or increase the risk of fraud or non-payment. If more of our customers cease operations, experience a decline in sales, or engage in fraudulent behavior, including subverting our underwriting processes, it would make it more difficult for us to obtain the receipts we have purchased via merchant cash advances or to obtain repayment of merchant cash advances we have made. In addition, if we fail to correctly predict the likelihood of timely repayment of merchant cash advances, our business may be materially and adversely affected. Merchant cash advances are generally unsecured obligations, and they are not guaranteed or insured in any way.

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Loss rates on merchant cash advances may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer and business confidence, commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer and business spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. While we believe that our underwriting process is designed to establish that our customers will be a reasonable credit risk, our merchant cash advances to SMBs may nevertheless be expected to have a higher default rate than advances made to customers with more established operating and financial histories.

We intend to continue to explore other financial solutions, models, structures and markets to advance cash or capital to our merchants. Some of those models, structures or markets may require, or be deemed to require, additional procedures, partnerships, licenses, regulatory approvals or capabilities. Should we fail to expand and evolve in this manner, or should these new products, models, structures, markets or new regulations or interpretations of existing regulations impose requirements on us that are impractical or that we cannot satisfy, the future growth and success of our merchant cash advance program may be materially and adversely affected.

Merchant cash advance businesses have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions.

Our Direct Funding portfolio has SMBs across multiple segments and industry types, but most of our merchants fall into the services, construction, and retail industries. These include restaurants, construction and development projects, physical fitness facilities, accounting and bookkeeping practices, home furnishings and equipment stores, and automotive repair shops, among others.

The composition of our Syndicated Funding portfolio closely aligns with that of our direct investments, both of which are strategically shaped by evolving market dynamics. Key determinants include macroeconomic conditions, the influence of domestic and international government policy decisions, and the relative advantages of specific U.S. geographic regions. Regulatory and policy environments, whether supportive or restrictive, impact sector performance and are carefully considered in our portfolio construction and allocation strategy.

Given that our debtor mix involves merchants with a lack of resources compared with larger more established companies, these conditions may result in a decline in the demand for merchant cash advance businesses by potential customers, higher default rates by future customers, or slower rates of receiving cash advance income from third-party debtors. If any merchant cash advance businesses’ future receipts are lower than the Company projected, collection of the merchant cash advance businesses’ income will take longer than projected, which could result in a loss of income to the Company.

We will also bear a loss of income if the customer fails to generate future business sufficiently to deliver the total amount of cash advance income the merchant cash advance businesses expect. If a customer defaults on a cash advance, the cash advance enters a collections process where systems and collections teams initiate contact with the customer for payments owed. If a cash advance contract is subsequently charged off, the merchant cash advance business could sell the contract to a third-party collection agency and receive only a small fraction of the remaining amount payable to that merchant cash advance business in exchange for the sale. There can be no assurance that economic conditions, demand for cash advances, or default rates by customers will remain favorable for the merchant cash advance businesses, which will ultimately affect our business.

Reduced demand for cash advances would negatively impact merchant cash advance businesses growth and revenue, while increased default rates by cash advance customers may inhibit merchant cash advance businesses’ access to capital and negatively impact profitability. Furthermore, if an insufficient number of qualified small businesses apply for the cash advances, merchant cash advance businesses and the Company’s growth and revenue could decline.

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If merchants provide information to us that is incorrect or fraudulent, we may misjudge a merchant’s qualification to receive a cash advance and as a result, their operating results as well as ours may be harmed.

Our decisions to fund are based partly on information provided by applicant merchants. To the extent that these applicants provide information in a manner that we are unable to verify, we may not be able to accurately determine the associated risk. Inaccurate analysis of credit data that could result from false cash advance application information could harm our reputation, business and operating results. This would have a knock-on effect on our own ability to conduct business operations.

While we intend to use identity and fraud checks analyzing data provided by external databases to authenticate each merchant’s identity, there is a risk that these checks could fail, and fraud may occur. We may not be able to recoup funds underlying cash advances made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, operating results and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impacting operating results, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs. This may, in turn, put our company at greater risk to recoup.

An increase in customer defaults rates may reduce overall profitability.

Customer default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual customers. In particular, loss rates on cash advances may increase due to general economic and business factors such as prevailing interest and rates, the rate of unemployment, the level of consumer and business confidence, commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer and business spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. If customer default rates increase beyond forecast levels, this will harm merchant cash advance businesses reputation, operating results, and profitability, which will ultimately affect the Company’s own business operations and investors may lose all or part of their investment.

Provision for credit losses is determined based upon both objective and subjective factors and may not be adequate to absorb losses. Merchants may fail to deliver cash advanced income in full.

We maintain a reserve for such losses by establishing a provision for credit losses, the increase of which results in a charge to its earnings as a provision for credit losses. We have established an evaluation process designed to determine the adequacy of those allowances for losses. While this evaluation process will use historical and other objective information, the forecasts and establishment of losses are also dependent on our subjective assessment based upon our experience and judgment. Actual losses are difficult to forecast, especially if such losses stem from factors beyond historical experience. As a result, there can be no assurance that our provision for credit losses will be comparable to that of traditional banks subject to regulatory oversight or sufficient to absorb losses or prevent a material adverse effect on business, financial condition, and results of operations.

Investors have risks from inflation and from deflation

As a result of inflation, there has been a history of increasing taxes, energy and labor costs, and other operating and capital expenses. If the revenues generated by operations are not sufficient to pay fixed obligations, we may attempt to increase rates on cash advance income in addition to attempting to reduce operating expenses. However, competition may preclude such increases. On the other hand, deflation is likely to cause rates to decrease faster than expenses decrease. Inflation or deflation could have a material adverse effect on merchant cash advance businesses and our business, results of operations, and financial condition.

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Merchant cash advance businesses may be unable to collect cash advance income on the cash advances made to customers.

Merchant cash advance (“MCA”) businesses, such as Stewards, provide revenue-based financing to small and medium-sized businesses (“SMBs”) by purchasing a portion of their future receipts at a discount. Our debtors are primarily SMBs in industries such as restaurants, construction, physical fitness and accounting services, which use cash advances to manage working capital, purchase inventory, fund marketing, or address short-term liquidity needs.

As an MCA provider, we advance funds to these SMBs in exchange for an agreed-upon percentage of their daily receipts until the purchased receipts have been fully remitted. Payments are typically collected through daily Automated Clearing House (“ACH”) debits or, in some cases, through credit card split processing. Because MCA businesses are not banks, we do not have direct access to the ACH network and instead rely on third-party FDIC-insured depository institutions and payment processors to disburse funds to merchants and collect scheduled payments on our behalf.

Although we build redundancies by working with multiple banks and service our ability to collect receipts could be impaired if these institutions or processors cease providing services, experience operational disruptions, or terminate their agreements with us. While we would seek to transition to alternative providers, there can be no assurance that such transition would be seamless. Any inability to collect receipts on a timely basis could materially impact our revenue, cash flows, and operating results.

Our role within the MCA process is to (i) originate and underwrite advances directly, (ii) service and collect on those advances through our processing partners, and (iii) in the case of Direct Fundings where we have participants, manage collections on behalf of ourselves and our participants. These participants are typically accredited investors, family offices, investment funds, high-net-worth individuals, and other capital partners that acquire an economic participation interest in a portion of a funded transaction pursuant to a Master Participation Agreement. Such participants generally do not have a direct contractual relationship with the merchant and rely on the Company to service and administer the transaction. As such, disruptions in our ability to collect MCA receipts directly affect both our own portfolio and our servicing obligations to any participants.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•	build on our success in financial solutions, such as our merchant cash advance (or similar) offerings;
•	accelerate expansion by introducing new financial solutions to our product portfolio;
•	continue to establish a footing in the real estate markets; and
•	selectively pursue and integrate strategic and value-enhancing acquisitions.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.

Future regulation of the merchant cash advance industry could materially and adversely affect our business.

Although the merchant cash advance industry is not currently subject to pervasive federal or state regulation specifically targeted at MCAs, there has been a clear and continuing trend of increased legislative and regulatory scrutiny at both the federal and state levels. Several states, including California and New York, have enacted commercial financing disclosure laws that impose detailed pre-contract disclosure requirements (including estimated APR or other cost-of-credit metrics) on MCAs and other non-bank financing products. Additional states continue to consider similar or more restrictive legislation, and courts in certain jurisdictions continue to scrutinize whether specific MCA agreements may be recharacterized as disguised loans subject to usury or lending laws.

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At the federal level, the FTC actively enforces prohibitions against unfair or deceptive acts or practices in the industry, and other agencies, including the CFPB, continue to monitor non-bank small business financing. While the CFPB’s May 1, 2026 final rule under Section 1071 of the Dodd-Frank Act explicitly excluded MCAs from small business lending data collection requirements, future regulatory actions, enforcement priorities, or legislative proposals could impose new licensing, registration, capital, disclosure, or underwriting obligations on MCA providers.

We cannot predict whether additional regulations will be adopted at the federal or state level, or how existing laws and regulations will be interpreted or applied to our business in the future. Any new laws, regulations, or changes in the application or interpretation of existing laws could:

▪    impose licensing, registration, or compliance requirements that significantly increase our operating costs;

▪    restrict our marketing, underwriting, servicing, or collection practices;

▪    limit our ability to originate new MCAs or enforce existing contracts;

▪    subject us to heightened scrutiny regarding disclosures, fees, or repayment terms; or

▪    require us to modify our business practices in ways that reduce profitability.

A material failure to comply with any such laws or regulations could result in regulatory actions, investigations, lawsuits, monetary penalties, damages, restitution orders, or other sanctions. Even the threat or commencement of regulatory or legal proceedings could cause reputational harm, divert significant management attention and resources, and increase our legal and compliance costs. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and ability to continue as a going concern. See “Governmental Regulations” for additional information regarding the current regulatory environment.

Determination by a legislative or judicial body that a cash advance is a loan, rather than a purchase of future receipts, will adversely affect the merchant cash advance business and Company's business.

Currently, the merchant cash advance business structures its cash advances a purchase of future receipts, rather than loans. This allows merchant cash advance businesses to avoid applying for and complying with a commercial lending license. Additionally, state usury laws are often, if not always, inapplicable. However, if a legislative or judicial body determines that the merchant cash advances are loans or should be treated as loans, the merchant cash advance business could be found to be in violation of state and federal lending regulations. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to the merchant cash advance business reputation, which could have a material adverse effect on its business and financial condition.

A proceeding relating to one or more allegations or findings of the merchant cash advance business violation of such laws could result in modifications in its methods of doing business or could impair its ability to collect cash advance income or could result in the requirement that merchant cash advance businesses pay damages and/or cancel the balance of cash advance income associated with such violation. The Company cannot assure you that such claims will not be asserted against merchant cash advance businesses in the future.

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Many of our alternative financing solutions involve borrowers about which little, if any, information is publicly available, which may impair our ability to identify borrowers able to repay our advances and adversely affect the price of our publicly traded securities.

In pursuing our business, we often interact with privately held companies about which very little public information exists. As a result, we are frequently required to make financing decisions based on limited data, much of which is obtained directly from the merchant. To mitigate these risks, we use a combination of traditional credit bureau data, alternative data sources, and automated and AI-driven tools from third-party providers to verify bank statements, analyze cash flow, and detect potential fraud or anomalies.

Notwithstanding these processes, there are limitations. Automated and AI-driven underwriting tools may yield inaccurate or incomplete outputs, may be subject to manipulation, or may fail to detect fraudulent activity. Additionally, we depend on the accuracy and availability of third-party vendors and data sources. Disruptions, errors, or service terminations could materially impair our ability to underwrite effectively.

If we make advances to merchants that are less solvent or profitable than expected, if our AI or automation tools malfunction or are circumvented, or if third-party providers supply inaccurate or incomplete data, our loss rates may increase and our results of operations could be adversely affected, which in turn could negatively impact the trading price of our securities.

Failure to continue to innovate and respond to evolving technological changes may reduce demand for cash advances.

The cash advance industry is characterized by rapidly evolving technology and frequent product introductions. Merchant cash advance businesses rely on technology to make its platform available to customers, determine the creditworthiness of cash advance applicants, and service the cash advances it makes to customers. In addition, merchant cash advance businesses may increasingly rely on technological innovation as it introduces new products, expands its current products into new markets, and continues to streamline the cash advance process. The process of developing new technologies and products is complex and if merchant cash advance businesses are unable to successfully innovate and deliver a superior customer experience, customers' demand for the merchant cash advances may decrease and the merchant cash advance business and ultimately our growth and operations may be harmed.

Due diligence in merchant cash advance transactions is not as stringent as that of traditional loans, which presents a greater risk of fraud and inaccurate valuations.

The required information to be provided by a merchant for a merchant cash advance is less stringent and differs from that provided for traditional capital advances and loans from institutional lenders, giving rise to numerous risks. These risks include, but are not limited to, a funder receiving fraudulent or inaccurate financial data from a merchant, entering into a transaction with a merchant who has historical and/or current credit related issues, and facing market shifts which may outdate the market research a funder uses to create its approval methodology. Although the Uniform Commercial Code governs merchant cash advance transactions as commercial transactions and provides for certain legal protections, the lack of collateral required in merchant cash advance transactions presents a risk of total and unrecoverable loss.

Our growth strategy involves building on our success in financial solutions, which may present risks and challenges that we have not yet experienced.

Our financial solutions, such as our merchant cash advance (or similar) offerings, continue to become an increasingly important part of our business. Our strategy has and will continue to require significant investment in cross-functional operations and management focus, along with investment in supporting technologies and people. The availability of our financial solutions requires us to comply with different and evolving laws governing financial services, as well as the collection, storage and use of information and data, including personal data. We may incur additional costs and operational challenges in complying with these laws, and differences in these laws may cause us to operate our businesses differently in different territories. If so, we may incur additional costs and may not fully realize the investment in our expansion.

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Development of new financial solutions incorporating technology is a complex process and subject to numerous uncertainties. Our success in developing such solutions will depend in part on our ability to develop them in a manner that keeps pace with continuing changes in technology, evolving industry standards, new financial solution and product introductions by competitors, changing client preferences and requirements and the interoperability of such solutions with our platform, including the platforms of companies we acquire, and third-party developed portions thereof.

In addition, we face competition from established financial solutions providers offering existing and proven financial solutions. These financial solutions providers and their financial product offerings benefit from a long history of market acceptance and familiarity as compared to our financial solutions. Potential customers for our financial solutions may be reluctant to adopt our solutions over existing solutions for a variety of reasons, such as transition costs, business disruption, or loss of functionality to which they are accustomed. Customers may also consider our solutions as inferior to similar solutions offered by our competitors. Finally, the marketability of our financial solutions we offer could be significantly affected by changes in economic or market conditions or by the adoption of new technologies and solutions. There can be no assurance that our customers will adopt our financial solutions over other competing solutions.

If we are unable to provide a convenient and consistent experience for our customers, our ability to compete and our results of operations could be adversely affected. In addition, if the solutions we offer do not appeal to our customers, reliably function as designed, or maintain the privacy and security of customer data, we may experience a loss of customer confidence or lost revenue, which could adversely affect our reputation and results of operations.

The markets in which we participate are highly competitive. We may not be able to compete successfully against current and future competitors.

We face competition in various aspects of our business, and we expect such competition to intensify in the future as existing and new competitors introduce new financial solutions or enhance existing solutions. We compete against companies and financial institutions across the retail banking, financial services, consumer technology and financial technology services industries, as well as other nonbank lenders serving credit-challenged consumers, including online marketplace lenders, check cashers, point-of-sale lenders and payday lenders. We may compete with others in the market who may in the future provide offerings similar to ours, particularly companies who may provide money management, lending and other services.

We have competitors with longer operating histories, larger customer bases, greater brand recognition, greater experience and more extensive commercial relationships in certain jurisdictions, and greater financial, technical, marketing and other resources than we do. Our potential new or existing competitors may be able to develop financial products and services better received by customers or may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, regulations or customer requirements. In addition, some of our larger competitors may be able to leverage a larger installed customer base and distribution network to adopt more aggressive pricing policies or terms of service and offer more attractive sales terms or customer promotions, which could cause us to lose potential sales or to sell our financial solutions at lower prices. In addition, there are a number of companies that are not currently direct competitors but that could in the future shift their focus on our industries and offer competing products and services. There is also a risk that certain of our current customers and business partners could terminate their relationships with us and use the insights they have gained from partnering with us to introduce their own competing financial products and services. As our business evolves, the competitive pressure to innovate will encompass a wider range of financial products and services. There can be no assurance that our efforts to require new and existing customers to adopt our financial solutions will be successful and we may lose certain customers, and our operating results may be adversely affected if we are not successful in our efforts.

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The impact of worldwide economic conditions such as inflation and changes in interest rates, including the resulting effect on the operations of and spending by SMBs and on consumer spending, may adversely affect our business, operating results and financial condition.

Our performance is subject to worldwide economic conditions and global events, including political, economic, social and environmental risks that may impact our operations or our customers’ operations. Such conditions and events may adversely affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Deterioration in general economic conditions, including any rise in unemployment rates, inflation and increases in interest rates, have adversely affected in the past and may in the future adversely affect consumer spending, consumer debt levels and payment card usage, and as a result, have adversely affected in the past and may in the future adversely affect our financial performance by reducing the number of transactions or average purchase amount of transactions processed using our financial solutions. Many of the customers that use our financial solutions are SMBs and many are also in the entrepreneurial stage of their development. SMBs may be disproportionately affected by the aforementioned economic conditions or economic downturns, especially if they sell discretionary goods. SMBs may also be disproportionately affected by other economic conditions, including labor shortages and global supply chain issues. SMBs frequently have limited budgets and may choose to allocate their spending to items other than our platform, especially in times of economic uncertainty or recessions. Economic and geopolitical uncertainties, including the Israel-Hamas war and Russia's invasion of Ukraine may further amplify such risks.

Weakening economic conditions may also adversely affect third parties, including suppliers and partners, with whom we have entered into relationships and upon whom we depend in order to operate and grow our business. Uncertain and adverse economic conditions may also lead to increased write-offs of our receivables, and refunds and chargebacks or potential losses to our merchant cash advance program, any of which could adversely affect our business.

Our business could be harmed if we fail to manage our growth effectively and efficiently.

The growth we have experienced in our business places significant demands on our operational infrastructure. The scalability and flexibility of our financial solutions depends on the functionality of our technology and network infrastructure and its ability to handle increased demand. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance its scalability in order to maintain the performance of financial offerings.

To support our growth, we expect to make sales and marketing expenditures to increase sales of our financial products and increase awareness of our brand. A significant portion of our investments in our sales and marketing and research and development activities will precede the benefits from such investments, and we cannot be sure that we will receive an adequate return on our investments.

Our growth has placed, and will likely continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business with no assurance that our revenues will continue to grow. As we grow, we will be required to continue to improve our operational and financial controls and reporting procedures, and we may not be able to do so effectively. Furthermore, some members of our management do not have significant experience managing a large business operation, so our management may not be able to manage such growth effectively. In managing our growing operations, we are also subject to the risks of over-hiring and/or overcompensating our employees and over-expanding our operating infrastructure. As a result, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross profit or operating expenses.

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As a result of our growth, some of our employees have been with us for a short period of time, and many have joined in a remote work environment. As we continue to grow, we must effectively integrate, develop and motivate employees. We may find it difficult to maintain our corporate culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to recruit and retain personnel, to continue to perform at current levels or to execute on our business strategy effectively and efficiently.

Our brand is integral to our success. If we fail to effectively maintain, promote and enhance our brand, our business and competitive position may be harmed.

We believe that maintaining, promoting and enhancing brands is critical to expanding our business. Maintaining and enhancing our brand will depend largely on our ability to provide high-quality, well-designed, useful, reliable and innovative financial solutions, which we may not do successfully.

Errors, defects, data breaches, disruptions, outages or other performance problems with our technology or related services, including with third-party applications, may harm our reputation and brand. We may introduce new financial solutions or terms of service that SMBs do not like, which may negatively affect our brand. Additionally, if our customers have a negative experience using our financial solutions, such an experience may affect our brand, especially as we try and gain market acceptance.

Any unfavorable media coverage or negative publicity about our industry or our company, including, for example, publicity relating to our financial products, our privacy and security practices, our product changes, our financial reporting, pending or threatened litigation, regulatory activity, or the actions of our partners or our customers, could seriously harm our reputation, even if inaccurate or misleading. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customers and result in decreased revenue, which could seriously harm our business.

We believe that the importance of brand recognition will increase as competition in our market increases. In addition to our ability to provide reliable and useful solutions at competitive prices, successful promotion of our brand will depend on the effectiveness of our marketing efforts. The success of our brand promotion efforts is partly dependent on our visibility on third-party advertising platforms and changes in the way these platforms operate or changes in their terms or data use practices could make marketing and promotion of our platform and brand more expensive and difficult. Our efforts to market our brand have involved significant expenses. Our marketing spend may not yield increased revenue, and even if it does, any increased revenue may not offset the expenses we incur in building and maintaining our brand.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that the growth of our business will continue to depend on third-party relationships, including strategic partnerships and relationships with our service providers and suppliers, including syndicate brokers, underwriters, brokers, real estate professionals and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as technology and content providers. Some of the third parties that sell our services have direct contractual relationships with our customers, and in these circumstances, we risk the loss of such customers if those third parties fail to perform their contractual obligations, including in the event of any such third party’s business failure. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.

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Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches, including internal security failures, could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

We operate in an industry that is prone to cyberattacks. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, customer data, or the data of their consumers, could result in the loss or misuse of such data, which could harm our business and reputation. The security measures we have integrated into our internal networks and platforms are designed to prevent or minimize security breaches but may not function as expected or may not be sufficient to protect our internal networks and platforms against certain attacks. In addition, incidents can originate on our partners' websites or systems, which can then be leveraged to access our website or systems, further preventing our ability to successfully identify and mitigate an attack. Threat actors are rapidly evolving the techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted. As a result, we may be unable to anticipate these techniques or implement adequate preventative measures to prevent an electronic intrusion into our networks. While we have established cyberattack remediation plans to guide us in triaging and responding to such attacks, there can be no assurance that the measures set forth under such plan will be adequate in all circumstances nor that they will be effective in mitigating, or allowing us to recover from, the effects of such attacks. While we do not yet have insurance coverage and while we plan to obtain coverage in the near future, any coverage we acquire may be insufficient to compensate us for all liabilities that we may incur.

Our customers’ storage and use of data to operate their businesses and deliver services to their consumers is essential to their use of our platform, which stores, transmits and processes our customers’ proprietary information and personal information relating to them, their employees and their consumers. If a security breach were to occur, as a result of third-party action, employee error, breakdown of our internal security processes and procedures, malfeasance or otherwise, and the confidentiality, integrity or availability of our customers’ data were disrupted, we could incur significant liability to our customers, to partners and to individuals whose information was being stored by our customers, and our platform may be perceived as less desirable, which could negatively affect our business and damage our reputation.

Our platform and third-party applications available on, or that interface with, our platform have been and, in the future, may be subject to distributed denial of service attacks (“DDoS”), a technique used by hackers to take an internet service offline by overloading its services. Since techniques used to deliver DDoS attacks are evolving, we may be unable to implement adequate preventative measures or stop DDoS attacks or security breaches while they are occurring. We cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In addition, computer malware, viruses, ransomware, extortion, and hacking and phishing attacks or social engineering incidents by third parties are prevalent in our industry. We have experienced such attacks and security incidents in the past and may experience them in the future. For example, in Fiscal 2024 we were the target of frequent phishing and distributed DDoS attempts. Any actual or perceived DDoS attack or security breach could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the DDoS attack or security breach.

Moreover, our platform and third-party applications available on, or that interface with, our platform could be breached if vulnerabilities in our platform or third-party applications are exploited by unauthorized third parties or due to employee error, breakdown of our internal security processes and procedures, malfeasance, or otherwise. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers' data may be improperly accessed, used or disclosed. Further, threat actors may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information or otherwise compromise the security of our internal networks, electronic systems and/or physical facilities in order to gain access to our data or our customers’ data. As a result of our increased visibility, the size of our customer base, and the increasing amount of confidential information we process, we believe that we are increasingly a target for such breaches and attacks. This threat may intensify in the event of retaliatory cyberattacks stemming from geopolitical events such as Russia's invasion of Ukraine. In addition to our own platform and applications, some of the third parties we work with may receive information provided by us, by our customers, or by our customers’ consumers through web or mobile applications. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers’ data may be improperly accessed, used or disclosed.

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Some jurisdictions have enacted laws requiring companies to notify individuals and authorities of data security breaches involving certain types of personal or other data and our agreements with certain customers and partners require us to notify them in the event of a security incident. Similarly, if our suppliers experience data breaches and do not notify us or honor their notification obligations to authorities or users, we could be held liable for the breach. We may not be in a position to assess whether a data breach at one of our suppliers would trigger an obligation or liability on our part. Such mandatory disclosures are costly, could lead to negative publicity, and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain revenue from existing customers or attract new ones. Similarly, if a high-profile security breach occurs with respect to a retailer or eCommerce platform, customers may lose trust in eCommerce more generally, which could adversely impact our customers’ businesses. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.

System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of our platform could harm our reputation or subject us to significant liability and adversely affect our business and financial results.

Our brand, reputation and ability to attract, retain and serve our customers are also dependent upon the reliable performance of our platform, including our underlying technical infrastructure. Our platform is mission critical for our customers who rely on it to manage their businesses, and the data collected in connection therewith, including transaction records, information about inventory and customers and other important business information and data. Our systems, those of our third- service providers may experience service interruptions, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, cyberattacks or disruptions, computer viruses, ransomware, malware or other events. Our systems are also subject to break-ins, sabotage, and acts of vandalism.

Interruptions or other issues in the proper functioning of or upgrades to our information technology systems could cause disruption to our operations.

Our information technology systems require periodic modifications, upgrades, and replacement that subject us to costs and risks, including potential disruption to our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel or outside firms to implement and operate existing or new systems, diversion of management’s attention from other aspects of our business, and other risks and costs of delays or difficulties in transitioning to new or modified information technology systems or of integrating new or modified information technology systems into our current technical infrastructure.

We are continually improving and upgrading our information technology systems, including systems of the companies we have acquired, which acquired systems we have integrated to varying degrees. Implementation of new information technology systems is complex, expensive, and time-consuming. If we fail to timely and successfully implement new information technology systems, or improvements or upgrades to existing or integrated information technology systems, or if such information technology systems do not operate as intended, this could have an adverse impact on our business, internal controls (including internal controls over financial reporting), results of operations and financial condition.

We heavily rely on our information technology systems to manage our various business operations and regulatory compliance. Our technical infrastructure has in the past and may in the future be subject to damage or interruption from a variety of sources, including power outages, computer and telecommunications failures, fraud, computer viruses, cybersecurity breaches, vandalism, severe weather conditions, catastrophic events, military or political conflicts, terrorism, and human error. If our information technology systems are damaged, fail to function properly, or otherwise become compromised or unavailable, we may incur substantial costs to repair or replace them, and we may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business, results of operations and financial condition.

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We store personal and other information of our partners, our customers and their consumers and our employees. If the security of this information is compromised or is otherwise accessed without authorization or is perceived to be compromised or accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

We store personal information and other confidential information of our partners and our customers and may also store credit card information of our customers. We also collect and maintain personal information of our employees. We do not regularly monitor or review the content that our customers upload and store, or the information provided to us through the applications integrated with our platform, and, therefore, we do not control the substance of the content hosted within our platform, which may include personal information. Additionally, we use third-party service providers and sub processors to help us deliver services to customers and their consumers. These service providers and sub processors may store personal information, credit card information and/or other confidential information.

We have in the past experienced and may in the future experience successful attempts by third parties to obtain unauthorized access to the personal information of our partners, our customers and our customers’ consumers, and events or situations as a result of which this information was or could be exposed through human error, malfeasance or otherwise. The unauthorized or inadvertent release or access, or other compromise of this information could have a material adverse effect on our business, financial condition and results of operations. Even if such a data breach were to affect one or more of our competitors or our customers’ competitors, rather than us, the resulting consumer concern could negatively affect our customers and/or our business.

We are also subject to federal, state, provincial and foreign laws regarding cybersecurity and the protection of data. The regulatory framework in Canada, the United States, Europe and many other jurisdictions in respect of privacy issues is constantly evolving and is likely to remain uncertain for the foreseeable future. Numerous laws and regulations, including Canada's Personal Information Protection and Electronic Documents Act, Québec's Law 25, the European Union's General Data Protection Regulation (“GDPR”), the UK's General Data Protection Regulation, the California Consumer Privacy Act as modified by the California Consumer Privacy Rights Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Rights Act, and the Utah Consumer Privacy Act, have detailed requirements concerning the collection, use, disclosure, transfer, safeguarding, and retention of personal data and grant individuals certain rights related to their personal data.

As of early 2025, at least 20 states have passed comprehensive privacy laws that go beyond breach notification to regulate how businesses collect, use, and protect personal data. These laws grant consumers rights like access, deletion, and opting out of data sales, while requiring “reasonable” security measures. Newer laws in states like Texas (Texas Data Privacy and Security Act, effective 2024) and New Jersey (effective 2025) follow this model, with variations in scope and enforcement.

The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. Restrictions imposed by such laws may also impair our merchant's ability to sell or market their products or adversely impact our product development efforts, which could affect our operating results.

In addition to the foregoing, a breach of cybersecurity and data protection laws could result in regulatory investigations, reputational damage, orders to cease or change our data processing, enforcement notices, and / or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

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The interpretation and application of the above laws are often uncertain and such laws may be interpreted and applied in a manner inconsistent with our current policies and practices or require us to make changes to our platform. Additionally, laws in some jurisdictions, as well as our contracts with certain customers, require us to use industry-standard or reasonable measures to safeguard personal information or confidential information, and thereby mitigate the risk of a security incident. These laws and contractual obligations, which tend to focus on individuals’ financial and payment related information, are increasingly relevant to us, as we have started to process more information from our customers’ consumers through our platform.

Our failure to comply with legal or contractual requirements around the security of personal information could lead to significant fines and penalties imposed by regulators, as well as claims by our partners, our customers and their consumers, our employees or other relevant stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, diversion of management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our solutions.

Significant increases in the cost or decreases in the availability of the insurance we maintain could adversely impact our financial condition.

To protect the Company against various potential liabilities, we maintain a variety of insurance programs, including key man insurance, workers’ compensation and omissions and error insurance. We may reevaluate and change the types and levels of insurance coverage that we purchase. We are self-insured when insurance is not available or not available at reasonable premiums. We are currently looking into acquiring general liability insurance, and cyber security insurance. There are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to acts of war, employee and certain other crime, certain wage and hour and other employment-related claims, including class actions, actions based on certain customer protection laws, and some natural and other disasters or similar events. If we incur such losses and they are material, our business could suffer. Risks associated with insurance plans include:

•	Insurance costs could increase significantly, or the availability of insurance may decrease, either of which could adversely impact our financial condition;
•	Deductible or retention amounts could increase, or our coverage could be reduced in the future and to the extent losses occur, there could be an adverse effect on our financial results depending on the nature of the loss and the level of insurance coverage we maintained;
•	Insurance may not be available to us at an economically reasonable cost, or our insurance may not adequately cover our liability in connection with claims brought against us; and
•	As our business inherently exposes us to claims, we may become subject to claims for which we are not adequately insured. Unanticipated payment of a large claim may have a material adverse effect on our business.

Because we are a “Smaller Reporting Company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less company information than they would receive from a public company that is not a Smaller Reporting Company.

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make it harder for investors to analyze the Company’s results of operations and financial prospectus in comparison with other public companies.

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Our reliance on syndication partners and contractual arrangements for funding MCAs exposes us to risks if such partners reduce participation, fail to perform, or terminate agreements

We generate a portion of our revenue through our Syndicated Funding model, in which we participate alongside third-party syndication partners in merchant cash advances. In syndicated transactions, the syndication partner acts as the lead funder and contracts directly with the merchant, while we participate in a portion of the advance. These arrangements are governed by Master Participation Agreements.

Our Syndicated Funding model creates dependence on external partners whose decisions and capital commitments are outside our control. If our syndication partners were to reduce their participation levels, delay capital deployment, terminate their agreements with us, or demand terms less favorable to us, our revenue from Syndicated Funding activities could be materially reduced. Because these arrangements are often concentrated among a limited number of syndication partners, we are exposed to partner concentration risk.

In addition, our reliance on contractual agreements creates the possibility of disputes regarding servicing performance, allocation of profits, servicing fees, or interpretation of key provisions. Any disruption in these relationships or disputes under these agreements could impair our ability to originate and service merchant cash advances through our Syndicated Funding model, reduce our revenue, and materially and adversely affect our business and results of operations.

Our dependence on ISOs and other third-party distribution partners for a significant portion of originations subjects us to risks relating to partner performance, regulatory compliance, customer quality, and potential concentration of deal flow.

We rely on independent sales organizations (ISOs) and other third-party distribution partners to originate a significant percentage of our merchant applications for both our Direct Funding and Syndicated Funding models. Our agreements with ISOs typically provide for referral compensation based on funded amounts. If a material number of these ISOs were to cease submitting applications to us, shift their business to competitors, or demand higher compensation, our funded deal volume could decline, and our customer acquisition costs could increase. Because our internal business development resources are limited, we may not be able to quickly replace lost ISO-originated volume with Direct Funding originations, which could negatively affect our growth and revenues.

In addition, ISOs operate as independent contractors and are not subject to our direct supervision or control, which exposes us to operational and compliance risks. Misconduct, misrepresentation, or non-compliance by an ISO could harm our reputation, lead to regulatory scrutiny, or result in legal claims against us. Further, increased regulatory attention on ISOs and broker practices in the alternative lending industry could impose new compliance obligations on us as the funder, which may increase costs or reduce the attractiveness of ISO-originated transactions.

Our dependence on third-party ISOs and distribution partners therefore creates both financial and operational risks. If we are unable to effectively manage these relationships, ensure compliance with applicable laws, or diversify our origination channels, our business, financial condition, and results of operations could be materially and adversely affected.

Our use of AI, machine learning, and automated tools, together with reliance on third-party data providers, exposes us to risks involving accuracy, operational continuity, data security, and regulatory scrutiny, any of which could materially affect our ability to underwrite, detect fraud, and manage credit risk.

We rely on artificial intelligence (“AI”), machine learning (“ML”), and automation tools, in combination with human oversight, to support our underwriting, fraud detection, and data analysis processes. While we believe these technologies improve efficiency, reduce fraud risk, and enhance credit decision-making, they also introduce risks that could materially and adversely affect our business, financial condition, and results of operations.

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Our underwriting process depends on sensitive data provided by merchants, including bank statements, financial records, tax filings, and transactional histories. This information is analyzed using AI-enabled tools that structure, authenticate, and evaluate the data. Although we implement strict safeguards, including encryption, access controls, audit trails, and limiting the use of such data exclusively to underwriting and servicing activities, there is a risk that these systems could be subject to unauthorized access, cyberattacks, or data breaches. Any such event could expose us to liability under data privacy laws, regulatory enforcement actions, reputational harm, and loss of customer confidence.

We also rely on third-party providers to aggregate and authenticate financial data, provide credit bureau information, and detect potential fraud. If these providers experience service disruptions, errors, inaccuracies, or terminate their services to us, our ability to process applications efficiently could be materially impaired. Because AI and ML models require continual updates to remain accurate, reliance on third parties introduces the risk that errors in their models could lead to inaccurate underwriting decisions, higher default rates, or lost business opportunities.

In addition, AI-driven analysis is based on patterns and assumptions derived from historical data. These models may fail to predict merchant behavior in changing macroeconomic conditions, during unexpected events, or when applied to businesses with limited operating histories. If our reliance on AI or ML produces inaccurate risk assessments, we could experience increased loss rates or fail to identify fraudulent applications.

Finally, while our AI-enabled underwriting process is designed to accelerate decision-making compared to traditional lenders, it is subject to significant regulatory scrutiny. Regulators may adopt new rules regarding the use of AI, ML, or alternative data in underwriting that could require changes to our processes, increase compliance costs, or limit our ability to use certain data sources. Any such developments could adversely affect our operations and results.

Our debt financing arrangement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) increases our fixed debt obligations and may result in shareholder dilution upon the future exercise of associated warrants.

On September 1, 2025, we entered into a financing arrangement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) pursuant to which we may raise up to $50 million through the issuance of unsecured and unsubordinated debt notes (the “Stewards debt notes”). On October 30 the Stewards debt notes were extended to $100 million. As of March 31, 2026, we had drawn $7.3 million under this facility.

While this financing provides us with additional capital resources, it also introduces risks. The Stewards debt notes carry a fixed annual interest rate of 8.0% and mature in August 2030. Servicing this debt will require ongoing cash interest payments, which may limit the funds available for operations, growth initiatives, or other strategic investments. Because the notes are unsecured, in the event of financial distress we would remain fully liable for repayment without the benefit of collateral-based restructuring flexibility.

In connection with the issuance of the Stewards debt notes, we also agreed to issue warrants exercisable for ordinary shares at a fixed price of $0.76 per share. As of March 31, 2026, we had issued warrants to purchase approximately 9.6 million shares of common stock in connection with the $7.3 million drawn under the facility. Although the warrants are subject to a delayed exercise period, commencing no earlier than 12 months following an IPO or the maturity date, whichever is later, the eventual exercise of these warrants could result in dilution to existing shareholders. Furthermore, while the warrants are structured to minimize dilution around the time of our planned public offering, investor perception of potential dilution may nevertheless impact the trading price of our common stock.

The proceeds from this financing are required to be used exclusively for (i) refinancing existing debt, including obligations maturing in June 2026 that currently carry an effective interest rate of approximately 15%, and (ii) funding the Company’s general operational needs. The Stewards debt notes are unsecured and unsubordinated obligations of the Company and are not secured against any particular assets. While this structure provides immediate interest savings and reduces our overall cost of capital, it does not generate incremental discretionary growth capital. If we are unable to refinance or repay the remaining portion of our indebtedness as it comes due, or if future financing is not available on acceptable terms, our liquidity and ability to execute our business strategy could be materially and adversely affected.

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Risks Related to the 1818 Park Acquisition and Our Real Estate Business and Industry

We may be unable to obtain an extension or refinancing of the matured mortgage loan on 1818 Park, which could result in foreclosure and loss of the property.

Block 40, LLC, the entity through which we own 1818 Park, has a senior secured mortgage loan with an outstanding balance of approximately $73.6 million as of the date of this prospectus. As of June 22, 2026, the 1818 Park property had a physical occupancy of approximately 92.3% (252 of 273 units leased), with 21 physically vacant units (of which 11 were pre-leased) and 18 additional units under active notice to vacate (of which 11 were pre-leased). The in-place debt service coverage ratio was approximately 0.9x and the loan-to-value ratio was approximately 48%.

The loan agreement has been amended four times since origination. The loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. Key terms of the proposed Fifth Omnibus Amendment include an extension of the maturity date to August 1, 2026, the payment of a modification fee and an extension fee, the grant of a pledge over the membership interests in the borrower entity, the addition of the Company as a guarantor, and a temporary waiver of the requirement to maintain an interest rate cap agreement during the extension period.

The Company is also actively pursuing a longer-term refinancing of the loan and does not currently intend to exercise the contractual one-year extension option to June 2027 that is available under the existing loan documents. On June 11, 2026, we received a non-binding term sheet from Värde Mortgage Capital proposing a $79.0 million refinancing facility. Key proposed terms include a 24-month initial term with three 12-month extension options, a floating interest rate of SOFR + 3.95% (with a floor of 7.45%), and customary covenants and reserves. The term sheet is non-binding, and there can be no assurance that the Company will complete a refinancing on the terms set forth in the term sheet or at all.

There can be no assurance that we will be able to complete a long-term refinancing on acceptable terms, or at all. Our ability to obtain a long-term refinancing of the mortgage on acceptable terms will depend on numerous factors, many of which are outside our control, including the appraised value and performance of the property, the level of interest rates at the time of refinancing, credit market conditions, and lender appetite for real estate exposure in our markets. If we are unable to refinance on acceptable terms, we may be required to contribute additional equity, restructure the loan on unfavorable terms, or sell the property under distressed conditions, any of which could materially and adversely affect our liquidity, financial condition, and results of operations.

Even if refinancing is available, rising interest rates or changes in lending standards could result in materially higher debt service costs, further constraining cash flows available for distribution or reinvestment.

Furthermore, the mortgage is secured by 1818 Park, and a failure to meet our debt service obligations or otherwise satisfy our obligations under the loan documents could result in foreclosure, which would cause us to lose the property and its associated income streams and could have a material adverse effect on our financial condition, results of operations, and liquidity.

Our substantial level of indebtedness and low debt service coverage ratio at 1818 Park could adversely affect our liquidity and raise substantial doubt about our ability to continue as a going concern.

We have a significant amount of indebtedness, including the mortgage loan secured by the 1818 Park property. As described above, this loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. As of June 22, 2026, the 1818 Park property had an in-place debt service coverage ratio of approximately 0.9x. The current in-place debt service coverage ratio below 1.0x and our dependence on successfully executing the Fifth Omnibus Amendment or completing a longer-term refinancing raise substantial doubt about our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern.”

▪  Requiring us to dedicate a substantial portion of our cash flow from operations to debt service, reducing the availability of cash for other purposes;

▪  Increasing our vulnerability to adverse economic, industry, or competitive developments;

▪  Limiting our ability to obtain additional financing for working capital, capital expenditures, or other purposes;

▪  Restricting us from making strategic acquisitions or investments; and

▪  Placing us at a competitive disadvantage compared to competitors with less debt.

Our ability to make scheduled payments on our indebtedness, including the mortgage loan secured by 1818 Park, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Given the current in-place debt service coverage ratio of approximately 0.9x at 1818 Park and the fact that the Fifth Omnibus Amendment has not yet been executed, we may not generate sufficient cash flow from operations to service this debt if a longer-term refinancing is not completed. If we are unable to service our debt, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on commercially reasonable terms, or at all.

Our exposure to floating interest rates increases our sensitivity to changes in market rates, and rising interest rates could significantly increase our debt service costs, reduce cash flow, and adversely affect our financial condition.

While we have entered into an interest rate cap agreement that provides protection against increases in one-month SOFR above 4% on $73.6 million of notional principal through to 1 July 2026, this protection is limited in both duration and scope. The cap only applies to the SOFR index and does not cover the credit spread we are required to pay under our loan. Moreover, once the cap expires, we will be fully exposed to prevailing floating rates unless we are able to secure new hedging protection, which may be more costly or unavailable on acceptable terms. If benchmark interest rates increase materially, or if replacement protection is unavailable after the cap’s termination, our debt service obligations could rise significantly, reducing our cash flow available for operations, impairing our ability to meet our debt covenants, and adversely affecting our financial condition and results of operations.

In addition, the need to refinance our mortgage loan upon maturity exposes us to further interest rate risk, as prevailing rates at the time of refinancing may be significantly higher than current levels. A sustained increase in market interest rates could therefore reduce the attractiveness of 1818 Park as an investment, depress its valuation, and adversely affect our overall financial condition and results of operations.

Our ability to generate rental income depends on maintaining high occupancy levels and stable tenant performance, and any decline in occupancy, increased lease turnover, or tenant defaults could reduce cash flows and adversely affect our financial condition.

The success of our investment in 1818 Park, and of our broader real estate strategy, depends heavily on our ability to attract and retain tenants on favorable terms. Rental income constitutes the primary source of cash flow for servicing debt and funding operating expenses. If occupancy levels decline due to competitive properties, unfavorable market conditions, or tenant relocations, we may be unable to generate sufficient revenue to cover our costs.

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In addition, tenants may fail to perform under their leases for a variety of reasons, including financial difficulties, bankruptcy, or broader economic downturns. Tenant defaults or non-renewals would require us to incur additional leasing costs, offer rent concessions, or spend significant capital on tenant improvements in order to attract replacement tenants, all of which could materially reduce our cash flows. Even if we are able to re-lease space, there is no assurance that new tenants will pay rental rates equal to or greater than those paid by prior tenants, or that new leases will not include more burdensome terms.

Furthermore, high turnover in occupancy not only increases leasing and marketing costs but also creates potential downtime between tenants, during which no rental income is generated. A sustained decline in occupancy, or the loss of one or more significant tenants, would adversely affect our ability to meet debt service obligations, reduce cash available for distribution, and impair the value of our properties. These risks are heightened by the concentration of income from a limited number of tenants, making us more vulnerable to the performance and creditworthiness of those tenants than if we had a more diversified tenant base.

A significant portion of our rental income is derived from a limited number of tenants, and if these tenants experience financial difficulties, default on their leases, or choose not to renew, our revenues could be materially and adversely affected.

Our rental revenue at 1818 Park, and potentially at other properties we may acquire, is concentrated among a limited number of tenants. As a result, the financial performance of a small group of tenants has a disproportionate impact on our overall cash flow and our ability to meet debt service obligations. If any of these tenants were to experience financial distress, bankruptcy, or operational challenges, they could seek to renegotiate lease terms, delay or withhold payments, or default altogether, materially reducing our revenue.

Even if tenants remain in good financial condition, we are subject to renewal risk at lease expiration. Tenants may elect not to renew their leases for reasons outside of our control, such as relocation, downsizing, or changes in their business strategy. Replacing a departing tenant could require us to offer significant lease concessions, incur material tenant improvement costs, or accept lower rental rates, any of which would negatively affect our cash flow. Additionally, periods of vacancy between tenants would generate no rental income, increasing our reliance on reserves or other sources of liquidity.

Given the limited number of tenants, the loss or default of even one major tenant could materially and adversely affect our results of operations, financial condition, and ability to satisfy debt obligations. This concentration risk reduces the diversification of our income stream and makes us more vulnerable to tenant-specific risks than a portfolio with a broader tenant base.

Our financial performance is heavily influenced by local market conditions and broader economic trends, and adverse changes in employment levels, consumer demand, interest rates, or the supply of competitive properties could materially and adversely affect occupancy rates, rental income, and property values.

The performance of 1818 Park, and any other properties we may acquire, is closely tied to conditions in the surrounding local market as well as broader national and regional economic trends. Local employment levels, population growth, and consumer spending patterns directly affect demand for both residential and commercial space within our properties. An increase in unemployment, a decline in consumer demand, or other adverse economic events in our market could lead to reduced demand for rental units, lower rental rates, and higher vacancy levels.

In addition, interest rates and capital market conditions affect not only the cost of our financing but also the purchasing power and financing ability of prospective tenants and buyers. Rising interest rates or tightening credit conditions may reduce tenant demand, constrain our ability to refinance debt, and lower property valuations. Moreover, increased supply of competitive residential or mixed-use properties in the same market could create downward pressure on occupancy levels, limit our ability to raise rents, and force us to offer greater concessions to attract and retain tenants.

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Because our real estate portfolio is not widely diversified across geographic regions, negative developments in the local economy or broader economic environment could have a disproportionately adverse effect on our business, results of operations, and financial condition.

We may require additional capital to support operations, fund improvements, or meet debt service obligations, and if we are unable to generate sufficient cash flow from the property or access financing on favorable terms, our liquidity could be constrained, forcing us to defer capital projects, seek dilutive equity, or dispose of assets under unfavorable conditions.

The successful operation of 1818 Park requires sufficient liquidity to cover property-level operating expenses, debt service obligations, and periodic capital expenditures, including maintenance, renovations, or tenant improvements. If rental income and other cash flows generated by the property are insufficient, we may need to secure additional capital through borrowings, equity issuances, or asset sales. Our ability to obtain additional financing is subject to numerous factors, including the performance of the property, prevailing interest rate and credit conditions, the strength of the commercial real estate market, and our overall financial condition.

There can be no assurance that financing will be available on acceptable terms, or at all. If we are unable to refinance existing debt at maturity, raise additional debt or equity capital, or sell non-core assets on favorable terms, we may be forced to defer necessary capital projects, reduce operating flexibility, issue additional equity securities at prices that may be dilutive to existing stockholders, or dispose of assets under adverse market conditions, potentially at values below their carrying amounts. Any such outcome could materially and adversely affect our business, liquidity, results of operations, and financial condition.

Our ownership and operation of 1818 Park exposes us to property-specific risks, including physical condition issues, unanticipated capital expenditures, changes in local market demand, competition from nearby properties, and compliance with zoning, building, and environmental regulations, any of which could increase costs, reduce occupancy, or adversely affect the value and cash flow of the property.

Owning and operating 1818 Park involves risks unique to the property itself. The physical condition of the building may require ongoing repairs, capital expenditures, or upgrades that are more extensive than originally anticipated, particularly as the property ages or as building systems deteriorate. Unforeseen maintenance needs or structural issues could significantly increase operating costs and disrupt tenant occupancy.

In addition, the property’s financial performance depends on local market dynamics, including demand for rental units, competition from newly developed or nearby properties, and demographic or economic shifts that may affect tenant demand. If competing properties offer more attractive amenities, pricing, or locations, 1818 Park could experience reduced occupancy or require rent concessions, thereby decreasing revenues.

The property is also subject to extensive regulation, including zoning restrictions, building codes, health and safety requirements, and environmental laws. Failure to comply with these regulations, or changes in applicable laws, could result in increased compliance costs, restrictions on operations, delays in improvements or redevelopment efforts, or the imposition of fines and penalties.

Together, these property-specific risks could impair our ability to maintain stable occupancy, generate consistent cash flow, or preserve the long-term value of 1818 Park, which in turn could adversely affect our financial condition and results of operations.

Integration of 1818 Park into our broader company operations may present challenges, including aligning property management systems, financial reporting, compliance controls, and strategic priorities, which could increase costs, divert management attention, or limit our ability to realize expected synergies.

The acquisition of 1818 Park requires integration into our broader company operations, which presents operational and strategic risks. Property management systems may not seamlessly align with our existing platforms, potentially requiring additional investment in new technology, staff training, or third-party services. Similarly, integrating financial reporting processes and compliance controls across both our private credit and real estate divisions may be complex, time-consuming, and costly.

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In addition, integrating a large mixed-use property into our overall business strategy requires management attention and resources that could otherwise be directed toward our private credit operations or new real estate acquisitions. If our leadership is diverted from core business activities, we may experience inefficiencies, delays in execution, or reduced performance in other parts of our business.

Finally, we may not achieve the expected synergies from combining 1818 Park with our broader operations. Challenges in aligning property-level decision-making with corporate objectives, or in balancing capital allocation priorities across different business lines, may limit our ability to realize the financial and strategic benefits we anticipate. If integration costs are higher than expected or synergies fail to materialize, our financial results, cash flows, and overall growth strategy could be adversely affected.

Our acquisition of 1818 Park through a stock-for-liabilities transaction and the subsequent exchange of EB-5 investor interests for equity expose us to risks related to leverage, dilution, regulatory oversight, and investor relations.

In July 2025, we acquired Block 40, LLC, the owner of 1818 Park, through a $74.3 million stock-for-liabilities transaction. This acquisition required us to assume significant property-level debt and obligations, which could increase our leverage and limit our financial flexibility. If property performance declines or if real estate market conditions deteriorate, the carrying value of the asset and its contribution to our balance sheet could be adversely affected.

In addition, we initiated an offer to EB-5 investors in Block 40 to exchange their preferred membership interests for shares of our common stock. While intended to align investor interests with our long-term growth strategy, this exchange could result in shareholder dilution and potential disputes if investors challenge the terms, valuation, or tax treatment of the exchange. Further, the EB-5 program itself is subject to federal regulatory oversight, and any changes in interpretation or enforcement could affect investor participation or create compliance risks.

Taken together, the property-level debt and EB-5 exchange expose us to risks related to leverage, dilution, regulatory oversight, and investor relations, any of which could adversely affect our business, financial condition, or results of operations.

Because we have limited operating history in real estate relative to more established participants, we may face challenges in executing and scaling our strategy, which could materially and adversely affect our results.

We established our real estate division in 2025, and our operating history in this segment is limited compared to many established real estate owners, operators, and developers. As a result, we lack the depth of historical performance data, tenant relationships, operating infrastructure, and institutional knowledge that more seasoned participants rely upon when managing risk and pursuing growth. This relative inexperience may limit our ability to anticipate or respond effectively to market cycles, leasing trends, redevelopment challenges, or shifts in financing conditions.

In addition, our ability to scale our real estate platform will require significant investment in property management, leasing capabilities, compliance, and reporting systems. Building these competencies may take longer or prove more costly than anticipated. If we are unable to attract and retain the personnel, third-party partners, or systems necessary to operate at scale, our performance may lag behind competitors, reducing our ability to generate consistent rental income or execute value-enhancement strategies.

Moreover, because our broader business is rooted in private credit, there is a risk that real estate operations could be under-resourced or deprioritized relative to other initiatives, further limiting the effectiveness of our execution. If our limited operating history results in missteps in property management, capital allocation, or market selection, our financial results, growth trajectory, and reputation in the real estate market could be materially and adversely affected.

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Because repositioning, redevelopment, or execution of our real estate investment strategy may involve construction risk, leasing challenges, regulatory delays, or cost overruns, we may not achieve anticipated returns, and our results of operations and financial condition could be materially and adversely affected.

Our real estate strategy includes repositioning, redevelopment, and other value-enhancement initiatives, all of which expose us to execution risks that may prevent us from realizing expected returns. Construction and redevelopment projects are inherently subject to risks such as unexpected structural or environmental conditions, labor shortages, contractor defaults, supply chain disruptions, and material price volatility. These factors can lead to delays or cost overruns that materially increase the capital required to complete a project and extend the time before a property generates stabilized income.

In addition, redevelopment and repositioning require successful leasing execution, which depends on prevailing market demand, competitive supply, and tenant creditworthiness. There can be no assurance that newly redeveloped or repositioned space will be leased on acceptable terms, or within anticipated timeframes. Prolonged lease-up periods, increased concessions, or elevated tenant improvement costs could reduce rental income and delay the achievement of targeted returns.

Regulatory risks also pose challenges to execution. Zoning restrictions, permitting delays, changes in building codes, or unexpected regulatory requirements may materially increase costs or prevent us from proceeding with a planned repositioning or redevelopment. Because such projects often require substantial upfront capital, any inability to complete them as planned could materially reduce our liquidity and constrain our ability to fund other business operations.

Taken together, these risks mean that redevelopment and repositioning initiatives may not deliver the returns we anticipate. If costs materially exceed budget, projects are delayed, or leasing results fall short of expectations, our financial condition, results of operations, and ability to meet debt service obligations could be materially and adversely affected.

Because the value of our properties securing mortgage loans may decline due to market conditions, operational performance, or other factors, the collateral may not be sufficient to repay the indebtedness in the event of a foreclosure or forced sale, which could materially and adversely affect our financial condition and results of operations.

The mortgage loans secured by our real estate holdings are collateralized by the value of the underlying properties. If property values decline as a result of adverse market conditions, weakened tenant demand, unfavorable changes in interest rates, increased competition, or other operational factors, the collateral supporting our loans may not be sufficient to cover the outstanding debt in the event of foreclosure or a forced sale. In such circumstances, we could be required to recognize significant losses, impairments, or write-downs that would adversely affect our financial condition and results of operations.

Real estate values are inherently volatile and subject to factors outside of our control, including local economic conditions, employment trends, capital market liquidity, demographic shifts, and changes in governmental regulations such as zoning, property taxes, and building codes. Additionally, operational factors—such as declining occupancy, tenant defaults, or unexpected capital expenditures—can negatively impact property performance, further reducing collateral value.

If we are unable to maintain property values at levels sufficient to support our mortgage obligations, lenders could foreclose on the property and we could lose our investment, while still remaining liable for any deficiency between the foreclosure proceeds and the outstanding loan balance. Even if we avoid foreclosure, we may be forced to sell properties at depressed valuations to raise liquidity, which could result in significant realized losses. Any such outcomes would materially and adversely impact our ability to meet debt service requirements, execute our business strategy, and protect shareholder value.

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Because our ability to grow our real estate portfolio depends on sourcing and successfully closing attractive acquisitions on favorable terms, any inability to identify, negotiate, or complete acquisitions in a timely manner, or at expected values, could adversely affect our growth strategy and financial results.

Our real estate growth strategy is predicated on identifying, evaluating, and acquiring properties that meet our investment criteria. The success of this strategy depends on our ability to source attractive opportunities, conduct thorough due diligence, negotiate favorable terms, and close transactions efficiently. Competition for high-quality assets is intense, and we face established real estate companies, institutional investors, and private equity firms with greater resources, stronger relationships, and broader operating histories. As a result, we may not be able to acquire desirable properties on terms that meet our return objectives or in sufficient volume to achieve our growth targets.

In addition, acquisitions are subject to numerous uncertainties, including the availability and cost of capital, the accuracy of third-party information, potential regulatory or legal challenges, and the risk that a property may underperform relative to underwriting assumptions. If we are unable to identify and complete acquisitions on favorable terms, our ability to expand our portfolio, diversify revenue streams, and achieve economies of scale will be limited.

Even when acquisitions are successfully completed, integration challenges, such as aligning property management systems, incorporating assets into our compliance framework, and managing financing structures, may delay or prevent us from realizing expected returns. If our acquisitions do not perform as anticipated, or if we are unable to scale our real estate platform through disciplined and timely acquisitions, our growth strategy could be materially and adversely affected, which would negatively impact our financial condition, results of operations, and long-term prospects.

Because our real estate portfolio is concentrated in select geographic markets, our operating results are subject to local economic conditions, regulatory environments, and real estate market trends in those areas, and adverse developments in these markets could disproportionately affect our performance and financial results.

Our real estate investments are concentrated in a limited number of U.S. markets, which exposes us to risks associated with the specific economic, demographic, and regulatory conditions of those regions. Local factors such as employment levels, population growth, consumer demand, infrastructure development, and the availability of financing all directly influence property performance, occupancy rates, and asset values. If one or more of these markets experience an economic downturn, declining real estate demand, or adverse demographic shifts, our revenues and property values could be materially and disproportionately affected.

In addition, local regulations, including zoning laws, rent control measures, property tax assessments, building codes, and environmental restrictions, can significantly impact property operations and profitability. Changes in these laws, or stricter enforcement, could increase our costs, delay redevelopment or repositioning projects, and limit our ability to optimize returns.

Because our current portfolio is not broadly diversified across many geographic areas, the effects of negative developments in one market cannot be easily offset by stronger performance in others. As a result, adverse conditions in the select markets where we operate could materially and adversely impact our financial condition, results of operations, and growth prospects.

We face competition from established real estate owners, operators, and developers with greater resources, market presence, and operating experience, which may limit our ability to source acquisitions, attract tenants, achieve favorable lease terms, or realize our business objectives.

The real estate industry is highly competitive, and we compete with a large number of established owners, operators, and developers who have substantially greater financial resources, broader market presence, deeper operating experience, and longer-standing industry relationships than we do. Many of these competitors are able to access capital at lower costs, pursue larger or more complex transactions, and absorb operating risks more effectively than we can.

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As a result, we may be at a disadvantage in identifying, negotiating, and acquiring attractive properties, particularly those located in supply-constrained or high-demand markets. We may also face challenges in attracting and retaining tenants, as larger and more established landlords may be able to offer more favorable lease terms, greater tenant improvement allowances, or stronger reputational benefits.

In addition, developers with significant resources may introduce new properties that increase competition for tenants in our markets, placing downward pressure on rental rates and occupancy. These dynamics could reduce the performance of our properties, delay or impair our growth strategy, and limit our ability to achieve our business objectives.

The valuation of our real estate assets is inherently uncertain and may not accurately reflect the prices we could realize upon sale or refinancing, which could result in material differences between reported values and actual transaction outcomes.

The value of our real estate assets is inherently subjective and depends on numerous factors, many of which are beyond our control. Independent appraisals, broker opinions, and management estimates rely on assumptions regarding property income, operating expenses, market rent levels, capitalization rates, and broader economic conditions. These assumptions may not prove accurate over time, particularly in periods of market volatility or when comparable transaction data is limited.

Because real estate markets are influenced by local supply and demand dynamics, interest rates, capital availability, and investor sentiment, the values we assign to our properties may differ materially from the amounts we would realize in an actual sale, refinancing, or other transaction. In addition, the carrying values reported in our financial statements may not reflect current market conditions or the liquidity of our properties.

If actual transaction outcomes are materially lower than reported or estimated values, we could be required to record impairment charges, accept less favorable refinancing terms, or dispose of properties under adverse conditions. Any such developments could adversely affect our financial condition, results of operations, and ability to execute our business strategy.

Market rents and real estate sales prices are subject to fluctuations driven by local supply and demand dynamics, interest rate environments, capital market conditions, and broader economic cycles, and such volatility could materially impact our rental income, asset valuations, and the proceeds we realize upon a sale or refinancing.

The performance and value of our real estate assets are highly dependent on external market conditions that we do not control. Market rents can decline if supply of comparable properties increases, demand from tenants weakens, or broader economic conditions reduce consumer or business spending. Similarly, the sales prices achievable for our properties may be adversely affected by higher interest rates, reduced availability of financing, capital market dislocations, or declines in investor appetite for real estate in our target markets.

Volatility in rental rates and property values directly influences our ability to generate stable cash flows and realize expected returns. Lower rental income could reduce operating margins and impair our ability to service debt or fund property improvements, while lower sales prices could limit the proceeds we receive upon a disposition or refinancing. Periods of market stress may also increase the risk that we are forced to sell properties at depressed prices or accept refinancing terms that are less favorable than anticipated.

If market rents or sales prices decline significantly, the value of our assets, our revenues, and our ability to execute our business strategy could be materially and adversely affected.

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Our real estate revenues depend on our ability to successfully attract condominium buyers and tenants through broker networks, advertising campaigns, referrals, and promotional efforts, and any failure or increased cost in executing these strategies could materially impact sales velocity, occupancy rates, and pricing power.

The success of our condominium sales and leasing activities depends on our ability to effectively market properties to potential buyers and tenants. We rely on broker networks, digital and traditional advertising, referral programs, and on-site promotional campaigns to generate sales and leasing activity. If these strategies are unsuccessful, ineffective, or become more costly, we may experience slower sales velocity, higher vacancy rates, extended absorption periods, or reduced rental pricing power.

Competition from other developers and landlords offering comparable residential or commercial properties may also limit our ability to attract buyers and tenants on favorable terms. Market conditions, such as rising interest rates, shifts in consumer demand, or broader macroeconomic downturns, could further weaken the effectiveness of our marketing efforts and diminish demand for our properties.

In addition, the success of our marketing strategies depends on our ability to allocate resources efficiently across multiple projects and adapt to evolving consumer preferences, including increased reliance on digital platforms and broker incentives. Failure to implement effective, targeted, and cost-efficient marketing and sales strategies could materially and adversely affect our real estate revenues, profitability, and overall business performance.

Risks Related to the Dolomite Transaction and the Company’s Digital-Asset Activities

The Company’s recent transaction involving digital tokens presents unique risks, including volatility, valuation uncertainty, and evolving regulatory treatment.

On November 3, 2025, the Company, doing business as Stewards Inc., entered into a Securities Purchase Agreement (the “Agreement”) with Dolomite Foundation, a Cayman Islands foundation acting for itself and on behalf of its syndicate of investors (the “Dolomite Syndicate”). Pursuant to the Agreement, the Company agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of its common stock. The economic value per warrant share is $4.08, based on the 30-trading-day volume-weighted average price (“VWAP”) of the Company’s common stock for the period from September 19, 2025 through October 30, 2025. The warrants have an exercise price of $0.0001 per share and are structured in ten separate tranches, each associated with up to $1,000,000 of potential consideration payable in $DOLO tokens if the applicable contractual conditions are satisfied.

Each tranche becomes eligible for exercise only upon achievement of specified $DOLO 30-day VWAP milestones. As of the date of this prospectus, none of the milestone thresholds have been achieved, no warrant tranches have become exercisable, no $DOLO tokens have been released to the Company, and the Company has not received any consideration or realized any economic benefit under the Agreement. The milestone conditions are based primarily on the future market performance of $DOLO and are outside the Company’s control. If the applicable milestones are not achieved, some or all of the contemplated tranches may never become exercisable.

The Agreement represents a long-term strategic framework relating to the potential future evaluation of digital-asset technologies. Because no milestones have been achieved and no consideration has been received, the Agreement does not currently provide operating liquidity, capital resources, or funding for the Company’s Private Credit or Real Estate segments. Management currently believes that, if the contractual milestones are achieved at all, any potential economic or operational benefits would likely be realized over a multi-year period, potentially within approximately 24 to 36 months. However, there can be no assurance that any milestone will be achieved, that any tranche will become exercisable, or that the Company will ultimately receive any economic benefit under the Agreement.

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If and when any $DOLO tokens are released from the multi-signature escrow wallet to the Company, they will be accounted for as digital assets under U.S. GAAP and measured at fair value at each reporting date in accordance with ASC 820, Fair Value Measurement. Fair value will be determined using quoted prices from the principal (or most active) market for $DOLO at the measurement date. The Company will select the principal market based on trading volume and liquidity at the time of measurement and will apply appropriate Level 1 or Level 2 inputs. Any resulting unrealized gains or losses from changes in fair value will be recognized in earnings in the period they occur.

As of June 26, 2026, CoinGecko reported an indicative price for $DOLO of approximately $0.023 per token and an indicative market capitalization of approximately $11.3 million, based on a circulating supply of approximately 489 million tokens. Over the preceding period, publicly available trading data reflected meaningful price volatility, with the token trading in a range of approximately $0.021 to $0.027 in recent weeks. During this time, $DOLO has continued to experience frequent daily price fluctuations and periodic intra-day movements. Trading activity remains limited relative to larger digital assets, and market prices may be significantly affected by changes in liquidity, market sentiment, trading volumes, and other factors.

The market for $DOLO is highly volatile and subject to rapid price changes driven by broader crypto-market sentiment, liquidity conditions on decentralized exchanges, and project-specific developments. As a result, any future fair-value measurement of $DOLO tokens held by the Company could introduce material mark-to-market gains or losses in our results of operations in future periods. There can be no assurance that a liquid market for $DOLO will persist or that the Company will be able to realize the recorded fair value upon any eventual sale or use of the tokens.

All digital-asset activities contemplated under the Agreement remain contingent and conditional. The Company does not currently hold any $DOLO tokens, has not received any proceeds under the Agreement, and has not implemented any digital-asset technologies within its operations. The Agreement is currently intended to support the Company’s evaluation of potential future tokenization, settlement, and digital-asset infrastructure opportunities and should not be viewed as a source of current operating liquidity, capital resources, or funding for the Company’s Private Credit or Real Estate segments. Any future realization of benefits under the Agreement depends on achievement of contractual milestone thresholds, evolving regulatory and accounting considerations, development of appropriate internal controls and custody arrangements, cybersecurity safeguards, and overall market conditions.

Should the Company receive consideration under the Securities Purchase Agreement are tied to the market value of a single digital token, significant volatility in the $DOLO token price could lead to unpredictable funding levels, valuation changes, and potential tax or liquidity impacts that may adversely affect the Company’s financial condition.

The $DOLO token, which serves as the form of consideration under the Company’s Securities Purchase Agreement (“SPA”) with the Dolomite Foundation, trades on unregulated digital-asset exchanges that are subject to extreme price volatility, varying liquidity, and limited regulatory oversight. The Company’s ability to receive any consideration under the SPA depends entirely on the achievement of contractual milestones tied to the market performance of the $DOLO token. As of the date of this prospectus, none of the applicable milestone thresholds have been achieved, no warrant tranches have become exercisable, and the Company has not received any $DOLO tokens under the SPA. Tokens are released to the Company in stages only after predetermined 30-day volume-weighted average price (“VWAP”) milestones are achieved. If the $DOLO token fails to reach these milestones, the corresponding portion of tokens will not be released, and the associated tranches of pre-funded warrants will be cancelled. Accordingly, the Company may receive substantially less than the aggregate amount contemplated by the SPA, or experience extended delays before any tranche becomes exercisable, or may never receive any consideration under the SPA.

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Even if milestones are met, $DOLO tokens may fluctuate significantly in value between the date of release and any subsequent liquidation or use by the Company. Because digital-asset markets are decentralized and not subject to the same trading, clearing, or reporting requirements as traditional securities exchanges, token prices may be influenced by speculative activity, large holders, automated trading algorithms, or market manipulation. As a result, the fair value of tokens held by the Company could decline rapidly and materially, adversely affecting reported results and liquidity.

If the Company ultimately receives $DOLO tokens pursuant to the SPA, material increases in the value of those tokens could produce unrealized mark-to-market gains for accounting purposes, which may be subject to current U.S. tax recognition even though the Company has not converted the tokens into cash. This could create a cash-flow mismatch, where the Company incurs tax liabilities on paper gains without having liquid assets available to satisfy such obligations. Because the Company’s ability to sell or convert tokens may also be constrained by lock-ups, exposure limits, or market conditions, significant volatility could lead to earnings volatility, unexpected tax obligations, or short-term liquidity strain.

In addition, if $DOLO trading volumes or exchange availability decline, the Company may encounter difficulty obtaining reliable market data to establish fair value under U.S. GAAP. Any resulting valuation adjustments, impairments, or restatements could materially affect the Company’s financial statements and investor perception. There can be no assurance that the Company will be able to realize the expected value of the tokens received under the SPA, or that token price volatility will not materially and adversely affect its results of operations, financial position, or cash flows.

Tokens issued under the Securities Purchase Agreement are subject to contractual, market, and regulatory restrictions that may delay or prevent their conversion into cash or other usable assets, constraining the Company’s ability to fund operations, repay obligations, or deploy capital in accordance with its strategic objectives.

If the Company receives $DOLO tokens pursuant to the Securities Purchase Agreement (“SPA”), such tokens may be subject to contractual, market, custodial, and regulatory restrictions that could limit the Company’s ability to freely convert, liquidate, or otherwise utilize them. As of the date of this prospectus, the Company has not received any $DOLO tokens, and no warrant tranches have become exercisable under the SPA. The SPA and related agreements restrict the sale or disposition of tokens for a defined period following each release, and also impose conditions tied to overall digital-asset exposure on the Company’s balance sheet. These limitations are designed to ensure compliance with applicable securities and listing regulations but may delay or prevent the Company from realizing the economic value of any tokens received or deploying such assets in connection with future strategic initiatives..

Furthermore, the $DOLO token currently trades in limited volumes on unregulated digital-asset exchanges, and there can be no assurance of sustained liquidity or reliable market access. If trading volumes decline, or if the Company’s counterparties or custodians experience disruptions, the Company may be unable to sell tokens at prevailing market prices or in sufficient quantities to realize the expected value of any tokens received or convert such assets into cash on favorable terms. In addition, significant price volatility could make it impractical to hedge exposure through offsetting positions or derivative instruments, particularly if counterparties or compliant products are unavailable.

Because digital tokens are treated as non-cash assets under U.S. GAAP, the Company’s ability to convert them into cash equivalents for operational purposes depends on the existence of functioning exchanges, custodial arrangements, and counterparties willing to transact at observable prices. Any sustained inability to convert or repurpose the tokens could adversely affect the Company’s liquidity, capital resources, and financial condition, and may also increase volatility in reported earnings due to mark-to-market accounting requirements.

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Because digital-asset custody depends on emerging technologies and valuation relies on prices from non-regulated markets, the Company may encounter risks related to loss, misstatement, or differing interpretations of applicable accounting standards, which could lead to delays, restatements, or increased audit scrutiny.

If the Company receives tokens under the SPA, the Company currently anticipates maintaining custody of such tokens through a multi-signature digital wallet administered in coordination with independent third-party service providers. While multi-signature custody is designed to reduce single-point-of-failure risk, it still depends on the integrity of private key management, secure communication protocols, and coordinated authorization among signatories. A loss, theft, or compromise of any private key, or an operational failure or cyber-security breach affecting one or more custodians, could result in the permanent loss of tokens, as digital assets typically cannot be recovered once transferred or misappropriated. The Company’s ability to access or transfer tokens may also be delayed or restricted if a custodian experiences insolvency, operational downtime, or regulatory enforcement action.

In addition, digital-asset valuation and accounting involve inherent complexity and professional judgment. The fair value of tokens is determined using quoted prices from digital-asset exchanges that are not subject to the same regulatory oversight, market surveillance, or audit standards as national securities exchanges. Prices may vary significantly across exchanges, and trading volumes may be thin or subject to manipulation. Consequently, management’s determination of fair value could differ materially from prices realized upon eventual sale or conversion, potentially requiring valuation adjustments, impairments, or restatements in future reporting periods.

Moreover, as digital-asset accounting guidance continues to evolve, auditors or regulators may challenge the Company’s valuation methods, classification, or disclosures under U.S. GAAP. Any such challenge could result in delayed filings, increased audit costs, or financial statement revisions, and could adversely affect investor confidence in the Company’s financial reporting and controls.

As regulatory expectations evolve and public scrutiny of digital-asset participation increases, the Company’s association with token-based financing and blockchain initiatives may result in heightened compliance review, delays in listing approval, or negative investor perception, any of which could impact access to capital and market valuation.

Although the Company’s digital-asset initiatives remain in the evaluation stage, regulators, exchanges, auditors, and institutional investors may perceive the Company as having increased exposure to digital-asset related risks as a result of its strategic relationship with the Dolomite Foundation and its publicly disclosed digital-asset strategy. The regulatory environment governing digital assets remains fluid and varies significantly across jurisdictions. U.S. federal and state agencies, including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the Financial Crimes Enforcement Network (“FinCEN”), continue to evaluate the classification and treatment of digital tokens, token-based financing structures, and related custody and accounting standards. There can be no assurance that future guidance, rulemaking, or enforcement actions will not impose new licensing, registration, disclosure, or capital requirements that could increase costs, delay filings, or limit the Company’s ability to expand its digital-asset initiatives.

Additionally, national securities exchanges and other trading markets may apply heightened scrutiny to issuers with significant digital-asset exposure. Such review processes may require additional disclosure regarding the Company’s digital-asset activities, including information relating to valuation methodologies, internal controls, cybersecurity safeguards, custody arrangements, and counterparty risk management. Any such review or additional disclosure requirements could increase costs, delay strategic initiatives, or limit the Company’s ability to pursue certain capital markets transactions in the future. Even if the Company remains in compliance with applicable laws and regulations, association with digital-asset activities may create perception risk among certain investors, lenders, counterparties, or strategic partners who may view the sector as speculative, volatile, or subject to evolving legal and regulatory frameworks.

The Company’s reputation and access to capital markets therefore depend on maintaining strong compliance standards, transparent disclosures, and alignment with evolving regulatory expectations. Any adverse regulatory development, reputational event, or change in listing standards could materially affect the Company’s ability to access capital markets, attract institutional investment, pursue strategic initiatives, or implement aspects of its long-term digital-asset strategy.

As of the date of this prospectus, the Company has not received any $DOLO tokens, no warrant tranches have become exercisable under the Dolomite SPA, and the Company has not implemented any digital-asset technologies within its operations. Nevertheless, the Company’s association with digital-asset initiatives may subject it to additional scrutiny from regulators, investors, lenders, auditors, and securities exchanges.

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Because any future delivery and custody of tokens under the Securities Purchase Agreement depend on the performance and reliability of the Dolomite Foundation and its designated escrow agents, any operational failure, insolvency, or breach by those parties could result in delayed funding, loss of tokens, or limited ability to enforce contractual rights.

If and when tokens are delivered under the SPA, the Company would expect to rely on the Dolomite Foundation and its designated escrow agents for the custody, release, and verification of digital tokens delivered under the Securities Purchase Agreement (“SPA”). As of the date of this prospectus, none of the contractual milestone thresholds have been achieved, no warrant tranches have become exercisable, and the Company has not received any $DOLO tokens under the SPA. Any $DOLO tokens delivered under the SPA would be held in a multi-signature wallet structure that requires coordination among several signatories to authorize transfers. The Company does not directly control all private keys associated with the escrow account and must therefore depend on the integrity and operational reliability of the counterparties administering the arrangement. If the Dolomite Foundation, any syndicate member, or an escrow signatory fails to perform its obligations, becomes insolvent, is subject to sanctions, or loses access to wallet credentials, the Company may be unable to obtain the tokens to which it is entitled or may experience delays in receipt. Because blockchain-based transactions are irreversible and not governed by centralized clearing systems, contractual remedies may be limited in practice, and recovery through litigation or arbitration may be uncertain, costly, or impracticable. Any failure or dispute involving the Foundation or its escrow agents could result in the partial or total loss of tokens, delay or prevent the Company’s receipt of any consideration under the SPA, reduce the value ultimately realized from the arrangement, or adversely affect the Company’s ability to pursue aspects of its potential future digital-asset strategy.

Changes in tax or financial-reporting treatment of digital-asset transactions could increase the Company’s tax liabilities, create reporting mismatches, or require restatements.

The U.S. federal and state tax treatment of digital-asset transactions continues to evolve, and future regulatory or interpretive developments could materially affect how token-based consideration is recognized, valued, or taxed. If tax authorities revise or clarify existing guidance governing mark-to-market recognition, fair-value accounting, or the classification of digital-asset receipts, the Company may be required to amend prior returns, remeasure deferred taxes, or record additional tax liabilities. Inconsistent treatment between book and tax reporting could also increase the Company’s effective tax rate, generate temporary timing differences in earnings, or create uncertainty in forecasting cash-tax obligations. Because digital-asset transactions are novel and may lack precedent under Internal Revenue Service or Financial Accounting Standards Board (“FASB”) rules, subsequent guidance could necessitate changes in accounting policies or financial statement presentation. Any such change could lead to amended filings, higher compliance costs, or potential penalties for underpayment, which could adversely affect the Company’s financial results and investor confidence.

If the Company receives digital assets in the future, failures, vulnerabilities, or cyberattacks affecting blockchain networks or custody systems could result in loss, impairment, or misstatement of such assets.

The operation of blockchain networks, smart-contract systems, and digital-asset custody solutions depends on complex software, cryptographic protocols, and reliable internet infrastructure. Defects, coding errors, or deliberate attacks—such as “51% attacks,” network forks, denial-of-service incidents, or smart-contract exploits—could impair the ability to verify transactions or transfer tokens held by the Company. Because digital assets are generally irreversible once transferred, a loss or compromise of private keys, multisignature access, or custodial systems could permanently reduce, impair, or eliminate the value of any digital assets that the Company may hold in the future. In addition, cybersecurity breaches, unauthorized access by insiders or third parties, or operational failures at wallet providers or escrow participants could lead to misappropriation, downtime, or data loss. Any such event could disrupt the Company’s ability to use, account for, or safeguard the tokens that may be received under the Securities Purchase Agreement, and could result in financial loss, increased compliance costs, or adverse effects on financial reporting and investor confidence.

As of the date of this prospectus, the Company does not hold any digital assets and has not received any $DOLO tokens under the Dolomite SPA.

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If the Company receives token holdings under the Securities Purchase Agreement that are limited to $DOLO, a single digital asset issued by a third-party platform, adverse movements in the digital-asset market or unfavorable regulatory developments affecting similar tokens could have a disproportionate impact on the Company’s liquidity, valuation, and overall financial condition.

If the Company receives tokens under the Securities Purchase Agreement, such holdings would consist entirely of $DOLO tokens, a single digital asset issued by an independent third-party ecosystem not controlled by the Company. This concentration increases the Company’s exposure to risks associated with the performance, governance, and adoption of the Dolomite platform. The market value and liquidity of $DOLO may also be closely correlated with overall cryptocurrency market conditions, including changes in investor sentiment, regulatory actions, or macroeconomic developments affecting the digital-asset sector as a whole. A decline in digital-asset valuations—whether or not specific to Dolomite—could materially reduce the value of the Company’s token holdings, affect its reported results, and limit its ability to execute planned transactions. If the Company ultimately receives and holds $DOLO tokens, adverse movements in the $DOLO token or the broader digital asset market could have a disproportionate impact on the value of such holdings and the economic benefits, if any, realized under the Securities Purchase Agreement.

Changes in accounting or classification standards for digital assets could require the Company to revise its financial reporting, resulting in restatements or compliance costs.

The accounting treatment of digital assets remains subject to evolving guidance from the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (“SEC”), and other regulatory bodies. Future updates to accounting standards or interpretations could change how digital-asset holdings are recognized, measured, or disclosed, including whether tokens are treated as intangible assets, financial instruments, or other asset classes. Such changes may require the Company to adjust previously issued financial statements, modify internal controls, or adopt new valuation methodologies. In addition, uncertainty regarding the classification of tokens received under the Securities Purchase Agreement could create inconsistencies in reporting or timing differences in earnings recognition. Any of these developments could increase audit complexity, lead to additional compliance costs, or affect comparability of financial information across reporting periods.

Digital-asset custody exposes us to counterparty insolvency and bankruptcy risk; if a custodian becomes insolvent, our access to, or recovery of, any $DOLO could be delayed, limited or lost.

If and when any $DOLO tokens are released to us under the Dolomite SPA, we currently intend to hold such tokens with a third-party qualified custodian, if available for $DOLO. As of the date of this prospectus, no milestone thresholds under the Dolomite SPA have been achieved, no warrant tranches have become exercisable, and we do not hold any $DOLO tokens. If suitable custodial support is unavailable, we may use a Company-controlled institutional MPC (multi-party computation) wallet arrangement. In either case, digital-asset custody presents risks that differ from cash and traditional securities. If a third-party custodian that safeguards our digital assets were to experience financial distress, become insolvent or enter bankruptcy proceedings, our assets could be delayed, frozen, or become subject to the custodian’s estate, and recoveries—if any—could be uncertain and protracted. Even where custodians maintain segregation arrangements, the legal treatment of customer digital assets in an insolvency proceeding remains unsettled and outcomes may vary by jurisdiction and fact pattern.

In addition, insurance specific to $DOLO may be unavailable or limited, and institutional MPC/self-custody arrangements typically do not carry third-party insurance. Operational risks—such as custodian process failures, cyber incidents, smart-contract vulnerabilities, key-management errors, or non-performance by any required authorizer—could also result in partial or total loss, inaccessibility, or delays in accessing $DOLO. Any such event could require us to record impairments or realized losses, impair our ability to value the asset reliably, reduce the value ultimately realized from any digital assets received under the Dolomite SPA, and adversely affect our business, financial condition and results of operations. For additional information on our current and potential custody arrangements, see “Prospectus Summary—Dolomite Strategic Agreement—Digital-Asset Custody—$DOLO (pre-release and post-release).

Risks unique to $DOLO and and other digital assets that may be received under the Dolomite SPA

As of the date of this prospectus, no milestone thresholds under the Dolomite SPA have been achieved, no warrant tranches have become exercisable, and the Company does not hold any $DOLO tokens. The risks described below relate to potential future receipt, ownership, custody, valuation, and disposition of $DOLO tokens if the applicable contractual milestones are achieved and tokens are ultimately received by the Company.

Protocol and DAO governance risk (veDOLO).

Dolomite protocol governance is conducted by veDOLO (vote-escrowed DOLO) holders, not plain DOLO holders. Governance decisions (e.g., parameter changes, incentive designs, and tokenomics updates) are outside our control and could adversely affect $DOLO’s utility, demand, or supply (for example, by changing reward mechanics or enabling protocol-level inflation). Any adverse governance outcome could negatively impact $DOLO’s market price and, if we hold tokens, our reported results.

Token supply, unlock, and concentration risk.

Public materials indicate that $DOLO’s total supply is 1,000,000,000 with significant allocations to programmatic/community incentives, team, investors, and a foundation treasury. Future token releases under those schedules and concentrations (including the foundation’s treasury) may create “overhang” and increase selling pressure, which could depress prices or heighten volatility. We do not control those schedules or allocations.

Cross-chain and bridge risk.

$DOLO operates across multiple chains using a burn-and-mint model with cross-chain interoperability (e.g., via Chainlink CCIP), which introduces bridge, messaging, and smart-contract dependencies. Bugs, exploits, mis-configurations, or consensus events (including forks) on any supported chain or bridge could impair token movement, disrupt liquidity, or cause loss of funds.

Smart-contract and network-level risk (gas, congestion, forks).

$DOLO transfers on Arbitrum/Ethereum require ETH gas and are subject to L2 execution costs and L1 data-posting fees that vary with network conditions. Network congestion, fee spikes, re-orgs, or protocol changes could impair transfers or settlement, adversely affecting liquidity or our ability to transact.

Market-structure and liquidity risk.

$DOLO trades on multiple venues with varying liquidity, standards, and controls; prices can differ materially between venues and may change rapidly. Publicly reported market prices, trading volumes, and market capitalization metrics for $DOLO may vary significantly across reporting services and over time. Listing changes, delistings, or venue outages could reduce liquidity or price discovery, increasing fair-value volatility in our results if we hold tokens.

Regulatory and enforcement uncertainty.

Crypto-asset markets continue to face evolving U.S. and non-U.S. regulatory scrutiny. The SEC staff has highlighted the need for tailored disclosure of crypto-market developments, counterparty exposures, and safeguarding policies; changes in regulation, enforcement priorities, or exchange policies could adversely affect $DOLO’s liquidity, trading, or our ability to hold or dispose of tokens.

Fair-value measurement and accounting/tax developments.

If we receive $DOLO, we will measure it at fair value using quoted prices from the principal market (ASC 820). Changes in accounting or tax guidance (including treatment of equity-like tokens, sale restrictions, or valuation inputs) could affect financial reporting or tax outcomes.

Custody and insurance limitations.

Even where third-party custodians are available, segregation terms, insurance coverage, and legal treatment of digital assets in custodian insolvency are unsettled and may vary by jurisdiction. Institutional MPC/self-custody arrangements typically do not carry separate third-party insurance, increasing the severity of any operational loss.

Risks Related to Acquisitions

We have in the past made, and in the future may make, acquisitions and investments that could divert management’s attention, result in operating difficulties and dilution to our shareholders and otherwise disrupt our operations and adversely affect our business, operating results or financial position.

Pursuing strategic and value-enhancing acquisitions or investment opportunities is one of our key growth strategies and has been an important contributor to our past growth. We may also in the future evaluate potential divestitures to align with our growth strategy. Any transactions that we enter into could be material to our financial condition and results of operations. Acquisitions and integrations or divestitures could create unforeseen operating difficulties and expenditures, whether or not such transactions are ultimately completed. Acquisitions, divestitures, and investments involve a number of risks, such as:

•	diversion of management time and focus from operating our business;
•	use of resources that are needed in other areas of our business;
•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;
•	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company;
•	in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company and difficulty converting the customers of the acquired company onto our systems, platforms and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

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•	in the case of an acquisition, difficulty integrating, supporting or enhancing acquired product lines or services, including difficulty in transitioning acquired solutions developed with different source code architectures to our integrated platforms, difficulty in supporting feature development across our full suite of house-built and acquired solutions and strain on resources from marketing and supporting multiple platforms prior to integration;
•	in the case of an acquisition, retention and integration of employees from the acquired company, and preservation of our corporate culture;
•	in the case of an acquisition, reliance on certain existing executive teams of acquired companies in new industries;
•	in the case of an acquisition or divestiture, difficulty delivering on our product strategy, including building a platform that enables us to drive value across our full ecosystem of merchants, suppliers and consumers;
•	unforeseen costs or liabilities;
•	adverse effects to our existing business relationships with partners and customers as a result of the acquisition, investment or divestiture;
•	the possibility of adverse tax consequences;

•	in the case of an acquisition or divestiture, we may not be able to secure required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

•	fluctuations in the value of our investments, impairment to the value of our investments, or the failure to realize a return on such investments;
•	regulatory risks, litigation or other claims inherited from or arising in connection with the acquired company, investment or divestiture;
•	in the case of a divestiture, unforeseen loss of institutional knowledge, resources, know-how, or other assets;
•	in the case of a divestiture, potential contractual obligations may trigger, such as change of control obligations, which may negatively impact our ability to execute on such divestiture, our business, our financial condition, or our operating results; and
•	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

Acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to the subordinate voting shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities. Divestitures may also not be well-received by the market, which could adversely affect our share price.

We may not be able to identify acquisition or investment opportunities that meet our strategic objectives, or to the extent that such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. In addition, the acquisitions and investments that we consummate may fail to achieve our strategic objectives, in which case we may shut down, divest, or otherwise exit the acquired business or investment, which could harm our reputation and adversely affect our financial position and results of operations.

Businesses we acquire may not have disclosure controls and procedures and internal controls over financial reporting, cybersecurity controls and data privacy compliance programs, or their existing controls and programs may be weaker than or otherwise not in conformity with ours.

Upon consummating an acquisition, we seek to implement our disclosure controls and procedures, our internal controls over financial reporting as well as procedures relating to cybersecurity and compliance with data privacy laws and regulations at the acquired company as promptly as possible. Depending upon the nature and scale of the business acquired, the implementation of our disclosure controls and procedures as well as the implementation of our internal controls over financial reporting at an acquired company may be a lengthy process and may divert our attention from other business operations. Our integration efforts may periodically expose deficiencies or suspected deficiencies in the controls, procedures and programs of an acquired company that were not identified in our due diligence undertaken prior to consummating the acquisition. Where there exists a risk of deficiencies in controls, procedures or programs, we may not be in a position to comply with our obligations under applicable laws, regulations, rules and listing standards or we may be required to avail ourselves of scope limitations with respect to certifications required thereunder, and, as a result, our business and financial condition may be materially harmed.

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We may consider potential business or asset acquisitions in different industries, and stockholders may have no basis at this time to ascertain the merits or risks of any business or asset that we may ultimately operate or acquire.

Our business strategy contemplates the potential acquisition of one or more additional operating businesses or other assets that we believe will provide better returns on equity than our previous businesses and/or enhance the returns achieved from our current operating segments. There is no current basis for stockholders to evaluate the possible merits or risks of a target business or asset with which we may ultimately consummate a business combination, acquisition, or other investment. Although we will seek to evaluate the risks inherent in any particular business or acquisition opportunity, we cannot assure stockholders that all of the significant risks present in that opportunity will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to assess. We may pursue business combinations, asset acquisitions, or investments that do not require stockholder approval and, in those instances, stockholders will most likely not be provided with an opportunity to evaluate the specific merits or risks of any such transaction before we become committed to the transaction(s).

Resources will be expended in researching potential acquisitions and investments that might not be consummated.

The investigation of target businesses and assets and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments has required and will continue to require substantial management time and attention, in addition to costs for accountants, attorneys, and others engaged from time to time to assist management. If a decision is made not to complete a specific business combination, asset acquisition, or other investment, the costs incurred up to that point relating to the proposed transaction likely would not be recoverable and would be borne by us. Furthermore, even if an agreement is reached relating to a specific opportunity, we may fail to consummate the transaction for any number of reasons, including those beyond our control.

Subsequent to an acquisition or business combination, we may be required to take write-downs or write-offs, incur restructuring costs, and incur impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and share price, which could cause stockholders to lose some or all of their investments.

Even if we conduct extensive due diligence on a target business with which we combine or an asset which we acquire, we cannot assure stockholders that this diligence will identify all material issues that may be present with respect to a particular target business or asset, that it would be possible to uncover all material issues through a customary and reasonable amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore will not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or associated with a target asset, or by virtue of our obtaining debt financing in connection with our future operations. Accordingly, stockholders could suffer a significant reduction in the value of their shares.

We are acquiring The Hawthorne on an “AS IS” basis with limited representations from the seller, and the property has a failed septic system.

On June 5, 2026, we entered into a Purchase and Sale Agreement to acquire The Hawthorne, a seasonal hospitality property located in Chatham, Massachusetts, for a purchase price of $20.0 million. The transaction is structured as an “AS IS” acquisition with limited representations and warranties from the seller. We conducted due diligence during a 60-day due diligence period, which has expired, and we are proceeding without a financing contingency.

The septic system serving the property has failed a Title V inspection. We have agreed to accept the property in its current condition and to assume all responsibility and costs associated with the septic system, including any required repairs, upgrades, or compliance obligations. There can be no assurance that the costs to bring the septic system into compliance will not be material.

In addition, we will assume certain post-closing obligations, including the honoring of advance guest deposits and prepaid occupancy amounts relating to periods after closing. The seller will retain all pre-closing liabilities.

Because the acquisition is being completed on an “AS IS” basis with limited seller representations, we may be exposed to undisclosed conditions or liabilities that could adversely affect the property’s operations, value, or our financial results. Furthermore, because the Purchase and Sale Agreement does not contain a financing contingency, our inability to obtain financing on acceptable terms could result in the loss of our $1.0 million deposit and could have a material adverse effect on our business and liquidity.

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Risks Related to Our Management and Control Persons

We rely heavily on our management, and the loss of their services could adversely affect our business.

Our success is highly dependent upon a well-structured and diversely appointed Board of Directors, Officers and Directors. The loss of Key Personal within the organization could have a material adverse effect on the Company and its business operations.

The market for skilled employees is highly competitive, especially for employees in our industry. Although we expect that our planned compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our potential controlled company status and the concentration of voting power among our Founders could limit your ability to influence corporate matters.

As of the date of this prospectus, there are 211,149,963 shares of common stock, 71,250,000 shares of Series A preferred Stock, and 10,000,000 shares of Series B Preferred Stock outstanding.

We have a multi-class voting structure under which our Founders and affiliates collectively control approximately 87% of the total voting power of the Company. As a result, we would qualify as a “controlled company” under the rules of a national securities exchange or other eligible market if our common stock were to become listed or quoted on such market and applicable ownership thresholds are satisfied. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market.

Vincent Napolitano, Shaun Quin, and Glen Steward (the “Founders”), through a Voting Agreement dated August 25, 2025 governing 10,000,000 shares of Series B Preferred Stock (each with 50 votes per share), collectively control the majority of the voting power of our company. Under the Voting Agreement, Forfront Capital, LLC (the current holder of all Series B Preferred Stock) has agreed to vote its shares in accordance with the direction of a majority vote of the Founders. The Company's President holds an irrevocable proxy to vote the Series B shares in accordance with the Founders' direction. The irrevocable proxy and Voting Agreement are effective for 15 years (with the ability to extend) and terminate only upon mutual agreement of the parties, no outstanding Series B shares, or the dissolution of the Company. This structure effectively gives the Founders perpetual voting control unless the proxy is revoked or the shares are converted or sold in a manner that terminates the agreement.

Companies that qualify as “controlled companies” under the rules of a national securities exchange may be permitted to elect not to comply with certain corporate governance requirements, including:

▪  the requirement that a majority of the board of directors consist of independent directors;

▪  the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

▪  the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

▪  the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Companies that qualify as controlled companies would still be required to comply with other applicable corporate governance requirements, including requirements relating to audit committees and executive sessions of independent directors.

If we are ever a “controlled company,” we would be permitted to elect not to comply with certain corporate governance requirements. Although we are eligible to rely on these exemptions, we do not intend to do so, even if we are deemed a controlled company.

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We have appointed independent directors (Zachary Graeve, Wael Barsoum and John Bode) and established fully independent committees to ensure robust oversight and enhanced protections for our shareholders. Separately, the Board has approved and implemented a new leadership structure and Board composition. Under these actions, Vincent Napolitano has transitioned from Chief Executive Officer to Chairman Emeritus, Glen Steward has assumed the role of Chairman of the Board, and Shaun Quin has assumed the role of Chief Executive Officer while continuing to serve as a Director. Vaughan Korte (Chief Operating Officer), Katy Murless (Chief Financial Officer), and Scott McGowan (Chief Marketing Officer) continue to serve in their respective executive roles.

Wael Barsoum will continue his role as an Independent Director and Chair of the Compensation Committee, Zachary Graeve will continue his role as an Independent Director and Chair of the Nominating and Corporate Governance Committee, and John Bode will continue his role as an Independent Director and Chair of the Audit Committee Following the leadership transition and Mr. Napolitano’s resignation from the Board, the Board will function as a majority-independent board.

However, because our Founders and affiliates will continue to control approximately 87% of the voting power through the Series B Preferred Stock and voting agreement, they will retain the ability to control the outcome of matters submitted to a vote of our shareholders, including the election of directors, approval of mergers, consolidations, sales of all or substantially all of our assets, or other significant corporate transactions. This concentrated voting power could:

▪  limit your ability to influence corporate matters, including through shareholder votes;

▪  discourage potential acquirers from initiating merger, takeover, or other change-of-control transactions that may otherwise be beneficial to our shareholders;

▪  reduce the practical effect of any shareholder influence over our business and affairs; and

▪  depress the market price of our common stock.

Furthermore, although we currently intend to maintain corporate governance practices generally consistent with the standards applicable to public companies, we could elect to rely on the controlled company exemptions in the future. If we do so, shareholders may not have the same protections afforded to shareholders of companies subject to all corporate governance requirements applicable to non-controlled companies. See “Description of Capital Stock” for a more detailed discussion of the corporate governance exemptions available to us as a controlled company and our current intention not to rely on any of these exemptions.

We have recently undergone a significant leadership transition, which may create operational uncertainty and could adversely affect our business.

Effective June 2026, we implemented a leadership transition pursuant to which Vincent Napolitano transitioned from Chief Executive Officer and Chairman to Chairman Emeritus, Shaun Quin was appointed Chief Executive Officer, and Glen Steward was appointed Chairman of the Board. In connection with this transition, we entered into a Transition and Separation Agreement with Mr. Napolitano, new amended and restated employment agreements with our executive officers, and a Chairman Services Agreement with Mr. Steward. While we believe these changes will strengthen our governance and align management incentives with shareholder interests, there can be no assurance that we will successfully execute on our strategic plans or that the transition will not result in disruption to our operations, loss of key personnel, or difficulties in attracting and retaining talent. Any such disruption could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to attract and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including our management, sales and marketing, finance, and especially our design and technical personnel. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. Any inability to retain, attract or motivate such personnel could have a material adverse effect on our business and results of operations.

Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes (“NRS”). Specifically, NRS 78.138 provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care.

In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

Our officers and directors have limited experience managing a public company.

Our officers and directors have limited experience managing a public company. Consequently, we may not be able to raise any funds or run our public company successfully. Our executive officer’s and director’s lack of experience of managing a public company could cause you to lose some or all of your investment.

Risks Related to Legal Uncertainty

Claims made against us from time to time can result in litigation that could distract management from our business activities and result in significant liability or damage to our brand.

As a company with expanding operations, we increasingly face the risk of litigation and other claims against us. We have no such claims at present. Litigation and other claims may arise in the ordinary course of our business and include employee claims, commercial disputes, landlord-tenant disputes, intellectual property issues, product-oriented allegations and slip and fall claims. These claims can raise complex factual and legal issues that are subject to risks and uncertainties and could require significant management time. Litigation and other claims against us could result in unexpected expenses and liabilities, which could materially adversely affect our operations and our reputation.

In addition, the industries in which we operate, funding and real estate, are characterized by extensive litigation and, from time to time, we may become subject of various claims. Regardless of outcome, such claims are expensive to defend and divert management and operating personnel from other business issues. A successful claim or claims against us could result in payment of significant monetary damages and/or injunctive relief.

We may be classified as an inadvertent investment company if we acquire investment securities in excess of 40% of our total assets.

We are engaged in the business of being a diversified holding company engaged in significant finance and real estate activities while we continue to seek to acquire or establish other finance or operating businesses or assets. Our acquisition strategy focuses on evaluating acquisition targets that have reasonable growth prospects, and our management spends a significant portion of its time reviewing potential acquisitions, conducting due diligence, and seeking to negotiate transaction terms. From time to time, we may purchase investment securities as part of a deliberate strategy to obtain control of an operating business.

Under the Investment Company Act of 1940 (the “ICA”), a company may fall within the scope of being an “inadvertent investment company” under Section 3(a)(1)(C) of the ICA if the value of its investment securities (as defined in the ICA) is more than 40% of the company’s total assets on an unconsolidated basis (exclusive of government securities and cash and cash equivalents). We do not believe that we are engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in the business of investing, reinvesting, or trading in securities. However, we seek prudently to hold excess liquid resources in marketable securities to preserve resources needed to acquire operating businesses or assets and fund our finance and real estate activities.

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The Board of Directors and management regularly monitor our status relative to the inadvertent investment company test under the ICA and believe that the Company is not currently an inadvertent investment company based on the assets test under Section 3(a)(1)(C) of the ICA.

If we were deemed to be an inadvertent investment company and determined to or were required to become a registered investment company, we would be subject to burdensome and costly compliance requirements and restrictions that would limit our activities, including limitations on our capital structure, additional corporate governance requirements, and other limitations on our ability to transact business as currently conducted. We do not believe that it would be practical or feasible for a company of our size, management, and financial resources to operate as a registered investment company. To avoid being deemed an inadvertent investment company or becoming a registered investment company, we may decide or be required to sell certain of our investments on disadvantageous terms, hold a greater proportion of our investments in marketable securities in U.S. government securities or cash equivalents that have a lower rate of return than other investment securities, or make other material modifications to our business operations and strategy, any or all of which could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

We may be subject to tax and regulatory audits which could subject us to liabilities.

We are subject to tax and regulatory audits which could result in the imposition of liabilities that may or may not have been reserved. We are subject to audits by taxing and regulatory authorities with respect to certain of our income and operations. These audits can cover periods for several years prior to the date the audit is undertaken and could result in the imposition of liabilities, interest and penalties if our positions are not accepted by the auditing entity.

Changes in regulations or user concerns regarding privacy and protection of user data, or any failure to comply with such laws, could adversely affect our business.

Federal, state, and international laws and regulations govern the collection, use, retention, disclosure, sharing and security of data that we receive from and about our users. The use of consumer data by online service providers is a topic of active interest among federal, state, and international regulatory bodies, and the regulatory environment is unsettled. Many states have passed laws requiring notification to users where there is a security breach for personal data, such as California’s Information Practices Act. We face similar risks in international markets where our products and services are offered. Any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any applicable federal, state, or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of user confidence, damage to our business and brand, and a loss of users, which could potentially have an adverse effect on our business.

In addition, various federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data retention, data transfer and data protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with users. For example, some countries are considering or have enacted laws mandating that user data regarding users in their country be maintained in their country. In addition, there currently is a data protection regulation applicable to member states of the European Union that includes operational and compliance requirements that are different than those currently in place and that also includes significant penalties for non-compliance.

The interpretation and application of privacy, data protection, data transfer and data retention laws and regulations are often uncertain and in flux in the United States and internationally. These laws may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices, complicating long-range business planning decisions. If privacy, data protection, data transfer or data retention laws are interpreted and applied in a manner that is inconsistent with our current policies and practices, we may be fined or ordered to change our business practices in a manner that adversely impacts our operating results. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business and operating results.

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Nevada law and certain anti-takeover provisions of our corporate documents could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

Certain provisions of Nevada law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Nevada law set forth below does not purport to be complete and is qualified in its entirety by reference to Nevada law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Under Nevada law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

We are required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain a smaller reporting company, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

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Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Deficiencies in disclosure controls and procedures and internal control over financial reporting could result in a material misstatement in our financial statements.

We could be adversely affected if there are deficiencies in our disclosure controls and procedures or in our internal controls over financial reporting. The design and effectiveness of our disclosure controls and procedures and our internal controls over financial reporting may not prevent all errors, misstatements or misrepresentations. Consistent with other entities in similar stages of development, we have a limited number of employees currently in the accounting group, limiting our ability to provide for segregation of duties and secondary review. A lack of resources in the accounting group could lead to material misstatements resulting from undetected errors occurring from an individual performing primarily all areas of accounting with limited secondary review. Deficiencies in internal controls over financial reporting which may occur could result in material misstatements of our results of operations, restatements of financial statements, other required remediations, a decline in the price of our common shares, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

There may be deficiencies with our internal controls that require that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

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We may be unable to protect our intellectual property from infringement by third parties, and the third parties may claim that we are infringing on their intellectual property, either of which could materially or adversely affect us.

We intend to rely on patent protection, trade secrets, technical know-how and continuing technological innovation to protect our intellectual property, and we expect to require any employees, consultants and advisors that we may hire or engage in the future to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any such breach.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive with ours. Our competitors may independently develop similar technology or otherwise duplicate our financial products and services. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is particularly expensive, time-consuming, diverts the attention of management and technical personnel and could result in substantial cost and uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to produce and/or market our products and services in the future and would likely have an adverse effect on any revenues we may in the future be able to generate by the sale or license of such intellectual property.

We may be subject to costly litigation in the event our future services or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject us to significant liability for damages or injunctions precluding us from utilizing our technology or services or marketing or selling any products or services under the same. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims.

We may be exposed to liabilities under the Foreign Corruption Practices Act and any determination that we violated these laws could have a materially adverse effect on our business.

We are subject to the Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Risks Related to Our Securities

We have the right to issue additional common stock and preferred stock without the consent of our stockholders, which would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

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Our articles of incorporation authorize the issuance of shares of preferred stock and/or the conversion of existing outstanding preferred stock into common stock, the rights, preferences, designations and limitations of which may be set by the board of directors. Our articles of incorporation have authorized the issuance of up 500,000,000 shares of common stock and up to 100,000,000 shares of preferred stock in the discretion of our Board.

Any authorized but unissued preferred stock may be issued upon board of directors’ approval; no further stockholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our Series A Preferred Stock and all of our existing and future indebtedness rank senior to our common stock in the event of a liquidation, winding up or dissolution of our business.

In the event of our liquidation, winding up or dissolution, our assets would be available to make payments to holders of all existing and future indebtedness and holders of the Series A Preferred Stock, before payments to holders of our common stock. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying amounts to the holders of our indebtedness and preferred stockholders, to pay anything to common stockholders. As of March 31, 2026, we had total consolidated liabilities of approximately $133.8 million, with 71,250,000 shares of Series A Preferred Stock outstanding. Any liquidation, winding up or dissolution of our company or of any of our wholly or partially owned subsidiaries would have a material adverse effect on the holders of our common stock.

We do not expect to pay dividends on our common stock in the foreseeable future. Any return on investment may be limited to the value of our common stock.

Since inception, we have never declared a dividend on our common stock, and we do not intend to declare dividends on our common stock in the foreseeable future. The terms of our Series A Preferred stock provide an annual dividend of six percent (6%) of the Stated Value times the number of preferred shares held by such holder. Dividends on the Series A Preferred Stock is payable on a quarterly basis and may be payable, at our option, in cash or shares of our common stock, or a combination thereof.

Other than with respect to our Series A Preferred Stock, our board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then existing including, without limitation, our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. As a result, we cannot predict when, or whether, another dividend on our common stock will be declared in the future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Risks Related to the Market for our Stock

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is currently quoted under the symbol “SWRD” on the OTCID Market operated by OTC Markets Group Inc., an over-the-counter quotation system that generally provides substantially less liquidity than a national securities exchange. Trading in our common stock has historically been limited, and our securities are currently very thinly traded. As a result, investors purchasing shares in this offering may be unable to resell their shares at or near the offering price, or at all.

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There can be no assurance that an active or liquid trading market for our common stock will develop or, if developed, will be sustained. Because trading in our common stock is limited, sales of shares may cause significant fluctuations in the market price of our common stock. In addition, relatively small trades may disproportionately influence the market price of our common stock due to the limited public float and low trading volume.

The limited public float and low trading volume may make it difficult for investors to sell their shares in a timely manner or at desired prices. If we are unable to develop and maintain an active and liquid trading market, the market price and liquidity of our common stock may continue to experience significant volatility, and holders of our common stock may experience substantial declines in the value of their investment.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

Our stock price is subject to a number of factors, including:

•	Technological innovations or new products and services by us or our competitors;
•	Government regulation of our financial products and services;
•	The establishment of partnerships with other financial services companies;
•	Intellectual property disputes;
•	Additions or departures of key personnel;
•	Sales of our common stock;
•	Our ability to integrate operations, technology, products and services;
•	Our ability to execute our business plan;
•	Operating results below or exceeding expectations;
•	Whether we achieve profits or not;
•	Loss or addition of any strategic relationship;
•	Industry developments;
•	Changes in accounting principles;
•	General and industry-specific economic conditions; and
•	Period-to-period fluctuations in our financial results.

The market prices of the securities of early-stage companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We will likely be required to conduct equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If our common stock shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common stock shares in order to fund our business operations. If we issue additional common stock shares or securities convertible into shares of our common stock, your percentage interest in us could become diluted.

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If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under FINRA suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock or our preferred stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock or our preferred stock, reducing a stockholder’s ability to resell shares of our common stock or our preferred stock.

Risks Relating to this Offering

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent public offerings, especially among companies with relatively smaller public floats. If you purchase our common stock in our  resale offering, you may not be able to sell those shares at or above the resale offering price. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering, and the selling stockholders of the Company are offering resale shares through the resale prospectus. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

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The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

▪  actual or anticipated fluctuations in our revenue and other operating results;

▪  the sale of resale shares by our selling stockholders in the open market;

▪  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

▪  actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

▪  announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic relationships, joint ventures, or capital commitments;

▪  price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

▪  lawsuits threatened or filed against us; and

▪  other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. Stockholders may filed securities class action litigation following periods of market volatility. In the event that we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Stock. As a result of this volatility, investors may experience losses on their investment in our Common Stock. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Common Stock, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Common Stock and understand the value thereof.

Our common stock is currently thinly traded and may continue to experience significant price volatility, which could make it difficult for investors to sell their shares.

The OTCID Market, on which our common stock is currently quoted, is an over-the-counter market that generally provides substantially less liquidity than a national securities exchange. Trading in our common stock has historically been limited, and our shares may continue to be thinly traded and subject to significant price volatility. As a result, investors may find it difficult to obtain accurate market quotations for our common stock, and holders of our common stock may be unable to resell their securities at or near the offering price, or at all.

Even if a more active trading market develops in the future, the market price of our common stock could remain highly volatile and may fluctuate significantly in response to a number of factors, many of which are beyond our control. Sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock. Significant volatility in the trading price of our common stock could cause investors to suffer substantial losses or impair their ability to liquidate their holdings.

Although we may explore opportunities to have our common stock listed or quoted on additional trading markets in the future, we do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market. In addition, no assurance can be given that any such listing or quotation would result in greater liquidity or reduced volatility in the trading price of our common stock.

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The number of shares being registered for resale with this offering is significant in relation to our outstanding shares.

We are registering 20,621,250 shares of common stock for resale by certain selling stockholders.  The selling stockholders may sell their shares from time to time at a fixed price per share within the range of $3.00 and $5.00 per share, unless our common stock is ever to become listed on a national securities exchange or eligible market, such as the OTCQB or OTCQX. Thereafter, sales by the selling stockholders may be made from time to time at prevailing market prices at the time of sale, at prices related to prevailing market prices or at negotiated prices. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market

All of the shares registered for resale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have included the resale prospectus in the registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price and also could affect our ability to raise equity capital. Any outstanding shares not registered in the resale prospectus will remain as “restricted shares” in the hands of the holders, except for those sales that satisfy the requirements under Rule 144 or another exemption to the registration requirements under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. However, we may receive up to $4,095,000 from the exercise of 10,237,500 common warrants at $0.40 per share and $14.63 from the exercise of 146,250 pre-funded warrants at $0.0001 per share, assuming all warrants are exercised for cash. Any such proceeds would be used for general working capital and other general corporate purposes. The Company’s indebtedness consists primarily of notes payable and other financing arrangements incurred in connection with its private credit operations, real estate acquisitions, and related corporate activities. Such indebtedness generally bears interest at fixed or variable rates ranging from approximately 6% to 15% and has maturity dates ranging from short term obligations to long term maturities extending through August 31, 2030. Certain indebtedness incurred within the past twelve months was issued in connection with real estate acquisitions, refinancings, or strategic transactions, and not for short term working capital purposes.

MARKET FOR OUR COMMON STOCK

Our common stock is currently quoted on the OTCID under the trading symbol “SWRD.” Quotations on the OTCID reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. On July 8, 2026, the last reported sale price of our common stock was $3.00 per share.

We do not currently have an active trading market, and purchasers in this offering are purchasing shares that are very thinly traded. There is no assurance that an active trading market will develop or be sustained.

Holders

As of  June 30, 2026, we had approximately 401 shareholders of record of our common stock. The number of stockholders of record does not include certain beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

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DESCRIPTION OF THE BUSINESS

Company Overview

We are a diversified financial services company with two complementary business platforms: Private Credit and Real Estate. Our strategy is to provide alternative financing solutions to small and medium-sized businesses (SMBs) underserved by traditional lenders, while also building a portfolio of income-producing and value-enhancing real estate assets. Together, these businesses are designed to broaden our revenue base, strengthen the balance sheet with tangible assets, and support long-term, capital-efficient growth.

The Private Credit Division provides revenue-based funding and related financing products to SMBs nationwide. In most cases the SMB’s that apply to the Company for financing have average monthly revenues of below $500,000. Since 2020, we have originated more than $153 million in funding and supported over 10,000 businesses across the United States. The Real Estate Division, launched in 2025, targets strategic investments in residential, mixed-use, and commercial properties designed to generate stable rental income and have the potential for long-term value appreciation. These real estate holdings improve our overall capital efficiency by anchoring the balance sheet with durable, income-producing assets, lowering our blended cost of capital, and providing recurring cash flows that enhance liquidity management.

As part of our broader strategic plan, we are pursuing a measured integration of digital-asset technologies across both business segments on a contingent and conditional basis only. Through partnerships with established financial-technology providers, currently limited to the Dolomite Foundation, the Company is developing frameworks for the use of digital payment instruments in its Private Credit operations and evaluating opportunities for tokenization within its Real Estate platform, which consists of the ownership and management of income-producing commercial real estate assets. These initiatives are intended to improve operational transparency, reduce transaction costs, and expand financing optionality within existing regulatory and accounting standards.

As of the date of this prospectus, these digital asset initiatives are not deployed in our live business operations and we do not currently conduct transactions, custody assets, or generate revenues through blockchain based or tokenized instruments. We currently estimate that any potential implementation, if any, could occur within a preliminary internal planning horizon of approximately 24 to 36 months from the date of this prospectus. Any such implementation remains subject to a number of factors, including evolving regulatory requirements, accounting and audit considerations, the design and testing of appropriate internal controls and compliance procedures, technology partner readiness, cybersecurity and operational risk management, and market acceptance. There can be no assurance that these initiatives will be implemented within this or any other timeframe, or at all.

While each division operates independently, they are designed to complement one another. The real estate business provides steady, long-term income and strengthens overall financial stability, while the private credit business offers faster-turnover funding with attractive near-term returns. Together, they create a balanced model in which real estate adds stability and efficiency, private credit drives growth, and digital-asset infrastructure provides additional flexibility and modernization of the Company’s capital management strategy.

For the year ended December 31, 2025, total revenue was $16.3 million, of which approximately 72% was generated by the Private Credit Division and 28% by the Real Estate Division. The Real Estate Division reflects approximately six months of activity following the acquisition of the 1818 Park property in July 2025 and therefore is not directly comparable to a full-year period.

For the three months ended March 31, 2026, total revenue was $3.9 million, of which approximately 38% was generated by the Private Credit Division and 62% by the Real Estate Division. We currently expect the Real Estate Division to represent a larger percentage of total revenue for the full year 2026 than it did in 2025, primarily as a result of a full year of rental and operating income from the 1818 Park property. At the same time, we expect Private Credit revenue to increase as a result of expanded Direct Funding origination capabilities and improved capital availability. These expectations are subject to numerous risks and uncertainties, including changes in interest rates, real estate occupancy and rental rates, merchant cash advance demand, regulatory developments, and general economic conditions. Actual results could differ materially from these expectations. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

Private Credit Overview

Our Private Credit Division provides alternative financing solutions to SMBs across the United States. The core of our business is the origination and funding of merchant cash advances (MCAs), both directly and through syndication arrangements with our partners. These MCA activities represent our principal line of business and generate the substantial majority of our revenues.

Since 2020, we have originated over $153 million in capital and supported more than 10,000 SMBs nationwide. We are headquartered in Fort Lauderdale, Florida, with operations in the Dominican Republic. In addition to our MCA business, we occasionally act as a broker for other funders, earning commissions when SMB customers we refer obtain financial products such as MCA or lines of credit. These brokerage activities are ancillary to our MCA operations and represent a smaller portion of our business.

Our MCA business is conducted through operating subsidiaries that sit under our private credit holding company. These subsidiaries include FAVO Funding LLC, Honeycomb LLC, and Fore Funding LLC, which originate and service MCA transactions. Our brokerage activities, which consist of referring merchants to third-party funders and earning commissions, are conducted through Fore Funding LLC and DBOSS Funding LLC, also held within the same private credit platform.

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Merchant Cash Advances

Merchant cash advances (“MCAs”) have evolved as an alternative capital source primarily for small businesses, and they represent the principal product we currently originate and fund. In our MCA transactions, a merchant sells a portion of its future receipts to us at a discount in exchange for an upfront lump-sum payment. The merchant then remits a specified percentage of its sales receipts, typically through daily Automated Clearing House (“ACH”) transfers, until we have received the full amount of purchased receipts.

Unlike loans or securities, MCAs are structured as purchases and sales of future receipts and the assignment of related rights. Our small and medium-sized business (“SMB”) customers typically use these advances for working capital, such as inventory purchases, equipment financing, or other immediate business needs.

While MCAs constitute a core component of our revenue model, we also generate brokerage income on a limited basis by referring merchants to third-party funders for products such as MCAs and lines of credit. These brokerage activities account for a smaller share of our business relative to our directly originated and syndicated MCA portfolios.

We operate a direct and syndication revenue-based funding platform to serve SMBs in need of liquidity to fulfill their financial responsibilities. Through our direct sales, marketing, underwriting, and operational platform, and in collaboration with our six primary Syndication Partners, each of which operates in the same revenue-based financing business as Stewards, we provide funding solutions for customers. These syndication arrangements allow us to participate in a percentage of approved transactions, with participation amounts ranging from 10% to 95% of the deal value. Pursuant to Master Participation Agreements and related agreements, Stewards originates and funds transactions and, in certain Direct Funding transactions, may include third-party participants such as accredited investors, family offices, investment funds, high-net-worth individuals and other capital partners that acquire an economic participation interest in a portion of a funded transaction. Stewards maintains the direct contractual relationship with the merchant and is responsible for servicing and collection activities on behalf of itself and such participants. In Syndicated Funding transactions, the syndication partner generally maintains the direct contractual relationship with the merchant and performs servicing and collection functions. This structure enables us to diversify risk, leverage partner deal flow, and expand the scale of our funding platform while maintaining consistency with our underwriting criteria.

We originate and provide revenue-based financing to businesses primarily through MCAs. We provide convenient, fully automated financial solutions to our customers. An SMB customer who enters into an MCA commits to delivering a percentage of its receipts through ACH or wire debits or by splitting credit card receipts until all purchased receipts are remitted to us.

We believe traditional lenders face a number of challenges and limitations that make it difficult to address the capital needs of SMBs, such as:

▪  Organizational and Structural Challenges. The costly combination of physical branches and manually intensive underwriting procedures makes it difficult for traditional lenders to efficiently serve SMBs. They also serve a broad set of customers, including both consumers and enterprises, and are not solely focused on addressing the needs of SMBs.

▪  Technology Limitations. Many traditional lenders use legacy or third-party systems that are difficult to integrate or adapt to the shifting needs of small businesses. These technology limitations make it challenging for traditional lenders to aggregate new data sources, leverage advanced analytics and streamline and automate credit decisions and funding.

Products not Designed for SMBs. SMBs are not well served by traditional loan products. We believe that traditional lenders often offer products characterized by larger loan sizes, longer durations and rigid collateral requirements. By contrast, SMBs often seek small loans for short-term investments.

As a result, we believe that SMBs feel underserved by traditional lenders. Our solution was built specifically to address SMBs’ capital needs. We offer products to SMBs to enable them to access capital. We facilitate eligible merchants to secure cash advances and accelerate the growth of their business by providing access to simple, fast, and convenient working capital under MCAs. This structure has some advantages over the structure of a conventional loan. Most importantly, payments towards an MCA can be modified for hardships suffered by a business, giving the merchant greater flexibility with which to manage their cash flow, particularly during an unforeseen event. MCAs are processed much faster than a typical loan, giving borrowers quicker access to capital.

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Direct and Syndicated Funding

A key challenge in the merchant cash advance industry is securing sufficient capital to meet strong demand from small businesses. We originate merchant cash advances through two distinct models: Direct Funding and Syndicated Funding.

In Direct Funding, we originate, underwrite, fund, contract directly with the merchant, and service the MCA entirely. In certain transactions, we may also have third-party co-funders pursuant to master participation agreements who participate in the deal. These co-funders are typically accredited investors, investment funds, high-net-worth individuals, employees and other capital partners seeking exposure to merchant cash advance assets. We identify and select co-funders based on factors including available capital, experience with alternative finance investments, reputation, regulatory considerations, and willingness to participate on terms acceptable to us.

Under a typical participation arrangement, the co-funder acquires a contractual participation interest in a specified percentage of the economics of an MCA transaction, which historically has averaged less than 25% of the funded amount. We retain responsibility for sourcing the merchant, underwriting the transaction, funding the advance, maintaining the contractual relationship with the merchant, servicing and collecting payments, and administering the transaction. Co-funders do not have a direct contractual relationship with the merchant and generally do not participate in day-to-day servicing or collection activities.

In exchange for their participation interest, co-funders are entitled to receive their agreed share of collections generated by the applicable MCA transaction, net of servicing and collection fees payable to us. We generally receive a servicing fee for administering the transaction and may also retain a larger economic interest than the co-funder. Participation arrangements are typically non-recourse to us except for customary representations, warranties, and covenants contained in the applicable participation agreement.

In Syndicated Funding, we participate in a single MCA with a syndication partner who originates, underwrites, funds and services the MCA. We participate alongside six established syndication partners under Master Participation Agreements. As a participant, we generally range from 10% to 95% participation in each transaction, subject to our investment guidelines.

As of December 31, 2025, approximately 62.3% of all funded deals were completed through the Company’s Syndicated Funding model, while approximately 37.68% of funded deals were completed through the Company’s Direct Funding model. As of the most recent period presented, the majority of funded deals continued to be completed through the Company’s Syndicated Funding model, while the Company is actively working to increase the proportion of Direct Funding originations following the Simplified Acquisition and expanded origination capacity.

To manage portfolio concentration and counterparty exposure, the Company actively monitors its syndication relationships and does not participate in any Syndicated Funding arrangement where its participation would exceed 40% of a syndication partner’s total portfolio.

This approach balances higher-margin Direct Fundings with the capital efficiency and risk diversification benefits of Syndication Funding. The table below outlines key differences between the two models.

Aspect	Direct Funding	Syndicated Funding
Contract with Merchant	We contract directly with the merchant	Syndication partner contracts directly with the merchant
Funding Role	We fund the advance directly to the merchant.	We provide only our agreed participation percentage
Servicing & Collections	We perform all servicing and collections	Syndication partner performs servicing and collections
Revenue	Full factor-rate income + origination + administrative fees	Proportionate share of MCA income only
Risk Exposure	100% of performance risk on our balance sheet	Proportionate share of performance risk
Capital Deployment	Funded directly to the merchant	Capital provided to the syndication partner who then funds the merchant

Furthermore, both Direct Funding and Syndicated Funding transactions most often involve multiple parties. In Direct Funding transactions, the Company originates, underwrites, funds, contracts directly with the merchant, and is responsible for servicing and collections. The Company may include third-party participants through Master Participation Agreements. These participants are typically accredited investors, family offices, investment funds, high-net-worth individuals, and other capital partners seeking exposure to merchant cash advance assets. The Company selects participants based on factors including available capital, investment experience, reputation, regulatory considerations, and willingness to participate on terms acceptable to the Company. Participants generally acquire an economic interest in a portion of a transaction, historically averaging less than 25% of the funded amount, but do not have a direct contractual relationship with the merchant and do not participate in day-to-day servicing or collection activities. In Syndicated Funding transactions, a third-party syndication partner originates, underwrites, funds, and contracts directly with the merchant, while the Company participates as an investor providing a portion of the capital. Participants in either model enter into Master Participation Agreements that govern their participation interests, including the allocation of collections, profit-sharing mechanics, servicing responsibilities, and the allocation of risk among the parties.

Syndicated Funding transactions may also carry additional costs, such as platform fees charged by syndication partners (generally 3%–5% of remittances), and administrative costs associated with servicing multiple stakeholders. These fees can increase the effective cost of capital relative to Direct Fundings.

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For Direct Fundings, our revenue includes origination fees, administrative fees, MCA income, and ancillary fees (e.g., non-sufficient funds, collections, Uniform Commercial Code filings), all recognized over the contract term as payments are received.

For Syndicated Fundings, we do not retain origination or administrative fees. Instead, our revenue is derived from our proportionate share of MCA income based on our participation interest.

Our Direct Funding portfolio has SMBs across multiple segments and industry types, but most of our merchants fall into the services, construction, and retail industries. These include restaurants, construction and development projects, physical fitness facilities, accounting and bookkeeping practices, home furnishings and equipment stores, and automotive repair shops, among others.

The composition of our Syndication Funding portfolio closely aligns with that of our Direct Funding portfolio, both of which are strategically shaped by evolving market dynamics. Key determinants include macroeconomic conditions, the influence of domestic and international government policy decisions, and the relative advantages of specific U.S. geographic regions. Regulatory and policy environments, whether supportive or restrictive, impact sector performance and are carefully considered in our portfolio construction and allocation strategy.

The below table represents the split between deals funded via Direct Funding and Syndicated Funding.

Year	Direct Funding	Syndicated Funding	Total Funding
2023	$17,284,157	$17,351,122	$34,635,279
2024	$12,997,355	$18,025,300	$31,022,655
2025	$7,222,173	$12,095,202	$19,317,375
Q1 2026	$131,000	$1,803,140	$1,934,140

Although Syndication Funding currently represents a larger share of total funding volume, our strategic priority is to expand Direct Funding given its higher margin profile and greater control over underwriting and servicing economics. The Simplified Acquisition was undertaken specifically to increase our capacity for direct originations. Over time, we expect Direct Funding to comprise a greater portion of total originations, with Syndication Funding continuing to play a complementary role in providing capital efficiency and risk diversification.

MCA – Syndication Partners

We identify leading funders in the industry through market research, funding forums, the Revenue Based Funding Coalition (RBFC), and long-term business relationships, all of which have established underwriting and operational capabilities that allow partners to participate in their deal flow. The RBFC includes funders, brokers, Independent Sales Organizations, and industry vendors that provide technology and operational services to the sector. It was established to educate policymakers and regulators on issues affecting the non-bank commercial finance industry and to support responsible growth of revenue-based financing. At the same time, the MCA industry remains subject to ongoing regulatory scrutiny at both the federal and state levels, and participation in industry groups such as the RBFC reflects our effort to stay aligned with evolving standards and compliance expectations.

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We currently maintain relationships with six syndication partners, three core partners (Vital Capital, TVT Funding, Inadvance Capital) and three secondary partners (Kings Funding, Boom Funding, Traditions Funding), all of whom operate in the Merchant Cash Advance industry and provide revenue-based financing solutions. Core partners are partners that we actively fund with, often a few times a month whereas secondary partners are used much less frequently. From time to time, we syndicate on various deals that our partners have approved for funding, with syndication participation amounts typically ranging from 10% to 95% of the transaction value. In the case the Company participates in a deal with a syndication partner, the syndication partner is always acting as the lead funder with the Company having no direct contract with the merchant. The Company is merely a participant in the deal and provides a share of the capital to the lead funder to fund the deal and in turn benefits from the economic terms of the deal, These arrangements are governed by Master Participation Agreements and Independent Sales Organization agreements, which establish the terms of engagement and responsibilities of each party. These agreements govern key terms of the relationship including, the platform fee or collection fee charged for participation which is stated as a fixed fee, the servicing of the deal and relevant disbursements and any general indemnifications and warranties. Each individual deal will be presented to the Company with specific terms, for example, the principal amount, payback amount, factor and duration and sometimes will also indicate if there is a lower platform fee associated with that deal.

To manage concentration risk, we do not participate in any syndication arrangement where our exposure exceeds 40% of a partner’s total portfolio. We also actively manage participation amounts to ensure diversification and maintain a balanced portfolio mix. All syndication partners are provided with investment guidelines aligned with our internal underwriting standards, and they are required to adhere to those criteria, ensuring consistency and risk alignment across all investments. This framework enables Stewards to leverage the scale and capabilities of its partners to expand access to funding for SMBs while maintaining rigorous risk management discipline.

Brokered Products

In addition to our direct and syndicated MCA operations, we act as an intermediary in brokering financial products, earning commissions from funders when transactions close. Within this category, merchant cash advances and lines of credit are the meaningful contributors, while equipment financing and business term loans comprised the balance. Our activity in U.S. Small Business Administration (SBA) loans and invoice factoring was not material during the reporting period, though these products remain available as part of our platform and may contribute to revenues in the future as merchant demand evolves.

Our role in these transactions is limited to acting as an intermediary: we identify merchants with financing needs, match them with appropriate funders, and earn referral or brokerage fees, typically calculated as a percentage of the funded amount, once the transaction is completed. We do not originate or fund these products directly and do not assume credit risk on the underlying obligations.

This brokerage activity complements our MCA operations by broadening merchant relationships and creating repeat commission opportunities. Applications are sourced through marketing initiatives, including online advertising, outbound calling, trade show participation, and referrals, with additional support from a call center located in the Dominican Republic. We maintain relationships with a network of funding sources, such as commercial banks, online lenders, SBA-approved institutions, and factoring companies.

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Once a funder approves and funds a transaction, our role is complete, and we earn compensation directly from the funder, typically built into the financing cost. By offering MCAs and lines of credit through third-party partners alongside our direct activities, we diversify our revenue streams and expand our reach, while continuing to maintain our primary focus on revenue-based funding solutions.

While brokerage commissions represented approximately 20% of our total revenues for the year ended December 31, 2024, we do not view this segment as a core growth driver. We position brokerage primarily as a complementary offering that broadens merchant relationships, rather than as a business line we intend to scale.

MCA - Cost of Sales

We incur sales commissions costs for direct and syndicated originations. Commission expense is recognized over the term of the deal. Additionally, we incur marketing expenses associated with direct MCA originations. Marketing expenses consist of various lead generation, internet, phone, advertising, and other costs associated with new account originations. Marketing expenses are recognized as incurred.

MCA Platform and Service Fees

For each Syndicated Funding MCA origination, we are charged a platform or servicing fee. The fee is calculated as a percentage of the advance receipt collected on our behalf and is deducted from the amount disbursed.

MCA Credit Losses

Under the current expected credit loss (CECL) model of ASC 326, we recognize an allowance for a portion of the receipts at the time of concluding a deal and additional allowances based on the amount of time since a payment was last received and whether the receivable has been handed over to collections. The approach is based on the Company's internal knowledge and historical default rates over the expected life of the receipts and is adjusted to reflect current economic conditions. A receivable from a merchant is classified as defaulted once the merchant has stopped paying and all reasonable efforts to communicate and resolve the situation have failed. Once the merchant is in default, the receivable is then handed over to a legal team to begin the collection process. Historical default rates for the portfolio were at 15.07% for 2023, 13.09% for 2024 and 8.53% for 2025.

This evaluation takes into account the customer's ability and intention to pay the consideration when it is due along with incorporating changes in the forward-looking estimates. If the expected financial condition of the Company’s customers were to improve, the allowances may be reduced accordingly.

Underwriting Process and Credit Assessment of Merchant Customers

Our underwriting process is central to both our direct MCA portfolio and our Syndicated Funding activities. Each merchant applicant is evaluated using a structured combination of automated data analysis, artificial intelligence (AI), and human review to assess the business’s ability to generate consistent receivables and meet repayment obligations.

We apply a multi-step framework designed to filter out higher-risk applicants and identify merchants most likely to perform, with fewer than 5% of applications proceeding to funding. This process integrates anomaly detection and fraud-prevention tools with professional underwriter judgment, allowing us to evaluate applications efficiently while maintaining credit discipline. Over time, this selective approach has resulted in portfolio performance with loss and default levels consistent with the high thresholds established by our underwriting standards.

Integration of Artificial Intelligence and Automation

We employ a combination of automation, machine learning, and human oversight within our underwriting process. These tools help authenticate documents, identify inconsistencies, and structure raw data into decision-ready formats. Human underwriters remain responsible for final approvals, ensuring that technology outputs are reviewed within a controlled decision framework.

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AI-driven capabilities are applied within secure, compliance-oriented environments. All merchant data is collected with applicant consent, either through direct submissions (e.g., bank statements, tax filings, credit reports) or third-party data-aggregation providers. Data is handled under encryption and access-controlled systems. We do not disclose, sell, or repurpose merchant data for non-underwriting uses.

Key capabilities include:

•         Document authentication and fraud detection: Identifying tampering or inconsistencies in submitted records.

•         Anomaly detection: Flagging unusual cash-flow activity or mismatches in bank transaction data.

•         Automated structuring: Converting bank statements and financial documents into standardized data for review.

•         Risk scoring: Predictive models that compare applicants against internal credit parameters.

Applications flagged by automation are escalated for manual review. This blended model allows for efficient processing while maintaining oversight and compliance.

Data Collection and Analysis

We collect a range of information from merchants during the application process, including:

•         Traditional credit bureau data (e.g., consumer and commercial credit histories).

•         Government and legal records (e.g., state filings, tax records, liens, judgments).

•         Behavioral and transactional data (e.g., bank activity, repayment patterns, landlord feedback).

•         Digital presence and reputation data (e.g., online visibility, reviews, social media).

•         Network-shared performance data from other funders on defaults or fraud.

Because small businesses lack a standardized credit score equivalent to consumer FICO ratings, we supplement bureau data with these alternative sources. Greater emphasis is placed on demonstrated business performance, cash-flow resilience, and repayment history than on an owner’s personal credit profile.

Below is a description of our underwriting process for applicant merchants, with four steps to completion.

1.       Initial Screening

✔ Verify document integrity and application completeness.

✔ Apply automatic decline rules (e.g., prohibited industries, prior defaults, negative banking history).

✔ Use anomaly-detection tools to flag inconsistencies in financial submissions.

✔ Confirm business legitimacy through entity verification and basic fraud checks.

2.       Full Underwriting

✔ Analyze business expenses, legal compliance, and online presence.

✔ Review historical bank statements and repayment trends.

✔ Assess revenue concentration, seasonality, and debt obligations.

✔ Supplement automated scoring with underwriter review.

✔ Price transactions according to internal risk models and repayment capacity.

3.       Approval

✔ Transactions are escalated based on size and risk profile:

✔ Up to $35,000: approved by senior underwriters.

✔ $35,000 – $100,000: requires underwriting committee approval.✔ Above $100,000: reviewed by the CFO and requires final approval from the CEO.

✔ Decisions incorporate both model outputs and manual judgment.

4.       Final Verification and Funding

✔ Conduct background checks for legal and financial risks.

✔ Re-verify revenue consistency using most recent bank data.

✔ Confirm terms with a recorded verification call.

✔ Wire transfers are executed by the CFO or Credit Controller, subject to executive authorization.

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Efficiency and Risk Considerations

Our process is designed to be more efficient than traditional bank lending, generally allowing approvals and funding within 24–72 hours versus weeks for banks. Although the Company does not actively track application to funding times, our estimated average time from application to funding is 24 hours. Efficiency is achieved through automated data aggregation, AI-driven anomaly detection, and human oversight.

Our underwriting process is broken down into 4 stages:

1)       Initial screening: This stage involves ensuring all the required documentation has been received, and the merchant meets the initial funding requirements. During this stage we will ensure that the application meets our minimum underwriting requirements including, time in business, average revenue, industry, FICO score, negative days, average daily and ending bank balances.

2)       Full underwriting: This stage involves a detailed review of the application, including legal documentation reviews and business performance evaluations. We rely on third party software and information to support this review including; MoneyThumb, TransUnion, Secretary of State filings, court filings and Google searches.

3)       Approval: Once the application is fully underwritten, the offer to fund is sent for approval by management or our senior underwriters.

Final verification and funding: Once the offer is approved, a final background check is completed, and any recent banking transactions are verified for revenue consistency. Prior to releasing the funding wire, a funding call is completed on a recorded line to discuss the terms of funding.As mentioned above we depend on third-party providers for certain inputs, such as bank-statement verification, credit bureau data, and fraud detection. Disruptions in these services could affect our ability to process applications efficiently, as described in our risk factors.

Over time, we believe that this disciplined, technology-enhanced underwriting process has contributed to portfolio performance consistent with our selective funding standards, supporting stable cash flows and risk-adjusted returns.

Integration of Digital Asset Strategy within Private Credit

The Company is evaluating the integration of digital-asset infrastructure within its Private Credit operations on a contingent and conditional basis only. As part of this initiative, the Company has entered into a strategic partnership with the Dolomite Foundation, a Cayman-based entity that develops tokenized financial infrastructure and digital-settlement frameworks.

Through this relationship, the Company intends to explore the use of U.S.-dollar-denominated digital instruments and related blockchain settlement tools to facilitate the movement of funds among institutional lenders, subsidiaries, and counterparties. The objective of this framework is to shorten funding cycles, reduce transaction costs, and strengthen auditability within the Company’s credit origination, syndication, and servicing processes. The Company’s participation in these activities will be implemented on a measured basis, consistent with applicable banking, securities, and anti-money-laundering regulations, and subject to continuing review by management and external advisors.

As of the date of this prospectus, these digital asset initiatives are not deployed in our live business operations and we do not currently conduct transactions, custody assets, or generate revenues through blockchain based or tokenized instruments. We currently estimate that any potential implementation, if any, could occur within a preliminary internal planning horizon of approximately 24 to 36 months from the date of this prospectus. Any such implementation remains subject to a number of factors, including evolving regulatory requirements, accounting and audit considerations, the design and testing of appropriate internal controls and compliance procedures, technology partner readiness, cybersecurity and operational risk management, and market acceptance. There can be no assurance that these initiatives will be implemented within this or any other timeframe, or at all.

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Real Estate Overview

Our Real Estate Division, launched in 2025, focuses on acquiring and managing income-producing properties that complement our private credit platform. The Company’s Real Estate platform is operated as an integrated business line and includes property acquisition, asset-level financing management, coordination with third-party property managers, lease administration, budgeting, and capital planning. The Company currently targets primarily multifamily properties, as well as select mixed-use and commercial assets, in strategic U.S. markets that provide stable cash flows and the potential for long-term value appreciation.

The division emphasizes stabilized, cash-flowing properties that diversify revenue streams and strengthen the Company’s overall asset base with tangible collateral. By anchoring the balance sheet in real estate, we enhance institutional creditworthiness, improve access to competitively priced financing, and support capital efficiency. These investments are conducted through subsidiaries established for property acquisition and management, structured to support our real-estate strategy while accommodating applicable noncontrolling preferred interests. The objective of these entities is to broaden our revenue base and support sustainable long-term growth.

As of the date of this prospectus, the Company’s Real Estate platform consists of a single property, 1818 Park, a multifamily residential property located in Hollywood, Florida. Accordingly, the Company’s real estate operations are currently concentrated in a single asset, a single property type, and a single geographic market. The property is managed by a third-party property manager under the Company’s oversight. While the Company intends to evaluate additional real estate investments over time, there can be no assurance that it will acquire additional properties, and the Company expects its real estate portfolio to remain concentrated in the near term.

Strategic Role of the Real Estate Division

The Real Estate Division plays a complementary role to our MCA and broader private credit operations. Tangible, income-generating real estate assets enhance the depth and quality of our balance sheet, which broadens the collateral base available for institutional financing arrangements and supports access to lower-cost capital. This stronger asset position improves lender confidence and provides flexibility in structuring credit facilities, ultimately enhancing net yields across our MCA originations and related credit activities.

In addition, recurring income from rental streams and condominium sales provides supplemental cash flow that offsets variability inherent in the MCA portfolio. Over time, appreciation in property values may further enhance shareholder value through refinancing or selective asset sales, though the division’s primary role is to improve capital efficiency and financial resilience rather than to serve as a direct source of short-term liquidity.

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By combining the steady, asset-backed stability of real estate with the faster turnover and scalability of private credit, the Company aims to create a balanced model that enhances credit quality, reduces overall cost of capital, and supports sustainable growth across both business segments.

Target Acquisition Strategy

Our real estate division is focused on acquiring well-located, income-producing properties at attractive entry prices relative to replacement cost or market comparables. We target assets in the US that have strong underlying fundamentals and sustained tenant demand, seeking opportunities where operational, leasing, or capital structure enhancements can drive value creation. Our acquisition approach is disciplined and data-driven, evaluating both current income potential and future upside through repositioning or improved capital deployment.

Acquisitions are guided by defined financial criteria. We generally target properties expected to deliver internal rates of return (IRR) and capitalization rate spreads that are accretive to our weighted average cost of capital (WACC). We also consider loan-to-value (LTV) thresholds, projected funds from operations (FFO) contribution, and the stability of expected cash flows in assessing each opportunity. This framework provides consistency in evaluating potential transactions and ensures that capital is allocated with the objective of balancing risk, return, and liquidity.

Value creation is achieved through two primary models:

•         Rental Model: We focus on maintaining high occupancy levels, capturing market rent growth, controlling operating expenses, and implementing targeted capital improvements to enhance tenant experience and asset performance.

•         Condominium Model: Where applicable, we seek to optimize unit pricing, manage sales velocity, and implement focused marketing campaigns to maximize sales proceeds. While condominium projects may involve higher development and redevelopment costs relative to stabilized rental assets, we evaluate them within a disciplined financial framework that considers expected absorption rates, pricing sensitivity, and project-level return thresholds. Our intent is to maintain a balanced mix, with stabilized rental assets representing the core of the portfolio and condominium projects pursued selectively where market demand and projected returns justify the added risk. In condominium transactions, we also assess occupancy and absorption targets as key performance indicators to ensure that projected timelines and sales velocity align with overall capital allocation discipline.

Exit Strategies

We evaluate multiple exit strategies for each asset at the time of acquisition and throughout the hold period, with the objective of maximizing total return and maintaining flexibility in capital deployment. Our primary strategy is a long-term hold, whereby properties are retained to generate recurring rental income and potential capital appreciation. This approach supports predictable cash flows and strengthens the balance sheet, which in turn improves the Company’s overall capital efficiency and weighted average cost of capital (WACC).

Where market conditions, interest rate environments, or asset performance create favorable opportunities, we may pursue a sale, refinancing, or recapitalization to optimize return on invested capital (ROIC). These decisions are guided by disciplined financial criteria, including expected yields, debt costs, and projected cash-on-cash returns, rather than reliance on asset sales for short-term liquidity. Potential strategies may include selling an asset outright, entering into a joint venture with new capital partners, or refinancing to unlock equity while retaining ownership.

For condominium projects, we may implement a phased sell-down strategy to optimize pricing and absorption rates while managing supply risk. Select units may be retained within the rental portfolio to generate ongoing income and preserve long-term optionality. Across all property types, our exit planning is structured to align with long-term capital allocation discipline, balancing current income generation with capital recycling into higher-yielding opportunities.

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Leasing & Sales

We employ a disciplined, market-responsive approach to both leasing and sales activities, designed to optimize occupancy, rental yields, and asset value across its portfolio. For rental assets, lease structures may include fixed-term agreements, percentage-based leases tied to tenant sales performance, or hybrid models that combine base rent with variable components. Renewal options are strategically incorporated to enhance tenant retention, minimize downtime, and maintain consistent revenue streams. Lease terms are negotiated to align with market demand, asset positioning, and long-term strategic objectives, while protecting downside risk through creditworthy tenant selection and appropriate security provisions.

For assets operated under a condominium sales model, we implement a phased release strategy to manage market absorption and achieve optimal pricing. Units are brought to market in stages, allowing us to respond dynamically to buyer demand, interest rate conditions, and competitive supply. This approach is supported by targeted marketing campaigns, pre-sale strategies, and selective retention of certain units for ongoing rental income or future disposition. By maintaining flexibility in leasing and sales strategies, we seek to balance predictable cash flows with opportunities for potential capital appreciation and value realization.

Property Management

Our property management practices are designed to preserve and enhance asset value while ensuring the operational integrity of our real estate portfolio. Currently, properties are managed by experienced third-party firms engaged under agreements that include defined performance benchmarks addressing occupancy levels, tenant retention, service quality, and cost efficiency.

Management activities focus on timely and responsive tenant service, preventative maintenance programs to extend the useful life of building systems and improvements, and disciplined control of operating expenses. Performance is monitored on an ongoing basis, with operational adjustments implemented as necessary to maintain market competitiveness, mitigate vacancy risk, and support stable long-term income generation.

Performance Monitoring

We employ a structured, data-driven approach to monitoring the performance of our real estate assets to ensure they meet targeted financial and operational benchmarks. Key performance indicators include occupancy levels, net operating income (NOI), lease expiration schedules, rent collection trends, and, for condominium projects, sales velocity and absorption rates. These metrics are reviewed regularly at both the property and portfolio levels, enabling management to identify trends, risks, and opportunities in real time.

Insights derived from this monitoring process inform tactical and strategic decisions, including adjustments to marketing campaigns, leasing incentives, and tenant mix optimization. In addition, capital expenditure priorities are continuously reassessed to ensure that property improvements deliver measurable returns and align with evolving market conditions. This active management framework is intended to maintain asset competitiveness, maximize revenue, and preserve long-term value.

1818 Park

Overview

On July 11, 2025, we entered into multi-entity member interest purchase agreements to acquire 1818 Park, a 281,493-square-foot mixed-use property located in Hollywood, Florida. The asset comprises approximately 237,173 square feet of residential space, 19,737 square feet of commercial space, 16,800 square feet of parking facilities, 5,171 square feet of office space, and 2,612 square feet of storage. The residential component includes 273 rental units in a mix of studios, one-bedroom, two-bedroom, and three-bedroom layouts, of which two are penthouse residences, the largest of which spans 2,319 square feet. The commercial component features a diversified tenant mix including a national bank branch, a hair salon, multiple food and beverage operators, and a 12,000-square-foot food hall. The office component includes one 4,113-square-foot office currently under development and nearing completion.

As of June 22, 2026, physical occupancy was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased. There were also 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. Based on the current rent roll, annualized property revenue was approximately $9.9 million, consisting of approximately $8.24 million of residential rental revenue, approximately $274 thousand of retail rental revenue, and approximately $1.38 million of other property income. Annualized operating expenses were approximately $5.5 million, resulting in annualized net operating income (NOI) of approximately $4.4 million.

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The acquisition of 1818 Park aligns closely with our real estate division’s acquisition criteria. The property was secured at a favorable price relative to replacement cost and market comparables, in a location (Young Circle) characterized by strong population growth, robust tenant demand, and ongoing economic investment. The asset’s diversified mix of residential, commercial, and food hall space provides multiple income streams and diversification benefits that reduce reliance on any single segment.

Operationally, we intend to pursue initiatives aimed at enhancing occupancy, optimizing lease terms, and implementing targeted capital improvements to support rental growth and tenant retention. In addition, we are actively pursuing a refinancing of the existing Blackstone senior mortgage loan, which reached its stated maturity date on June 1, 2026. Pending the completion of a longer-term refinancing, the Company and the lender have negotiated a Fifth Omnibus Amendment to the Loan Documents that would extend the loan's maturity date from June 1, 2026 to August 1, 2026. Although the Fifth Omnibus Amendment has been prepared, it has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and execute, the Fifth Omnibus Amendment. While the loan documents provide a contractual one-year extension option through June 2027, the Company does not currently intend to exercise that option and is instead focused on completing a longer-term refinancing. There can be no assurance that the Fifth Omnibus Amendment will be executed or that any longer-term refinancing will be completed on favorable terms, or at all. These operational and financing initiatives, together with the property's established tenant base and location within a growth corridor, are intended to strengthen the property's long-term positioning while addressing current cash flow challenges.

Purchase Price and Consideration

On July 11, 2025, we completed the acquisition of the 1818 Park property in Hollywood, Florida through a multi-entity transaction structured as follows:

•	Block 40 Managers, LLC – Acquired 100% of the membership interests in the property management company responsible for day-to-day operations, tenant services, and facility oversight.
•	Block 40 Investment Holdings, LLC – Acquired 100% of the membership interests in the investment holding entity, which owns certain contractual rights and interests related to 1818 Park.
•	Block 40, LLC – Acquired the membership interests in the investment holding entity that owns all assets and certain liabilities of the primary property-owning entity, including the real estate, fixtures and contracts, as well as the existing Blackstone secured mortgage debt and other obligations.

The total purchase price was $74.3 million, structured entirely as a stock-for-liabilities transaction. Consideration consisted of the issuance of shares of our common stock to the sellers and the assumption of certain indebtedness and other liabilities.

Pursuant to the multi-entity membership interest purchase agreements entered into in connection with the acquisition of the 1818 Park property, the Company issued an aggregate of 62,673,215 shares of its common stock to the sellers as consideration for the acquired membership interests.

Issuing equity rather than using cash or additional debt preserved liquidity for our private credit operations and avoided incremental leverage that could restrict future financing flexibility. The structure strengthened our balance sheet by adding a substantial income-generating real estate asset, which enhances the Company’s overall capital efficiency, broadens the collateral base considered by institutional lenders, and supports access to more competitively priced financing. By making the seller a shareholder, the transaction further aligns their interests with the Company’s long-term performance and value creation, reinforcing management’s focus on sustainable growth and shareholder returns.

This multi-entity structure ensured continuity of operations, preserved key contractual rights, and facilitated a seamless transition for tenants, positioning the asset for operational stability and long-term value creation.

Acquisition and Financing Structure

The acquisition of 1818 Park was completed through the purchase of all of the membership interests of Block 40, LLC, the entity that owns the property and its related liabilities. As a result, the Company acquired indirect ownership of the real estate asset together with the obligations tied to it. As part of this transaction, the Company assumed a senior secured mortgage loan originally in the principal amount of $84.0 million. Following scheduled principal repayments in the weeks after closing, the current outstanding loan balance is approximately $73.6 million as of the date of this prospectus.

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On June 1, 2022, Block 40 Property, LLC entered into a senior secured mortgage loan in the original principal amount of $84.0 million with Deutsche Bank, maturing on June 1, 2025. On June 1, 2025, Blackstone, as the new holder of the loan, extended the maturity date by one month. On July 1, 2025, Blackstone further extended the maturity date to June 1, 2026. In connection with the June and July 2025 extensions, the interest rate increased from Term SOFR plus 2.75% to Term SOFR plus 3.00%, and the existing interest rate cap agreement remains in effect. As part of the extension agreements, the borrower was also required to make scheduled principal curtailments, which reduce the outstanding loan balance in line with agreed amortization milestones, to approximately $73.6 million.

The loan is secured by a first-priority mortgage lien on the property, an assignment of leases and rents, and certain reserve and cash accounts, and is generally non-recourse subject to customary carve-outs. The loan agreement has been amended four times since its origination on June 1, 2022. These amendments primarily related to (i) extensions of the maturity date, (ii) an increase in the interest rate spread from Term SOFR + 2.75% to Term SOFR + 3.00% per annum, and (iii) required scheduled principal curtailments that reduced the outstanding loan balance from the original $84.0 million to approximately $73.6 million as of the date of this prospectus, and (iv) the lender's consent to Stewards' acquisition of indirect ownership of the borrower, the addition of Stewards as a guarantor under the loan documents, and related updates to the organizational and loan documentation.

As of the date of this prospectus, the loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. Key terms of the proposed Fifth Omnibus Amendment include an extension of the maturity date to August 1, 2026, the payment of a modification fee and an extension fee, the grant of a pledge over the membership interests in the borrower entity, the addition of the Company as a guarantor, and a temporary waiver of the requirement to maintain an interest rate cap agreement during the extension period.

In parallel, the Company continues to pursue a longer-term refinancing and, on June 11, 2026, received a non-binding term sheet from Värde Mortgage Capital proposing a $79.0 million refinancing facility. Key proposed terms include a 24-month initial term with three 12-month extension options, a floating interest rate of SOFR + 3.95% (with a floor of 7.45%), and customary covenants and reserves.

There can be no assurance that the Company will successfully complete a long-term refinancing on acceptable terms, or at all. If the Company is unable to obtain a long-term refinancing prior to the expiration of the short-term extension period, Blackstone could exercise its remedies under the loan documents, including foreclosure on the 1818 Park property. A foreclosure would result in the loss of the Company’s ownership interest in the property and could have a material adverse effect on the Company’s financial condition, results of operations, and liquidity. In addition, the Company could incur significant legal and other costs in connection with any foreclosure proceedings or a forced sale of the property.

Key Loan Features

•	Borrower: Block 40 Property, LLC (entity that owns the property and subsidiary of Block 40, LLC)
•	Original Loan Amount: $84.0 million
•	Amendments: The loan agreement has been amended four times since origination. These amendments primarily related to extensions of the maturity date, an increase in the interest rate spread from Term SOFR + 2.75% to Term SOFR + 3.00%, and required scheduled principal curtailments, and the lender's consent to Stewards' acquisition of indirect ownership of the borrower and its addition as a guarantor under the loan documents.
•	Current Balance: Approximately $73.6 million as of the date of this prospectus.
•	Lender / Agent: Blackstone (successor to Deutsche Bank AG, New York Branch)
•	Interest Rate: Term SOFR + 3.00% per annum (floating)
•	Interest Rate Protection: Interest rate cap agreement in place to mitigate rate risk
•	Maturity Date: June 1, 2026 (original maturity date). The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. The Company continues to pursue a longer-term refinancing with Värde Mortgage Capital pursuant to a non-binding term sheet dated June 11, 2026, which proposes a $79.0 million facility with a 24-month initial term plus three 12-month extension options at SOFR + 3.95% (floor of 7.45%). There can be no assurance that a long-term refinancing will be completed on the proposed terms or at all.
•	Collateral: First priority mortgage lien on 1818 Park, assignment of leases and rents, security interest in reserve/cash management accounts, and collateral assignment of the interest rate cap
•	Recourse: Non-recourse except for customary carve-outs (fraud, misappropriation, certain covenant breaches)
•	Guaranty of Carry Costs: Personal guaranties from prior owners covering debt service shortfalls, taxes, insurance, and essential operating expenses

As of June 22, 2026, physical occupancy at 1818 Park was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased. There were also 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. Net controllable availability was approximately 10.3%.

1818 Park Property Management

On November 14, 2025, the Company’s subsidiary, Block 40, LLC, engaged GCF Development, LLC under a Management Agreement dated November 14, 2025, to exclusively manage, lease, operate, and administer our property at 1818 Park. Under the agreement, the Manager will receive monthly fees starting December 1, 2025 including: (i) 5/6 of a $92,031.25 loan-guarantee fee (surviving termination while guarantees exist), (ii) $120,000 overhead/administrative fee, and (iii) $25,000 project-management fee for 18 months. All accrued fees were due and have been paid as of December 19, 2025.

We may terminate on 30 days’ notice with a 12-month break fee if within the first 24 months (no fee thereafter, but loan-guarantee fee persists). Manager may terminate on 60 days’ notice. Manager maintains required liability and E&O insurance, receives broad indemnification for good-faith acts within scope, and may assign to affiliates or successors without consent. The agreement supersedes all prior understandings, and is governed by Florida law.

EB-5 Investor Exchange Offer

As part of the July 11, 2025 acquisition of the Block 40 Entities and Hollywood Circle Capital, LLC, the Company assumed the obligations associated with EB-5 investors who collectively held Class B preferred membership interests in Block 40, LLC. These investors held preferred membership interests with accumulating preferred return features that, absent conversion or repurchase, would have continued indefinitely. The total EB-5 preferred membership interests were included in the $74.3 million purchase price allocation for the transaction.

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Following the acquisition on August 28, 2025, we initiated an offer to these EB-5 investors to exchange their preferred membership interests for shares of our common stock. Participation in the exchange was voluntary. The objective of this exchange is to reduce the long-term accrual burden associated with the EB-5 preferred return structure, simplify the capital structure, and align the interests of these legacy investors with those of our common stockholders. These obligations are specific to the 1818 Park real estate transaction and are structurally distinct from the Company’s other preferred return arrangements in its private credit business.

On September 30, 2025, the Company executed an exchange agreement offering these EB-5 investors the opportunity to convert their preferred membership interests into shares of the Company’s common stock, with elections due by October 31, 2025. As of the date of this prospectus, an aggregate of 23,874,460 shares of common stock had been issued to participating investors pursuant to the EB-5 exchange agreements. Of the 89 EB-5 investors, 28 elected to participate in the exchange, and the remaining investors continue to hold their preferred membership interests in Block 40, LLC. The objective of this exchange was to eliminate the long-term accrual burden associated with the EB-5 preferred return structure, simplify the capital structure, and align the interests of legacy investors with those of the Company’s common shareholders. These obligations are specific to the 1818 Park real estate transaction and are structurally distinct from the Company’s preferred return arrangements within its private credit business.

EB-5 investors who did not elect to participate in the exchange continue to hold Class B preferred membership interests in Block 40, LLC. These interests entitle holders to a preferred return based on their unreturned capital contributions and unpaid preferred return, subject to the availability of cash and declaration by the manager, and provide priority over common membership interests with respect to distributions and liquidation proceeds. The Class B preferred membership interests do not have a stated maturity date and are not mandatorily redeemable. Redemption or liquidity events may occur upon specified contingent events, including a sale, refinancing, or dissolution of Block 40, LLC, or upon denial of the investor’s Form I-526 petition by U.S. Citizenship and Immigration Services. These preferred membership interests remain outstanding following the exchange and are structurally distinct from the Company’s preferred equity or debt instruments.

Tenant Base

The property generates rental income from both residential and commercial tenants, with residential units comprising the majority of leased space and retail, dining, office, and co-working uses contributing additional revenue. The residential portion consists of multiple unit types, with leases generally structured as fixed-term agreements that include renewal options and periodic rent escalations. As of June 22, 2026, physical occupancy was approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased, and 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. The commercial component includes retail, dining, service, and food hall tenants operating under fixed-rent, percentage-of-sales, and hybrid lease structures, with agreements typically providing base rent, renewal rights, and customary landlord protections, while office and co-working areas are also available for lease to professional tenants and are expected to further contribute to revenue diversification as leasing progresses. No individual tenant represents a material portion of the property’s total rental revenue, and the tenant base is diversified across residential and commercial categories, reducing concentration risk and limiting reliance on any single tenant or use type.

The Hawthorne Acquisition

On June 5, 2026, Stewards Real Estate, LLC, a wholly owned subsidiary of the Company, entered into a Purchase and Sale Agreement with John E. Swenson Co., Inc. to acquire the real property and related tangible assets known as The Hawthorne, located at 196 Shore Road, Chatham, Massachusetts, for a purchase price of $20.0 million in cash, subject to customary prorations and adjustments.

The Hawthorne is a seasonal hospitality property located in Chatham, Massachusetts, on Cape Cod. The property operates as a boutique lodging facility and is expected to generate revenue primarily from guest room rentals. The property consists of guest accommodations, related common areas, and ancillary facilities situated on a waterfront site. The property does not currently include material food and beverage operations or other significant ancillary hospitality services. The Company believes the acquisition complements its strategy of acquiring income-producing real estate assets in attractive markets and expands its real estate portfolio into the hospitality sector.

The transaction includes the land, buildings, improvements, furniture, fixtures and equipment, transferable permits and licenses, and certain contracts relating solely to the ownership, maintenance, and operation of the property. The transaction excludes goodwill, going concern value, customer relationships, reservation systems, trade names, intellectual property, and other intangible assets associated with the operation of a hospitality business. The Company will assume certain post-closing guest-related obligations, including advance guest deposits and prepaid occupancy obligations relating to periods after closing, while the seller will retain liabilities arising prior to closing.

The Company deposited $1.0 million in earnest money in connection with the transaction. Closing is expected to occur on or about July 1, 2026, subject to satisfaction of customary closing conditions and financing requirements. Time is of the essence under the Purchase and Sale Agreement. The Company intends to account for the transaction as an asset acquisition for accounting purposes.

The Purchase and Sale Agreement provides that the acquisition is an “AS IS” transaction. The Seller made limited representations, primarily limited to its actual knowledge without independent investigation. Buyer conducted due diligence during a 60-day due diligence period that has expired, and the Buyer is proceeding on the basis that it is satisfied with its investigations.

The septic system serving the Property failed a Title V inspection. The Company has agreed to accept the Property in its current condition and to assume all obligations related to the septic system. The Seller has no obligation to repair or remediate the septic system prior to closing.

The Purchase and Sale Agreement does not contain a financing contingency. The Company expects to finance the acquisition through a combination of mortgage financing and available capital resources. There can be no assurance that the Company will obtain financing on acceptable terms, or at all.

The Seller will retain all liabilities arising from the ownership or operation of the Property prior to closing. The Company will not assume any pre-closing liabilities of the Seller except for the post-closing guest deposit obligations described above.

The Company believes Cape Cod represents a supply-constrained hospitality market with significant seasonal tourism demand and limited waterfront development opportunities. Management believes the property provides an opportunity to generate lodging revenue and benefit from long-term appreciation of a well-located coastal real estate asset.

Strategic Integration with Private Credit Operations

The inclusion of 1818 Park in our real estate portfolio strengthens our balance sheet by adding a sizable income-producing asset that generates recurring cash flows. While the property is subject to a first-priority mortgage, both its operating performance and equity value may be considered by institutional lenders in evaluating our credit profile, which could enhance our ability to obtain or negotiate credit facilities at more favorable terms.

The property’s tenant base is diversified across residential and commercial leases. Longer-term commercial leases provide a stable source of revenue, while the recurring turnover and renewal cycle of residential units creates opportunities to adjust pricing in line with prevailing market conditions. This diversification reduces reliance on any single tenant category and mitigates cash flow volatility.

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By integrating income-generating real estate into our capital structure, we aim to improve overall capital efficiency by anchoring our balance sheet with tangible assets, providing supplemental cash flows to offset variability in merchant cash advance performance, and supporting access to competitively priced debt financing. This complementary structure aligns with our broader strategy of balancing the higher-velocity nature of private credit activities with the stability and asset backing provided by long-term real estate holdings.

Integration of Digital Asset Strategy within Real Estate

Within its Real Estate segment, the Company is assessing opportunities to apply digital-asset technologies to improve capital efficiency, transparency, and investor participation in property-backed structures. In collaboration with the Dolomite Foundation, the Company is evaluating the development of frameworks that may enable tokenized representations of ownership or participation interests in income-producing properties or related financing instruments. Such structures could, in the future, facilitate fractional participation by qualified investors, expand access to alternative funding channels, and improve secondary liquidity for certain classes of real-estate-linked assets. The Company expects these efforts to be undertaken in coordination with its valuation consultants, auditors, and existing financing counterparties to ensure consistency with prevailing accounting standards, property laws, and securities regulations. Any implementation will be subject to regulatory review and internal governance approval before deployment.

As of the date of this prospectus, the Company has not deployed any digital-asset or blockchain-based technologies within its Real Estate operations and does not currently offer tokenized real estate interests or conduct transactions using such structures. Any future implementation would be undertaken on a limited and controlled basis and would be subject to ongoing evaluation, including coordination with valuation advisors, auditors, legal counsel, and existing financing counterparties, as well as compliance with applicable property laws, securities regulations, accounting standards, and internal governance approvals.

Digital-Asset Strategy within the Overall Business

The Company is evaluating potential opportunities to utilize digital-asset technologies within its existing Private Credit and Real Estate segments on a limited, exploratory, and conditional basis. These activities do not constitute a separate business line and are not currently generating revenue, liquidity, or operational benefits for the Company.

The Company’s current efforts are limited to strategic discussions and preliminary evaluations with financial technology providers, primarily the Dolomite Foundation, regarding the potential future use of digital payment, settlement, and tokenization technologies. Any such initiatives remain in the planning stage and are subject to significant technological, regulatory, accounting, operational, and market-based uncertainties.

Within its Private Credit segment, the Company is evaluating whether certain digital settlement technologies could, in the future, improve the efficiency of fund transfers among institutional capital providers, subsidiaries, and counterparties while maintaining compliance with applicable banking, securities, anti-money laundering, and other regulatory requirements. Within its Real Estate segment, the Company is evaluating whether tokenization technologies could potentially facilitate future capital formation opportunities relating to real estate ownership or participation interests.

The Company’s evaluation of these technologies is closely aligned with its strategic relationship with the Dolomite Foundation. However, as discussed under “Dolomite Strategic Agreement,” no funding has occurred, no contractual milestones have been achieved, and no digital assets have been received by the Company. Accordingly, the Company’s digital-asset initiatives remain conceptual and exploratory in nature.

Management currently believes that, if these initiatives are pursued and the underlying contractual milestones are achieved, any meaningful implementation would likely occur over a multi-year period, potentially within approximately 24 to 36 months. This estimate is based on the anticipated time required for milestone achievement, regulatory and accounting analysis, development of internal control and custody frameworks, and operational readiness. However, there can be no assurance that any milestones will be achieved, that any digital-asset initiatives will be implemented within this timeframe, or that they will be implemented at all.

The Company does not currently view digital-asset activities as a material source of operating liquidity, revenue generation, or near-term growth. Rather, management views these initiatives as long-term strategic opportunities that may complement the Company’s existing Private Credit and Real Estate platforms if future market conditions, contractual milestones, regulatory requirements, and operational considerations permit.

Dolomite Strategic Agreement

On November 3, 2025, the Company entered into a Securities Purchase Agreement (the “Dolomite SPA”) with the Dolomite Foundation and a syndicate of affiliated investors. Pursuant to the agreement, the Company agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of common stock in exchange for up to $10,000,000 of consideration payable entirely in-kind through $DOLO tokens. The contemplated investment is structured in ten separate tranches of $1,000,000 each.

As of the date of this prospectus, the Dolomite SPA remains a strategic framework agreement only. No tranches have been funded, no $DOLO tokens have been received by the Company, no warrants have become exercisable, and the Company has not realized any economic benefit from the arrangement. The agreement has not provided, and is not currently providing, operating liquidity, financing capacity, revenue, or capital to either the Company’s Private Credit or Real Estate segments.

The ability of the Company to receive any consideration under the Dolomite SPA is contingent upon the achievement of a series of predefined market-based milestones. Specifically, each tranche becomes eligible for funding only after $DOLO achieves certain contractual 30-day volume weighted average price (“VWAP”) thresholds specified in the agreement. These milestones are based entirely on the market performance of $DOLO and are outside the Company’s control.

Accordingly, before the Company could receive any economic benefit under the arrangement, the following events would need to occur:

• Achievement of the applicable $DOLO 30-day VWAP milestone for a tranche;

• Verification of milestone achievement pursuant to the procedures outlined in the Dolomite SPA;

• Release of the applicable tranche of $DOLO tokens by the investors; and

• Determination by the Company that any received digital assets can be utilized, held, monetized, or otherwise deployed in compliance with applicable legal, regulatory, accounting, custody, and risk management requirements.

Because none of these milestones have been achieved as of the date of this prospectus, management currently views the Dolomite SPA as a long-term strategic initiative rather than a source of near-term capital or operational funding. Based on discussions with the Dolomite Foundation, the current development trajectory of the Dolomite ecosystem, and management’s assessment of broader digital asset market conditions, the Company believes that, if the contractual milestones are achieved at all, the earliest meaningful realization of benefits under the arrangement would likely occur over a period of approximately 24 to 36 months. This estimate reflects management’s expectations regarding the time potentially required for $DOLO to achieve the applicable 30-day VWAP thresholds, for tranche funding to occur, and for the Company to complete the regulatory, accounting, operational, custody, and internal control frameworks necessary to evaluate any future deployment of digital asset technologies. However, because the milestone triggers are based entirely on future market performance of $DOLO and other factors outside the Company’s control, there can be no assurance that any milestone will be achieved within this timeframe, or at all.

The Company believes that, if the required milestones are achieved, the arrangement could potentially support future digital asset initiatives, including the evaluation of tokenized settlement infrastructure within its Private Credit platform and potential tokenization structures relating to certain real estate investments. However, these initiatives remain in the exploratory stage and are not currently operational.

Management currently estimates that any potential realization of benefits under the Dolomite SPA, if achieved at all, would likely occur over a multi-year horizon. While management believes the relevant milestones could potentially be achieved within approximately 24 to 36 months based on the future development of the Dolomite ecosystem and broader digital asset markets, there can be no assurance that any milestone will be achieved, that any tranche will be funded, or that the Company will ultimately receive any economic benefit under the arrangement.

In addition, any future utilization of digital assets received pursuant to the Dolomite SPA would remain subject to significant additional prerequisites, including regulatory compliance considerations, establishment of appropriate accounting policies, implementation of internal controls over digital assets, development of institutional-grade custody arrangements, and satisfaction of cybersecurity and risk management requirements.

Accordingly, investors should not view the Dolomite SPA as a committed financing facility, a source of operating liquidity, or a currently active business initiative. At present, the arrangement represents a strategic option that may enable future digital asset initiatives if the contractual milestones are achieved and all required operational, regulatory, and governance conditions are satisfied.

In summary, investors should understand that the Dolomite SPA is currently a strategic framework agreement only. No funding has occurred, no milestones have been achieved, no digital assets have been received by the Company, and management does not expect the arrangement to have a material impact on operations, liquidity, or financial performance in the near term. Any potential economic or operational benefit would be contingent upon the achievement of multiple contractual milestones and would likely not be realized, if at all, for approximately 24 to 36 months.

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The material terms of the Dolomite Strategic Agreement are as follows:

Parties; instruments; aggregate amount and consideration.

On November 3, 2025, we entered into a Securities Purchase Agreement (the “SPA”) with the Dolomite Foundation. We agreed to issue pre-funded warrants to purchase up to 2,450,980 shares of our common stock at an exercise price of $0.0001 per share. The economic value per warrant share is $4.08, based on the 30-trading-day VWAP of our common stock from September 19–October 30, 2025. The SPA contemplates an aggregate $10,000,000 investment, payable in $DOLO tokens as in-kind consideration, structured in ten equal $1,000,000 tranches to be released only upon satisfaction of milestone conditions. We do not expect to receive cash proceeds under this structure.

Milestones and cancellation.

Each $1,000,000 tranche becomes exercisable only upon achievement of specified $DOLO 30-day VWAP milestones; unissued tranches are cancellable if $DOLO’s 30-day VWAP falls below $0.01.

The applicable milestone thresholds are as follows:

Tranche	Required $DOLO 30-Day VWAP
1	$0.10
2	$0.20
3	$0.30
4	$0.40
5	$0.50
6	$0.60
7	$0.70
8	$0.80
9	$0.90
10	$1.00

For purposes of determining whether a milestone has been achieved, “VWAP” means the volume-weighted average price over 30 consecutive trading days. For $DOLO tokens, VWAP is determined based on trading data reported on Coinbase or, if unavailable, another reputable digital asset exchange mutually agreed by the parties. The Company and the Lead Investor are required to mutually verify achievement of each VWAP milestone within five business days following the applicable measurement period.

Unissued tranches are subject to cancellation if the 30-day VWAP of $DOLO falls below $0.01. As of the most recent practicable date, no tranches have been exercised and no $DOLO tokens have been released.

These milestone provisions are contractual in nature and subject to the significant contingencies and uncertainties described above, including regulatory, accounting, internal-control and cybersecurity considerations, and do not reflect a current or near-term operational plan.

Monetization or transfer of $DOLO.

Any $DOLO tokens, if released, will be retained solely for limited, non-operational evaluation of digital-asset infrastructure and will not be used for operating liquidity or to fund our Private Credit or Real Estate segments. We have no current intention to monetize tokens; any future disposition, if considered, would be solely to manage exposure, non-programmatic, immaterial, and subject to internal controls and approvals. Shares issued upon any exercise of the pre-funded warrants are subject to a 12-month lock-up.

Valuation of $DOLO.

For purposes of determining whether tranche milestone conditions have been satisfied, the Company uses the 30-day VWAP methodology described above based on publicly available market trading data from Coinbase or another mutually agreed exchange. If any tokens are received, the Company will subsequently measure such tokens at fair value at each reporting date using quoted prices in the principal market, consistent with applicable U.S. GAAP.

Balance-sheet exposure conditions.

The SPA limits potential exposure through (i) price-based tranche gating, (ii) cancellation of unissued tranches below a $0.01 30-day VWAP, and (iii) the current status that no tokens have been released. We do not maintain and have no present plan to adopt a $DOLO treasury strategy; the percentage of our treasury we intend to invest in $DOLO during the next twelve months is 0%. We do not maintain a hedging program for $DOLO and have no intention to establish one.

Custody of $DOLO.

If tokens are released, they will be held in a dedicated, jointly controlled 3-of-4 multi-signature wallet on Arbitrum One (two Company signatories; two investor signatories). Our key material is maintained offline (cold), and the on-chain structure programmatically segregates assets. We do not currently maintain separate insurance for digital-asset loss. Subject to asset support and diligence, we may transition to a reputable qualified custodian (e.g., BitGo or Coinbase) for cold-storage custody and on-chain segregation, subject to Board approval and satisfactory contractual terms. As of the date of this prospectus, both Coinbase and BitGo support custody infrastructure for $DOLO.

Term and termination.

The SPA remains outstanding until tranches are exercised or cancelled under the milestone and cancellation mechanics described above. Shares issued upon exercise are subject to the 12-month lock-up noted above.

Status as of the most recent practicable date.

No tranches have been exercised, no $DOLO tokens have been released, and we do not expect cash proceeds under the SPA.

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Further Clarification on Digital asset custody Arrangements

Digital-Asset Custody — $DOLO (pre-release and post-release).

As of the date of this prospectus, no tranches have been exercised and no $DOLO tokens have been released under the SPA. Prior to satisfaction of the VWAP milestones and the exercise of the pre-funded warrants, any $DOLO reserved for potential delivery under the SPA will be held in a jointly-controlled, 3-of-4 multi-signature wallet on Arbitrum One and will not be available to the Company. This escrow-style arrangement reflects that the tokens are not released to us unless and until the applicable conditions are met. The multi-signature wallet will be implemented using a widely used multi-sig framework (e.g., a Gnosis Safe) or an institutional MPC wallet solution (e.g., Fireblocks or Fordefi). All Company-controlled private keys will be kept 100% in cold storage, and we will not operate any Company hot wallets for $DOLO under this arrangement. Tokens associated with the SPA are programmatically segregated on-chain in addresses dedicated to this arrangement. There is no commercial insurance policy currently available for this pre-release arrangement, which we believe provides an appropriate level of security until and unless any tokens are released upon milestone achievement and warrant exercise.

If and when any $DOLO is released to the Company upon milestone satisfaction and warrant exercise, we intend to transfer such tokens to an appropriate third-party qualified custodian (for example, Coinbase or BitGo). As of the date of this prospectus, both Coinbase and BitGo support custody infrastructure for $DOLO. If suitable third-party custodial support is not available, the released tokens will be held in a Company-controlled institutional MPC wallet (e.g., Fireblocks or Fordefi). Third-party custodial storage profiles (including cold-storage percentages), segregation terms, and any available insurance coverage will depend on the custodian’s offerings at the time; as of the date of this prospectus we have not executed a third-party custody agreement for $DOLO. Upon execution of any such agreement, we will disclose the material terms (including segregation, storage profile, and any insurance) and file the agreement as an exhibit to this registration statement to the extent required by Item 601 of Regulation S-K.

Due to the nature of $DOLO and current market infrastructure, it may be the case that a third-party custodian with specific $DOLO insurance is unavailable; likewise, institutional MPC wallet arrangements typically do not carry separate third-party insurance. Consistent with our overall digital-asset posture, any tokens, if released, will not be used for operating liquidity or to fund our Private Credit or Real Estate segments.

Status of Warrant Tranches and Exercise Mechanics

As of the date of this prospectus, none of the pre-funded warrant tranches issued pursuant to the Dolomite SPA have become exercisable, as the initial $DOLO 30-day volume weighted average price (“VWAP”) milestone required for tranche eligibility has not been achieved. Accordingly, no warrants have been exercised, no $DOLO tokens have been released to the Company, and the Company has not received any consideration or realized any economic benefit under the arrangement.

Each tranche of warrants becomes eligible for exercise only upon achievement of the applicable contractual milestone, consisting primarily of specified $DOLO 30-day VWAP thresholds. These milestones are based entirely on the future market performance of $DOLO and are outside the Company’s control. Following satisfaction of a milestone, the applicable tranche may become exercisable only at the election of the warrant holder and upon delivery of a valid exercise notice in accordance with the terms of the warrant agreement. Exercise is therefore neither automatic nor guaranteed.

Management currently believes that, if the applicable milestones are achieved at all, achievement would likely occur over a multi-year period, potentially within approximately 24 to 36 months. However, there can be no assurance that any milestone will be achieved within this timeframe, or at all.

In addition, any potential economic benefit associated with future tranche exercises remains subject to significant uncertainties, including regulatory considerations, accounting and financial reporting requirements, establishment of appropriate internal control and compliance frameworks, cybersecurity and custody arrangements, and broader digital asset market conditions. As a result, the warrant tranches should not be viewed as a source of current operating liquidity, financing, or near-term capital resources.

If the applicable milestone conditions for a tranche are not satisfied, such tranche will not become exercisable and may be subject to expiration or cancellation in accordance with the terms of the warrant agreement.

Creation and Supply of $DOLO

Overview and total supply.

  $DOLO is the native governance token of the Dolomite protocol. On April 24, 2025 , the protocol generated the full, fixed supply of 1,000,000,000 $DOLO at its token generation event (“TGE”). We are not the issuer of $DOLO and do not control Dolomite’s supply, tokenomics, governance, or release schedules, which are determined solely by the Dolomite protocol’s governance framework.

  Market capitalization (most recent practicable date).

As of June 26, 2026, CoinGecko reported an indicative price for $DOLO of approximately $0.023 per token and an indicative market capitalization of approximately $11.3 million, based on a circulating supply of approximately 489 million tokens.

Market capitalization and circulating supply data are derived from publicly available information and are subject to change based on market conditions, trading activity, and updates to token supply information.

  Initial distribution ratios and release/vesting schedule.

  At TGE, the entire 1,000,000,000-token supply was allocated as follows (categories subject to protocol-controlled release/vesting; we do not control these schedules):

- Community (airdrop programs, oDOLO emissions, protocol-owned liquidity, ecosystem incentives): 50.75%

- Core Team: 20.21% — 3-year vesting with a 1-year cliff

- Foundation: 10.65%

- Investors: 15.18% — ~1.39% vests over 12 months; ~13.79% vests over 3 years with a 1-year cliff

- Service Providers: 3.00%

- Advisors: 0.21% — 2–3-year vesting with a 1-year cliff

  At TGE, approximately 326,650,000 DOLO and 79,050,000 veDOLO entered circulation (together, ~405.7 million tokens, ~40.5% of total supply). For clarity, some third-party references include locked veDOLO within “circulating” tallies because veDOLO positions are minted at TGE; veDOLO is a governance position distinct from freely transferable DOLO.

  Governance of the protocol (veDOLO, not plain DOLO).

  Governance of the Dolomite protocol is conducted by veDOLO holders (vote-escrowed DOLO), not by plain DOLO holders. veDOLO is obtained by locking DOLO for a specified duration; governance voting weight scales with lock duration under Dolomite’s published governance process (discussion, temperature check, quarterly proposal bundle, on-chain vote). We do not participate in or control Dolomite governance.

  Staking / locking mechanics (veDOLO & oDOLO); unbonding and rewards.

- veDOLO (vote-escrowed DOLO): Users obtain veDOLO by locking DOLO for up to two (2) years. Longer locks confer greater governance voting weight and may confer enhanced liquidity-mining rewards if activated by the DAO. veDOLO positions are represented as transferable NFTs that can be merged or split.

- Early exit: Users may exit a veDOLO position early by paying (i) a fixed 5% burn fee and (ii) a recoup fee that starts at 50% for a two-year lock and decays linearly to 0% as the lock matures.

- Protocol fee sharing (if activated): If approved and activated by the DAO, veDOLO holders may receive a share of protocol-generated fees; any such distributions are governed by the DAO and are outside our control.

- oDOLO (Option DOLO): oDOLO is distributed weekly to active liquidity providers. To convert oDOLO into veDOLO, users pair oDOLO 1:1 with DOLO and lock; the discount ranges from ~5% for a 1-week lock to ~50% for a 2-year lock.

- Company posture: We do not stake $DOLO, do not participate in protocol incentive programs, and do not earn staking- or yield-based returns from $DOLO.

Transfers, networks, gas and markets.

Transfers of $DOLO across supported blockchain networks require the payment of network transaction fees (“gas fees”), which vary depending on the blockchain used, prevailing network conditions, and transaction requirements, and may increase in connection with transfers across multiple blockchains. Within the Dolomite protocol, $DOLO is generally used for governance and other protocol-related activities, including facilitating liquidity and ecosystem incentives. As described in the risk factors relating to digital-asset custody, market structure and related risks, transactions in $DOLO may be subject to variability in execution costs, network congestion and other operational considerations inherent to blockchain-based systems. The Company does not currently utilize $DOLO in its operations and does not rely on $DOLO transfers for any business activities. Accordingly, the Company does not currently expect that any transaction-related costs associated with $DOLO, if applicable, would be material to its liquidity, financial condition or results of operations, and this disclosure is provided solely to describe certain general characteristics of $DOLO.

Important notes and disclaimers.

We are not the issuer of $DOLO and do not control its supply, release schedules, governance or incentive mechanics. All tokenomics—including allocations, veDOLO/oDOLO parameters, and any fee-sharing—are determined by Dolomite governance and smart contracts outside our control. Third-party market data (including “circulating” definitions, market capitalization, and venue listings) are subject to change and may differ across sources.

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The Dolomite Foundation and Digital Asset Strategy

The Dolomite Foundation is a Cayman Islands foundation company established to support the development, governance, and ecosystem growth of the Dolomite protocol. The Foundation operates independently and is not a subsidiary of the Company. There are no shared directors, officers, or controlling persons between the Company and the Dolomite Foundation. In connection with the Company’s digital asset initiatives, the Dolomite Foundation serves as a strategic technology and ecosystem partner. Its role is limited to providing technical documentation and infrastructure support to enable the Company to evaluate the interfacing of its systems with the Dolomite protocol’s open source smart contract framework. The Foundation does not manage, operate, or deploy digital asset activities on behalf of the Company.

Relationship Between the Dolomite Foundation and $DOLO Tokens

The Dolomite Foundation’s relationship to $DOLO tokens is limited to ecosystem stewardship. At the inception of the protocol, the Foundation was allocated approximately 9.65 percent of the total $DOLO supply, which is held in a restricted ecosystem treasury. These tokens may be used by the Foundation, at its discretion, to support protocol development initiatives, community incentives, and security related activities. The Company does not have any ownership interest in, claim to, or control over the Dolomite Foundation’s $DOLO holdings and does not receive $DOLO tokens from the Foundation for operational or financing purposes. References to $DOLO in this prospectus relate solely to its use as in kind consideration under the Dolomite Securities Purchase Agreement and to the Company’s evaluation of potential technology integrations, and not to any digital assets issued, held, or controlled by the Company.

Recent Developments on Financing Strategy

On November 16, 2025, our Board of Directors held a meeting to evaluate the continued use of our Series A Preferred Stock issuance facility and $100 million Loan Agreement with Stewards International in light of our common stock price. After extensive discussion and inquiry into alternative financing sources, the Board unanimously determined that no third-party capital is currently available on comparable or better terms. The Board further concluded that continued reliance on affiliate financing is necessary to fund operations and growth at that time.

On June 30, 2026, the Company completed a private placement with non-affiliate accredited investors and raised approximately $2.025 million through the issuance of 675,047 shares of common stock at $3.00 per share. While this provided the Company with additional capital from third-party sources, the amount raised was relatively modest compared to the Company’s overall funding requirements. The Company continues to rely on affiliate financing arrangements, including the Stewards International Funds PCC facility, to support its operations and growth initiatives.

Revenue Model and Distribution by Offering

We generate revenue through two primary business lines: (i) merchant cash advances and related financing solutions for small and medium-sized businesses, and (ii) real estate activities, including the leasing of residential and commercial spaces and the potential sale of condominium units . For each of these offerings, our revenue model is defined by the contractual terms of our agreements, and our ability to reach customers and counterparties is supported by a mix of direct marketing, referral networks, broker relationships, and strategic partnerships. The following provides a detailed description of how we generate revenue, the types of agreements that govern these activities, our distribution methods, and the degree of customer concentration associated with each line of business.

Merchant Cash Advances (MCAs)

•         Revenue Model: We generate revenue from MCAs primarily through factor rates applied to the purchase of future receipts. These receipts are remitted by merchants via daily or weekly automated debits until the purchased amount is satisfied.

•         Related Agreements: Each MCA is documented by a standardized purchase and sale agreement, which sets forth the advance amount, purchased receipts amount, remittance schedule, and factor rate. In Direct Funding MCA transactions, we may also act as servicer under master participation agreements, earning servicing fees, retained participations, and profit allocations. Master participation agreements generally provide that we manage collections and distribute remittances, with servicing compensation paid on a priority basis.

•         Distribution: Applications are sourced through direct marketing, referrals, industry partnerships, and independent sales organizations (ISOs). ISOs submit merchant applications under broker agreements, which typically provide for referral compensation based on funded amounts.

•         Customer Dependence: Our MCA activities are diversified across a large number of small and medium-sized businesses. We are not dependent on any single merchant or a small group of merchants, and no individual customer accounts for a material portion of our MCA revenues.

Real Estate Activities

•         Revenue Model: Our real estate strategy contemplates generating revenue from both (i) recurring rental income from residential and commercial leases and (ii) the marketing and sale of condominium units. At present, our revenues are derived exclusively from rental income, which is generated under tenant lease agreements providing for monthly rental payments, security deposits, and customary landlord protections. While the marketing and sale of condominium units remain part of our long-term strategy, no condominium sales have been completed to date, and no revenue has been recognized from condominium transactions.

•         Related Agreements: Leasing revenue is governed by lease agreements that specify rental rates, term lengths, renewal options, and maintenance obligations. In the future, condominium sales will be documented through purchase and sale agreements that define purchase price, deposit requirements, and closing conditions.

•         Distribution: We market rental opportunities through broker networks, digital and traditional advertising campaigns, referral programs, and on-site promotional activities directed at potential tenants. In anticipation of future condominium sales, we also maintain marketing infrastructure that can be extended to prospective buyers. In certain cases, we establish relationships with co-investors and developers through joint ventures or co-investment agreements to support property development and positioning.

•         Customer Dependence: While real estate revenues are inherently more concentrated by project than our MCA activities, we maintain a diversified base of tenants across properties, which reduces reliance on any single tenant. We are not dependent on any single tenant, buyer, or co-investor for our real estate activities.

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Distribution

Our financing solutions are marketed and distributed through both direct channels and independent sales organizations (ISOs). A significant percentage of our MCA deal flow is sourced through ISOs, who submit merchant applications to us under broker agreements. The broker agreement governs the key terms of the relationship between the ISO and the funder. The key terms of the agreement include commission structures, exclusivity and lead ownership and confidentiality. ISO’s are paid a commission for referring a deal and are often fully involved in closing the deal with the merchant. The ISO is only paid the commission once the deal is funded.

Our real estate activities currently generate revenue solely from the leasing of residential and commercial spaces within our projects. Leasing revenue is supported by marketing efforts directed at potential tenants, which may include broker networks, digital and traditional advertising, referral programs, and on-site promotional campaigns. While our long-term real estate strategy also contemplates revenue from the marketing and sale of condominium units, no such sales have yet occurred. Compared to our MCA distribution network, real estate revenues are more concentrated by project, but we maintain a diversified base of tenants across properties, which reduces reliance on any single party.

Potential Implications of Controlled Company Status

We have a multi-class voting structure under which our Founders, Vincent Napolitano, Shaun Quin, and Glen Steward, through a Voting Agreement dated August 25, 2025, governing 10,000,000 shares of Series B Preferred Stock held by Forfront Capital, LLC, collectively control the majority of the voting power of the Company. Each share of Series B Preferred Stock is entitled to 50 votes on any matter submitted to shareholders, while each share of common stock is entitled to one vote. As a result, we would qualify as a “controlled company” under the rules of a national securities exchange or other eligible market if our common stock were to become listed or quoted on such market and applicable ownership thresholds are satisfied. We do not currently satisfy the listing standards of any national securities exchange, and there can be no assurance that our common stock will ever be listed on a national securities exchange or quoted on another eligible market.

As of the date of this prospectus, the Founders and affiliates collectively control approximately 87% of the total voting power of the Company. To maintain this level of voting control, the Original Board Members would need to retain voting power over all 10,000,000 outstanding shares of Series B Preferred Stock, assuming no additional shares are issued or converted.

In addition to the Voting Agreement, the Company's President holds an irrevocable proxy to vote the Series B shares in accordance with the Original Board Members’ direction. The irrevocable proxy and Voting Agreement are effective for 15 years (with the ability to extend) and terminate only upon mutual agreement, no outstanding Series B shares, or the dissolution of the Company. This structure effectively gives the Original Board Members perpetual voting control unless the proxy is revoked or the shares are converted or sold in a manner that terminates the agreement.

Conversion of Series B Preferred Stock into common stock is optional after five years from issuance and is not mandatory unless otherwise agreed by the holder. Upon conversion, each share of Series B Preferred Stock converts on a one-for-one basis into common stock, resulting in dilution to existing common stockholders due to the issuance of new common shares, which increases the total number of outstanding common shares and reduces the proportional ownership of existing common stockholders. Additionally, the converted shares will carry only one vote each instead of 50 votes, which reduces the voting power previously associated with the Series B Preferred Stock. There are no mandatory conversion provisions upon transfer, death of a holder, or intra-family transfers; the high-vote rights remain with the shares unless converted at the holder’s option after the five-year period. There are no sunset provisions that automatically terminate or reduce the high-vote rights over time.

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Our Original Board Members will have the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Under the rules of certain national securities exchanges, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company may qualify as a “controlled company” and would be permitted to elect to rely on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•  the requirement that a majority of the board of directors consisting of independent directors;

•  the requirement that a listed company having a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•  the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•  the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee;

On the other hand, a controlled company must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors. If we are ever deemed a “controlled company,” we would be permitted to elect not to comply with certain corporate governance requirements. Although we would be eligible to rely on these exemptions, we would not intend to do so, even if we are deemed a controlled company.

We have appointed independent directors (Zachary Graeve, Wael Barsoum and John Bode) and established fully independent committees to ensure robust oversight and enhanced protections for our shareholders. Separately, the Board has approved and implemented a new leadership structure and Board composition pursuant to a Transition and Separation Agreement with Vincent Napolitano. Under these actions, Vincent Napolitano has transitioned from Chief Executive Officer to Chairman Emeritus, Glen Steward has assumed the role of Chairman of the Board, and Shaun Quin has assumed the role of Chief Executive Officer while continuing to serve as a Director. Vaughan Korte (Chief Operating Officer), Katy Murless (Chief Financial Officer), and Scott McGowan (Chief Marketing Officer) continue to serve in their respective executive roles.

Wael Barsoum will continue his role as an Independent Director and Chair of the Compensation Committee, Zachary Graeve will continue his role as an Independent Director and Chair of the Nominating and Corporate Governance Committee, and John Bode will continue his role as an Independent Director and Chair of the Audit Committee. Following Mr. Napolitano’s resignation from the Board, the Board functions as a majority-independent board.

However, we may elect to rely on available controlled company exemptions in the future if applicable, and if we do, shareholders may not have the same protections afforded to shareholders of companies subject to all corporate governance requirements applicable to non-controlled companies. See “Risk Factors – Our potential controlled company status and the concentration of voting power among our Founders could limit your ability to influence corporate matters” and “Description of Capital Stock” for a more detailed discussion of the corporate governance exemptions available to us as a controlled company and our current intention not to rely on any of these exemptions.

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Name Change

On August 7, 2025, the Board of Directors and a majority of shareholders of the Company approved a change in the name of the Company from Favo Capital Inc. to Stewards, Inc. On November 14, 2025, the Company’s previously announced corporate actions became effective, including its change of name from Favo Capital, Inc. to Stewards, Inc. and the corresponding change of its trading symbol from “FAVO” to “SWRD.”

Reverse Stock Split

On August 7, 2025, our board and a majority of our shareholders approved a reverse stock split within the range of 1-for-2 to 1-for-100 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio in connection with the reverse stock split. On November 6, 2025, however, the Company’s board of directors resolved to abandon the reverse stock split. As such, the Company withdrew its application for a reverse stock split with FINRA.

Competition

The small business lending market is competitive and fragmented. We expect competition to continue to increase in the future. We believe the principal factors that generally determine a company’s competitive advantage in our market include the following:

▪  less stigma associated with MCAs;

▪  ease of process to apply for MCAs;

▪  brand recognition and trust;

▪  MCA features;

▪  MCA product fit for business purpose;

▪  transparent description of key terms;

▪  effectiveness of customer acquisition; and

▪  customer experience.

Our principal competitors include traditional banks, revenue-based funders, legacy merchant cash advance providers, and newer, technology-enabled lenders. In our direct space, we face competition from providers of other competing forms of alternative funding that target the same type of small businesses served by the MCA industry and may also compete for use of the capital of potential syndication participants interested in deploying capital in the alternative funding market. While the MCA industry has grown beyond meeting the needs of high-risk businesses and become more well known within the alternative funding market, some of the initial stigma and hesitation towards MCAs remains, and this may provide a competitive advantage to providers of other forms of alternative funding.

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The decreasing stigma and recognition of the critical needs of small businesses met by MCA funding has made it an attractive area for well-recognized companies that have not traditionally participated in the alternative funding market. Some of these companies, including Shopify, have created MCA divisions to provide MCA funding as a complementary service to their existing small business customers.

As noted above, a significant issue within the MCA industry is procuring enough capital to meet merchant demand for MCAs. The entry of larger and established companies to the MCA market provides these companies with the advantage of (i) established name recognition, (ii) an existing merchant customer base that can be readily accessed for MCA offerings, potentially producing more volume and reducing third party fees owed for merchant advertising and recruiting, (iii) easier access to capital to support significant MCA volume, (iv) increased access to merchants’ financial and payment data, and (v) in the event that regulatory changes cause significant structural changes to the MCA industry, these companies may have greater resources in place to quickly adapt to such changes or be able to absorb the costs of such changes.

While the entry of established companies into the MCA market may increase the competition faced by our business, it also provides a discernable benefit as these companies bring increased credibility and attention to the MCA industry and highlight the availability of MCAs as a viable funding source to a broader array of small businesses.

Governmental Regulations

The MCA industry is subject to laws and regulations that apply to businesses in general, including laws and regulations that address information privacy, unfair or deceptive acts or practices, and credit reporting, among other legal requirements.

Because MCAs are structured as purchases and sales of receipts or future cashflow from revenue, instead of loans, the MCA industry has not historically been subject to specific laws and regulations, such as licensing requirements, applicable to lenders. However, there has been increased legislative and regulatory scrutiny of the industry in recent years, which has resulted in the enactment of targeted disclosure requirements in several states and ongoing federal oversight.

Federal Regulation

The Consumer Financial Protection Bureau (CFPB) has authority over certain aspects of small business financing. Under Section 1071 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the CFPB requires covered financial institutions to collect and report data on small business credit applications. However, in its final rule issued on May 1, 2026, the CFPB explicitly excluded merchant cash advances from the definition of “covered credit transaction.” As a result, MCAs are not subject to the data collection and reporting obligations under the Section 1071 rule (compliance date for remaining covered transactions is January 1, 2028).

The Federal Trade Commission (FTC) continues to enforce Section 5 of the FTC Act against unfair or deceptive acts or practices in the MCA industry. The FTC has brought enforcement actions against MCA providers for allegedly deceptive marketing, unauthorized account withdrawals, and misleading representations regarding funding amounts, repayment terms, and personal guarantees.

The Gramm-Leach-Bliley Act (GLBA) imposes restrictions on the use of certain customer financial information, and these provisions apply to merchant cash advance providers. In addition, the U.S. Department of the Treasury released a policy brief in January 2025 titled Financing Small Business: Landscape and Recommendations. The brief noted the growing role of revenue-based funders and merchant cash advance providers, expressed concerns raised by small business advocacy groups regarding borrower protections, and encouraged expanded access to capital through partnerships between traditional and non-traditional lenders. The brief highlighted two potential types of partnerships: (i) referral partnerships, in which merchants that do not meet a traditional lender’s criteria are directed to alternative financing providers, and (ii) co-branded or white-label partnerships, in which financial institutions contract with non-traditional lenders to offer integrated technology solutions. The brief did not propose new regulations, and as of the date of this prospectus, the Treasury has not issued any binding rules or licensing requirements specific to merchant cash advances.

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State Regulation

Several states have enacted commercial financing disclosure laws that apply to MCAs and other non-bank financing products. These laws generally require providers to deliver consumer-like cost disclosures (including estimated APR or other metrics) before consummating a transaction. Key examples include:

▪  California – The Commercial Financing Disclosure Law (SB 1235, as amended by SB 362 in 2026) requires detailed pre-contract disclosures, including APR calculations.

▪  New York – The Commercial Finance Disclosure Law (CFDL) imposes similar pre-offer disclosure requirements and includes restrictions on the use of confessions of judgment.

As of May 2026, approximately ten states (including California, New York, Connecticut, Florida, Georgia, Kansas, Missouri, Texas, Utah, and Virginia) have enacted some form of commercial financing disclosure requirements. Additional states continue to consider similar legislation. State usury laws generally do not apply to genuine MCA transactions structured as purchases of future receipts (as opposed to loans), although courts in certain jurisdictions (notably New York and Florida) continue to scrutinize whether specific agreements function as disguised loans.

We cannot predict whether additional regulations will be adopted at the federal or state level with respect to the merchant cash advance industry. If new regulations are enacted and implemented, they could impose restrictions or compliance costs that could materially and adversely affect our business, financial condition, and results of operations.

Intellectual Property

We believe that our intellectual property and proprietary rights are vital to our success. To protect our intellectual property and proprietary rights in our brand, technology, products, services, data, improvements and inventions, we plan to rely on a combination of patent, trademark, copyright, trade secret, and other laws, as well as contractual restrictions on disclosure, such as confidentiality agreements with strategic partners, employees, consultants and other third parties. However, we cannot guarantee that such laws or contractual restrictions will provide us with sufficient protection or that we have entered into confidentiality agreements with each party that has or may have had access to our confidential or proprietary information, know-how or trade secrets.

Furthermore, effective patent, trademark, trade dress, copyright, and trade secret protection may not be available in every region where we conduct business. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

Employees

We presently have 119 employees: Our executive officers include Shaun Quin, our Chief Executive Officer; Katy Murless, our Chief Financial Officer; Scott McGowan, our Chief Marketing Officer; and Vaughan Korte, our Chief Operating Officer. In addition, our team includes 4 software engineers, 3 IT technicians, 20 administration staff, and 5 department managers. The balance of 83 employees are sales personnel located across New York, Florida, and the Dominican Republic.

Over time, we may be required to hire employees or continue to engage independent contractors in order to execute the projects necessary to grow and develop the business. These decisions will be made by our officers and directors, if and when appropriate.

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Properties

Our real property at 1818 Park is discussed above.

On November 18, 2025, the Company entered into an AS IS Agreement of Sale and Purchase (the “Purchase Agreement”) with Strata Group LLC, a Florida limited liability company (the “Seller”), pursuant to which the Company agreed to acquire certain real property located at 4350 NW 8th Court, Plantation, Broward County, Florida (the Property) for use as its corporate headquarters and operational facility.

The Purchase Agreement provides for a total purchase price of Five Million Eight Hundred Thousand Dollars ($5,800,000), payable at closing, subject to customary prorations, credits, and adjustments as set forth in the agreement. The Company is required to deliver an earnest money deposit of One Hundred Thousand Dollars ($100,000), of which $100 is non refundable as independent consideration, with the balance to be applied toward the purchase price at closing or returned under limited circumstances as defined in the Purchase Agreement. The Property is being acquired on an AS IS, WHERE IS basis with all faults, subject only to the limited representations and warranties expressly set forth in the Purchase Agreement.

On February 2, 2026 the Company deposited an additional $1.15 million which is non-refundable and will apply toward the purchase price at closing.

On March 11, 2026, the Company completed the acquisition of the Plantation Property pursuant to the Plantation Purchase Agreement. Title to the property located at 4350 NW 8th Court, Plantation, Broward County, Florida was conveyed to Stewards Real Estate LLC, a wholly owned subsidiary of the Company, by Strata Group LLC, a Florida limited liability company, pursuant to a Special Warranty Deed recorded in the public records of Broward County, Florida. The acquisition was completed for the previously agreed purchase price of $5,800,000, subject to customary closing prorations, credits, and adjustments. In connection with the closing, Stewards Real Estate LLC entered into a mortgage loan in the principal amount of $4,000,000. The mortgage loan matures on March 11, 2029. The Property is intended to serve as the Company’s corporate headquarters and operational facility and supports the Company’s strategy of consolidating administrative functions and supporting long term operational growth.

The Company has leased the following office locations:

The Company acquired Plantation Property pursuant to a Plantation Purchase Agreement that closed in March 2026. The property is located at 4350 NW 8th Court, Plantation, Broward County, Florida, and will be our headquarter and operating facility.

4300 N. University Drive Suite D-105 Lauderhill, Florida 33351.  July 2026 is the current expiry.

Calle La Privada esquina Dominicana Numero 96, sector La Paz, Monsenor Nouel, R.D. Bonao, Dominican Republic. This location has a yearly lease with automatic renewal each year. June 2026 is the current expiry.

Edificio JJ, en la calle Las Carreras, La Vega, R.D, Dominican Republic. This location has a yearly lease with automatic renewal each year. October 2026 is the current expiry.

Legal Proceedings

Due to the nature of the Company's business, the Company may at times be subject to claims and legal actions. The Company is currently not involved in any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. We caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this prospectus and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or our behalf. We disclaim any obligation to update forward-looking statements.

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Results of Operations

Below is a summary of the results of operations for the years ended December 31, 2025, and 2024.

STEWARDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COIMPREHENSIVE LOSS

	For the years ended December 31,
	2025	2024	Change	% Change
Revenues
Income, financing and brokerage	$11,660,191	$12,787,262	$(1,127,071)	-8.81%
Income from rental property	4,617,231	-	4,617,231	n/a
Total revenues	16,277,422	12,787,262	3,490,160	27.29%

Cost of revenue
Financing and brokerage	2,775,666	2,358,114	417,552	17.71%
Rental property	2,100,024	-	2,100,024	n/a
Total cost of revenue	4,875,690	2,358,114	2,517,576	106.76%

Gross profit	11,401,732	10,429,148	972,584	9.33%

Operating expenses
General and administrative expenses	11,883,945	7,548,445	4,335,500	57.44%
Provision for credit losses	1,774,264	4,019,840	(2,245,576)	-55.86%
Depreciation and amortization	6,090,109	266,364	5,823,745	2,186.39%
Professional fees	3,060,755	2,517,381	543,374	21.58%
Total operating expenses	22,809,073	14,352,030	8,457,043	58.93%

Loss from operations	(11,407,341)	(3,922,882)	(7,484,459)	190.79%

Other income (expense)
Interest expense	(8,452,451)	(4,643,396)	(3,809,055)	82.03%
Loss on write down of investment	-	(1,917)	1,917	-100.00%
Financing charges	(647,997)	-	(647,997)	n/a
Other losses	(208,155)	(34,530)	(173,625)	502.82%
Total other income (expense)	(9,308,603)	(4,679,843)	(4,628,760)	98.91%

Net loss before income taxes	(20,715,944)	(8,602,725)	(12,113,219)	140.81%

Income tax provision	(40,522)	(56,055)	15,533	-27.71%
Net loss	$(20,756,466)	$(8,658,780)	$(12,097,686)	139.72%

Amounts attributable to Stewards, Inc.
Net loss	$(20,756,466)	$(8,658,780)	$(12,097,686)	139.72%
Deemed dividend from conversion of preferred stock	(700,000)	-	(700,000)	n/a
Dividend on preferred stock	(1,651,003)	(462,596)	(1,188,407)	256.90%

Net loss applicable to common stockholders	$(23,107,469)	$(9,121,376)	$(13,986,093)	153.33%

Net Loss Per Common Share - basic and diluted	$(0.16)	$(0.10)	$(0.06)	60.00%

Weighted-Average Common Shares Outstanding - basic and diluted	145,573,137	92,638,720	52,934,417	57.14%

Comprehensive Loss
Net loss	$(20,756,466)	$(8,658,780)	$(12,097,686)	139.72%
Unrealized gain (loss) on foreign currency translation	-	2,671	(2,671)	-100.00%

Total comprehensive loss	$(20,756,466)	$(8,656,109)	$(12,100,357)	139.79%

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Revenue

Revenue was $16,277,422 for the year ended December 31, 2025, compared to $12,787,262 for the year ended December 31, 2024, representing an increase of $3,490,160, or 27.3%. The increase in revenue was primarily driven by the addition of income from rental property of $4,617,231 following the Company’s expansion into the real estate segment in 2025. Financing and brokerage income was $11,660,191 for the year ended December 31, 2025, compared to $12,787,262 for the year ended December 31, 2024, a decrease of $1,127,071, or 8.8%. The decline in financing and brokerage revenue was primarily due to lower deal flow during the period, but this decrease was more than offset by the contribution of rental property income, resulting in overall revenue growth.

We expect that our revenues will increase in future periods as a result of continued expansion in both our private credit and real estate segments. Growth in financing and brokerage revenue is expected to be driven by increased capital availability for Direct Funding expansion and improved origination capabilities, while rental income is expected to provide a recurring revenue stream from the Company’s income-producing real estate assets.

We currently expect the Real Estate Division to represent a larger percentage of total revenue for the full year 2026 than it did in 2025, primarily as a result of a full year of rental and operating income from the 1818 Park property. At the same time, we expect Private Credit revenue to increase as a result of expanded Direct Funding origination capabilities and improved capital availability. These expectations are subject to numerous risks and uncertainties, including changes in interest rates, real estate occupancy and rental rates, merchant cash advance demand, regulatory developments, and general economic conditions. Actual results could differ materially from these expectations. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

Cost of Revenue

Our cost of revenue increased by 106.8% in the amount of $2,517,576 for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase was primarily driven by the addition of rental property operating costs of $2,100,024 following the Company’s expansion into the real estate segment in 2025. Excluding rental property costs, financing and brokerage cost of revenue increased by 17.7% in the amount of $417,552 for the year ended December 31, 2025, compared to the year ended December 31, 2024. Similar to prior periods, the increase in financing and brokerage cost of revenue was primarily driven by changes in the Company’s Syndicated Funding mix, including a higher proportion of advances funded through the Syndicated Funding model. Advances originated under the Syndicated Funding model generally carry higher participation and servicing fees compared to those originated under the Direct Funding model. In addition, cost of revenue increased due to higher collection related charges associated with defaulted accounts and discounts offered on early settlements. Overall, the increase in cost of revenue reflects both the expansion of the Company’s operating platform into income-producing real estate assets and the higher direct costs associated with the funding and servicing of its financing portfolio.

Gross Profit

Gross profit increased by 9.3% in the amount of $972,584 for the year ended December 31, 2025, compared to the year ended December 31, 2024. Gross profit was $11,401,732 for the year ended December 31, 2025, compared to $10,429,148 for the year ended December 31, 2024. The increase in gross profit was primarily attributable to the addition of rental property income following the Company’s expansion into the real estate segment in 2025. This increase was partially offset by a decline in financing and brokerage income and the related increase in cost of revenue associated with the Company’s financing activities, including a higher proportion of advances funded through the Syndicated Funding model and increased collection-related charges. Overall, the increase in gross profit reflects the contribution of the Company’s new real estate operations, partially offset by margin pressure within the private credit segment.

Operating Expenses

Operating expenses increased by 58.9% in the amount of $8,457,043 for the year ended December 31, 2025, compared to the year ended December 31, 2024. Listed below are the major changes to operating expenses:

General and administrative expenses increased by $4,335,500, or 57.4%, to $11,883,945 for the year ended December 31, 2025, compared to $7,548,445 for the year ended December 31, 2024. The increase was primarily attributable to the Company’s expansion into the real estate segment and the continued scaling of its operations. The increase was driven in part by $1,926,250 of contract termination costs incurred in connection with the early termination and restructuring of a legacy business commission agreement associated with the Company’s January 2024 acquisition of Simplified Companies. The termination arrangement eliminated future variable commission obligations and was intended to reduce future cash outflows and simplify the Company’s compensation structure. The termination costs consisted of a negotiated lump-sum cash settlement of $460,000 and the issuance of 2,125,000 shares of common stock with an aggregate fair value of approximately $1,466,250. General and administrative expenses also increased due to $889,165 of property management fees associated with the Block 40 acquisition. The increase in selling, general and administrative expenses also included approximately $1.52 million of non-cash expense associated with the initial recognition and fair value measurement of liability-classified warrants issued in connection with the Company’s November 2025 Securities Purchase Agreement with the Dolomite Foundation. The warrants were accounted for as derivative liabilities under ASC 815 due to contingent exercise features tied to specified $DOLO token price milestones and were initially measured at fair value through earnings. Other general and administrative expenses decreased by $141,632 or 24%. Payroll increased modestly by $188,482, or 3.17%, reflecting continued investment in personnel to support growth across both segments. Rent expense increased by $27,570, or 16.80%, consistent with expanded operational footprint, while financing related costs increased slightly by $4,374. These increases were partially offset by a decrease in marketing expenses of $78,719, or 9.58%, reflecting a more targeted approach to customer acquisition during the period.

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	For the year ended December 31,
Breakdown of SG&A	2025	2024	Change	% Change

Payroll	$6,132,651	$5,944,169	$188,482	3.17%
Rent	191,715	164,145	27,570	16.80%
Marketing	742,978	821,696	(78,719)	-9.58%
Financing costs	45,914	41,540	4,374	10.53%
Contract Termination	1,926,250	—	1,926,250	n/a
Property Management Fees	889,165	—	889,165	n/a
Dolomite Warrants	1,520,000	—	1,520,000	n/a
Other	435,270.89	576,894	(141,623)	-24.55%
Total	$11,883,945	$7,548,445	$4,335,500	57.44%

Provision for credit losses decreased by $2,245,576 for the year ended December 31, 2025, compared to the year ended December 31, 2024, mainly as a result of improved underwriting performance and a lower relative level of reserve build required on the Company’s merchant cash advance portfolio during the period. Improvements in underwriting included more selective merchant screening, enhanced cash flow and repayment analysis, stricter advance sizing and pricing criteria, and increased scrutiny of syndication partner quality. These underwriting changes contributed to lower expected credit loss provisioning despite continued portfolio activity.

Depreciation and amortization increased by $5,823,745 for the year ended December 31, 2025, compared to the year ended December 31, 2024, primarily due to the Block 40 acquisition and the resulting depreciation and amortization recorded on acquired real estate related assets and intangible assets. Amortization expense related to intangible assets increased significantly in 2025 and depreciation expense also increased as a result of the addition of real estate and other fixed assets acquired during the year.

Professional fees increased by $543,374, or 21.6%, for the year ended December 31, 2025, compared to the year ended December 31, 2024, primarily due to increased legal, audit, accounting, valuation, and regulatory compliance costs associated with the Company’s acquisition activity, year end audit process, SEC reporting efforts, and public company readiness initiatives.

We expect our overall operating expenses to remain elevated in future periods as we continue to implement our business plan across both our private credit and real estate segments. We expect continued investment in personnel, systems, infrastructure, investor relations, legal and accounting support, and operating platform expansion as we scale the business and continue pursuing our strategic growth initiatives.

We also anticipate that our professional fees will remain elevated as a result of increased legal, audit, accounting, and compliance requirements associated with being a reporting company and pursuing broader capital markets and strategic initiatives.

Other Income (Expense)

Total other income (expense) increased by 98.9% in the amount of $4,628,760 for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase was primarily driven by higher interest expense, which increased by $3,809,055, or 82.0%, to $8,452,451 for the year ended December 31, 2025. The increase in interest expense was primarily attributable to additional borrowings during the year, including debt assumed in connection with the Block 40 acquisition as well as increased utilization of the Company’s financing facilities to support operations and growth.

Financing charges of $647,997 were incurred during the year ended December 31, 2025, with no comparable amount in the prior year. These charges primarily relate to costs associated with obtaining and structuring financing arrangements during the period. In addition, other losses increased by $173,625, or 502.8%, primarily reflecting non-recurring items and transactional expenses incurred during the year.

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The prior year included a loss on write down of investment of $1,917, which did not recur in the current year.

As a result of the foregoing, net loss before income taxes increased by $12,113,219, or 140.8%, to $20,715,944 for the year ended December 31, 2025, compared to $8,602,725 for the year ended December 31, 2024.

Financial Condition

STEWARDS INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024	Change	% Change
ASSETS

CURRENT ASSETS
Cash, cash equivalents	$4,904,043	$2,751,386	$2,152,657	78.24%
Restricted cash	3,273,763	—	3,273,763	n/a

Advance receivables, net	7,237,458	14,542,518	(7,305,060)	-50.23%
Prepaid expense	516,414	—	516,414	n/a
Loan commitment asset	6,709,609	—	6,709,609	n/a
Due from related parties	138,571	41,307	97,264	235.47%
Other current assets	666,689	109,753	556,936	507.44%
Total current assets	23,446,547	17,444,964	6,001,583	34.40%

Fixed assets, net	150,992,308	143,806	150,848,502	104897.22%
Operating lease right-of-use asset	45,637	352,262	(306,625)	-87.04%
Intangible assets, net	2,507,798	705,000	1,802,798	255.72%
Goodwill	1,219,134	1,219,134	—	0.00%
Other assets	151,160	371	150,789	40643.94%

TOTAL ASSETS	$178,362,584	$19,865,537	$158,497,047	797.85%

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,247,315	$1,528,228	$4,719,087	308.79%
Syndicate payable	4,355,802	5,284,505	(928,703)	-17.57%
Due to related parties - current	1,850,000	1,600,000	250,000	15.63%
Deferred consideration - current	213,826	207,721	6,105	2.94%
Operating lease liabilities - current	40,385	146,280	(105,895)	-72.39%
Notes payable, net - current	2,722,445	—	2,722,445	n/a
Warrant liability	8,229,609	—	8,229,609	n/a
Mortgage loan	73,625,000	—	73,625,000	n/a
Other current liabilities	301,282	—	301,282	n/a
Total current liabilities	97,585,664	8,766,734	88,818,930	1013.14%

Due to related parties	—	1,600,000	(1,600,000)	-100.00%
Deferred consideration	185,001	351,172	(166,171)	-47.32%
Operating lease liabilities	—	203,369	(203,369)	-100.00%
Notes payable, net	34,620,390	32,229,267	2,391,123	7.42%
Other non-current liabilities	308,942	—	308,942	n/a
Total liabilities	132,699,997	43,150,542	89,549,455	207.53%

Total mezzanine and stockholders’ equity (deficit)	$45,662,587	$(23,285,005)	$68,947,592	296.10%

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Assets

Total assets increased by $158,497,047, or 797.9%, to $178,362,584 as of December 31, 2025, compared to $19,865,537 as of December 31, 2024. The increase was primarily attributable to the acquisition of Block 40 during 2025, which significantly expanded the Company’s real estate asset base. Fixed assets, net increased by $150,848,502 to $150,992,308 as of December 31, 2025, primarily due to the recognition of real estate assets acquired in connection with the Block 40 transaction. Intangible assets, net increased by $1,802,798 to $2,507,798, reflecting acquired intangible assets associated with the Company’s acquisition and growth activities during the year.

Current assets increased by $6,001,583, or 34.4%, to $23,446,547 as of December 31, 2025, compared to $17,444,964 as of December 31, 2024. The increase was primarily driven by an increase in cash and cash equivalents of $2,152,657, restricted cash of $3,273,763 related primarily to reserves associated with the Block 40 mortgage loan, prepaid expenses of $516,414, and the recognition of a loan commitment asset of $6,709,609 associated with the Company’s debt financing arrangements. These increases were partially offset by a decrease in advance receivables, net of $7,305,060, or 50.2%, reflecting a reduction in the Company’s merchant cash advance receivables balance at year end.

Liabilities

Total liabilities increased by $89,549,455, or 207.5%, to $132,699,997 as of December 31, 2025, compared to $43,150,542 as of December 31, 2024. The increase was primarily attributable to liabilities assumed and incurred in connection with the Block 40 acquisition, as well as additional financing activity during the year.

Current liabilities increased by $88,818,930, or 1,013.1%, to $97,585,664 as of December 31, 2025, compared to $8,766,734 as of December 31, 2024. This increase was primarily driven by the recognition of a $73,625,000 mortgage loan assumed in connection with the Block 40 acquisition. The loan agreement has been amended four times since origination. As of the date of this prospectus, the loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment.

The Company’s liquidity position is significantly impacted by this mortgage. As of June 22, 2026, the 1818 Park property had a physical occupancy of approximately 92.3% (252 of 273 units leased), with 21 physically vacant units (of which 11 were pre-leased) and 18 additional units under active notice to vacate (of which 11 were pre-leased). The in-place debt service coverage ratio was approximately 0.9x and the loan-to-value ratio was approximately 48%. The Company is actively pursuing a longer-term refinancing and, on June 11, 2026, received a non-binding term sheet from Värde Mortgage Capital proposing a $79.0 million refinancing facility with a 24-month initial term plus three 12-month extension options at SOFR + 3.95% (floor of 7.45%). There can be no assurance that a long-term refinancing will be completed on acceptable terms, or at all.

In addition, the Company recorded current notes payable, net of $2,722,445 and a warrant liability of $8,229,609 as of December 31, 2025. Accounts payable and accrued liabilities also increased by $4,719,087, reflecting the Company’s larger operational footprint and acquisition-related obligations.

Non-current notes payable, net increased by $2,391,123, or 7.4%, to $34,620,390 as of December 31, 2025, compared to $32,229,267 as of December 31, 2024, reflecting additional financing obtained to support the Company’s operating and strategic initiatives.

Mezzanine Equity and Stockholders’ Equity (Deficit)

Total mezzanine equity and stockholders’ equity (deficit) increased by $68,947,592 to $45,662,587 as of December 31, 2025, compared to a deficit of $23,285,005 as of December 31, 2024. The increase was primarily attributable to the equity impact of the Block 40 acquisition, including the recognition of mezzanine and noncontrolling equity interests, as well as additional equity and financing related activity during the year. These increases were partially offset by the Company’s net loss for the year ended December 31, 2025.

Subsequent to December 31, 2025, the Company issued an additional 675,047 shares of common stock pursuant to a private placement completed on June 30, 2026, and 1,372,811 shares of common stock to two EB-5 investors in exchange for their Class B preferred membership interests in Block 40, LLC. As a result, the Company had 211,149,963 shares of common stock outstanding as of June 30, 2026.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash balances represent funds held in escrow to comply with the requirements of a certain mortgage loan agreement. These amounts primarily relate to reserves for tenant deposits, property taxes, insurance, and interest, and are not available for general operating purposes until the related obligations are settled.

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The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets as of December 31, 2025 and 2024, to the corresponding amounts presented in the consolidated statements of cash flows.

	December 31, 2025	December 31, 2024
Cash, cash equivalents	$4,904,043	$2,751,386
Restricted cash	3,273,763	—
Total cash, cash equivalents	$8,177,806	$2,751,386

Summary of Cash Flows

	For the years ended December 31,
	2025	2024	Change	% Change
Net cash used in operating activities	$(2,005,227)	$(3,740,557)	$1,735,330	-46.39%
Net cash used in investing activities	(4,586,934)	(671,395)	(3,915,538)	583.19%
Net cash provided by financing activities	12,018,581	6,054,804	5,963,777	98.50%
Net change in cash, cash equivalents and restricted cash	$5,426,420	$1,642,851	$3,783,569	230.30%

Cash Flows From Operating Activities

Net cash used in operating activities was $2,005,227 for the year ended December 31, 2025, compared to net cash used in operating activities of $3,740,557 for the year ended December 31, 2024. The improvement in operating cash flows was primarily attributable to changes in working capital and the continued monetization and runoff of the Company’s advance receivables portfolio, partially offset by the Company’s higher net loss during the year. Non-cash adjustments to net loss for the year ended December 31, 2025 included depreciation and amortization, provision for credit losses, stock-based and equity-related compensation, and other non-cash financing and operating charges. Overall, while the Company continued to use cash in operations during 2025, operating cash outflows improved compared to the prior year.

Cash Flows From Investing Activities

Net cash used in investing activities was $4,586,934 for the year ended December 31, 2025, compared to net cash used in investing activities of $671,395 for the year ended December 31, 2024. The increase in cash used in investing activities was primarily attributable to cash advanced under a promissory note to Block 40 prior to the completion of the acquisition, as well as deferred consideration payments and capital expenditures during the year. These outflows were partially offset by cash assumed in connection with the Block 40 acquisition. Investing activities in 2025 primarily reflect the Company’s expansion into the real estate segment and related acquisition activity.

Cash Flows From Financing Activities

Net cash provided by financing activities was $12,018,581 for the year ended December 31, 2025, compared to net cash provided by financing activities of $6,054,804 for the year ended December 31, 2024. The increase in financing cash inflows was primarily attributable to increased proceeds from the issuance of Series A preferred stock, proceeds from notes payable, and proceeds from redeemable preferred stock issued to EB-5 investors. These inflows were partially offset by repayments of notes payable, repayments of related-party promissory notes, repayment of a portion of the mortgage loan, and payment of preferred stock dividends. Overall, financing activities remained the Company’s primary source of liquidity during the year ended December 31, 2025.

On June 30, 2026, subsequent to the period presented, the Company completed a private placement offering and received approximately $2.025 million in gross proceeds from the issuance of 675,047 shares of common stock. The net proceeds are being used for working capital, general corporate purposes, potential acquisitions, and refinancing of existing indebtedness.

118

As a result of the foregoing, cash, cash equivalents and restricted cash increased by $5,426,420 to $8,177,806 as of December 31, 2025, compared to $2,751,386 as of December 31, 2024.

Results of Operations by Reportable Segment

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Financing	Real Estate		Financing	Real Estate
	Solutions	Operations	Total	Solutions	Operations	Total

Revenue	$11,660,191	$4,617,231	$16,277,422	$12,787,262	—	$12,787,262
Significant segment-level expenses:
Cost of revenue	2,517,934	2,100,024	4,617,958	2,358,114	—	2,358,114
General and administrative						—
expenses	7,625,571	4,516,106	12,141,677	7,548,445	—	7,548,445
Provision for credit losses	1,774,264	—	1,774,264	4,019,840	—	4,019,840
Depreciation and amortization	244,496	5,845,613	6,090,109	266,364	—	266,364
Professional fees	2,262,458	798,297	3,060,755	2,517,381	—	2,517,381
Loss from operations	$(2,764,531)	$(8,642,810)	$(11,407,341)	$(3,922,882)	—	$(3,922,882)

TOTAL ASSETS	$20,379,579	$157,983,005	$178,362,584	$19,865,537	—	$19,865,537
TOTAL LIABILITIES	43,274,755	89,425,242	132,699,997	43,150,542	—	43,150,542
MEZZANINE EQUITY AND STOCKHOLDERS EQUITY (DEFICIT)	$(22,895,176)	$68,557,763	$45,662,587	$(23,285,005)	—	$(23,285,005)

For the year ended December 31, 2025, the Company operated through two reportable segments: Financing Solutions and Real Estate Operations. The Financing Solutions segment represents the Company’s private credit business, while the Real Estate Operations segment reflects the Company’s ownership and operation of income-producing real estate assets following the Block 40 acquisition.

Financing Solutions

Revenue from the Financing Solutions segment was $11,660,191 for the year ended December 31, 2025, compared to $12,787,262 for the year ended December 31, 2024, representing a decrease of $1,127,071, or 8.8%. The decline was primarily attributable to lower deal flow and reduced origination activity during the year. Cost of revenue for the Financing Solutions segment increased to $2,775,666 for the year ended December 31, 2025, compared to $2,358,114 for the year ended December 31, 2024, primarily reflecting changes in the Syndicated Funding mix, increased third party participation costs under the Syndicated Funding model, and higher collection related charges.

General and administrative expenses for the Financing Solutions segment were $7,367,839 for the year ended December 31, 2025, compared to $7,548,445 for the year ended December 31, 2024, reflecting relative stability in the Company’s core operating platform despite lower segment revenue. Provision for credit losses declined significantly to $1,774,264 for the year ended December 31, 2025, compared to $4,019,840 for the year ended December 31, 2024, reflecting improved portfolio performance and a lower reserve build during the period. As a result, the Financing Solutions segment reported a loss from operations of $2,764,531 for the year ended December 31, 2025, compared to a loss from operations of $3,922,882 for the year ended December 31, 2024, representing an improvement of $1,158,351.

119

Real Estate Operations

The Real Estate Operations segment was established during 2025 following the Block 40 acquisition and generated revenue of $4,617,231 for the year ended December 31, 2025. Cost of revenue for the segment was $2,100,024, consisting primarily of property level operating expenses associated with the management and operation of the acquired real estate asset. General and administrative expenses were $4,516,106, reflecting costs associated with supporting the segment, including property management, contract termination, and other operating expenses incurred during the integration and operation of the Company’s real estate platform.

Depreciation and amortization expense for the Real Estate Operations segment was $5,845,613 for the year ended December 31, 2025, representing the most significant operating expense within the segment and reflecting the depreciation and amortization associated with acquired real estate and intangible assets. Professional fees for the segment were $798,297, primarily related to acquisition, legal, valuation, and compliance matters. As a result, the Real Estate Operations segment reported a loss from operations of $8,642,810 for the year ended December 31, 2025. Management expects the Real Estate Operations segment to continue contributing recurring rental revenue while also carrying a higher fixed cost base, including depreciation and amortization, than the Company’s Financing Solutions segment.

Segment Assets and Liabilities

As of December 31, 2025, total assets attributable to the Financing Solutions segment were $20,379,579, compared to $19,865,537 as of December 31, 2024. The increase was primarily attributable to growth in current assets, including cash, loan commitment assets, and other operating assets, partially offset by a decrease in advance receivables as the Company continued to actively manage and monetize its private credit portfolio.

As of December 31, 2025, total assets attributable to the Real Estate Operations segment were $157,983,005, reflecting the acquisition of Block 40 during 2025 and the addition of real estate, related intangible assets, restricted cash, and other property-level assets. The Real Estate Operations segment did not exist as a reportable segment as of December 31, 2024.

As of December 31, 2025, total liabilities attributable to the Financing Solutions segment were $43,274,755, compared to $43,150,542 as of December 31, 2024, reflecting relative stability in the Company’s financing-related obligations year over year. As of December 31, 2025, total liabilities attributable to the Real Estate Operations segment were $89,425,242, primarily consisting of the mortgage loan and other liabilities assumed or incurred in connection with the Block 40 acquisition.

Results of Operations

Below is a summary of the results of operations for the quarters ended March 31, 2026, and 2025.

STEWARDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended March 31,
	2026	2025	Change	% Change
Revenues
Income, financing and brokerage	$1,470,270	$3,365,225	($1,894,955)	-56.31%
Income from rental property	$2,384,395	$0	$2,384,395	100.00%
Total revenues	$3,854,665	$3,365,225	$489,440	14.54%

Cost of revenue
Financing and brokerage	$273,885	$653,821	($379,936)	-58.11%
Rental property	$1,306,050	$0	$1,306,050	100.00%
Total cost of revenue	$1,579,935	$653,821	$926,114	141.65%

Gross profit	$2,274,730	$2,711,404	($436,674)	-16.11%

Operating expenses
General and administrative expenses	$2,754,837	$1,961,303	$793,534	40.46%
Provision for credit losses	$301,649	$566,244	($264,595)	-46.73%
Depreciation and amortization	$2,392,239	$61,612	$2,330,627	3782.75%
Professional fees	$1,023,102	$574,416	$448,686	78.11%
Total operating expenses	$6,471,827	$3,163,575	$3,308,252	104.57%

Loss from operations	($4,197,097)	($452,171)	($3,744,926)	828.21%

Other income (expense)
Interest expense	($2,730,246)	($1,294,508)	($1,435,738)	110.91%
Financing charges	($90,567)	($18,750)	($71,817)	383.02%
Change in fair value of the warrant instrument	$1,420,573	$0	$1,420,573	100.00%
Other gain (loss)	($108,564)	($7,901)	($100,663)	1274.05%
Total other income (expense)	($1,508,804)	($1,321,159)	($187,645)	14.20%

Net loss before income taxes	($5,705,901)	($1,773,330)	($3,932,571)	221.76%

Income tax provision	$0	$0	$0	#DIV/0!
Net loss	($5,705,901)	($1,773,330)	($3,932,571)	221.76%

Amounts attributable to Stewards, Inc.
Net loss	($5,705,901)	($1,773,330)	($3,932,571)	221.76%
Deemed dividend from conversion of preferred stock	$0	$0	$0	100.00%
Dividend on preferred stock	($647,353)	($138,825)	($508,528)	366.31%

Net loss applicable to common stockholders	($6,353,254)	($1,912,155)	($4,441,099)	232.26%

Net Loss Per Common Share - basic and diluted	($0)	($0)	($0)	59.75%

Weighted-Average Common Shares Outstanding - basic and diluted	$208,635,439	$100,310,845	$108,324,594	107.99%

Comprehensive Loss
Net loss	($5,705,901)	($1,912,155)	($3,793,746)	198.40%
Unrealized gain (loss) on foreign currency translation	$0	$2,480	($2,480)	-100.00%

Total comprehensive loss	($5,705,901)	($1,909,675)	($3,796,226)	198.79%

Revenue

Total revenues increased by $489,440, or 14.54%, to $3,854,665 for the three months ended March 31, 2026, compared to $3,365,225 for the three months ended March 31, 2025. The increase was primarily attributable to the inclusion of rental property operations following the Company’s expansion into the real estate segment, which contributed $2,384,395 of rental property income during the period. This increase was partially offset by a decrease in income from financing and brokerage activities of $1,894,955, or 56.31%, primarily driven by lower MCA origination volumes and reduced deployment activity as the Company focused on portfolio quality, liquidity management, and integration of its real estate operations.

We currently expect the Real Estate Division to represent a larger percentage of total revenue for the full year 2026 than it did in 2025, primarily as a result of a full year of rental and operating income from the 1818 Park property. At the same time, we expect Private Credit revenue to increase as a result of expanded Direct Funding origination capabilities and improved capital availability. These expectations are subject to numerous risks and uncertainties, including changes in interest rates, real estate occupancy and rental rates, merchant cash advance demand, regulatory developments, and general economic conditions. Actual results could differ materially from these expectations. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

Cost of Revenue

Total cost of revenue increased by $926,114, or 141.65%, to $1,579,935 for the three months ended March 31, 2026, compared to $653,821 for the three months ended March 31, 2025. The increase was primarily attributable to the addition of rental property operating costs of $1,306,050 associated with the Company’s real estate segment, including property operating expenses, maintenance, utilities, taxes, insurance, and property management costs related to Block 40. Financing and brokerage cost of revenue decreased by $379,936, or 58.11%, consistent with the decline in financing and brokerage revenues and lower MCA origination activity during the period.

Gross Profit

Gross profit decreased by $436,674, or 16.11%, to $2,274,730 for the three months ended March 31, 2026, compared to $2,711,404 for the three months ended March 31, 2025. Gross margin declined primarily due to the inclusion of rental property operations, which generally operate at lower gross margins than the Company’s historical MCA business, as well as lower financing and brokerage revenues during the period.

Operating Expenses

Total operating expenses increased by $3,308,252, or 104.57%, to $6,471,827 for the three months ended March 31, 2026, compared to $3,163,575 for the three months ended March 31, 2025. The increase was primarily attributable to higher depreciation and amortization expense, increased general and administrative expenses, and higher professional fees associated with the Company’s expanded operational footprint and public company infrastructure requirements.

General and administrative expenses increased by $793,534, or 40.46%, to $2,754,837 for the three months ended March 31, 2026, compared to $1,961,303 for the three months ended March 31, 2025. The increase was primarily attributable to $730,649 of property management fees incurred in connection with the Company’s expanded real estate operations following the Block 40 acquisition, as well as a $145,439 increase in other general and administrative expenses related to increased operational activity, insurance, utilities, administrative infrastructure, and other costs associated with operating a larger and more diversified organization. These increases were partially offset by decreases in marketing expenses of $65,547, rent expense of $10,463, and payroll related costs of $4,683 during the quarter.

	For the Three Months Ended March 31,
Breakdown of SG&A	2026	2025	Change	% Change

Payroll	$1,359,807	$1,364,489	-$4,683	-0.34%
Rent	$34,537	$45,000	-$10,463	-23.25%
Marketing	$159,293	$224,840	-$65,547	-29.15%
Financing costs	$8,297	$10,159	-$1,862	-18.33%
Property Management Fees	$730,649	$0	$730,649	100.00%
Other	$462,254	$316,815	$145,439	45.91%
Total	$2,754,837	$1,961,303	$793,534	7,814,809

Provision for credit losses decreased by $264,595, or 46.73%, to $301,649 for the three months ended March 31, 2026, compared to $566,244 for the three months ended March 31, 2025. The decrease primarily reflected lower MCA origination activity and changes in portfolio composition during the period.

Depreciation and amortization expense increased by $2,330,627, or 3,782.75%, to $2,392,239 for the three months ended March 31, 2026, compared to $61,612 for the three months ended March 31, 2025. The increase was primarily attributable to depreciation and amortization associated with the Company’s acquired real estate assets, including Block 40, and amortization of related intangible assets.

Professional fees increased by $448,686, or 78.11%, to $1,023,102 for the three months ended March 31, 2026, compared to $574,416 for the three months ended March 31, 2025. The increase was primarily attributable to higher legal, accounting, audit, valuation, consulting, and regulatory compliance costs associated with the Company’s expanded operations, SEC reporting obligations, capital markets activities, and corporate governance initiatives.

Loss from Operations

Loss from operations increased by $3,744,926, or 828.21%, to $4,197,097 for the three months ended March 31, 2026, compared to a loss from operations of $452,171 for the three months ended March 31, 2025. The increase was primarily attributable to higher operating expenses, particularly depreciation and amortization expense associated with the Company’s real estate assets, increased professional fees, and higher general and administrative expenses, partially offset by increased total revenues.

Other Income (Expense)

Total other expense increased by $187,645, or 14.20%, to $1,508,804 for the three months ended March 31, 2026, compared to $1,321,159 for the three months ended March 31, 2025.

Interest expense increased by $1,435,738, or 110.91%, to $2,730,246 for the three months ended March 31, 2026, compared to $1,294,508 for the three months ended March 31, 2025. The increase was primarily attributable to higher outstanding debt balances, including financing associated with the Company’s real estate acquisitions, increased borrowing activity, and higher interest carrying costs during the period.

Financing charges increased by $71,817, or 383.02%, to $90,567 for the three months ended March 31, 2026, compared to $18,750 for the three months ended March 31, 2025, primarily due to increased financing activity and debt related transaction costs.

The Company recognized a gain of $1,420,573 related to the change in fair value of warrant instruments during the three months ended March 31, 2026. The gain was attributable to the remeasurement of liability-classified warrants associated with the Dolomite Securities Purchase Agreement and reflects changes in assumptions used in the valuation model, including market based inputs and probability assessments related to contingent exercise features.

Other gain (loss) increased by $100,663 to a loss of $108,564 for the three months ended March 31, 2026, compared to a loss of $7,901 for the three months ended March 31, 2025. The increase was primarily attributable to losses recognized from changes in the fair value of warrants issued in connection with drawdowns under the Stewards debt facility, which are accounted for as liability-classified instruments and remeasured at fair value each reporting period.

Net Loss

Net loss increased by $3,932,571, or 221.76%, to $5,705,901 for the three months ended March 31, 2026, compared to $1,773,330 for the three months ended March 31, 2025. The increase was primarily attributable to higher operating expenses associated with the Company’s real estate expansion, increased depreciation and amortization, higher professional fees, and increased interest expense, partially offset by increased revenues from rental property operations and the gain recognized from the change in fair value of warrant instruments.

Financial Condition

STEWARDS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025	Change	% Change
ASSETS

CURRENT ASSETS
Cash, cash equivalents	$1,262,152	$4,904,043	-$3,641,891	-74.26%
Advance receivables, net	$6,791,418	$7,237,458	-$446,040	-6.16%
Prepaid expense	$452,200	$516,414	-$64,214	-12.43%
Loan commitment asset	$4,848,233	$6,709,609	-$1,861,376	-27.74%
Due from related parties	$169,838	$138,571	$31,267	22.56%
Restricted cash	$3,460,154	$3,273,763	$186,391	5.69%
Other current assets	$507,121	$666,689	-$159,568	-23.93%
Total current assets	$17,491,116	$23,446,547	-$5,955,431	-25.40%

Fixed assets, net	$155,478,950	$150,992,308	$4,486,642	2.97%
Operating lease right-of-use asset	$32,535	$45,637	-$13,102	-28.71%
Intangible assets, net	$1,498,163	$2,507,798	-$1,009,635	-40.26%
Goodwill	$1,219,134	$1,219,134	$0	0.00%
Other assets	$68,206	$151,160	-$82,954	-54.88%

TOTAL ASSETS	$175,788,104	$178,362,584	-$2,574,480	-1.44%

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,548,075	$6,247,315	$(699,240)	-11.19%
Syndicate payable	$3,216,598	$4,355,802	-$1,139,204	-26.15%
Due to related parties - current	$1,852,946	$1,850,000	$2,946	0.16%
Deferred consideration - current	$213,826	$213,826	$0	0.00%
Operating lease liabilities - current	$28,446	$40,385	-$11,939	-29.56%
Notes payable, net - current	$2,622,445	$2,722,445	-$100,000	-3.67%
Warrant liability	$4,848,233	$8,229,609	-$3,381,376	-41.09%
Mortgage loan - current	$73,625,000	$73,625,000	$0	0.00%
Other current liabilities	$286,870	$301,282	-$14,412	-4.78%
Total current liabilities	$92,242,439	$97,585,664	-$5,343,225	100.00%

Deferred consideration	$141,231	$185,001	-$43,770	-23.66%
Notes payable, net	$37,149,580	$34,620,390	$2,529,190	7.31%
Mortgage loan	$3,960,615	$0	$3,960,615	n/a
Other non-current liabilities	$288,972	$308,942	-$19,970	-6.46%
Total liabilities	$133,782,837	$132,699,997	$1,082,840	-0.82%

Total mezzanine and stockholders’ equity (deficit)	$42,005,267	$45,662,587	-$3,657,320	8.01%

Assets

Total assets decreased by $2,574,480, or 1.4%, to $175,788,104 as of March 31, 2026, compared to $178,362,584 as of December 31, 2025. The decrease was primarily attributable to decreases in cash and cash equivalents, the loan commitment asset, advance receivables, net, and intangible assets, partially offset by an increase in fixed assets related primarily to the Plantation property acquisition completed in March 2026.

Current assets decreased by $5,955,431, or 25.4%, to $17,491,116 as of March 31, 2026, compared to $23,446,547 as of December 31, 2025. The decrease was primarily driven by a $3,641,891 decrease in cash and cash equivalents, reflecting net cash used in operating activities, debt service, acquisition-related funding, and other operating expenditures during the quarter. The loan commitment asset decreased by $1,861,376 due to the reclassification of a portion of the asset to debt discount upon additional draws under the Stewards debt facility. Advance receivables, net decreased by $446,040, or 6.2%, reflecting collections and lower net MCA deployment during the period. These decreases were partially offset by a $186,391 increase in restricted cash, primarily related to mortgage loan reserve requirements.

Fixed assets, net increased by $4,486,642, or 3.0%, to $155,478,950 as of March 31, 2026, compared to $150,992,308 as of December 31, 2025. The increase was primarily attributable to the acquisition of a commercial property in Plantation, Florida, for total consideration of $5.9 million, partially offset by depreciation expense recorded during the quarter. Intangible assets, net decreased by $1,009,635, or 40.3%, due to amortization expense recognized during the period.

Liabilities

Total liabilities increased by $1,082,840, or 0.8%, to $133,782,837 as of March 31, 2026, compared to $132,699,997 as of December 31, 2025. The increase was primarily attributable to additional borrowings under the Stewards debt facility and the new Plantation mortgage loan, partially offset by decreases in warrant liability, syndicate payable, and accounts payable and accrued liabilities.

Current liabilities decreased by $5,343,225, or 5.5%, to $92,242,439 as of March 31, 2026, compared to $97,585,664 as of December 31, 2025. The decrease was primarily driven by a $3,381,376 decrease in warrant liability, reflecting changes in fair value and reclassification of certain debt facility warrants to equity upon drawdowns under the Stewards debt facility. Syndicate payable decreased by $1,139,204 due to settlements with syndication partners, and accounts payable and accrued liabilities decreased by $699,240 due to the timing of vendor payments and settlement of accrued obligations.

Non-current notes payable, net increased by $2,529,190, or 7.3%, to $37,149,580 as of March 31, 2026, compared to $34,620,390 as of December 31, 2025, primarily due to additional draws under the Stewards debt facility. The Company also recognized a new non-current mortgage loan of $3,960,615 in connection with the Plantation property acquisition, net of unamortized debt discount.

Subsequent to March 31, 2026, the senior mortgage loan secured by the Company’s 1818 Park property reached its contractual maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment while simultaneously pursuing a longer-term refinancing. As of June 22, 2026, the 1818 Park property had an in-place debt service coverage ratio of approximately 0.9x and a loan-to-value ratio of approximately 48%.

Mezzanine Equity and Stockholders’ Equity (Deficit)

Total mezzanine equity and stockholders’ equity decreased by $3,657,320, or 8.0%, to $42,005,267 as of March 31, 2026, compared to $45,662,587 as of December 31, 2025. The decrease was primarily attributable to the net loss for the three months ended March 31, 2026 and dividends on preferred stock, partially offset by equity activity during the period, including the issuance of common stock to Robinpaws LLC and the reclassification of certain debt facility warrants from liability to additional paid-in capital.

Subsequent to March 31, 2026, the Company issued an additional 675,047 shares of common stock in a private placement completed on June 30, 2026, and 1,372,811 shares of common stock to two EB-5 investors pursuant to exchange agreements. As a result, the Company had 211,149,963 shares of common stock outstanding as of June 30, 2026.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash balances represent funds held in escrow to comply with the requirements of certain mortgage loan agreements. These amounts primarily relate to reserves for tenant deposits, property taxes, insurance, interest, and other lender required reserves associated with the Company’s real estate operations and are not available for general operating purposes until the related obligations are settled.

Cash and cash equivalents decreased by $3,641,891, or 74.0%, to $1,262,152 as of March 31, 2026, compared to $4,904,043 as of December 31, 2025. The decrease primarily reflected net cash used in operating activities, debt service obligations, acquisition related expenditures, and ongoing investments in the Company’s private credit and real estate operations during the quarter. Restricted cash increased by $186,391, or 5.7%, to $3,460,154 as of March 31, 2026, compared to $3,273,763 as of December 31, 2025, primarily due to changes in lender required reserve balances associated with the Company’s mortgage financing arrangements. As a result, total cash, cash equivalents, and restricted cash decreased by $3,455,500, or 42.3%, to $4,722,306 as of March 31, 2026, compared to $8,177,806 as of December 31, 2025.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets as of March 31, 2026 and December 31, 2025, to the corresponding amounts presented in the consolidated statements of cash flows.

	March 31,	December 31,
	2026	2025	Change	% Change
Cash, cash equivalents	$1,262,152	$4,904,043	-$3,641,891	-74%
Restricted cash	$3,460,154	$3,273,763	$186,391	6%
Total cash, cash equivalents and restricted cash	$4,722,306	$8,177,806	-$3,455,500	-42%

Summary of Cash Flows

	For the Three Months Ended March 31,
	2026	2025	Change	% Change
Net cash used in operating activities	-$5,688,754	-$2,666,576	-$3,022,178	113%
Net cash used in investing activities	-$5,926,746	-$56,346	-$5,870,400	10419%
Net cash provided by financing activities	$8,160,000	$1,625,000	$6,535,000	402%
Net change in cash, cash equivalents and restricted cash	-$3,455,500	-$1,097,922	-$2,357,578	215%

Cash Flows From Operating Activities

Net cash used in operating activities was $5,688,754 for the three months ended March 31, 2026, compared to net cash used in operating activities of $2,666,576 for the three months ended March 31, 2025. The increase in operating cash outflows was primarily attributable to the Company’s increased net loss associated with the expansion of its real estate operations following the Block 40 acquisition, including higher property operating costs, payroll, general and administrative expenses, professional fees, and interest expense. In addition, working capital changes, including decreases in accounts payable and syndicate payable balances, contributed to the increased operating cash usage during the quarter. Non-cash adjustments to net loss during the three months ended March 31, 2026 included depreciation expense of $1,382,604 related primarily to real estate assets, amortization expense of $1,009,635 related to acquired intangible assets, provision for credit losses of $301,649, non-cash interest expense related to debt discounts and financing costs, and a $1,420,573 gain related to the change in fair value of warrant liabilities.

Cash Flows From Investing Activities

Net cash used in investing activities was $5,926,746 for the three months ended March 31, 2026, compared to net cash used in investing activities of $56,346 for the three months ended March 31, 2025. The increase in cash used in investing activities was primarily attributable to the acquisition of the Plantation commercial property completed in March 2026, which resulted in approximately $5.9 million of cash used to purchase fixed assets during the quarter. Investing activities during the three months ended March 31, 2026 primarily reflected the Company’s continued expansion and investment in its real estate segment.

Cash Flows From Financing Activities

Net cash provided by financing activities was $8,160,000 for the three months ended March 31, 2026, compared to net cash provided by financing activities of $1,625,000 for the three months ended March 31, 2025. The increase in financing cash inflows was primarily attributable to additional proceeds received under the Company’s debt financing arrangements, including additional borrowings under the Stewards International Funds PCC debt facility during the quarter. As of March 31, 2026, the Company had drawn $7.3 million under the facility, compared to $3.0 million as of December 31, 2025. Financing activities continued to represent the Company’s primary source of liquidity as it funded operating losses, debt service obligations, and strategic growth initiatives across its private credit and real estate platforms.

On June 30, 2026, subsequent to the period presented, the Company completed a private placement and received gross proceeds of approximately $2.025 million from the issuance of 675,047 shares of common stock. The net proceeds are being used for working capital, general corporate purposes, potential acquisitions, and refinancing of existing indebtedness.

As a result of the foregoing, cash, cash equivalents and restricted cash decreased by $3,455,500 to $4,722,306 as of March 31, 2026, compared to $8,177,806 as of December 31, 2025. Restricted cash of $3,460,154 primarily related to reserves associated with the Block 40 mortgage loan, including tenant deposits, property taxes, insurance, and interest reserves, and was not available for general operating purposes.

Results of Operations by Reportable Segment

	For the Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	Financing	Real Estate		Financing	Real Estate
	Solutions	Operations	Total	Solutions	Operations	Total

Revenue	$1,470,270	$2,384,395	$3,854,665	$3,365,225	$0	$3,365,225
Significant segment-level expenses:
Cost of revenue	$273,885	$1,306,050	$1,579,935	$653,821	$0	$653,821
General and administrative expenses	$1,357,882	$1,396,955	$2,754,837	$1,961,303		$1,961,303
Provision for credit losses	$301,649	$0	$301,649	$566,244	$0	$566,244
Depreciation and amortization	$61,466	$2,330,773	$2,392,239	$61,612	$0	$61,612
Professional fees	$422,705	$600,397	$1,023,102	$574,416	$0	$574,416
Loss from operations	-$947,317	-$3,249,780	-$4,197,097	-$452,171	$0	-$452,171

	As of March 31, 2026			As of December 31, 2025
	Financing	Real Estate		Financing	Real Estate
	Solutions	Operations	Total	Solutions	Operations	Total
Total Assets	$14,146,268	$161,641,836	$175,788,104	$178,362,584	$157,983,004	$178,362,584
Total liabilities	-$37,991,145	-$95,791,693	-$133,782,838	-$43,274,755	-$89,425,242	-$132,699,997
Equity	$52,137,413	$257,433,529	$309,570,942	$221,637,339	$247,408,246	$469,045,585

Financing Solutions Segment

Revenue from the Financing Solutions segment decreased by $1,894,955, or 56.3%, to $1,470,270 for the three months ended March 31, 2026, compared to $3,365,225 for the three months ended March 31, 2025. The decrease was primarily attributable to lower funding volumes and a reduction in the average advance receivables portfolio during the period, as the Company continued to manage liquidity and selectively deploy capital. Cost of revenue for the Financing Solutions segment decreased by $379,936, or 58.1%, to $273,885, primarily due to lower commissions and Direct Funding costs associated with the reduced origination activity. Provision for credit losses also decreased by $264,595, or 46.7%, to $301,649, reflecting the lower outstanding merchant cash advance receivables balance during the quarter.

General and administrative expenses for the Financing Solutions segment decreased by $603,421, or 30.8%, to $1,357,882 for the three months ended March 31, 2026, primarily due to lower operating activity and cost management initiatives implemented during the period. Professional fees decreased by $151,711, or 26.4%, to $422,705, primarily reflecting lower consulting, legal, and compliance costs allocated to the segment. Depreciation and amortization expense remained relatively consistent at $61,466 during the quarter. As a result of the foregoing, loss from operations for the Financing Solutions segment increased to $947,317 for the three months ended March 31, 2026, compared to a loss from operations of $452,171 for the three months ended March 31, 2025.

As of March 31, 2026, total assets attributable to the Financing Solutions segment were $14,146,268, compared to $20,379,580 as of December 31, 2025. The decrease was primarily attributable to reductions in cash and cash equivalents, advance receivables, and the loan commitment asset during the quarter. Total liabilities attributable to the Financing Solutions segment decreased to $37,991,145 as of March 31, 2026, compared to $43,274,755 as of December 31, 2025, primarily due to decreases in warrant liabilities and syndicate payable balances, partially offset by increased debt financing activity.

Real Estate Operations Segment

The Real Estate Operations segment generated revenue of $2,384,395 for the three months ended March 31, 2026, compared to no revenue during the three months ended March 31, 2025, reflecting the inclusion of rental operations associated with the Block 40 acquisition completed in July 2025. Revenue for the segment consisted primarily of residential, retail, office, parking, and tenant reimbursement income generated from the 1818 Park mixed-use property. Cost of revenue for the Real Estate Operations segment was $1,306,050 for the three months ended March 31, 2026, consisting primarily of property operating expenses, repairs and maintenance, utilities, property taxes, insurance, payroll, and property management costs associated with the operation of the Company’s real estate assets.

General and administrative expenses attributable to the Real Estate Operations segment were $1,396,955 for the three months ended March 31, 2026, reflecting the expansion of the Company’s operational infrastructure to support its real estate platform. Professional fees attributable to the segment were $600,397, primarily related to legal, accounting, valuation, financing, and compliance costs associated with the Company’s real estate operations and strategic initiatives. Depreciation and amortization expense attributable to the Real Estate Operations segment was $2,330,773 for the three months ended March 31, 2026, primarily related to depreciation of acquired real estate assets and amortization of in-place lease intangible assets recognized in connection with the Block 40 acquisition. As a result, the Real Estate Operations segment generated a loss from operations of $3,249,780 for the three months ended March 31, 2026.

As of March 31, 2026, total assets attributable to the Real Estate Operations segment were $161,641,836, compared to $157,983,004 as of December 31, 2025. The increase was primarily attributable to the acquisition of the Plantation commercial property completed during March 2026, partially offset by depreciation and amortization recorded during the quarter. Total liabilities attributable to the Real Estate Operations segment increased to $95,791,693 as of March 31, 2026, compared to $89,425,242 as of December 31, 2025, primarily due to the assumption of additional mortgage financing associated with the Plantation acquisition.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the continuation of the Company as a going concern. The Company had a negative working capital of $74,751,323 as of March 31, 2026, a net loss of $5,705,901 and net cash used in operating activities of $5,688,754 for the three months ended March 31, 2026, and an accumulated deficit of $64,131,353 as of March 31, 2026. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date the interim financial statements are issued.

The Company evaluated conditions and events known or reasonably knowable as of the issuance date and considered only those plans that are probable of being implemented within one year and of mitigating the relevant conditions. The working capital deficit is primarily driven by the classification of the Mortgage Loan as a current liability. As of June 22, 2026, the 1818 Park property had a physical occupancy of approximately 92.3% (252 of 273 residential units leased). There were 21 physically vacant units, of which 11 were pre-leased. There were also 18 units with active notices to vacate (NTV), of which 11 were pre-leased to new tenants. The in-place debt service coverage ratio was approximately 0.9x and the loan-to-value ratio was approximately 48%.

The loan agreement has been amended four times since origination. The loan reached its stated maturity date of June 1, 2026. The Company and the lender have negotiated and prepared a Fifth Omnibus Amendment to Loan Documents that would extend the maturity date of the loan from June 1, 2026 to August 1, 2026. The Fifth Omnibus Amendment has not yet been executed. The Company is actively working to satisfy the conditions precedent to, and to execute, the Fifth Omnibus Amendment. Key terms of the proposed Fifth Omnibus Amendment include an extension of the maturity date to August 1, 2026, the payment of a modification fee and an extension fee, the grant of a pledge over the membership interests in the borrower entity, the addition of the Company as a guarantor, and a temporary waiver of the requirement to maintain an interest rate cap agreement during the extension period.

The Company is also actively pursuing a longer-term refinancing of the loan and does not currently intend to exercise the contractual one-year extension option to June 2027 that is available under the existing loan documents. On June 11, 2026, the Company received a non-binding term sheet from Värde Mortgage Capital proposing a $79.0 million refinancing facility. Key proposed terms include a 24-month initial term with three 12-month extension options, a floating interest rate of SOFR + 3.95% (with a floor of 7.45%), and customary covenants and reserves. The term sheet is non-binding, and there can be no assurance that the Company will complete a refinancing on the terms set forth in the term sheet or at all.

Management of the Company is also making efforts to increase its revenue and raise additional funding. On September 17, 2025, the Company entered into a financing arrangement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund), pursuant to which it may raise up to $100 million through unsecured, unsubordinated notes. As of the date of this filing, the Company has issued $8.3 million in aggregate principal amount of such notes, with $91.7 million remaining available for future issuance under the arrangement.

Additionally, the Company has established ongoing sources of revenue through its private credit operations and, beginning in July 2025, through income-producing real estate, such as rental income, of $2,384,395 recognized for the three months ended March 31, 2026. However, current revenues are not yet sufficient to cover its operating costs, and the Company remains dependent on debt and equity financing to fund its operations.

While management of the Company believes that it will be successful in its capital formation and planned operating activities, including completion of a long-term refinancing of the 1818 Park mortgage, there can be no assurance that the Company will be able to raise additional equity capital, complete a long-term refinancing on acceptable terms, or that operations will generate sufficient cash flows to meet obligations as they come due. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

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Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. There have been no material changes to our critical accounting policies as described in the footnotes to our financial statements for the year ended December 31, 2024; however, we consider our critical accounting policies to be those related to.

Revenue Recognition

Income, Financing and Brokerage

The Company’s main source of revenue is through agreements for the purchase and sale of future receivables/receipts, commonly referred to as a Merchant Cash Advance. Under the contract, the Company will agree to purchase a specified amount of the customer’s future receipts/receivables (the “Purchased Amount”) at a discount, in return for providing the customer with upfront proceeds (the “Purchase Price”). The customer is then contractually required to pay the cash related to the future receivables/receipts based on an estimated period and agreed-upon percentage of the customer’s future receivables/receipts that the customer collects. The difference between the Purchased Amount that the customer will repay, and the discounted Purchase Price amount that the Company pays for the future receivables/receipts, is considered the “discount”, which reflects the significant collection risk incurred by the Company for its purchase of future receivables/receipts. During the periods presented, the Company’s MCA contracts generally carried average factor rates ranging from approximately 1.30x to 1.40x of the funded amount, depending on merchant credit profile, industry, term length, renewal history, and prevailing market conditions. The average contractual duration of the Company’s MCA arrangements was generally between 6 and 12 months, although actual repayment periods may vary based on merchant receivable performance and remittance frequency. Trends in factor rates and contract durations are influenced by competitive market conditions, underwriting standards, merchant risk characteristics, and broader economic conditions affecting small and medium-sized businesses. These purchases of future receivables arrangements do not constitute a revenue contract under ASC 606, Revenue from Contracts with Customers. Accordingly, the Company accounts for them in accordance with ASC 310, Receivables.

The Company recognizes revenue on remittances collected by applying the contractual discount to allocate the remittance against the initial principal held as a receivable and revenue. All upfront income from fees, such as origination and processing fees are booked as income on a straight-line method over the initial period of the contract. The same applies to all direct costs incurred upon the execution of the contract, which primarily consists of commissions paid to the Company’s internal sales team or external partners for sourcing the contract.

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Deferred commissions are commissions for deals (both Direct Funding deals and Syndicated Funding deals) that are paid upfront at the time of concluding a deal and are therefore held on the balance sheet under advance receivables and subsequently booked to the statement of operations over the life of the deal. Similarly deferred origination fees is income that the Company receives upfront at the time of concluding a deal and is therefore held on the balance sheet under advance receivables and subsequently booked to the statement of operations over the life of the deal. Origination fee income is applicable to Direct Funding deals where the Company is the lead funder only.

Deferred Commissions Expense and Origination Income	For the years ended December 31,
	2025	2024	Change	% Change
Deferred Commission Expense	$245,483	$842,924	(597,441)	-70.88%
Deferred Origination Fee Income	$44,775	$192,033	(147,258)	-76.68%

Deferred Commissions Expense and Origination Income	March 31,	December 31,
	2026	2025	Change	% Change
Deferred Commission Expense	$210,671	$245,483	(34,812)	-14.18%
Deferred Origination Fee Income	$17,430	$44,775	(27,345)	-61.07%

Disaggregated Revenue

In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations. The following table provides the revenue recognized from each offering:

	Years Ended December 31,
	2025	2024
MCAs income	$8,296,913	$9,550,563
Origination fees	231,693	451,974
Administration fees	170,768	123,541
Ancillary fees	53,194	99,899
Brokerage commissions	2,778,304	2,483,084
Management fee	119,561	44,874
Rental income	4,617,231	—
Others	9,759	33,328
Total revenues	$16,277,422	$12,787,262

Income From Rental Property

Income from rental property includes rental, storage, parking and other rental property related income charged to leases. The Company leases a mixed-use residential and commercial property to tenants primarily under non-cancelable operating leases that generally contain provisions for minimum base rents plus reimbursement for certain operating expenses. Total minimum annual lease payments are recognized in rental income on a straight-line basis over the term of the related lease, regardless of when payments are contractually due, when collectability is probable. Rental revenue recognition commences when the tenant takes possession of or controls the physical use of the leased space. Lease termination fees, which are included in rental income, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

Our lease agreements with tenants generally contain provisions that require tenants to reimburse us for certain property expenses. Estimated reimbursements from tenants for these property expenses, which include real estate taxes, insurance, common area maintenance and other recoverable operating expenses, are recognized as revenues in the period that the expenses are incurred. Subsequent to year-end, we perform final reconciliations on a lease-by-lease basis and bill or credit each tenant for any cumulative annual adjustments. As the timing and pattern of revenue recognition is the same and as the lease component would be classified as an operating lease if it were accounted for separately, rents and tenant reimbursements are treated as a combined lease component and presented as a single line item “Income From Rental Property” in the Company’s consolidated statements of operations and comprehensive loss.

The Company record revenues and expenses on a gross basis for lessor costs (which include real estate taxes) when these costs are reimbursed to us by our tenants. Conversely, we record revenues and expenses on a net basis for lessor costs when they are paid by our tenants directly to the taxing authorities on our behalf.

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Advance Receivable, net

The following tables present a roll-forward of Advance receivables, net activity for periods presented, disaggregated between direct and syndicated.

	Direct	Syndicated	Total
Beginning balance, January 1, 2025	$9,306,692	$5,235,826	$14,542,518
Originations	$7,222,173	$12,095,202	$19,317,375
Collections	$(12,327,713)	$(11,486,943)	$(23,814,656)
Charge-offs	$(63,684)	$(969,831)	$(1,033,515)
Provision for credit losses	$(305,978)	$(1,468,286)	$(1,774,264)
Ending Balance, December 31, 2025	$3,831,490	$3,405,968	$7,237,458

Beginning balance, January 1, 2024	$9,709,761	$5,572,180	$15,281,941
Originations	$12,997,355	$18,025,300	$31,022,655
Collections	$(11,775,904)	$(17,357,357)	$(29,133,261)
Charge-offs	$(642,935)	$(444,206)	$(1,087,141)
Provision for credit losses	$(981,585)	$(560,091)	$(1,541,677)
Ending Balance, December 31, 2024	$9,306,692	$5,235,826	$14,542,518

As remittances are collected on MCAs, the Company allocates each collection between a reduction of advance receivables (principal) and discount income recognized in earnings. The table below summarizes this allocation for the periods presented.

	Direct	Syndicated
Advance receivables collections, Year ended December 31, 2024	$13,469,427	$15,171,426
Applied to reduce the advance (principal)	$9,552,785	$10,759,877
Recognized as discount income (revenue)	$3,916,642	$4,411,549

Advance receivables collections, Year ended December 31, 2025	$11,775,904	$17,357,357
Applied to reduce the advance (principal)	$8,351,705	$12,310,182
Recognized as discount income (revenue)	$3,424,199	$5,047,175

Credit Losses on Financial Instruments

For its financial instruments subject to credit risk, consisting of its receivables related to its MCA’s, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (“CECL”) model of Accounting Standards Codification (“ASC”) 326. The Company estimates expected credit losses on its Merchant Cash Advance (“MCA”) receivables in accordance with ASC 326 using a methodology that incorporates historical loss experience and a status-based evaluation of collectability. Management evaluates MCA receivables collectively and applies allowance rates that reflect the Company’s experience with delinquency progression, time in default, and collection outcomes, consistent with a combination of probability-of-default concepts and an aging/status framework. Receivables are stratified based on payment performance and collection status, including performing accounts, accounts in default (up to 180 days), and accounts in default for more than 180 days; accounts in legal/collections status are assessed as higher risk when delinquent. The allowance is measured by applying reserve rates to the receivable balance within each status category (5% for performing receivables, 70% for receivables in default between 30 days to 180 days, and 100% for receivables in default over 180 days; receivables in legal status and in default between 0 and 180 days are reserved at 70%). Management also considers whether qualitative adjustments are necessary for asset-specific risk characteristics, current conditions, and reasonable and supportable forecasts. Changes in the allowance for expected credit losses are recognized in earnings each reporting period.

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The Company will write off any deals that are deemed to be uncollectible as advised by the Company’s third-party collections and legal team or in the event the merchant has filed for bankruptcy. With regards to deals where the Company has syndicated on the deal, the write off is done at the time the syndication partner identifies these deals are no longer collectable.

Movement of Credit Losses for the Year:

	Years Ended December 31,
	2025	2024
Beginning balance	$19,034,977	$16,102,278
Current period provision	1,774,264	4,019,840
Write-offs	(945,280)	(1,087,141)
Recoveries	8,632	—
Ending balance	$19,872,593	$19,034,977

The Company recorded write-offs of $945,280 and $1,087,141 for the years ended December 31, 2025 and 2024, respectively. Write-offs during 2024 were primarily driven by the closure or wind-down of certain syndication funds in which the Company participated, resulting in the accelerated resolution of aged nonperforming receivables. Write-offs during 2025 remained elevated, although lower than the prior year, reflecting continued active portfolio management, collection efforts, and the resolution of delinquent and nonperforming accounts. The Company also recognized recoveries of $8,632 during the year ended December 31, 2025.

The Company will write off any deals that are deemed to be uncollectible as advised by the Company’s third-party collections and legal team or in the event the merchant has filed for bankruptcy. With respect to deals where the Company has syndicated on the advance, the write-off is recorded at the time the syndication partner identifies the receivable as no longer collectible.

As of December 31, 2025 and December 31, 2024, the Company’s allowance for credit losses represented approximately 73% and 57%, respectively, of advance receivables. The increase in the allowance as a percentage of advance receivables reflects the continued credit risk profile of the Company’s portfolio, the reduction in outstanding receivables during the period, and management’s assessment of lifetime expected credit losses under CECL. The Company believes the allowance for credit losses represents a significant percentage of advance receivables primarily due to: (i) the risk profile of the Company’s portfolio, which consists predominantly of unsecured advances to small businesses whose cash flows can be volatile; (ii) the Company’s historical loss experience and observed performance trends, including delinquency and default patterns; and (iii) management’s estimate of lifetime expected credit losses, which incorporates forward-looking information and qualitative adjustments.

The Company estimates expected credit losses on advance receivables using pools of receivables with similar risk characteristics. The portfolio is primarily evaluated based on (i) funding type, including direct and syndicated advances, (ii) payment status, including performing and nonperforming accounts, and (iii) other account-level characteristics such as expected repayment period and collection status. Management also considers historical loss experience, delinquency migration, and the status of collection efforts when estimating the required allowance.

Changes in the allowance for credit losses during the periods presented were primarily driven by: (i) changes in portfolio mix and origination volume, including the mix of direct and syndicated advances; (ii) changes in payment performance and delinquency status; (iii) net charge-offs and recoveries; and (iv) updates to qualitative adjustments reflecting current conditions and reasonable and supportable forecasts affecting merchant cash flows.

The Company incorporates reasonable and supportable forecasts over a twelve-month horizon, which generally exceeds the expected repayment period of its merchant cash advances and related advance receivables. Accordingly, a separate reversion methodology is generally not applicable. To the extent certain receivables are expected to extend beyond the forecast horizon, including certain modified or nonperforming receivables, the Company immediately reverts to the applicable pool’s historical loss experience for the remaining expected life.

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Fair Value of Financial Instruments

ASC 825, Disclosures About Fair Value of Financial Instruments, requires the disclosure of fair value information about financial instruments. ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2025 and 2024.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has access to at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (market-corroborated inputs).

Level 3 - Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

As of December 31, 2025 and 2024, the fair values of cash, restricted cash, advance receivables, prepaid expense, accounts payable and accrued liabilities, deferred consideration, syndicate payable, and due to and from related parties approximated their carrying values because of the short-term nature of these assets or liabilities. The fair value of the warrant liability was based on Level 3 inputs as well as the Company’s underlying stock price and associated volatility, expected term of the warrants and market interest rates. There were no transfers between fair value hierarchy levels during the years ended December 31, 2025 and 2024.

The tables below present information about the Company’s financial instruments that are measured and carried at fair value on a recurring basis:

	As of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Other assets - Note 12	$1,159	$—	$1,159	$—
Liabilities:
Debt facility warrants - Note 10	6,709,609	—	—	6,709,609
Dolomite warrants - Note 10	1,520,000	—	—	1,520,000
Total liabilities at fair value	$8,230,768	$—	$1,159	$8,229,609

 The changes in fair value are presented below:

	Other assets	Debt Facility Warrants	Dolomite Warrants
Beginning balance, December 31, 2024	$—	$—	$—
Additions	156,000	8,008,243	1,520,000
Changes in fair value	(154,841)	—	—
Reclassifications	—	(1,298,634)	—
Ending balance, December 31, 2025	$1,159	$6,709,609	$1,520,000

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Accounting for Leases

Leases as a Lessee

The Company applies the accounting guidance ASC 842, Leases. The Company determines if an arrangement contains a lease at inception based on whether there is an identified property, plant or equipment and whether the Company controls the use of the identified asset throughout the period of use. Operating leases are included in the accompanying consolidated balance sheets. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in current and non-current liabilities. Operating lease ROU assets and lease liabilities are recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.

The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company elected the practical expedient which allows the Company to not allocate consideration between lease and non-lease components. Variable lease payments are recognized in the period in which the obligation for those payments is incurred. In addition, the Company elected the practical expedient such that it does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes. Operating lease expense is recognized on a straight-line basis over the lease term.

Leases as Lessor

We evaluate new leases originated or leases assumed as part of an acquisition transaction under ASC Topic 842, Leases, to determine lease classification. Generally, all of our leases have been classified as operating leases. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, there is a purchase option that the tenant is reasonably certain to exercise, the lease term, including extension options that the tenant is reasonably certain to exercise, is for more than a major part of the remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor, if applicable. As of and for the year ended December 31, 2025, we did not have any leases that were classified as sales-type or financing leases under sale-leaseback rules.

Rent receivables of $434,808 as of December 31, 2025 and $0 as of December 31, 2024 are presented within Other Current Assets in the consolidated balance sheets.

Syndicate Payable

A portion of the Company’s Direct Funding portfolio are funded by partners who participate alongside the Company in the deal and therefore economically benefit directly from the performance of the deal but also bare the risk with regards to nonperformance. The portion of an individual deal funded by partners will vary based on the size of the deal or the partners participation threshold. All partners sign participation contracts with the Company which details the relationship between the partner and the Company as well as any relevant collection fees the Company will receive under the relationship.

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All deals and the syndicates participation are tracked separately in the Company’s customer relationship management (“CRM”) which operates on a wallet basis. The syndicate partner has access to the CRM and therefore has the ability to track the performance of every deal as well as monitor any payments received.

Redeemable Nonparticipating Noncontrolling Interests and Nonparticipating Noncontrolling Interests

ASC Topic 480, Distinguishing Liabilities from Equity, requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.

On July 11, 2025, the Company acquired a controlling interest in Block 40, LLC. The interests held by third-party holders of Block 40’s Class B Preferred Units are reflected as noncontrolling interests. Classification of these interests depends on the presence of redemption features that are not solely within the Company’s control. Class B Preferred Units that are redeemable for cash upon USCIS denial of the Class B Member’s Form I-526 petition are presented outside of permanent equity as redeemable noncontrolling interests, under mezzanine equity, in accordance with ASC 480-10-S99-3A. Class B Preferred Units that do not contain redemption features that are outside the issuer’s control are classified within permanent equity as noncontrolling interests in accordance with ASC 810-10.

For interests classified as redeemable, the Company evaluates each reporting period whether the instruments are currently redeemable or whether redemption has become probable. If the instruments are currently redeemable, or become probable of redemption, the carrying amount is adjusted to the redemption amount as of the reporting date, with the corresponding offset recorded within accumulated deficit. As of December 31, 2025, management concluded that the relevant redemption conditions had not been met and that redemption was not probable.

Per ASC 810-10, noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified as a component of stockholders’ equity on the consolidated balance sheets. As discussed further in Note 16, Redeemable Noncontrolling Interest and Noncontrolling Interest, the underlying Class B Preferred Units are not participating and do not share in the earnings or loss of the Company.

Warrants

The Company accounts for stock warrants granted either as a liability or equity in accordance with ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations and comprehensive loss as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or another applicable U.S. GAAP standard. Equity-classified warrants are accounted for at fair value on the grant date with no changes in fair value recognized after the issuance date.

The Company has issued various warrants to purchase shares of its common stock in connection with its financing activities. The Company has warrants classified as equity and liability and recorded the warrants at fair value as of the date of issuance on the Company’s consolidated balance sheets. There are no subsequent remeasurement for equity classified warrants while the Company perform subsequent measurement for liability-classified warrants. The issuance date fair value of the outstanding warrants was estimated using the Black-Scholes Model or potentially more complex valuation models depending on the nature of the contractual terms. The Black-Scholes Model required inputs such as the expected term of the warrants, expected volatility and risk-free interest rate. These inputs were subjective and required significant analysis and judgment. For the estimate of the expected term, the Company used the simplified method. The estimate of expected volatility assumption is based on the volatility observed on the Company’s shares. The risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues corresponding to the expected term of the warrants.

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Loan Commitment Asset

The Loan Commitment Asset represents fees incurred to secure debt financing, which, for the Company, primarily consists of a contingent obligation to issue future warrants under the Loan Agreement (see Note 9). These fees are initially capitalized as assets while the debt facility remains undrawn. Upon drawing funds, a proportionate amount of the loan commitment asset is reclassified as a debt discount and amortized over the term of the loan. If borrowings are outstanding, these costs are presented as a reduction of the debt’s carrying value. During the years ended December 31, 2025, and 2024, the Company reclassified $1.3 million and $0, respectively, from the loan commitment asset to debt discount.

Acquisitions

ASC 805, Business Combinations, provides a model for determining whether the acquisition should be classified as either an asset acquisition or a business combination. In order to be a business, the integrated set of activities of the acquired entity needs to have an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired entity must also pass the “Screen Test” which involves determining whether the acquisition represents an in-substance asset acquisition based on whether the fair value of the gross assets acquired is “substantially all” concentrated in a single asset or group of similar assets.

We use the acquisition method of accounting for business combination transactions, and, accordingly, recognize the fair values of assets acquired and liabilities assumed in our consolidated financial statements. Transaction costs related to the acquisition of the acquired company are expensed as incurred. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Acquisitions for which substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or a group of similar identifiable assets are accounted for as an asset acquisition. For asset acquisitions, we allocate the purchase price of these properties on a relative fair value basis and capitalize direct acquisition related costs as part of the purchase price.

Fixed Assets, Net

Fixed assets are stated at historical cost less accumulated depreciation and amortization. The historical cost of acquiring a fixed asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. Maintenance and repairs are charged to expense as incurred.

When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets. Land is carried at cost and not depreciated. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year-end and adjusted prospectively if appropriate. Assets are tested for impairment whenever there is an indication that the carrying amount may not be recoverable.

The estimated useful lives of depreciable assets are as follows:

Building	24.5 years
Site improvements	12 years
Computers and equipment	3-5 years
Office furniture and fixtures	5-7 years
Vehicles	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

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Intangible Assets

Identifiable intangible assets include trade names, developed technology, customer relationships, and in-place leases resulting from acquisitions. Acquired intangible assets are recorded at fair value on the date of acquisition and amortized over their estimated economic lives on a straight-line basis. Acquired intangible assets are presented net of accumulated amortization on the consolidated balance sheets. We review the carrying amounts of intangible assets for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. We measure the recoverability of the asset group by comparing its carrying amount to the future undiscounted cash flows we expect the asset group to generate. If we consider the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. In addition, we periodically evaluate the estimated remaining useful lives of long-lived intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization.

The Company amortizes intangible assets subject to amortization on the basis of their expected periods of benefit, generally 4 to 10 years. The Company does not have indefinite-lived intangible assets other than goodwill.

Useful life of the intangible assets are as follows:

Useful life (In years)
Trade Name	10
Developed Technology	4
Customer relationships	4
In-place leases	1 year for residential leases 6 years for commercial leases

Goodwill

We recognize the excess of the purchase price over the fair value of identifiable net assets acquired at the acquisition date as goodwill. In accordance with ASC 350, Intangibles - Goodwill and Other, Goodwill is not amortized but is reviewed for impairment annually and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. If the fair value of the reporting unit is greater than the reporting unit’s carrying value, then the carrying value of the reporting unit is deemed to be recoverable. If the carrying value of the reporting unit is greater than the reporting unit’s fair value, goodwill is impaired and written down to the reporting unit’s fair value.

Deferred Consideration

The Company elected to account for the deferred consideration under ASC 825, Financial Instruments (“ASC 825”). Accordingly, deferred consideration was recognized at their fair value at the closing of the transaction and are subsequently remeasured each reporting period with changes in fair value recorded in other income (expense) in the consolidated statements of operations and comprehensive loss until settlement. The fair value of the deferred consideration was determined by discounting future payments using the Company’s cost of borrowing.

Subsequent to March 31, 2026, the Company completed the following transactions:

On June 30, 2026, the Company closed a private placement offering with non-affiliate accredited investors pursuant to which it issued 675,047 shares of common stock at a price of $3.00 per share for aggregate gross proceeds of approximately $2.025 million. The net proceeds are being used for working capital, general corporate purposes, potential acquisitions, and refinancing of existing indebtedness.

Additionally, after March 31, 2026, two EB-5 investors exchanged their Class B preferred membership interests in Block 40, LLC for an aggregate of 1,372,811 shares of the Company’s common stock. These exchanges were completed pursuant to the EB-5 exchange program previously disclosed.

As a result of the private placement and the two additional EB-5 exchanges, the Company had 211,149,963 shares of common stock issued and outstanding as of June 30, 2026.

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MANAGEMENT AND BOARD OF DIRECTORS

The following table lists, as of the date of this prospectus, the names, ages and positions of the individuals who serve as executive officers and directors of Stewards:

Name	Age	Principal Positions with Us	Date Commenced Serving as Director
Vincent Napolitano	53	Chairman Emeritus	n/a
Shaun Quin	43	Chief Executive Officer, Secretary and Director	September 15, 2019
Glen Steward	54	Chairman of the Board and Director	January 18, 2024
Katy Murless	41	Chief Financial Officer and Treasurer	n/a
Vaughan Korte	42	Chief Operating Officer	n/a
Scott McGowan	47	Chief Marketing Officer	n/a
Zachary Graeve	44	Director	September 16, 2025
Wael Barsoum	56	Director	September 29, 2025
John Bode	51	Director	December 18, 2025

Set forth below is a brief description of the background and business experience of our directors and executive officers.

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Leadership Transition

Effective June 11, 2026, Vincent Napolitano transitioned from his roles as Chief Executive Officer and Chairman to the honorary position of Chairman Emeritus pursuant to a Transition and Separation Agreement dated June 11, 2026. In connection with this transition, Mr. Napolitano no longer serves in an operational or executive capacity. Shaun Quin, who previously served as President, assumed the role of Chief Executive Officer. Glen Steward, who previously served as Chief Strategy Officer, transitioned to a non-employee role and was appointed Chairman of the Board.

Vincent Napolitano

Vincent Napolitano is a founder of the Company and previously served as its Chief Executive Officer and Chairman. Effective June 11, 2026, Mr. Napolitano transitioned to the honorary title of Chairman Emeritus. In this capacity, he no longer has any operational, executive, or management responsibilities. Mr. Napolitano entered into a Transition and Separation Agreement with the Company dated June 11, 2026, pursuant to which he will receive transition compensation over a period of approximately two years. He also entered into a new unpaid consulting agreement to provide limited, non-operational assistance with investor relations and certain capital markets matters, as approved by the Board. Mr. Napolitano continues to beneficially own a significant number of shares of the Company’s common stock.

Shaun Quin

Shaun Quin is a Founder, has served as a director of the Company since September 2019 and as President since that time. Effective June 11, 2026, Mr. Quin was appointed Chief Executive Officer.

He has worked for the company for the past 5 years in such capacities. He oversees the company’s mission to provide innovative and efficient private credit solutions to small and medium-sized businesses. With over 20 years of global experience as a partner, investor, and director, Shaun has played a key role in shaping the Company’s strategic growth. His expertise in fostering collaboration, building high-performance teams, and developing financial solutions has helped position the company as a leader in private credit.

Aside from that provided above, Shaun does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Shaun is qualified to serve on our Board of Directors because of his experience and expertise in corporate finance and business development.

Glen Steward

Glen Steward is a Founder, and has served as a director of Stewards, Inc. since January 2024. Effective June 11, 2026, Mr. Steward was appointed Chairman of the Board. He previously served as the Company’s Chief Strategy Officer and resigned from such position effective December 1, 2025. Since that time, he has served solely as a non-employee member of the Company’s Board of Directors.

He has over 28 years of investment and trading experience. For the past 5 years, Mr. Steward has served as Chief Investment Officer, Director, and Shareholder of Foundation Fund Managers; Chief Investment Officer, Director, and Shareholder of Secure Clear Trade Finance; Director and Developer of Southern Spirit Properties (Sardinia Bay Estate project); and Chairperson of Stewards Investment Capital.

Aside from the positions noted above, Mr. Steward does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Steward is qualified to serve on our Board of Directors because of his experience in corporate finance, investment management, and business development.

Katy Murless

Katy Murless is the Chief Financial Officer of Stewards, Inc., a position she assumed effective September 1, 2025. She joined Stewards Investment Capital on December 1, 2024, where she served as Head of U.S. Operations with responsibility for corporate finance, private credit, tax structuring, and investment analysis. From mid 2019 to late 2024, Ms. Murless took time away from professional employment to focus on her family. Earlier in her career, she worked at Deloitte in audit and later at Abax Investments as an assistant portfolio manager overseeing the equity portion of a multi-asset fund. A Chartered Financial Analyst (CFA) and Chartered Accountant, she has over 15 years of experience in financial leadership and investment management.

Aside from that provided above, Katy does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

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Vaughan Korte

Vaughan Korte is the Chief Operating Officer of Stewards, Inc., a position he assumed on September 1, 2025, after serving as the Company’s Chief Financial Officer since October 2021 and initially in an advisory capacity for two years. Prior to joining the Company, Vaughan spent a decade at Adidas AG, most recently as Senior Director of Finance for the Middle East and North Africa, where he oversaw financial operations across 60 countries and managed budgets exceeding $500 million. With over 15 years of financial leadership experience, Vaughan now focuses on operational execution and scaling Stewards’ business platform, ensuring alignment.

Aside from that provided above, Vaughan does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Scott McGowan

Scott McGowan serves as Chief Marketing Officer of Stewards, Inc., a role he assumed on 1 November 2025 after having served as Director of Investor Relations at IBN (InvestorBrandNetwork) from 2022 to present. Over the past five years, Mr. McGowan has led growth-oriented marketing and communications programs for public-company and private-equity-backed firms, most recently serving as CEO of a strategic investor-relations and communications consultancy, where he advised senior management teams on brand equity, capital-markets positioning and stakeholder outreach. His deep experience in both marketing and investor communications now supports Stewards’ efforts to scale its business platform, enhance its public-company profile and align its marketing strategy with its capital-markets objectives. Aside from the position described above, Mr. McGowan does not hold, and has not held during the past five years, any other directorship in a company with a class of securities registered under Section 12 of the Exchange Act or subject to Section 15(d) of the Exchange Act, nor in any company registered as an investment company under the Investment Company Act of 1940.

Zachary Graeve

Mr. Graeve serves as a Director of Stewards, Inc. He is a corporate executive and governance advisor with more than two decades of experience advising CEOs and boards on disclosure, shareholder engagement, and strategic communications. Over the past five years, Mr. Graeve has led an independent consulting practice specializing in investor relations, capital markets strategy, and governance advisory. In this capacity, he has worked closely with public and private companies to design disclosure frameworks, strengthen board oversight processes, and develop communication strategies to support IPOs, acquisitions, and other transformative corporate events.

In 2025, Mr. Graeve was appointed as an independent director Stewards, Inc., where he contributes to the Company’s governance enhancement and public-company readiness initiatives. He continues to advise executive teams and boards through his practice, providing hands-on guidance in disclosure planning, shareholder engagement, and brand equity positioning.

Aside from the positions noted above, Mr. Graeve does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Graeve is qualified to serve on our Board of Directors because of his extensive experience in corporate governance, investor relations, and strategic communications. He brings a practical understanding of disclosure obligations, stakeholder alignment, and board-level compliance. Mr. Graeve currently serves as Chairperson of our Nominating and Corporate Governance Committee and as a member of both the Audit Committee and Compensation Committee.

Wael Barsoum

Dr. Barsoum is a Director of Stewards, Inc. Dr. Barsoum is a nationally recognized health care executive and former president and CEO of Cleveland Clinic Florida, where he oversaw transformative growth and operational expansion across the region, scaling the enterprise to more than 1,000 physicians and 12,000 caregivers. He presently serves as president and chief transformation officer at Healthcare Outcomes Performance Company (HOPCo), overseeing international and U.S.-based operations, where he has led large-scale partnerships and value-based care strategies across the U.S.

In addition to his executive roles, Dr. Barsoum has served as the Robert and Suzanne Tomsich Chair in Healthcare Innovation and professor of surgery at the Cleveland Clinic Lerner College of Medicine, underscoring his ongoing leadership in advancing healthcare innovation. He is also appointed by the governor of Florida to serve on the Florida State Medical Board, reflecting his leadership in statewide healthcare governance.

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Aside from the positions noted above, Dr. Barsoum does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Barsoum is qualified to serve on our Board of Directors because he has served on numerous boards and advisory committees, contributing expertise in governance, compliance, and organizational transformation. His leadership has spanned strategy, risk oversight, and transformation at some of the country’s most respected healthcare institutions.

Dr. Barsoum is Chairperson of our Compensation Committee, and a member of our Audit Committee and Nomination Committee.

John Bode

Mr. Bode brings extensive executive leadership experience, with a strong background in financial oversight, public company governance, and enterprise transformation. Over the past five years, Mr. Bode has served as Executive Vice President, Chief Financial Officer, and Chief Transformation Officer of Postmedia Network Canada Corp., where he led financial operations, corporate transformation initiatives, and strategic planning for a publicly traded media organization. His responsibilities included oversight of financial reporting, internal controls, capital structure management, and operational performance. Prior to his tenure at Postmedia, Mr. Bode served as Chief Operating Officer of ReaderLink Distribution Services LLC and previously as Chief Financial Officer of Tribune Publishing, where he played a key role in large scale operational restructuring, financial leadership, and enterprise transformation initiatives.

Mr. Bode currently serves on the boards of the following public organizations: SPAR Group, Inc. (NASDAQ: SGRP) and Zevra Therapeutics, Inc. (NASDAQ: ZVRA). Mr. Bode’s depth of experience in public company governance, audit oversight, and strategic execution positions him well to support the Company’s continued growth.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

No family relationships exist between or among the directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers, during the past ten years has:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which the person was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, the person's involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or been associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in this Prospectus, to the Company’s knowledge, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

Committees of the Board

We have strengthened our corporate governance framework by appointing independent directors and establishing formal board committees. As of the date of this prospectus, our Board of Directors has formed the following committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.

These committees were established on November 15, 2025, with charters adopted in accordance with SEC regulations. The charters are available on our website at www.stewards.com. Information on our website is not made a part of this prospectus.

We have appointed independent directors (Zachary Graeve, Wael Barsoum and John Bode). Following the leadership transition effective June 11, 2026, Vincent Napolitano transitioned from Chief Executive Officer and Chairman to Chairman Emeritus, Glen Steward was appointed Chairman of the Board in a non-employee capacity, and Shaun Quin assumed the role of Chief Executive Officer. As a result of these changes, the Board of Directors consists of a majority of independent directors.

Audit Committee

The Audit Committee is chaired by John Bode and includes Zachary Graeve and Wael Barsoum, all of whom are independent directors under SEC Rule 10A-3. Mr. Bode qualifies as an Audit Committee Financial Expert, as defined by Item 407(d)(5) of Regulation S-K, and serves as the Committee’s chair.

The Audit Committee has already been convened and is actively engaged in its oversight responsibilities. This includes review of related party transactions and other matters requiring audit committee attention. The Audit Committee oversees our financial reporting processes, internal controls, independent audits, and compliance with legal and regulatory requirements. Its responsibilities include appointing and overseeing the independent auditor, reviewing financial statements and disclosures, monitoring internal controls and risk management processes, and establishing procedures for handling complaints regarding accounting or auditing matters.

The Audit Committee was recently formed and has commenced holding regular meetings. The Company intends to continue conducting Audit Committee meetings on at least a quarterly basis, together with executive sessions and additional meetings as needed, regardless of whether the Company becomes listed on a national securities exchange. The timing and cadence of such meetings may continue to evolve based on the Company’s operational needs, reporting obligations, growth, and corporate governance priorities over time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is chaired by Zachary Graeve and includes Wael Barsoum and John Bode. The committee is responsible for identifying and recommending qualified director candidates, developing and monitoring corporate governance guidelines, overseeing board and committee evaluations, and managing succession planning for the board and key executives. The Committee’s charter emphasizes diversity, independence, and alignment with shareholder interests, consistent with best practices.

The committee will hold regular meetings, including at least annual meetings, as part of the Company’s ongoing corporate governance practices.
Compensation Committee

The Compensation Committee is chaired by Wael Barsoum and includes Zachary Graeve and John Bode, all of whom are independent director under SEC Rule 10C-1. The committee sets compensation for our CEO and other executive officers, approves equity-based compensation plans (including our 2024 Equity Incentive Plan), and reviews compensation-related disclosures for inclusion in our proxy statements. The committee may engage independent compensation consultants as needed and incorporates clawback policies in accordance with  the Dodd-Frank Act.

Although the Compensation Committee was recently established, it has already been convened and is actively engaged in its oversight responsibilities. The committee will hold regular meetings, including at least semi-annual sessions, as part of the Company’s ongoing corporate governance practices.

In preparation for strengthened governance practices, and prior to the filing of this registration statement, our Board of Directors and majority shareholders, upon recommendation of the Compensation Committee, approved a comprehensive set of governance, compensation, and equity-award actions, including the adoption of a new Director Compensation Plan, the approval of the Company’s updated executive compensation program and multi-year implementation framework, the one-time RSU Recognition Grant and year-end holiday bonus for Company employees, and the leadership and committee structure.

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Shareholder Communications

Shareholders may communicate with the Board by writing to Stewards, Inc., 4300 N University Drive, Lauderhill, FL 33301, Attention: Chief Marketing Officer, or by emailing Investor Relations at ir@stewards.com, c/o Investor Brand Network, 1108 Lavaca Street, Austin, TX 78701.

Shareholders may specify if their communication is directed to a particular board member, and such communications will be forwarded as appropriate. We plan to formalize a shareholder communication policy in the near future to enhance accessibility and responsiveness.

Oversight of Risk Management

Risk management is critical to our business, and our Board of Directors, supported by the newly formed committees, oversees the processes designed to identify, assess, and mitigate risks. Management is responsible for day-to-day risk management, while the Board ensures these processes are adequate and functioning as designed. The Audit Committee will focus on financial and compliance risks, the Nominating and Corporate Governance Committee will oversee governance-related risks, and the Compensation Committee will evaluate risks related to executive compensation. The Board assesses major risks, including economic, financial, legal, regulatory, and competitive risks, to promote our shareholders’ interests and the long-term health of the company. Regular board meetings include agenda items on risk oversight, covering corporate governance, regulatory obligations, operations, significant transactions, insurance, and litigation. The addition of independent directors with expertise in investor relations, compliance, and strategic transformation enhances our risk oversight capabilities.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Named Executive Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during fiscal years ended 2024 and 2025 awarded to, earned by or paid to our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Napolitano (2)	2025	205,432	—	1,000,000	(1)	—	—	—	708,000	1,913,432
Former Chief Executive Officer, Secretary and Director	2024	233,610	—			—	—	—	706,881	940,491

Shaun Quin	2025	122,030	—	1,000,000	(1)	—	—	—	440,400	1,562,430
CEO and Director (formerly President)	2024	138,507	—	—		—	—	—	395,659	534,166

Glen Steward (2)	2025	25,783	—	1,000,000	(1)	—	—	—	—	1,025,783
Director and former Chief Strategic Officer	2024	21,841	—	—		—	—	—	—	21,841

Vaughan Korte	2025	258,016	—	1,000,000	(1)	—	—	—	39,300	1,297,316
Chief Operating Officer and Treasurer	2024	26,250	—	—		—	—	—	184,513	210,763

Katy Murless	2025	58,631	—	1,000,000	(1)	—	—	—	—	1,058,631
Chief Financial Officer	2024	—	—	—		—	—	—	—	—

Scott McGowan	2025	34,873	—	1,000,000	(1)	—	—	—	—	1,034,873
Chief Marketing Officer	2024	—	—	—		—	—	—	—	—

 (1) Represents the grant-date fair value of RSUs computed in accordance with ASC 718. See the narrative below for details on the grants and vesting conditions. No compensation expense was recognized in 2025 as vesting conditions were not deemed probable as of December 31, 2025.

(2) Effective June 11, 2026, Vincent Napolitano transitioned from his role as Chief Executive Officer to the honorary position of Chairman Emeritus pursuant to a Transition and Separation Agreement dated June 11, 2026. As a result, Mr. Napolitano is no longer an executive officer of the Company. Effective December 1, 2025, Glen Steward resigned from his position as Chief Strategy Officer and transitioned to a non-employee role as Chairman of the Board.

“Other compensation” consists of amounts paid under management and consulting agreements, vehicle allowances, fuel reimbursements, medical expense reimbursements, and other benefits such as 401(k) matching contributions. Compensation under the management agreement includes payments made to FAVO Holdings LLC, an entity owned 65 percent by Vincent Napolitano and 35 percent by Shaun Quin. Compensation under the consulting agreement includes payments made to Korte LLC, an entity owned 50 percent by Vaughan Korte. For additional details on related-party transactions affecting compensation, see “Certain Relationships and Related Transactions.”

During the year ended 2024, the Company incurred costs of $83,482, payable to Korte LLC for CFO consulting services. Effective June 1, 2024, Mr. Korte transitioned from a consulting arrangement to serving as a full-time officer of the Company under an employment agreement, with further amendments in 2025 reflecting his role change to Chief Operating Officer and increased compensation.

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Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Note Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (#) (1)
Vincent Napolitano	—	—	—	—	—	—	—	250,000	1,275,000
Shaun Quin	—	—	—	—	—	—	—	250,000	1,275,000
Vaughan Korte	—	—	—	—	—	—	—	250,000	1,275,000
Katy Murless	—	—	—	—	—	—	—	250,000	1,275,000
Scott McGowan	—	—	—	—	—	—	—	250,000	1,275,000
Glen Steward (former Chief Strategy Officer)	—	—	—	—	—	—	—	250,000	1,275,000

(1) Market value based on the closing price of our common stock on December 31, 2025 of $5.10 per share.

There were no outstanding equity awards held by our executive officers as of December 31, 2024. The Board and shareholders approved a one-time Restricted Stock Unit (“RSU”) recognition grant consisting of 3,000,000 RSUs issued under the Company’s 2024 Equity Incentive Plan, allocated among twelve recipients at 250,000 RSUs each. For employee participants, the RSUs are subject to triple-trigger vesting, originally structured to require, among other conditions, the listing of the Company’s common stock on the Nasdaq Capital Market. However, the Company is no longer actively pursuing a Nasdaq listing at this time, and the Company may revise or waive certain vesting conditions in the future, subject to applicable plan terms and Board approval. For non-employee directors and consultants, only conditions (i) and (ii) apply. The Board also authorized execution of the related RSU award agreements, cap table updates, and required tax, regulatory, and administrative actions.  As of December 31, 2025, these RSUs remain unvested.

Incentive Plan

On August 21, 2024, our Board of Directors approved the adoption of the Stewards, Inc. 2024 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides a framework for granting equity-based awards to eligible employees, officers, directors, and consultants. Its purpose is to provide for the granting of stock-based awards to eligible participants.

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A total of 20,000,000 shares of common stock are reserved and may be issued under the Incentive Plan. The Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, and other securities to our employees, officers, directors, and consultants.

The Incentive Plan became effective upon its approval by the stockholders holding the majority of the voting power on August 21, 2024, and, unless earlier terminated, will continue until August 21, 2034.

Recent Corporate Governance and Compensation Actions

During 2024 and through the third quarter of 2025, our directors were not compensated. Starting in the fourth quarter of 2025, our directors received compensation for their service on the Board, as described in the section below titled “Compensation of Directors.”

In 2025, each non-employee director (Zachary Graeve, Wael Barsoum, and John Bode) and Glen Steward (as a non-employee Board member) received a one-time grant of 250,000 restricted stock units under the Company’s 2024 Equity Incentive Plan. This reflected evolving governance practices as the Company prepared for its transition to an SEC-reporting company.

In advance of strengthened governance practices, and prior to the filing of this registration statement, our Board of Directors and majority shareholders approved a series of governance, compensation, and equity-related actions intended to align the Company’s leadership structure and compensation framework with public-company standards. These actions included the adoption of a new Director Compensation Plan, the approval of the Company’s updated executive compensation program and multi-year implementation framework, the one-time RSU Recognition Grant and year-end holiday bonus for Company employees, and the leadership and committee structure.

Leadership Transition and New Employment Agreements

Effective June 11, 2026, the Company implemented a leadership transition pursuant to which Vincent Napolitano transitioned from Chief Executive Officer and Chairman to Chairman Emeritus. In connection with this transition, the Company entered into a Transition and Separation Agreement with Mr. Napolitano dated June 11, 2026. See “Certain Relationships and Related Party Transactions – Transition and Separation Agreement with Vincent Napolitano” for additional information.

Also effective June 11, 2026 (with compensation terms effective as of June 1, 2026), the Company entered into Amended and Restated Employment Agreements with Shaun Quin, Katy Murless, Vaughan Korte, and Scott McGowan. These agreements updated base salaries, short-term and long-term incentive opportunities, severance provisions, and other terms to align with the Company’s new executive compensation program and public company governance standards.

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Summary of Key Terms of Amended and Restated Employment Agreements (Effective June 1, 2026)

Shaun Quin – Chief Executive Officer

▪  Base Salary: $611,000

▪  Target Annual Bonus: 120% – 150% of Base Salary

▪  Long-Term Incentive Target: Approximately 70% of Total Direct Compensation

▪  Severance (without Cause or for Good Reason): Two (2) times Base Salary + Target Bonus

▪  Restrictive Covenants: Non-competition and non-solicitation for 12 months following termination

▪  Stock Ownership Guideline: 6x Base Salary

Katy Murless – Chief Financial Officer

▪  Base Salary: $394,000

▪  Target Annual Bonus: 75% – 100% of Base Salary

▪  Long-Term Incentive Target: Approximately 60% of Total Direct Compensation

▪  Severance (without Cause or for Good Reason): One (1) times Base Salary + Target Bonus

▪  Restrictive Covenants: Non-competition and non-solicitation for 12 months following termination

▪  Stock Ownership Guideline: 3x Base Salary

Vaughan Korte – Chief Operating Officer

▪  Base Salary: $414,000

▪  Target Annual Bonus: 75% – 100% of Base Salary

▪  Long-Term Incentive Target: Approximately 60% of Total Direct Compensation

▪  Severance (without Cause or for Good Reason): One (1) times Base Salary + Target Bonus

▪  Restrictive Covenants: Non-competition and non-solicitation for 12 months following termination

▪  Stock Ownership Guideline: 3x Base Salary

Scott McGowan – Chief Marketing Officer

▪  Base Salary: $309,000

▪  Target Annual Bonus: 50% – 75% of Base Salary

▪  Long-Term Incentive Target: Approximately 52% of Total Direct Compensation

▪  Severance (without Cause or for Good Reason): One (1) times Base Salary + Target Bonus

▪  Restrictive Covenants: Non-competition and non-solicitation for 12 months following termination

▪  Stock Ownership Guideline: 2x Base Salary

All executive officers are subject to the Company’s Clawback Policy. Equity awards are subject to double-trigger acceleration upon a Change in Control (a qualifying termination of employment without Cause or for Good Reason within twelve (12) months following a Change in Control).

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Compensation of Directors

Our Board of Directors, upon the recommendation of our Compensation Committee, approved the implementation of a Director Compensation Policy and Plan (the “Director Compensation Plan”), effective in the fourth quarter of 2025. The Director Compensation Plan is designed to attract and retain highly qualified independent directors, align their interests with those of our shareholders, and support our strategic objectives in the private credit and real estate sectors. The plan applies to our non-employee independent directors (Zachary Graeve, Wael Barsoum and John Bode).

In addition, effective June 11, 2026, the Company entered into a Chairman of the Board Services Agreement with Glen Steward. Under this agreement, Mr. Steward serves as non-employee Chairman of the Board and receives an annual cash retainer of $592,200, payable quarterly in advance. Mr. Steward is also eligible to receive equity-based compensation on terms consistent with the Company’s non-employee director compensation practices.

The Director Compensation Plan includes the following components:

•  Annual Cash Retainer: Each non-employee director will receive an annual cash retainer of $30,000, payable quarterly in arrears, for service on the Board.

•   Equity Awards: Each non-employee director will receive an annual equity grant of restricted stock units (RSUs) valued at $135,000, issued under our 2024 Equity Incentive Plan. The RSUs will vest over one year, subject to continued service, and are intended to align directors’ interests with long-term shareholder value. The Company has issued equity awards at a valuation of $3.00 per share. For 2025, grant valuation follows the terms of each director’s appointment agreement; beginning in future periods, annual director grants are expected to occur in connection with the Company’s annual meeting of shareholders (e.g., October 1).

•  Committee Service Fees:

o    Audit Committee: The chairperson will receive an additional annual fee of $16,000, and each member will receive $5,000.

o    Nominating and Corporate Governance Committee: The chairperson will receive an additional annual fee of $8,000, and each member will receive $2,500.

Compensation Committee: The chairperson will receive an additional annual fee of $11,000, and each member will receive $3,750.

•  Expense Reimbursement: Non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings, including travel and lodging.

The Compensation Committee, chaired by Wael Barsoum and composed entirely of independent directors (Zachary Graeve and John Bode), will oversee the administration of the Director Compensation Plan. The committee will review the plan annually to ensure it remains competitive, reasonable, and aligned with market standards, taking into account input from independent compensation consultants if needed. Equity awards under the plan are subject to the terms of our 2024 Equity Incentive Plan, which reserves 20,000,000 shares for equity awards, and any material amendments to the plan will be subject to shareholder approval. Mr. Steward’s compensation as Chairman of the Board is governed by his separate Chairman of the Board Services Agreement rather than the standard Director Compensation Plan.

The table below summarizes all compensation of our directors as of December 31, 2025:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Vincent Napolitano	—	—	—	—	—
Shaun Quin	—	—	—	—	—
Glen Steward	2,500.00	—	—	—	2,500.00
Zachary Graeve	10,437.50	189,939.30	—	—	200,376.80
Wael Barsoum	10,875.00	189,939.30	—	—	200,814.30
John Bode	—	105,860.70	—	—	—

Consulting Agreement

Effective June 1, 2023, we entered into a consulting agreement with Favo Holdings, LLC, an entity owned by Vincent Napolitano (65%) and Shaun Quin (35%), an entity affiliated with Vincent Napolitano, to provide management consulting services to our company in exchange for monthly payments of $85,000. The consulting agreement remained in effect until the Company implemented its revised executive leadership structure and entered into a transition agreement with Mr. Napolitano. Effective June 1, 2026, the consulting arrangement was terminated and replaced by the compensation and transition arrangements described elsewhere in this prospectus.

Pension Benefits and Nonqualified Deferred Compensation

The Company offers eligible full-time employees participation in a 401K plan. The plan provides for an annual company contribution. In addition, employees may contribute a portion of their salary to the plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of our voting stock beneficially owned, as of June 30, 2026, by (i) those persons known by us to be owners of more than 5% of our voting stock, (ii) each director, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group:

Name and Address of Beneficial Owner	Common Stock		Series A Preferred Stock		Series B Preferred Stock
	Number of Shares Owned	Percent of Class(1)(2)	Number of Shares Owned	Percent of Class(1)(2)	Number of Shares Owned		Percent of Class(1)(2)
Vincent Napolitano(3)	40,399,524	13.1%	—	—	—		—
Shaun Quin(4)	20,079,913	6.6%	—	—	—		—
Katy Murless	—	—	—	—	—		—
Scott McGowan	—	—	—	—	—		—
Glen Steward(5)	102,807,868	33.7%	71,250,000	100%	10,000,000	(6)	100%
Vaughan Korte	3,219,062	1.1%	—	—	—		—
Zachary Graeve	—	—	—	—	—		—
Wael Barsoum	—	—	—	—	—		—
John Bode	—	—	—	—	—
All Directors and Executive Officers as a Group (9 persons)	180,618,367	54.5%	71,250,000	100%	10,000,000	(6)	100%
5% Holders
Hollywood Circle Holdings LLCI (7)	36,337,333	11.9%	—	—	—		—

* Less than 1%

(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants.
(2)	The percentage of class is calculated based on 211,149,963 shares of common stock outstanding, 71,250,000 shares of Series A Preferred Stock outstanding, and 10,000,000 shares of Series B Preferred Stock outstanding (with each Series B share carrying 50 votes), in each case as of June 30, 2026.
(3)	All shares held in VK Nap Family Trust in which Mr. Napolitano has voting and dispositive control.
(4)	All shares held by S&T Quin Family Limited Partnership, in which Shaun Quin has voting and disposition control.
(5)	Forfront Capital, LLC, Stewards Investment Capital Limited and Stewards International Funds PCC on behalf of the Stewards Private Credit Fund are affiliate shareholders and Glen Steward, our director, Bilal Adam and Nathaniel Tsang Mang Kin have voting and dispositive authority over these shares. Includes 22,642,500 shares of common stock, 71,250,000 shares of Series A Preferred Stock, 8,777,368 shares of common stock available from warrants, and 4,600,000 shares of common stock available from prefunded warrants. Also includes 10,000,000 shares of Series B Preferred Stock that is subject to a voting agreement in favor of the founders of our company (Glen Steward, Vincent Napolitano and Shaun Quin), with our president holding an irrevocable proxy to vote these shares.
(6)	Forfront Capital, LLC is a party to a voting agreement dated August 25, 2025, under which it agreed to vote its Series B Preferred Stock (50 votes per share) at the direction of the Founders, as a group, resulting in approximately 68.2% of the total voting power for director elections.
(7)	Hollywood Circle Holdings LLC. is owned by Charles R Abele, Daniel B McCarthy, Harish Mehta, Estate of Cecil Reddy, Jose Boschetti, Peter Jago and various EB-5 investors. Voting and dispositive control of Hollywood Circle Holdings LLC is exercised by its authorized representatives, Charles R. Abele, Jr. and Peter J. Jago, each of whom is authorized to act on behalf of the entity and bind it in connection with material transactions. The remaining members, including EB-5 investors, hold non-controlling membership interests and do not have voting or dispositive control.

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Certain Relationships and Related Transactions

The following is a summary of transactions since January 1, 2025, to which we have been a party in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our then directors, executive officers or holders of more than 5% of any class of our stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest. See also “Executive Compensation” for additional information regarding compensation of related parties.

From time to time, the Company enters into transactions with its affiliates that are considered to be related-party transactions. As of March 31, 2026 and December 31, 2025, the balances with such affiliates were included in the consolidated balance sheets as due from related parties.

Transactions with Vincent Napolitano and FAVO Holdings LLC

FAVO Holdings LLC is owned by Vincent Napolitano, Chairman Emeritus of the Company, and Shaun Quin, Chief Executive Officer and Director of the Company.  During the years ended December 31, 2025 and 2024, the Company paid certain personal expenses  on behalf of FAVO Holdings LLC and its principals in the amounts of $29,716 and $119,587, respectively, primarily relating to charges incurred on Company credit cards for non-business expenditures. These amounts were recorded as amounts due from related parties and were expected to be reimbursed to the Company. As of March 31, 2026 and December 31, 2025, $3,009 remained outstanding.

The Company previously maintained a management agreement with FAVO Holdings LLC pursuant to which FAVO Holdings LLC provided consulting and management services in exchange for monthly payments of $85,000. Effective June 1, 2026, the management agreement was terminated in connection with the implementation of the Company’s revised executive leadership structure and the execution of a Transition and Separation Agreement with Vincent Napolitano. During the three months ended March 31, 2026 and the years ended December 31, 2025 and 2024, the Company incurred costs of $255,000, $1,020,000 and $1,020,000, respectively, under the management agreement.

During the years ended December 31, 2025 and 2024 the Company paid interest on the notes payable of $210,142 and $210,142, respectively, to FAVO Holdings LLC. The Company issued $4,700,000 of senior secured notes to FAVO Holdings LLC to finance the FAVO Group acquisition in 2023. The outstanding balance on these notes was $1,600,000 as of both March 31, 2026 and December 31, 2025.

Transition and Separation Agreement with Vincent Napolitano

Effective June 11, 2026, the Company entered into a Transition and Separation Agreement with Vincent Napolitano, the Company’s founder and former Chief Executive Officer and Chairman. Pursuant to the agreement, Mr. Napolitano resigned from all officer and director positions and transitioned to the honorary title of Chairman Emeritus. The agreement terminated and superseded Mr. Napolitano’s employment agreement and the consulting agreement between the Company and FAVO Holdings LLC with respect to compensation, duties and separation matters.

Under the agreement, the Company agreed to provide transition compensation consisting of monthly payments of approximately $80,734 through May 31, 2028, reimbursement of health insurance costs of approximately $2,446 per month through May 31, 2028, and a monthly automobile allowance of $2,000. Aggregate transition compensation payable under the agreement is approximately $1.9 million.

The agreement further provides that Mr. Napolitano’s existing equity ownership remains unaffected by the transition and that no clawback, repurchase or forfeiture of such equity shall apply. The agreement also contains mutual releases of claims, confidentiality and non-disparagement provisions, cooperation obligations, a 24-month non-competition covenant and a 24-month non-solicitation covenant.

Stewards Investment Capital Limited

Stewards Investment Capital is owned by Glen Steward, director of the Company. On July 7, 2023, the Company issued 15,000,000 shares of common stock to Stewards Investment Capital Limited in July 2023 to serve on the advisory board for a period of 3 years term as per the advisory board agreement. The Company recorded the issuance of shares as stock subscription receivable, as services are not yet rendered and amortizing the same over the 3 year term. During the three months ended March 31, 2026 and the years ended December 31, 2025 and 2024, the Company amortized $312,501, $1,250,004 and $1,250,004, respectively, from the stock subscription receivable. During the three months ended March 31, 2026 and the years ended December 31, 2025 and 2024, Stewards Investment Capital Limited also received cash compensation of $60,000, $212,329 and $240,000, respectively, for advisory board services.

HC Capital

Two shareholders of the Company, Peter Jago and Charles R Abele, who collectively hold an approximate 8% beneficial ownership interest in the Company through their affiliate, HC Capital, provide various financial and management services to the Company and its subsidiaries. These services include the provision of personal or corporate guarantees for certain of the Company's credit facilities, for which the Company incurs loan guarantee fees. Additionally, these individuals provide ongoing asset management services to the Company.

Following the acquisition of Block 40 in July 2025, the Company entered into a management arrangement with these shareholders for the day-to-day oversight of the Block 40 real estate portfolio. Under the terms of this arrangement, the Company pays a monthly management fee for these services.

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For the year ended December 31, 2025, the Company recognized total expenses of $122,346 in asset management fees related to the Block 40 portfolio. There was no unpaid balance as of December 31, 2025 or March 31, 2026.

VK Nap Family, LLC

On July 17, 2025, the Company entered into a revolving promissory note agreement with VK Nap Family, LLC for $1,500,000, promissory note bears interest at 12% per annum and has a one year term. VK Nap Family LLC is owned by living trusts of Mr. Vincent Napolitano, Chairman Emeritus of the Company and his wife Mrs. Kathleen Napolitano. The note was fully repaid on October 20, 2025.

Stewards International Funds PCC

Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) is owned by Glen Steward, a director of the Company. On September 17, 2025, the Company entered into a Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) (“Lender”) to issue up to $50 million of unsecured, unsubordinated notes (each $100,000 face value), fundable between September 1, 2025 and August 31, 2026 (the “Closing date”). Notes bear fixed interest at 8.0% per annum on amounts funded, with the first interest payment due September 1, 2026 and subsequent quarterly payments beginning October 1, 2026. Maturity date is August 31, 2030, with a Company option to request up to a six-month extension (if approved by the Lender) subject to an additional 1% per month fee on the Actual Principal Amount during the extension. The notes are unsecured and unsubordinated.

In connection with the Loan Agreement, the Company will issue to Stewards, within one month after the Closing date, one warrant to purchase the Company’s common stock (“Debt Facility Warrants”) for every $0.76 of Actual Principal Amount advanced, exercisable at $0.76 per share after the later of the maturity date or a liquidity event, for three years thereafter, with customary anti-dilution protections and a right to fund exercise using the Actual Principal Amount. As of March 31, 2026, the Company had issued warrants to purchase 9,605,263 shares in connection with amounts drawn under the facility.

On October 30, 2025, the Loan Agreement was amended to increase the aggregate principal amount authorized under the unsecured, unsubordinated debt note facility from $50 million to $100 million, with corresponding adjustments to the number of notes and associated warrants to purchase up to 131,578,947 shares of the Company’s common stock at an exercise price of $0.76 per share. On December 19, 2025, the Company further amended the Loan Agreement to expand the permitted uses of proceeds to include acquisitions of companies and assets, in addition to refinancing existing indebtedness and funding general corporate and operational needs. On December 21, 2025, the Company executed Amendment No. 3 to the Loan Agreement, which modified the transfer and registration provisions to require that the notes be issued and maintained in registered form, established a formal note register, and clarified transfer restrictions and replacement obligations to ensure compliance with applicable U.S. federal tax requirements. As of March 31, 2026 and December 31, 2025, the Company had drawn $7.3 million and $3.0 million, respectively, under the facility. Accrued interest was $101,881 and $9,863 as of March 31, 2026 and December 31, 2025, respectively.

On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund), pursuant to which the investor subscribed for 5,750,000 shares of the Company’s Series A Preferred Stock at a purchase price of $0.25 per share, for aggregate gross proceeds of approximately $1.44 million. The issuance of the Series A Preferred Stock was approved by the Board of Directors, and the shares were issued as restricted securities in accordance with applicable federal and state securities laws.

Glen Steward

 In August 2025, Glen Steward, Chairman of the Board and a director of the Company, and a director of Forfront Capital LLC, made a $700,000 investment in Block 40, an entity wholly owned by the Company, as part of the EB-5 investment program associated with that project. The investment was recorded as mezzanine equity in the financial statements of Block 40 as of September 30, 2025. The transaction was conducted on terms consistent with those offered to other EB-5 investors participating in the program.

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DESCRIPTION OF CAPITAL STOCK

This description is intended as a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation (our “Articles”) and amended and restated bylaws, which are filed, or incorporated by reference, as exhibits to the registration statement of which this prospectus forms a part and to the applicable provisions of Nevada law.

Authorized and Outstanding Capital

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value $0.0001 per share, with 81,250,000 shares designated as Series A preferred stock and 10,000,000 shares designated as Series B Preferred Stock.

As of June 30, 2026, there were 211,149,963 shares of Common Stock outstanding, 71,250,000 shares of Series A preferred stock outstanding and 10,000,000 shares of Series B Preferred Stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our Common Stock.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. All outstanding, shares of common stock are fully paid and nonassessable and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of cumulative voting, conversion, or pre-emptive or other subscription rights. There is no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The following is a summary of the material rights and restrictions associated with our Preferred Stock.

We are authorized to issue 100,000,000 shares of preferred stock, $0.0001 par value per share. Pursuant to our Articles, the Board is authorized to authorize and issue preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution without further stockholder authorization. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our Common Stock.

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Series A Preferred Stock

Under the Certificate of Designation, filed on June 5, 2023, holders of Series A Preferred Stock are entitled to a liquidation preference of $0.25 per share, the Stated Value of the preferred stock, over our common stock and Series C Preferred Stock in the event of a dissolution, liquidation or winding up of the company.

After twenty-four months, each share of Series A Preferred Stock may be converted into shares of common stock, the number of which is determined according to the following formula, subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events: Conversion Amount ($0.25) / Conversion Price ($0.25).

In connection with any conversion, each holder of Series A Preferred Stock is subject to a beneficial ownership limitation of 9.99% of our outstanding common stock. By written notice to the Company, however, any holder may increase or decrease the ownership limitation to any other percentage; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

The holders of Series A Preferred Stock vote together with the holders of Common Stock, the Series B Preferred Stock and any other class or series of stock entitled to vote thereon as a single class on an as converted basis.

Each holder shall be entitled to receive an annual dividend of six percent (6%) of the Stated Value times the number of Preferred Shares held by such holder payable on a quarterly basis beginning at the end of the Company’s fiscal quarter following the original issue date. Dividends on the Preferred Shares are payable, at the Company's option, in (a) cash or (b) shares of the Company's Common Stock or a combination thereof.

The Company may, in its sole discretion, elect to redeem all or a portion of the outstanding Preferred Shares at the Redemption Amount. As used herein, the term “Redemption Amount” shall equal the Stated Value. If the Company does not redeem all of the outstanding Preferred Shares, but instead opts for a partial redemption, it must be done in at least $250,000 increments and for every $250,000 redeemed the Company will issue to the Holder a warrant to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.25 share.

On November 29, 2023, the Company elected to increase its authorized shares of Series A preferred shares from 20,000,000 shares to 81,250,000 shares.

On August 25, 2025, pursuant to a Conversion Agreement with Forfront Capital, LLC, the Company converted 10,000,000 shares of Series A Preferred Stock into 10,000,000 shares of Series B Preferred Stock. The converted Series A shares were subsequently cancelled and retired.

On November 14, 2025, the Company signed subscription agreements with Stewards International Funds PCC to purchase 1,280,000 shares of Series A preferred shares for a total investment of $320,000.

On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for 5,750,000 shares of the Company’s Series A Preferred Stock at a purchase price of $0.25 per share, for aggregate gross proceeds of approximately $1.44 million. The issuance of the Series A Preferred Stock was approved by the Board of Directors and the shares were issued as restricted securities in accordance with applicable federal and state securities laws.

As of June 30, 2026, there were 71,250,000 outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

On August 25, 2025, our board and shareholders approved the creation of Series B Preferred Stock. Under the Certificate of Designation, filed on August 25, 2025, each share of Series B Preferred Stock shall have a par value of $0.0001 per share.

Each share of Series B Preferred Stock is entitled to fifty (50) votes on any matter brought before the voting shareholders of our company, while each share of common stock is entitled to one vote. As of the date of this prospectus, there are 10,000,000 shares of Series B Preferred Stock outstanding, all held by Forfront Capital, LLC, an affiliate. The holders of Series B Preferred Stock collectively control the majority of the total voting power of the Company.

145

The voting of the Series B Preferred Stock is governed by a Voting Agreement dated August 25, 2025, under which Forfront Capital, LLC has agreed to vote its shares at the direction of a majority vote of the Company's founders (Vincent Napolitano, Shaun Quin, and Glen Steward). The Company's President holds an irrevocable proxy to vote the Series B shares in accordance with the founders' direction. The irrevocable proxy and Voting Agreement are effective for 15 years (with the ability to extend) and terminate only upon mutual agreement, no outstanding Series B shares, or the dissolution of the Company. This structure effectively gives the founders perpetual voting control unless the proxy is revoked or the shares are converted or sold in a way that terminates the agreement.

To maintain this level of voting control, the founders would need to maintain the Voting Agreement and irrevocable proxy, and the holders of Series B Preferred Stock would need to retain ownership of all outstanding Series B shares, assuming no additional shares are issued or converted.

Conversion of Series B Preferred Stock into common stock is optional after five years from issuance and is not mandatory unless otherwise agreed by the holder. Upon conversion, each share of Series B Preferred Stock converts on a one-for-one basis into common stock, resulting in dilution to existing common stockholders due to the issuance of new common shares, which increases the total number of outstanding common shares and reduces the proportional ownership of existing common stockholders. Additionally, the converted shares will carry only one vote each instead of 50 votes, which reduces the voting power previously associated with the Series B Preferred Stock. There are no mandatory conversion provisions upon transfer, death of a holder, or intra-family transfers; the high-vote rights remain with the shares unless converted at the holder’s option after the five-year period. There are no sunset provisions that automatically terminate or reduce the high-vote rights over time.

The Series B Preferred Stock shall have no value in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and holders are not entitled to receive any dividends. As of June 30, 2026, there were 10,000,000 shares of Series B Preferred Stock outstanding, all held by Forfront Capital, LLC, which received the shares in exchange for the cancellation of 10,000,000 Series A Preferred shares pursuant to the Conversion Agreement dated August 25, 2025.

Series C Preferred Stock

On May 9, 2025, pursuant to Certificate of Designation for the Series C Preferred Stock, Mr. Vincent Napolitano converted 18,750,000 Series C Preferred shares into 18,750,000 shares of common stock at par value $0.0001 of Stewards Inc. On May 9, 2025, all outstanding shares of Series C preferred stock were converted on a one for one basis into common stock and distributed as follows; 1) VK Nap Family LLC, 10,359,375 shares 2) S&T Family Limited Partnership, 5,578,125 shares, and 3) Stewards Investment Capital, 2,812,500 shares.

On August 25, 2025, as a result of there being no outstanding shares of Series C Preferred Stock, we filed a withdrawal of the Certificate of Designation with the Nevada Secretary of State.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Incentive Plan

On August 21, 2024, our Board of Directors approved the adoption of the Stewards, Inc. 2024 Equity Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to foster and promote the Company’s long-term financial success and increase stockholder value by motivating performance through incentive compensation. The Incentive Plan is intended to encourage participants to acquire and maintain ownership interests in the Company and to attract and retain the services of talented individuals upon whose judgment and special efforts the successful conduct of our business is largely dependent.

A total of 20,000,000 shares of common stock are reserved and may be issued under the Incentive Plan. The Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units and other securities to our employees, officers, directors and consultants.

The Incentive Plan became effective upon its approval by the stockholders holding the majority of the voting power on August 21, 2024, and, unless earlier terminated, will continue until August 21, 2034. No securities have yet been issued under the Incentive Plan.

Please refer to Executive and Director Compensation for more information on the Incentive Plan.

146

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Our Bylaws.

Provisions of our amended and restated articles of incorporation, and our amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders.

Our Bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute, may be called by the Company’s President or the Secretary by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. The request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted.

Removal of Directors; Vacancies. Vacancies in the Board of Directors including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders. The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously.

Amendment of Bylaws. The Bylaws may be amended by a majority vote of all the stock issued and outstanding and entitled to vote for the election of directors of the stockholders, provided notice of intention to amend shall have been contained in the notice of the meeting. The Board of Directors by a majority vote of the whole Board at any meeting may amend the Bylaws, including Bylaws adopted by the stockholders, but the stockholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors.

Transfer Agent and Registrar

ClearTrust, LLC, 16540 Pointe Village Dr. Suite 210 Lutz, FL 33558 +1 813-235-4490 www.cleartrustonline.com.

Reverse Stock Split

On August 7, 2025, our board and a majority of our shareholders approved a reverse stock split within the range of 1-for-2 to 1-for-100 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio in connection with the reverse stock split. On November 6, 2025, however, the Company’s board of directors resolved to abandon the reverse stock split. As such, the Company withdrew its application for a reverse stock split with FINRA.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those restricted shares previously issued to the selling stockholders.

On September 9, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (the “Purchasers”) for the purchase and sale of Company’s securities. In an initial closing, the Company issued 8,000,000 of the Common Units, each such Common Unit consisted of one share of the Company’s common stock with a par value $0.0001 per share (“Common Stock”), common warrants (“Warrants”) to purchase one Common Stock, for every one share of common stock purchased and a pre-funded warrant (“Pre-funded Warrant”) to purchase 3/200th share of Common Stock purchased. Pursuant to the Securities Purchase Agreement, the Common Units were sold at a purchase price of $0.25 per share, with five-year Warrants having exercise price of $0.40 per share and the Pre-funded Warrants having exercise price of $0.0001 per share.

The sale of the Units to the Purchasers closed on December 12, 2025. The aggregate gross proceeds to the Company from the December 2024 offering were approximately $2,000,000 before deducting placement agent fees and expenses and other transaction costs of $207,600.

In a second closing, the Company issued 1,750,000 of the Common Units. Pursuant to the Securities Purchase Agreement, the Common Units were sold at a purchase price of $0.25 per share, with five-year Warrants having exercise price of $0.40 per share and the Pre-funded Warrants having exercise price of $0.0001 per share. The sale of the Common Units to the Purchasers closed on July 30, 2025. The aggregate gross proceeds to the Company from the July 2025 offering were approximately $437,500, before deducting placement agent fees and expenses and other transaction costs of $51,350.

The proceeds from the Company’s private placement transactions completed in December 2024 and July 2025, were used for general corporate purposes, servicing interest on debt, and corporate operating expenses.

The Company issued an additional 5% in common stock and 5% in warrants to all participants of the offering for the first and second closing, in lieu of the effectiveness deadline extension to December 31, 2025. As a result, the Company issued 487,500 shares of common stock and warrants to purchase 487,500 shares of common stock to the investors.

We will not receive any proceeds from the sale of shares by the selling stockholders pursuant to this prospectus. We may receive proceeds from the exercise of warrants and pre-funded warrants held by certain selling stockholders if such warrants are exercised for cash. Any such proceeds would be used for general corporate purposes.

In connection with the private placement, we signed a registration rights agreement to include the shares in a resale registration. We are registering the shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these shares and except as stated in the table below, the selling stockholders have not had any material relationship with us within the past three years and based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the ownership of the shares by each of the selling stockholders. The second column lists the number of shares owned by each selling stockholder. The third column lists the shares being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within sixty (60) days are deemed to be outstanding for such person but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

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The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Prior to this	Number of Shares Being	Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Offering	Offered	Shares	Percent (1)
MARGHERITA CACIOPPO TRUST IRRV U/A DTD 03/08/2019(2)	423,000	423,000	—	—
ROBERT & MARY RIVIERE	423,000	423,000	—	—
JORDAN G NAYDENOV	211,500	211,500	—	—
WILLIAM BATZER	211,500	211,500	—	—
JOHN M RANEY	846,000	846,000	—	—
DARREN BRUNGARDT	211,500	211,500	—	—
RICHARD JAFFE	423,000	423,000	—	—
BRIAN ESKIN	211,500	211,500	—	—
JAMES & NIDA GODFREY	211,500	211,500	—	—
THE LOVELY LIVING TRUST DTD 4/1/16(3)	211,500	211,500	—	—
RICHARD & FRANCES BATZER	211,500	211,500	—	—
RICHARD & WILLIAM BATZER	211,500	211,500	—	—
SHB EQUITIES LLC (4)	211,500	211,500	—	—
PULLIAM TRUST (5)	211,500	211,500	—	—
RONALD CHUPP	211,500	211,500	—	—
DANIEL L KOONS & MARGARET KOONS	423,000	423,000	—	—
DANIEL B KOONS & KIMBERLY A WROBEL	211,500	211,500	—	—
JEFFREY A NIEZGODA	423,000	423,000	—	—
GLEN SCHNEIDER	846,000	846,000	—	—
DANIEL L PASSACANTILLI	211,500	211,500	—	—
JAMES C GUMINA	211,500	211,500	—	—
MATTHEW J EAMES	211,500	211,500	—	—
JOHN DARGER	211,500	211,500	—	—
FORFRONT CAPITAL, LLC (6)	8,460,000	8,460,000	—	—
IVAN CAPLAN	846,000	846,000	—	—
HERBERT FAMILY TRUST DTD 07/05/2023(7)	105,750	105,750	—	—
PETER V HOUMERE & SARAH W HOUMERE	211,500	211,500	—	—
BARRY KERN	211,500	211,500	—	—
DANIEL B. KOONS	211,500	211,500	—	—
Barger Excavating, Inc.(8)	211,500	211,500	—	—
DANIEL HIGGINS	211,500	211,500	—	—
Greg John & Evelyn Ellen FRANKLIN	211,500	211,500	—	—
HOWARD & Jonathan HOWELL	423,000	423,000	—	—
JAY ROBERT Ricigliano	105,750	105,750	—	—
JOSEPH & Yulia Moriarty	105,750	105,750	—	—
MATTHEW DIMICCO	634,500	634,500	—	—
STEPHEN CARMEL Living Trust DTD 9/25/20(9)	211,500	211,500	—	—
Stewards Investment Capital Limited (10)	16,269,000	1,269,000	—	—
Total	35,621,250	20,621,250	—	—

(1)	Applicable percentage ownership after this offering is based on 211,149,963 shares of common stock outstanding as of the date of this prospectus. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all shares offered by the selling stockholders will be sold in this offering.
(2)	Antonio Cacioppo is the trustee and has voting and dispositive authority over these shares.
(3)	Douglas V. Lovely is the trustee and has voting and dispositive authority over these shares.
(4)	Henry Bergmann has voting and dispositive authority over these shares.
(5)	Gary P. Pulliam and Darlene A. Pulliam have voting and dispositive authority over these shares.
(6)	Forfront Capital, LLC is an affiliate shareholder. Glen Steward, our director, along with Nathaniel Tsang Mang Kin and Bilal Adam, have voting and dispositive authority over these shares. While these shares are included in the selling shareholder table in accordance with SEC requirements, the inclusion does not reflect an immediate intention to dispose of such shares. Any sales, if undertaken, are expected to occur gradually over time and in a manner consistent with long-term alignment of interests with the Company.
(7)	Hal C. Herbert is the trustee and has voting and dispositive authority over these shares.
(8)	Nicholas Barger has voting and dispositive authority over these shares.
(9)	Stephen Carmel is the trustee and has voting and dispositive authority over these shares.
(10)	Stewards Investment Capital Limited and Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, are affiliate shareholders. Glen Steward, our director, and Bilal Adam have voting and dispositive authority over these shares. As with other affiliates, the shares are reflected in the selling shareholder table for disclosure purposes and any future sales would likely take place over an extended period, underscoring the ongoing commitment of these shareholders to the Company’s long-term growth and performance.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholders and any of their transferees, pledgees, assignees, donees, and successors-in-interest from time to time after the date of this prospectus.

Our common stock is currently quoted on the OTCID Market. We do not currently have an active trading market, and purchasers in this offering are purchasing shares that are very thinly traded.

Because the OTCID Market is not considered a sufficient existing market under Item 501(b)(3) of Regulation S-K for selling stockholders to offer their shares at market prices, the selling stockholders will offer and sell the shares at a fixed price of $3.00 per share while the common stock continues to trade on the OTCID Market. If our common stock is listed or quoted on the OTCQB, or OTCQX (or another national securities exchange or eligible market), the selling stockholders may thereafter sell the shares from time to time at prevailing market prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

A selling stockholder may use any one or more of the following methods when selling the securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

150

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of our common stock.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

EXPERTS

The Company’s financial statements for the years ended December 31, 2025 and 2024, included in this Prospectus have been audited by Turner, Stone and Company, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The Doney Law Firm will provide opinions regarding the validity of the shares of our common stock offered pursuant to this Prospectus. The address of The Doney Law Firm is 3651 Lindell Rd., Ste. D121, Las Vegas, Nevada 89103.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

151

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement of which this prospectus is a part.

152

Block 40, LLC and Subsidiary:

Independent Auditor’s Report of Kaufman, Rossin & Co., PA	F-70
Consolidated Balance Sheet as of December 31, 2023 (Audited)	F-72
Consolidated Statement of Operations for the Year Ended December 31, 2023 (Audited)	F-73
Consolidated Statement of Changes in Members' Equity for the Year Ended December 31, 2023 (Audited)	F-74
Consolidated Statement of Cash Flows for the Year Ended December 31, 2023 (Audited)	F-75
Notes to Audited Consolidated Financial Statements (2023)	F-76

Independent Auditor’s Report of Kaufman, Rossin & Co., PA	F-88
Consolidated Balance Sheet as of December 31, 2024 (Audited)	F-89
Consolidated Statement of Operations for the Year Ended December 31, 2024 (Audited)	F-90
Consolidated Statement of Changes in Members' Equity for the Year Ended December 31, 2024 (Audited)	F-91
Consolidated Statement of Cash Flows for the Year Ended December 31, 2024 (Audited)	F-92
Notes to Audited Consolidated Financial Statements (2024)	F-93
Block 40 Financial Statements January - June 2025 (unaudited)	F-106

Stewards, Inc. & Block 40, LLC and Subsidiary:

Unaudited Pro Forma Condensed Combined Financial Information	F-108

153

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Stewards, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Stewards, Inc. (the “Company”) as of December 31, 2025, and 2024, and the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has a significant working capital deficiency, an accumulated deficit and negative cash flows from operations and is currently dependent on the stockholders and lenders to fund operating activities. Management’s plans regarding these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-1

•         Block 40 Entities Acquisition (Valuation and Allocation of Purchase Consideration)

The Company completed the acquisition of Block 40 Entities during the year ended December 31, 2025, which was accounted for as an asset acquisition. The transaction involved the issuance of common shares as consideration and the assumption of debt. The allocation of purchase consideration to the acquired assets and liabilities required significant judgment due to the use of Level 3 fair value measurements. The valuation of the acquired asset involved significant unobservable inputs, including comparable property selection, market adjustments, discount rates and other assumptions used in market-based valuation techniques. We identified this matter as a critical audit matter due to the significant estimation uncertainty and audit effort required to evaluate management’s valuation methodology and key assumptions.

Our approach to addressing the matter included the following procedures, among others:

We evaluated the Company’s accounting conclusion and valuation methodology, tested the significant assumptions and inputs used in the valuation and involved valuation specialists to assess the reasonableness of key estimates. We also tested the completeness and accuracy of underlying data and evaluated the allocation of consideration to acquired assets and liabilities as well as related disclosures.

•         Allowance for Credit Losses (Merchant Cash Advance Receivables)

The Company’s allowance for credit losses related to its merchant cash advance (“MCA”) receivables was identified as a critical audit matter due to the significant estimation uncertainty involved in applying the current expected credit loss (“CECL”) model under Financial Accounting Standards Board Accounting Standards Codification Topic 326 Financial Instruments – Credit Losses (“ASC 326”). The allowance is determined using an aging-based methodology that incorporates historical loss experience, delinquency progression, time in default and collection outcomes. MCA receivables are stratified by performance and collection status and reserve rates are applied ranging from 5% for performing receivables, 70% for accounts in default between 30 and 180 days, and 100% for accounts in default greater than 180 days. The estimate also includes qualitative adjustments for current conditions and forward looking information, where applicable. We identified this matter as a critical audit matter due to the judgment required in applying management’s stratification approach, the reliance on historical and forward looking assumptions and the sensitivity of the allowance to changes in delinquency and collection trends.

Our approach to addressing the matter included the following procedures, among others:

We evaluated the Company’s methodology for estimating expected credit losses for consistency with ASC 326. We tested the completeness and accuracy of MCA receivable data used in the allowance calculation and tested the mathematical accuracy of the model. We evaluated the appropriateness of delinquency status classifications and assessed the reasonableness of historical loss rates and qualitative adjustments including comparison of prior period estimates to actual loss experience. We performed independent analysis of receivable aging and collection patterns and evaluated whether the allowance appropriately reflected observed portfolio performance. We reviewed signed MCA agreements. In addition, we obtained direct confirmations for a sample of syndicated MCA receivable balances to test existence. We also assessed the adequacy of related financial statement disclosures.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

We have served as the Company’s auditor since 2024.

Dallas, Texas

March 30, 2026

F-2

STEWARDS, INC. (formerly Favo Capital, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS

CURRENT ASSETS
Cash, cash equivalents	$4,904,043	$2,751,386
Restricted cash	3,273,763	—
Advance receivables, net	7,237,458	14,542,518
Prepaid expense	516,414	—
Loan commitment asset	6,709,609	—
Due from related parties	138,571	41,307
Other current assets	666,689	109,753
Total current assets	23,446,547	17,444,964

Fixed assets, net	150,992,308	143,806
Operating lease right-of-use asset	45,637	352,262
Intangible assets, net	2,507,798	705,000
Goodwill	1,219,134	1,219,134
Other assets	151,160	371

TOTAL ASSETS	$178,362,584	$19,865,537

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,247,315	$1,528,228
Syndicate payable	4,355,802	5,284,505
Due to related parties - current	1,850,000	1,600,000
Deferred consideration - current	213,826	207,721
Operating lease liabilities - current	40,385	146,280
Notes payable, net - current	2,722,445	—
Warrant liability	8,229,609	—
Mortgage loan	73,625,000	—
Other current liabilities	301,282	—
Total current liabilities	97,585,664	8,766,734

Due to related parties	—	1,600,000
Deferred consideration	185,001	351,172
Operating lease liabilities	—	203,369
Notes payable, net	34,620,390	32,229,267
Other non-current liabilities	308,942	—
Total liabilities	132,699,997	43,150,542

Commitments and contingencies (Note 13)

MEZZANINE EQUITY
Redeemable nonparticipating noncontrolling interest	8,461,738	—

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A preferred stock, par value $0.0001 per share; 71,250,000 and 81,250,000 shares authorized; 71,250,000 and 37,020,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	7,125	3,702
Series B preferred stock, par value $0.0001 per share; 10,000,000 shares authorized; 10,000,000 and 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	1,000	—
Series C preferred stock, par value $0.0001 per share; 0 and 18,750,000 shares authorized; 0 and 18,750,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	1,875
Common stock, par value $0.0001 per share; 500,000,000 shares authorized; 207,102,106 and 97,479,734 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	20,711	9,748
Paid-in capital	67,395,672	14,315,979
Stock subscription receivable	(520,823)	(1,770,827)
Accumulated deficit	(58,200,729)	(35,848,153)
Accumulated other comprehensive income	2,671	2,671
Nonparticipating noncontrolling interest	28,495,222	—
Total stockholders’ equity (deficit)	37,200,849	(23,285,005)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$178,362,584	$19,865,537

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STEWARDS, INC. (formerly Favo Capital, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended December 31,
	2025	2024
Revenues
Income, financing and brokerage	$11,660,191	$12,787,262
Income from rental property	4,617,231	—
Total revenues	16,277,422	12,787,262

Cost of revenue
Financing and brokerage	2,775,666	2,358,114
Rental property	2,100,024	—
Total cost of revenue	4,875,690	2,358,114

Gross profit	11,401,732	10,429,148

Operating expenses
General and administrative expenses	11,883,945	7,548,445
Provision for credit losses	1,774,264	4,019,840
Depreciation and amortization	6,090,109	266,364
Professional fees	3,060,755	2,517,381
Total operating expenses	22,809,073	14,352,030

Loss from operations	(11,407,341)	(3,922,882)

Other income (expense)
Interest expense	(8,452,451)	(4,643,396)
Loss on write down of investment	—	(1,917)
Financing charges	(647,997)	—
Other losses	(208,155)	(34,530)
Total other income (expense)	(9,308,603)	(4,679,843)

Net loss before income taxes	(20,715,944)	(8,602,725)

Income tax provision	(40,522)	(56,055)
Net loss	$(20,756,466)	$(8,658,780)

Amounts attributable to Stewards, Inc.
Net loss	$(20,756,466)	$(8,658,780)
Deemed dividend from conversion of preferred stock	(700,000)	—
Dividend on preferred stock	(1,651,003)	(462,596)

Net loss applicable to common stockholders	$(23,107,469)	$(9,121,376)

Net Loss Per Common Share - basic and diluted	$(0.16)	$(0.10)

Weighted-Average Common Shares Outstanding - basic and diluted	145,573,137	92,638,720

Comprehensive Loss
Net loss	$(20,756,466)	$(8,658,780)
Unrealized gain (loss) on foreign currency translation	—	2,671

Total comprehensive loss	$(20,756,466)	$(8,656,109)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STEWARDS, INC. (formerly Favo Capital, Inc.)

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

For the year ended December 31. 2025
	Mezzanine Equity	Stockholders' Equity (Deficit)
	Redeemable
	Nonparticipating	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock
	Noncontrolling Interest	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Nonparticipating Noncontrolling Interest	Total Stockholders’ Equity (Deficit)

Balances as at December 31, 2024	$—	37,020,000	$3,702	—	$—	18,750,000	$1,875	97,479,734	$9,748	$14,315,979	$(1,770,827)	$(35,848,153)	$2,671	$—	$(23,285,005)
Common stock issued for Simplified Companies acquisition	—	—	—	—	—	—	—	2,000,000	200	(200)	—	—	—	—	—
Conversion of Series C preferred stock to common stock	—	—	—	—	—	(18,750,000)	(1,875)	18,750,000	1,875	—	—	—	—	—	—
Issuance of Series A preferred stock	—	44,230,000	4,423	—	—	—	—	—	—	11,053,077	—	—	—	—	11,057,500
Issuance of common stock and warrants from private offering, net of issuance costs	—	—	—	—	—	—	—	1,750,000	175	385,975	—	—	—	—	386,150
Issuance of common stock and warrants related to registration rights arrangement	—	—	—	—	—	—	—	487,500	49	380,373	—	—	—	—	380,422
Conversion of Series A to Series B preferred stock	—	(10,000,000)	(1,000)	10,000,000	1,000	—	—	—	—	700,000	—	(700,000)	—	—	—
Amortization of stock subscription receivable	—	—	—	—	—	—	—	—	—	—	1,250,004	—	—	—	1,250,004
Issuance of common stock for Block 40 acquisition and acquired noncontrolling interest	13,239,051	—	—	—	—	—	—	62,673,215	6,267	21,929,358	—	—	—	38,675,838	60,611,463
Issuance of redeemable preferred stock to EB-5 investors	1,100,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock to EB-5 investors in the share exchange program	(805,545)	—	—	—	—	—	—	21,128,838	2,113	16,055,816	—	—	—	(15,252,384)	805,545
Issuance of common stock to employees	—	—	—	—	—	—	—	11,500	1	3,989	—	—	—	—	3,990
Issuance of common stock to settle contract termination cost			—	—	—	—	—	—	—	2,125,000	213	743,537	—	—	743,750
Conversion of notes payable	—	—	—	—	—	—	—	696,319	70	529,134	—	—	—	—	529,204
Reclassification of redeemable noncontrolling interest to noncontrolling interest	(5,071,768)	—	—	—	—	—	—	—	—	—	—	—	—	5,071,768	5,071,768
Issuance of warrants related to the debt facility	—	—	—	—	—	—	—	—	—	1,298,634	—	—	—	—	1,298,634
Series A preferred stock dividend	—	—	—	—	—	—	—	—	—	—	—	(896,110)	—	—	(896,110)
Net loss (income)	—	—	—	—	—	—	—	—	—	—	—	(20,756,466)	—	—	(20,756,466)

Balances as at December 31, 2025	$8,461,738	71,250,000	$7,125	10,000,000	$1,000	—	$—	207,102,106	$20,711	$67,395,672	$(520,823)	$(58,200,729)	$2,671	$28,495,222	$37,200,849

For the year ended December 31. 2024

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit

Balances as at December 31, 2023	28,420,000	$2,842	—	$—	18,750,000	$1,875	87,554,734	$8,755	$9,154,182	$(3,020,831)	$(26,726,777)	$—	$(20,579,954)
Common stock issued for Simplified Companies acquisition	—	—	—	—	—	—	1,000,000	100	249,900	—	—	—	250,000
Fair value of deferred shares on Simplified Companies acquisition	—	—	—	—	—	—	—	—	740,000	—	—	—	740,000
Issuance of common stock, Common Warrants and Pre-funded Warrants in connection with 2024 Securities	—	—	—	—	—	—	8,000,000	800	1,791,600	—	—	—	1,792,400
Common stock issued for services	—	—	—	—	—	—	325,000	33	81,217	—	—	—	81,250
Preferred Stock issuances	8,600,000	860	—	—	—	—	—	—	2,149,140	—	—	—	2,150,000
Common stock issued for promissory note extension	—	—	—	—	—	—	600,000	60	149,940	—	—	—	150,000
Amortization of stock subscription receivable	—	—	—	—	—	—	—	—	—	1,250,004	—	—	1,250,004
Series A Preferred Stock dividend	—	—	—	—	—	—	—	—	—	—	(462,596)	—	(462,596)
Net loss	—	—	—	—	—	—	—	—	—	—	(8,658,780)	2,671	(8,656,109)

Balances as at December 31, 2024	37,020,000	$3,702	—	$—	18,750,000	$1,875	97,479,734	$9,748	$14,315,979	$(1,770,827)	$(35,848,153)	$2,671	$(23,285,005)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STEWARDS, INC. (formerly Favo Capital, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2025	2024
Cash Flows From Operating Activities
Net loss	$(20,756,466)	$(8,658,780)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation	2,682,723	71,364
Amortization of intangible assets	3,407,386	195,000
Loss on sale of investments	—	1,917
Loss on assets retired	14,878	—
Gain on sale of assets	—	(4,230)
Amortization of debt issuance costs	75,000	40,625
Interest expense on deferred consideration	69,934	96,424
Operating lease right-of-use asset amortization	306,625	131,910
Provision for credit losses	1,774,264	4,019,840
Issuance of common stock and warrants related to registration rights payment arrangement	380,422	—
Issuance of common stock for services	747,740	81,250
Issuance of warrants in a sale purchase agreement	1,520,000	—
Amortization of stock subscription receivable	1,250,004	1,250,004
Other losses	—	38,760
Changes in assets and liabilities:
Advance receivables, net	8,568,245	(3,280,417)
Other current assets	540,612	16,846
Accounts payable and accrued liabilities	(1,199,844)	792,881
Syndicate payable	(928,703)	211,814
Due from related parties	(556,936)	(40,548)
Other non-current assets	(150,789)	—
Other non-current liabilities	308,942	(45,400)
Due to a related party	250,000	1,477,563
Operating lease liabilities	(309,264)	(137,380)
Net cash used in operating activities	(2,005,227)	(3,740,557)

Cash Flows From Investing Activities
Purchase of property and equipment	(39,010)	(52,992)
Sale of property and equipment	—	11,596
Cash paid for acquisition of a business	—	(400,000)
Payment of deferred consideration	(230,000)	(230,000)
Cash assumed from the acquisition	682,076	—
Cash advanced under promissory note to Block 40	(5,000,000)	—
Net cash used in investing activities	(4,586,934)	(671,395)

Cash Flows From Financing Activities
Proceeds from notes payable	$7,716,406	$7,175,000
Repayment of notes payable	(850,000)	—
Repayment of promissory notes payable, related party	(1,600,000)	(1,500,000)
Proceeds from the issuance of Series A preferred stock	11,057,500	2,150,000
Repayment of mortgage loan	(5,375,000)	—
Proceeds from the issuance of common stock	386,150	1,792,400
Proceeds from issuance of redeemable preferred stock to EB-5 investors	1,100,000	—
Cash paid for Series A preferred stock dividends	(416,475)	(462,596)
Repayment of notes payable, related party	—	(3,100,000)
Net cash provided by financing activities	12,018,581	6,054,804

Net change in cash, cash equivalents and restricted cash	5,426,420	1,642,851

Effect of Exchange Rate Changes on Cash	—	(38,760)
Cash, Cash Equivalents and Restricted Cash, Beginning	2,751,386	1,147,295

Cash, Cash Equivalents and Restricted Cash, Ending	$8,177,806	$2,751,386

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$7,946,079	$4,407,854
Cash paid for income taxes	$40,522	$56,055

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of real estate property in exchange of common stocks, excluding cash assumed	$59,929,387	$—
Effective settlement of promissory note to Block 40 at acquisition	$5,161,000	$—
Deemed dividend from conversion of Series A to Series B preferred stock	$700,000	$—
Issuance of deferred equity consideration	$200	$—
Conversion of Series C preferred stock to common stock	$1,875	$—
Loan commitment asset from the debt facility	$8,008,243	$—
Amortization of loan commitment asset to debt discount	$1,298,634	$—
Conversion of notes payable	$529,204	$—
Issuance of common stock to redeemable noncontrolling interest from the share exchange program	$805,545	$—
Issuance of common stock to noncontrolling interest from the share exchange program	$15,252,384	$—
Reclassification of liability classified warrants to equity	$1,298,634	$—
Reclassification of Redeemable NCI to NCI	$5,071,768	$—
Common stock issued at acquisition	$—	$250,000
Deferred equity consideration at acquisition	$—	$740,000
Other deferred consideration at acquisition	$—	$462,469
Issuance of common stock for promissory note extension	$—	$150,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STEWARDS, INC. (formerly Favo Capital, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization

Favo Capital, Inc. (“the Company”) was incorporated as Beeston Enterprises Ltd. on July 12, 1999, under the laws of the State of Nevada. The Company changed its name to FAVO Capital, Inc. on September 2, 2020, which was the effective date established by the Financial Industry Regulatory Authority (“FINRA”). On August 7, 2025, the Board of Directors approved a further name change from Favo Capital, Inc. to Stewards, Inc. which FINRA approved on November 13, 2025. In connection with this name change, the Company changed its ticker symbol from “FAVO” to “SWRD”.

The Company’s business has evolved since inception. Previously, the Company was an exploration stage company engaged in the search of mineral deposits that could be developed to a state of a commercially viable producing mine. The Company is now a private credit company focused on providing alternative financing solutions to small and medium-sized businesses (“SMB”) across the United States. The Company’s business model is centered around direct and syndicated Revenue Based Funding solutions that address the capital needs of SMBs underserved by traditional lending institutions. Revenue Based Funding solutions are financing arrangement where the Company provides upfront capital to SMBs in exchange for a fixed percentage of their future gross revenue. Repayments for these solutions fluctuate based on the recipient’s actual revenue performance until a predetermined total repayment amount is reached.

In support of the private credit business, the Company has expanded its operations into real estate in 2025 through the acquisition of Block 40, LLC (“Block 40”), the owner and operator of 1818 Park, a mixed-use residential and commercial property located in Hollywood, Florida. The property includes multifamily, retail, and office components that generate rental income through lease agreements with a diversified tenant base. The addition of Block 40 marks the establishment of the Company’s real estate segment, through which the Company intends to own, operate, and potentially acquire income-producing properties as part of its long-term growth and diversification strategy.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared assuming the continuation of the Company as a going concern. Although the Company has a negative working capital of $74,139,117 as of December 31, 2025, it has a net loss of $20,756,466 and net cash used in operating activities of $2,005,227 for the year ended December 31, 2025 and an accumulated deficit of $58,200,729 as of December 31, 2025. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The Company evaluated conditions and events known or reasonably knowable as of the issuance date and considered only those plans that are probable of being implemented within one year and of mitigating the relevant conditions. The working capital deficit is primarily driven by the classification of the Mortgage Loan as a current liability due to its contractual June 2026 maturity. However, the underlying loan agreement provides for a final one-year extension option to June 2027, which management intends to exercise. Management is currently in compliance with all customary conditions required to exercise this extension and believes that its contractual rights and ongoing lender engagement provide a viable path to meet this obligation. Additionally, the Company has established ongoing sources of revenue through its private credit operations and, beginning in July 2025, through income-producing real estate, such as rental income, of $4,617,231 recognized for the twelve months ended December 31, 2025. However, current revenues are not yet sufficient to cover its operating costs, and the Company remains dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to increase its revenue and raise additional funding until a registration statement relating to an equity funding facility is in effect. On September 17, 2025, the Company entered into a financing arrangement with Stewards International Funds PCC, (on behalf of the Stewards Private Credit Fund) pursuant to which it may raise up to $100 million through unsecured, unsubordinated notes. As of the date of this filing, the Company has issued $7.1 million in aggregate principal amount of such notes, with $92.9 million remaining available for future issuance under the arrangement. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or that operations will generate sufficient cash flows to meet obligations as they come due. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

F-7

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. All intercompany accounts, balances and transactions have been eliminated in the consolidation as at December 31, 2025 and December 31, 2024.

Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“Topic 810”) also requires that the equity of a noncontrolling interest shall be reported on the consolidated balance sheets within total equity of the Company. Certain redeemable noncontrolling interests are reported on the consolidated balance sheets as mezzanine equity. Topic 810 also requires revenues, expenses, gains, losses, net income or loss, and other comprehensive income or loss to be reported in the consolidated financial statements at consolidated amounts, which include amounts attributable to the owners of the parent and the noncontrolling interests. Refer to Note 16, Redeemable Nonparticipating Noncontrolling Interest and Nonparticipating Noncontrolling for additional information.

Use of Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2025 and 2024, and expenses for the years ended December 31, 2025 and 2024, and cumulative from inception. Actual results could differ from those estimates made by management.

Prior-Period Presentation

Certain prior-period amounts in the consolidated balance sheets, consolidated statement of operations and comprehensive loss, and consolidated statement of cash flows have been reclassified to be consistent with the current-period presentation. Specifically, for the year ended December 31, 2024, the Company reclassified $266,364 of depreciation and amortization expenses previously included within general and administrative expenses to a standalone depreciation and amortization line item to match the presentation of the December 31, 2025 financial statements. Additionally, a $4,230 gain on the sale of fixed assets, which was previously presented as a separate financial statement line item, was reclassified into other losses as a reduction to that balance. Within the stockholders’ equity section, a balance of $2,671 was reclassified from "Other Comprehensive Gain" to "Accumulated Other Comprehensive Income" to conform with current-period terminology. These reclassifications had no impact on previously reported total operating expenses, net loss, total stockholders’ equity, total assets, or net cash flows for any period presented.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash balances represent funds held in escrow to comply with the requirements of a certain mortgage loan agreement. These amounts primarily relate to reserves for tenant deposits, property taxes, insurance, and interest, and are not available for general operating purposes until the related obligations are settled.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets as of December 31, 2025 and 2024, to the corresponding amounts presented in the consolidated statements of cash flows.

	December 31, 2025	December 31, 2024
Cash, cash equivalents	$4,904,043	$2,751,386
Restricted cash	3,273,763	—
Total cash, cash equivalents and restricted cash	$8,177,806	$2,751,386

Advance Receivables

Advance receivables are recorded at net realizable value, net of an allowance for expected credit losses.

Prepaid expenses

Prepaid expenses relate to the prepayment made for future services in advance that will be expensed over time as the benefit of the services is received in the future expected. The Company's prepaid expenses primarily consist of amounts paid for insurance policies.

F-8

Credit Losses on Financial Instruments

For its financial instruments subject to credit risk, consisting of its receivables related to its MCA’s, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (“CECL”) model of Accounting Standards Codification (“ASC”) 326. The Company estimates expected credit losses on its Merchant Cash Advance (“MCA”) receivables in accordance with ASC 326 using a methodology that incorporates historical loss experience and a status-based evaluation of collectability. Management evaluates MCA receivables collectively and applies allowance rates that reflect the Company’s experience with delinquency progression, time in default, and collection outcomes, consistent with a combination of probability-of-default concepts and an aging/status framework. Receivables are stratified based on payment performance and collection status, including performing accounts, accounts in default (up to 180 days), and accounts in default for more than 180 days; accounts in legal/collections status are assessed as higher risk when delinquent. The allowance is measured by applying reserve rates to the receivable balance within each status category (5% for performing receivables, 70% for receivables in default between 30 days to 180 days, and 100% for receivables in default over 180 days; receivables in legal status and in default between 0 and 180 days are reserved at 70%). Management also considers whether qualitative adjustments are necessary for asset-specific risk characteristics, current conditions, and reasonable and supportable forecasts. Changes in the allowance for expected credit losses are recognized in earnings each reporting period.

The Company will write off any deals that are deemed to be uncollectible as advised by the Company’s third-party collections and legal team or in the event the merchant has filed for bankruptcy. With regards to deals where the Company has syndicated on the deal, the write off is done at the time the syndication partner identifies these deals are no longer collectable.

Valuation of Operating Lease Receivables

We may be subject to tenant defaults and bankruptcies that could affect the collection of outstanding receivables, arising from the straight-line recognition of rental income, related to our operating leases. In order to mitigate these risks, we perform credit reviews and analyses on prospective tenants before significant leases are executed and on existing tenants before properties are acquired. On a quarterly basis, we perform an assessment of the collectability of operating lease receivables on a tenant-by-tenant basis, which includes reviewing the age and nature of our receivables, the payment history and financial condition of the tenant, our assessment of the tenant’s ability to meet its lease obligations and the status of negotiations of any disputes with the tenant. Any changes in the collectability assessment for an operating lease are recognized as an adjustment, which can be a reduction or increase, to rental income in the consolidated statements of operations. We recognized $0.1 million and $0 as a net reduction adjustment to rental income in the consolidated statements of operations for the years ended December 31, 2025, and 2024, respectively.

Fixed Assets, Net

Fixed assets are stated at historical cost less accumulated depreciation and amortization. The historical cost of acquiring a fixed asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. Maintenance and repairs are charged to expense as incurred.

When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets. Land is carried at cost and not depreciated. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year-end and adjusted prospectively if appropriate. Assets are tested for impairment whenever there is an indication that the carrying amount may not be recoverable.

The estimated useful lives of depreciable assets are as follows:

Building	24.5 years
Site improvements	12 years
Computers and equipment	3-5 years
Office furniture and fixtures	5-7 years
Vehicles	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

F-9

Intangible Assets

Identifiable intangible assets include trade names, developed technology, customer relationships, and in-place leases resulting from acquisitions. Acquired intangible assets are recorded at fair value on the date of acquisition and amortized over their estimated economic lives on a straight-line basis. Acquired intangible assets are presented net of accumulated amortization on the consolidated balance sheets. We review the carrying amounts of intangible assets for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. We measure the recoverability of the asset group by comparing its carrying amount to the future undiscounted cash flows we expect the asset group to generate. If we consider the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. In addition, we periodically evaluate the estimated remaining useful lives of long-lived intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization.

The Company amortizes intangible assets subject to amortization on the basis of their expected periods of benefit, generally 4 to 10 years. The Company does not have indefinite-lived intangible assets other than goodwill.

Useful life of the intangible assets is as follows:

Trade name	10 years
Developed technology	4 years
Customer relationships	4 years
In-place leases	1 year for residential leases, 6 years for commercial leases

Acquisitions

ASC 805, Business Combinations, provides a model for determining whether the acquisition should be classified as either an asset acquisition or a business combination. In order to be a business, the integrated set of activities of the acquired entity needs to have an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired entity must also pass the “Screen Test” which involves determining whether the acquisition represents an in-substance asset acquisition based on whether the fair value of the gross assets acquired is “substantially all” concentrated in a single asset or group of similar assets.

We use the acquisition method of accounting for business combination transactions, and, accordingly, recognize the fair values of assets acquired and liabilities assumed in our consolidated financial statements. Transaction costs related to the acquisition of the acquired company are expensed as incurred. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Acquisitions for which substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or a group of similar identifiable assets are accounted for as an asset acquisition. For asset acquisitions, we allocate the purchase price of these properties on a relative fair value basis and capitalize direct acquisition related costs as part of the purchase price.

Goodwill

We recognize the excess of the purchase price over the fair value of identifiable net assets acquired at the acquisition date as goodwill. In accordance with ASC 350, Intangibles - Goodwill and Other, Goodwill is not amortized but is reviewed for impairment annually and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. If the fair value of the reporting unit is greater than the reporting unit’s carrying value, then the carrying value of the reporting unit is deemed to be recoverable. If the carrying value of the reporting unit is greater than the reporting unit’s fair value, goodwill is impaired and written down to the reporting unit’s fair value.

F-10

Accounting for Leases

Leases as a Lessee

The Company applies the accounting guidance ASC 842, Leases. The Company determines if an arrangement contains a lease at inception based on whether there is an identified property, plant or equipment and whether the Company controls the use of the identified asset throughout the period of use. Operating leases are included in the accompanying consolidated balance sheets. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in current and non-current liabilities. Operating lease ROU assets and lease liabilities are recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.

The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company elected the practical expedient which allows the Company to not allocate consideration between lease and non-lease components. Variable lease payments are recognized in the period in which the obligation for those payments is incurred. In addition, the Company elected the practical expedient such that it does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes. Operating lease expense is recognized on a straight-line basis over the lease term.

Leases as Lessor

We evaluate new leases originated or leases assumed as part of an acquisition transaction under ASC Topic 842, Leases, to determine lease classification. Generally, all of our leases have been classified as operating leases. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, there is a purchase option that the tenant is reasonably certain to exercise, the lease term, including extension options that the tenant is reasonably certain to exercise, is for more than a major part of the remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor, if applicable. As of and for the year ended December 31, 2025, we did not have any leases that were classified as sales-type or financing leases under sale-leaseback rules.

Syndicate Payable

A portion of the Company’s Direct Funding portfolio are funded by partners who participate alongside the Company in the deal and therefore economically benefit directly from the performance of the deal but also bare the risk with regards to nonperformance. The portion of an individual deal funded by the partners will vary based on the size of the deal or the partners participation threshold. All partners sign participation contracts with the Company which details the relationship between the partner and the Company as well as any relevant collection fees the Company will receive under the relationship.

All deals and the syndicates participation are tracked separately in the Company’s customer relationship management (“CRM”) which operates on a wallet basis. The syndicate partner has access to the CRM and therefore has the ability to track the performance of every deal as well as monitor any payments received.

F-11

Redeemable Nonparticipating Noncontrolling Interests and Nonparticipating Noncontrolling Interests

ASC Topic 480, Distinguishing Liabilities from Equity, requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.

On July 11, 2025, the Company acquired a controlling interest in Block 40, LLC. The interests held by third-party holders of Block 40’s Class B Preferred Units are reflected as noncontrolling interests. Classification of these interests depends on the presence of redemption features that are not solely within the Company’s control. Class B Preferred Units that are redeemable for cash upon USCIS denial of the Class B Member’s Form I-526 petition are presented outside of permanent equity as redeemable noncontrolling interests, under mezzanine equity, in accordance with ASC 480-10-S99-3A. Class B Preferred Units that do not contain redemption features that are outside the issuer’s control are classified within permanent equity as noncontrolling interests in accordance with ASC 810-10.

For interests classified as redeemable, the Company evaluates each reporting period whether the instruments are currently redeemable or whether redemption has become probable. If the instruments are currently redeemable, or become probable of redemption, the carrying amount is adjusted to the redemption amount as of the reporting date, with the corresponding offset recorded within accumulated deficit. As of December 31, 2025, management concluded that the relevant redemption conditions had not been met and that redemption was not probable.

Per ASC 810-10, noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified as a component of stockholders’ equity on the consolidated balance sheets. As discussed further in Note 16, Redeemable Noncontrolling Interest and Noncontrolling Interest, the underlying Class B Preferred Units are not participating and do not share in the earnings or loss of the Company.

Stock Subscription Receivable

Stock subscription receivables are recorded when the shares have been issued against future services from the subscriber. Since the shares had already been issued and the expense will be recorded when the services are received from the subscriber, the Company recorded the amount as stock subscriptions receivable in the equity section of the consolidated balance sheets.

Warrants

The Company accounts for stock warrants granted either as a liability or equity in accordance with ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations and comprehensive loss as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or another applicable U.S. GAAP standard. Equity-classified warrants are accounted for at fair value on the grant date with no changes in fair value recognized after the issuance date.

The Company has issued various warrants to purchase shares of its common stock in connection with its financing activities. The Company has warrants classified as equity and liability and recorded the warrants at fair value as of the date of issuance on the Company’s consolidated balance sheets. There are no subsequent remeasurement for equity classified warrants while the Company perform subsequent measurement for liability-classified warrants. The issuance date fair value of the outstanding warrants was estimated using the Black-Scholes Model or potentially more complex valuation models depending on the nature of the contractual terms. The Black-Scholes Model required inputs such as the expected term of the warrants, expected volatility and risk-free interest rate. These inputs were subjective and required significant analysis and judgment. For the estimate of the expected term, the Company used the simplified method. The estimate of expected volatility assumption is based on the volatility observed on the Company’s shares. The risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues corresponding to the expected term of the warrants.

F-12

Loan Commitment Asset

The Loan Commitment Asset represents fees incurred to secure debt financing, which, for the Company, primarily consists of a contingent obligation to issue future warrants under the Loan Agreement (see Note 9). These fees are initially capitalized as assets while the debt facility remains undrawn. Upon drawing funds, a proportionate amount of the loan commitment asset is reclassified as a debt discount and amortized over the term of the loan. If borrowings are outstanding, these costs are presented as a reduction of the debt’s carrying value. During the years ended December 31, 2025, and 2024, the Company reclassified $1.3 million and $0, respectively, from the loan commitment asset to debt discount.

Revenue Recognition

Income, Financing and Brokerage

The Company’s main source of revenue is through agreements for the purchase and sale of future receivables/receipts, commonly referred to as a Merchant Cash Advance. Under the contract, the Company will agree to purchase a specified amount of the customer’s future receipts/receivables (the “Purchased Amount”) at a discount, in return for providing the customer with upfront proceeds (the “Purchase Price”). The customer is then contractually required to pay the cash related to the future receivables/receipts based on an estimated period and agreed-upon percentage of the customer’s future receivables/receipts that the customer collects. The difference between the Purchased Amount that the customer will repay, and the discounted Purchase Price amount that the Company pays for the future receivables/receipts, is considered the “discount”, which reflects the significant collection risk incurred by the Company for its purchase of future receivables/receipts. During the periods presented, the Company’s MCA contracts generally carried average factor rates ranging from approximately 1.30x to 1.40x of the funded amount, depending on merchant credit profile, industry, term length, renewal history, and prevailing market conditions. The average contractual duration of the Company’s MCA arrangements was generally between 6 and 12 months, although actual repayment periods may vary based on merchant receivable performance and remittance frequency. Trends in factor rates and contract durations are influenced by competitive market conditions, underwriting standards, merchant risk characteristics, and broader economic conditions affecting small and medium-sized businesses. These purchases of future receivables arrangements do not constitute a revenue contract under ASC 606, Revenue from Contracts with Customers. Accordingly, the Company accounts for them in accordance with ASC 310, Receivables.

The Company recognizes revenue on remittances collected by applying the contractual discount to allocate the remittance against the initial principal held as a receivable and revenue. All upfront income from fees, such as origination and processing fees are booked as income on a straight-line method over the initial period of the contract. The same applies to all direct costs incurred upon the execution of the contract, which primarily consists of commissions paid to the Company’s internal sales team or external partners for sourcing the contract.

Disaggregated Revenue

In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations. The following table provides the revenue recognized from each offering:

	Years Ended December 31,
	2025	2024
MCAs income	$8,296,913	$9,550,563
Origination fees	231,693	451,974
Administration fees	170,768	123,541
Ancillary fees	53,194	99,899
Brokerage commissions	2,778,304	2,483,084
Management fee	119,561	44,874
Rental income	4,617,231	—
Others	9,759	33,328
Total revenues	$16,277,422	$12,787,262

Income From Rental Property

Income from rental property includes rental, storage, parking and other rental property related income charged to leases. The Company leases a mixed-use residential and commercial property to tenants primarily under non-cancelable operating leases that generally contain provisions for minimum base rents plus reimbursement for certain operating expenses. Total minimum annual lease payments are recognized in rental income on a straight-line basis over the term of the related lease, regardless of when payments are contractually due, when collectability is probable. Rental revenue recognition commences when the tenant takes possession of or controls the physical use of the leased space. Lease termination fees, which are included in rental income, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

F-13

Our lease agreements with tenants generally contain provisions that require tenants to reimburse us for certain property expenses. Estimated reimbursements from tenants for these property expenses, which include real estate taxes, insurance, common area maintenance and other recoverable operating expenses, are recognized as revenues in the period that the expenses are incurred. Subsequent to year-end, we perform final reconciliations on a lease-by-lease basis and bill or credit each tenant for any cumulative annual adjustments. As the timing and pattern of revenue recognition is the same and as the lease component would be classified as an operating lease if it were accounted for separately, rents and tenant reimbursements are treated as a combined lease component and presented as a single line item “Income From Rental Property” in the Company’s consolidated statements of operations and comprehensive loss.

The Company record revenues and expenses on a gross basis for lessor costs (which include real estate taxes) when these costs are reimbursed to us by our tenants. Conversely, we record revenues and expenses on a net basis for lessor costs when they are paid by our tenants directly to the taxing authorities on our behalf.

Lessor Accounting

We evaluate new leases originated or leases assumed as part of an acquisition transaction under ASC Topic 842: Leases to determine lease classification. Generally, all of our leases have historically been classified as operating leases. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, there is a purchase option that the tenant is reasonably certain to exercise, the lease term, including extension options that the tenant is reasonably certain to exercise, is for more than a major part of the remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor, if applicable. As of December 31, 2025 and December 31, 2024, we did not have any leases that were classified as sales-type or financing leases under sale-leaseback rules.

Rent receivables of $434,808 as of December 31, 2025 and $0 as of December 31, 2024 are presented within Other Current Assets in the consolidated balance sheets.

Provision for Income Taxes

The Company accounts for income taxes in accordance with ASC 740 and other authoritative guidance utilizing the asset and liability method. This method requires the recognition of deferred assets or liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets or liabilities are calculated as the difference between the financial statements and the tax bases of assets and liabilities applying enacted tax rates in effect for the period in which the differences are expected to settle. The Company records deferred tax assets or liabilities when management determines it is more likely than not that the tax position will be sustained. A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period or of the character necessary to use the benefit of the deferred tax asset. On the basis of the evaluation, as of December 31, 2024, the Company has recorded a full valuation allowance against the Company’s net deferred tax asset.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The company has not identified any uncertain tax positions.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets.

F-14

Variable Interest Entities

We determine at the inception of each arrangement whether an entity in which we have made an investment or in which we have other variable interests is considered a variable interest entity (“VIE”). We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct activities that most significantly affect the economic performance of the VIE and have the obligation to absorb the majority of their losses or benefits. If we are not the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with U.S. GAAP.

Periodically, we assess whether any changes in our interest or relationship with the entity affect our determination of whether the entity is a VIE and, if so, whether we are the primary beneficiary.

As of December 31, 2025, there are no VIE entities that are required to be consolidated to the Company.

Concentration of Credit Risk

Cash and cash equivalents consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the cash or securities, to the extent of the value recorded in the consolidated balance sheets. The Company maintains its cash accounts in financial institutions with Federal depository insurance coverage (“FDIC”) of $250,000. The Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

ASC 825, Disclosures About Fair Value of Financial Instruments, requires the disclosure of fair value information about financial instruments. ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2025 and 2024.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has access to at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (market-corroborated inputs).

Level 3 - Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

As of December 31, 2025 and 2024, the fair values of cash, restricted cash, advance receivables, prepaid expense, accounts payable and accrued liabilities, deferred consideration, syndicate payable, and due to and from related parties approximated their carrying values because of the short-term nature of these assets or liabilities. The fair value of the warrant liability was based on Level 3 inputs as well as the Company’s underlying stock price and associated volatility, expected term of the warrants and market interest rates. There were no transfers between fair value hierarchy levels during the years ended December 31, 2025 and 2024.

F-15

The tables below present information about the Company’s financial instruments that are measured and carried at fair value on a recurring basis:

	As of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Other assets - Note 12	$1,159	$—	$1,159	$—
Liabilities:
Debt facility warrants - Note 10	6,709,609	—	—	6,709,609
Dolomite warrants - Note 10	1,520,000	—	—	1,520,000
Total liabilities at fair value	$8,230,768	$—	$1,159	$8,229,609

The changes in fair value are presented below:

	Other assets	Debt Facility Warrants	Dolomite Warrants
Beginning balance, December 31, 2024	$—	$—	$—
Additions	156,000	8,008,243	1,520,000
Changes in fair value	(154,841)	—	—
Reclassifications	—	(1,298,634)	—
Ending balance, December 31, 2025	$1,159	$6,709,609	$1,520,000

See Note 10, “Warrant Liabilities” for more information.

Foreign Currency Translation and Transactions

The functional currency of our wholly owned subsidiaries is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for assets and liabilities using current foreign currency exchange rates in effect at the balance sheet date, and for revenues and expense accounts using average foreign currency exchange rates during the period. Capital accounts are translated at historical foreign currency exchange rates. Translation gains and losses are included in stockholders’ equity as a component of accumulated other comprehensive income (loss). Adjustments that arise from foreign currency exchange rate changes on transactions denominated in a currency other than the functional currency are included in other loss on the consolidated statements of operations and comprehensive loss.

Segment Reporting

The Company evaluated segment reporting in accordance with ASC 280, Segment Reporting, and concluded that the Company is comprised of two operating segments. This conclusion is based on the discrete operating results regularly reviewed by the chief operating decision maker (“CODM”), the President of the Company, to assess the performance of the business and to make resource allocations. These two operating segments also represent our two reportable segments: (i) Financing Solutions, and (ii) Real Estate Operations. Substantially all the Company’s revenues are derived from within the United States, no geographical segments are presented. See Note 18, “Segment Information”, for further information.

Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

F-16

Recently Adopted Accounting Pronouncements

Adoption of Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes - Improvements to Income Tax Disclosures. The amendments require enhanced disclosures in connection with an entity’s effective tax rate reconciliation, income taxes paid disaggregated by jurisdiction, and clarification on uncertain tax positions and related statement impacts. The amendments are effective for annual periods beginning after December 15, 2024. The Company adopted the standard for the year ended December 31, 2025, on a prospective basis. Accordingly, the enhanced disclosures are presented for the current year only, and prior periods have not been adjusted.

Recently Issued Accounting Guidance - Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This amendment is expected to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This information is not generally presented in the financial statements today. The amendments in this update do not change or remove current expense disclosure requirements.

This ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this update should be applied either prospectively to financial statements issued for reporting periods after the effective date of this update or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact of the new standard.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 provides the option to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast as part of estimating expected credit losses on these assets. ASU 2025-05 is effective for the Company for fiscal years beginning after December 15, 2025 and interim periods within those fiscal years. The Company does not expect adoption of ASU 2025-05 to have a material impact on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), Targeted Improvements to the Accounting for Internal-Use Software. ASU 2025-06 clarified and modernizes the accounting for costs related to internal-use software. The amendments in ASU 2025-06 remove all references to project stages throughout Subtopic 350-40 and clarify the threshold entities apply to begin capitalizing costs. ASU 2025-06 is effective for the Company for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2025-06 on its consolidated financial statements.

Note 4 - Business Combinations / Asset Acquisitions

Block 40 Entities Acquisition

On July 11, 2025, the Company entered into and closed on three separate membership interest purchase agreements (“MIPAs”), two of which were for the purchase of all of the outstanding membership interests in Block 40 Investments Holdings, LLC and Block 40 Managers, LLC (the “Block 40 Entities”) from the member owners of the Block 40 Entities and the last for the purchase of all of the outstanding membership interests that Hollywood Circle Capital, LLC held in Block 40, LLC (the “Block 40 Acquisition”). The Block 40 Entities and Hollywood Circle Capital, LLC own the membership interests of Block 40, except for the Class B Preferred Units. Block 40 owns 1818 Park, a modern, mixed-use development that features residential, office, and retail components. The Company completed the Block 40 acquisition by issuing 62,673,215 shares, resulting in consideration of $21,935,625. At the acquisition date, noncontrolling investors held a $51,914,889 interest in Block 40, of which $13,239,051 was classified as mezzanine equity (see Note 14). The Company included this noncontrolling interest in the total consideration in accordance with ASC 805.

F-17

The acquisition was accounted for as an asset acquisition as all of the fair value of gross assets acquired was concentrated in a single identifiable asset (1818 Park). As part of the acquisition, the Company also assumed indebtedness (the “Mortgage Loan”) of $79,000,000 (refer to Note 10 for further details). The Company allocated the total acquisition cost to the acquired assets and liabilities based upon their relative fair value, with certain acquired assets and liabilities being recognized at their fair value and not subject to the relative fair value allocation. The allocation of the purchase price is based on management’s estimate of the fair values and assumed liabilities using valuation techniques including market approaches which are Level 3 measurements. These valuation techniques incorporate the use of selection of comparable, adjustment magnitudes, market liquidity, rights conveyed by the subject property as well as estimated discount rates commensurate with the risk involved. The following table summarizes the consideration paid for the acquisition and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Total consideration	$74,267,646

Identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	690,231
Accounts receivables	3,037,449
Other current assets	1,154,290
Building	132,692,232
Land	19,692,982
Site improvements	1,121,879
In-place leases (residential)	4,569,770
In-place leases (commercial)	640,415
Mortgage loan	(79,000,000)
Promissory note	(5,161,000)
Accounts payable and accrued liabilities	(5,170,602)
Total net assets acquired	$74,267,646

The promissory note represents the cash advanced by the Company to Block 40 in May 2025. This amount was eliminated in consolidation and therefore is not presented in the consolidated balance sheet as of December 31, 2025.

Simplified Companies Acquisition

On January 2, 2024, the Company acquired a 100% membership interest in DBOSS Funding, LLC (dba Simplified Funding), LendTech CRM Solutions, LLC, and Believe PMF EIRL (collectively referred to as the “Simplified Companies”). The Simplified Companies are engaged in the business of using proprietary software and call centers in the Dominican Republic and Florida to offer secured and unsecured financial products and services to clients with funders across the United States. The business generates revenue from the commissions generated from the funders.

The primary reason for the business combination is to grow Direct Funding business and improve overall margins by leveraging the synergies between the Company and the Simplified Companies.

In accordance with ASC 805, the acquisition was accounted for as a business combination under the acquisition method. The purchase consideration was allocated to the working capital and tangible and intangible assets acquired based on their estimated fair values as of the acquisition date, with the excess recorded as goodwill, as follows:

Goodwill	$1,219,134
Tangible assets	48,862
Intangible assets	900,000
Net assets acquired	$2,167,996

The fair value of the intangible assets was determined by applying the income approach, direct cost method and multi-period excess earnings method. The fair value measurements are based on significant unobservable inputs, including management estimates and assumptions, and thus represent Level 3 measurements.

F-18

There were no transaction costs associated with the acquisition for the year ended December 31, 2024.

The goodwill is primarily attributed to the assembled workforce and synergies after the acquisition. No material measurement-period adjustments were recognized for the year ended December 31, 2024.

Stewards, Inc. obtained control of the Simplified Companies upon the transfer of cash consideration to the selling shareholders. The total consideration transferred in the acquisition was $2,167,996, consisting of the following:

Cash, including working capital adjustment	$485,527
Equity	990,000
Deferred consideration	692,469
Total purchase consideration	$2,167,996

The equity consideration represents 5,000,000 shares of the Company’s common stock, of which 4,000,000 shares will be issued in two tranches of 2,000,000 shares each on the first and second anniversaries of the acquisition date.

Deferred consideration represents the present value at the acquisition date of the cash payments of $920,000, payable in equal weekly installments over four years.

The rollforward of the deferred consideration is as follows:

	December 31, 2025	December 31, 2024
Beginning balance	$558,893	$692,469
Payments	(230,000)	(230,000)
Interest	69,934	96,424
Ending balance	$398,827	$558,893

Note 5 - Allowance for Credit Losses

The change in the allowance for expected credit losses on advance receivables for the years ended December 31, 2024 and 2025, respectively, is summarized as follows:

	Years Ended December 31,
	2025	2024
Balance, beginning of period	$19,034,977	$16,102,278
Current period provision	1,774,264	4,019,840
Write-offs	(945,280)	(1,087,141)
Recoveries	8,632	—
Balance, end of period	$19,872,593	$19,034,977

The Company had increased write-offs for the period ended December 31, 2024 mainly due to the closing of some the syndication funds in which the Company participated.

F-19

Note 6 - Fixed Assets, Net

At December 31, 2025 and 2024, fixed assets consisted of the following:

	December 31,	December 31,
	2025	2024
Land	$19,692,982	—
Building	132,692,232	—
Site improvements	1,121,879	—
Computers	122,583	102,507
Furniture and fixtures	755	28,786
Office equipment	94,342	112,111
Leasehold improvements	4,934	12,643
Fixed assets, gross	153,729,706	256,047
Less: accumulated depreciation	(2,737,398)	(112,241)
Fixed assets, net	$150,992,308	$143,806

Depreciation expense for the years ended December 31, 2025 and 2024 was $2,682,723 and $71,364, respectively. The Company evaluates the recoverability of the carrying value of equipment when events and circumstances indicate that such assets might be impaired. There were no such charges during the year ended December 31, 2025.

During the year ended December 31, 2025, the Company recorded cash capital expenditures of $39,011. Additionally, in connection with the Block 40 acquisition (see Note 4 — Business Combinations), the Company acquired property and equipment with an aggregate fair value of $153,507,093.

The Company recognized a loss on disposal of assets of $14,878 for the year ended December 31, 2025, representing the net book value of certain assets retired during the period for which no proceeds were received. These retirements resulted in the removal of $72,444 in gross asset cost and $57,566 of associated accumulated depreciation from the consolidated balance sheets. There were no material sales of property and equipment during the period presented.

Note 7 - Intangible Assets, Net and Goodwill

The carrying values of amortizable intangible assets are summarized as follows:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Trade name	$200,000	$40,000	$160,000
Developed technology	650,000	325,004	324,996
Customer relationships	50,000	25,000	25,000
In-place leases	5,210,184	3,212,382	1,997,802
	$6,110,184	$3,602,386	$2,507,798

F-20

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Trade name	$200,000	$20,000	$180,000
Developed technology	650,000	162,500	487,500
Customer relationships	50,000	12,500	37,500
	$900,000	$195,000	$705,000

Estimated annual pretax amortization of intangible assets for each of the next five years and thereafter is as follows:

2026	$1,709,419
2027	301,734
2028	126,736
2029	126,736
2030	126,736
Thereafter	116,438
$2,507,798

Amortization expense related to intangible assets for the year ended December 31, 2025 and 2024 was $3,407,386 and $195,000, respectively.

The recoverability of the carrying value of these intangible assets is evaluated when events or changes in circumstances indicate that the asset’s value may be impaired. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value, which is determined based on discounted future cash flows, through a change to the consolidated statement of operations and comprehensive loss. There were no impairment charges related to goodwill for the year ended December 31, 2025 or 2024.

The Company’s goodwill balance was $1,219,134 as of December 31, 2025 and December 31, 2024. There were no impairment charges related to goodwill for the year ended December 31, 2025 or 2024.

Note 8 - Leases

Lessor - Operating Leases

The Company’s Block 40 property is leased to tenants primarily under non-cancelable operating leases. Future minimum lease payments to be received under non-cancelable operating leases as of December 31, 2025 are as follows:

2026	$5,495,878
2027	572,971
2028	508,880
2029	508,880
2030	508,880
Thereafter	1,209,053
Total future minimum lease payments	$8,804,542

The future minimum lease payments in the table above excludes tenant reimbursements of operating expenses, the amortization of above/below-market lease intangibles, and any optional renewal periods, unless the Company is reasonably certain to exercise such options at the commencement of the lease.

F-21

Lessee - Operating Leases

On November 25, 2020, the Company entered into an office lease agreement with AM Property Holding II Corp, the agent for 1025 II, LLC. The Company moved into Suite 311 on the third floor of the building located at 1025 Old Country Road, Westbury, New York. On September 15, 2021, the Company ended the aforementioned lease agreement and entered into a new lease agreement with the existing landlord and into Suite 421 on the fourth floor of the same building. Effective October 31, 2025, the Company executed an early termination of an operating lease agreement. In connection with the termination, the Company paid a penalty of $16,000 and derecognized the associated right-of-use asset and lease liability. As a result, the Company recognized a loss on lease termination of $12,437, which is included in Other expense, net, in the Consolidated Statements of Operations and Comprehensive Loss.

On January 2, 2024, the Company acquired two leases as part of the Simplified Companies acquisition. Each lease was recognized and measured at fair value based on the remaining lease term at the date of acquisition by applying ASC 842, Leases. The office spaces for these leases are located in Lauderhill, Florida and Bonao, Dominican Republic. In 2024, the Company added a second call center location in Le Vega, Dominican Republic.

The Company recorded operating lease expenses of $164,958 and $164,145 for the years ended December 31, 2025 and 2024, respectively.

The following table presents the Company’s ROU assets and lease liabilities as of December 31, 2025, and December 31, 2024:

	December 31,	December 31,
	2025	2024
ROU assets:
Operating	$45,637	$352,261
Total ROU assets	$45,637	$352,261

Lease liabilities:
Current:
Operating	$40,385	$146,280
Noncurrent:
Operating	—	203,369
Total lease liabilities	$40,385	$349,649

As of December 31, 2025, the following table reconciles the undiscounted cash flows for the following years and total of the remaining years to the operating lease obligation recorded in the consolidated balance sheets, the future minimum annual lease payments under the operating leases were as follows:

2026	$41,703
2027	—
Total lease payments	41,703
Less: Interest	(1,318)
Present value of lease liabilities	$40,385

The weighted-average remaining lease term and discount rate related to the Company’s operating lease liabilities as of December 31, 2025 and December 31, 2024 are as follows:

	Years Ended December 31,
	2025	2024
Weighted average remaining lease term (years)	0.87	2.58
Weighted average discount rate	5.52%	5.52%

F-22

Note 9 - Related-Party Transactions

From time to time, the Company enters into transactions with its affiliates that are considered to be related-party transactions. As of December 31, 2025 and December 31, 2024, the balances with such affiliates were included in the consolidated balance sheets as due from related parties.

During the years ended December 31, 2025 and 2024, the Company paid certain personal expenses on behalf of FAVO Holdings LLC and its principals in the amounts of $29,716 and $119,587, respectively, primarily relating to charges incurred on Company credit cards for non-business expenditures. These amounts were recorded as amounts due from related parties and were expected to be reimbursed to the Company. As of December 31, 2025 and December 31, 2024, $3,009 and $15,418, respectively, remained outstanding.

The Company has a management agreement with FAVO Holdings LLC under which the FAVO Holdings LLC is paid $85,000 per month for consulting services. Consulting services include operational review and improvement, policy implementation, organizational analysis, introductions for potential M&A/strategic agreements and debt/equity funding, staff training, and performance monitoring. The agreement has a 12 month term and is subject to annual renewal. During the years ended December 31, 2025 and 2024 the Company incurred costs of $1,020,000 and $1,020,000, respectively, under the management agreement between FAVO Holdings LLC and the Company. FAVO Holdings LLC is owned by members Vincent Napolitano, CEO of the Company and Mr. Shaun Quinn, President and Director of the Company.

During the years ended December 31, 2025 and 2024 the Company paid interest on the notes payable of $210,142 and $210,142, respectively, to FAVO Holdings LLC.

The Company issued $4,700,000 of senior secured notes to FAVO Holdings LLC to finance the FAVO Group acquisition in 2023. The outstanding balance on this note as of December 31, 2025 and December 31, 2024 was $1,600,000 and $3,200,000, respectively.

On July 7, 2023, the Company issued 15,000,000 shares of common stock to Stewards Investment Capital Limited in July 2023 to serve on the advisory board for a period of 3 years term as per the advisory board agreement. The Company recorded the issuance of shares as stock subscription receivable, as services are not yet rendered and amortizing the same over the 3 year term. For the year ended December 31, 2025 and 2024, the Company amortized $1,250,004 and $1,250,004, respectively, from stock subscription receivable. During the years ended December 31, 2025 and 2024, Stewards Investment Capital Limited also received cash compensation of $212,329 and $240,000, respectively, for advisory board services.

Two shareholders of the Company, who collectively hold an approximate 8% beneficial ownership interest in the Company through their affiliate, HC Capital, provide various financial and management services to the Company and its subsidiaries. These services include the provision of personal or corporate guarantees for certain of the Company's credit facilities, for which the Company incurs loan guarantee fees. Additionally, these individuals provide ongoing asset management services to the Company.

Following the acquisition of Block 40 in July 2025, the Company entered into a management arrangement with these shareholders for the day-to-day oversight of the Block 40 real estate portfolio. Under the terms of this arrangement, the Company pays a monthly management fee for these services.

For the year ended December 31, 2025, the Company recognized total expenses of $122,346 in asset management fees related to the Block 40 portfolio. As of December 31, 2025, there is no unpaid balance as of the balance sheet date.

On July 17, 2025, the Company entered into a revolving promissory note agreement with VK Nap Family, LLC for $1,500,000, promissory note bears interest at 12% per annum and has a one year term. VK Nap Family LLC is owned by living trusts of Mr. Vincent Napolitano, CEO of the Company and his wife Mrs. Kathleen Napolitano. The note was fully repaid on October 20, 2025.

F-23

On September 17, 2025, the Company entered into a Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) (“Lender”) to issue up to $50 million of unsecured, unsubordinated notes (each $100,000 face value), fundable between September 1, 2025 and August 31, 2026 (the “Closing date”). Notes bear fixed interest at 8.0% per annum on amounts funded, with the first interest payment due September 1, 2026 and subsequent quarterly payments beginning October 1, 2026. Maturity date is August 31, 2030, with a Company option to request up to a six-month extension (if approved by the Lender) subject to an additional 1% per month fee on the Actual Principal Amount during the extension. The notes are unsecured and unsubordinated. As of December 31, 2025, the Company had drawn $3 million and recorded an accrued interest of $9,863.

In connection with the Loan Agreement, the Company will issue to Stewards, within one month after the Closing date, one warrant to purchase the Company’s common stock (“Debt Facility Warrants”) for every $0.76 of Actual Principal Amount advanced, exercisable at $0.76 per share after the later of the maturity date or a liquidity event, for three years thereafter, with customary anti-dilution protections and a right to fund exercise using the Actual Principal Amount.

On October 30, 2025, the Loan Agreement was amended to increase the aggregate principal amount authorized under the unsecured, unsubordinated debt note facility from $50 million to $100 million, with corresponding adjustments to the number of notes and associated warrants to purchase up to 131,578,947 shares of the Company’s common stock at an exercise price of $0.76 per share. On December 19, 2025, the Company further amended the Loan Agreement to expand the permitted uses of proceeds to include acquisitions of companies and assets, in addition to refinancing existing indebtedness and funding general corporate and operational needs. On December 21, 2025, the Company executed Amendment No. 3 to the Loan Agreement, which modified the transfer and registration provisions to require that the notes be issued and maintained in registered form, established a formal note register, and clarified transfer restrictions and replacement obligations to ensure compliance with applicable U.S. federal tax requirements. As of December 31, 2025, the outstanding debt from this Loan Agreement amounted to $3,000,000.

In August 2025, Glen Steward, an employee of the Company at the time and a director of Forfront Capital LLC, made a $700,000 investment in Block 40, an entity wholly owned by the Company, as part of the EB-5 investment program associated with that project. The investment was recorded as mezzanine equity in the financial statements of Block 40 as of September 30, 2025. The transaction was conducted on terms consistent with those offered to other EB-5 investors participating in the program.

 On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for 5,750,000 shares of the Company’s Series A Preferred Stock at a purchase price of $0.25 per share, for aggregate gross proceeds of approximately $1.44 million. The issuance of the Series A Preferred Stock was approved by the Board of Directors, and the shares were issued as restricted securities in accordance with applicable federal and state securities laws.

Variable Interest Entity

Effective August 1, 2025, the Company transferred its 100% interest in FC Sub Fund LLC (the “VIE”) to Forfront Capital LLC for a consideration of $1. The VIE was not previously consolidated by the Company, as the Company was not the primary beneficiary of the VIE. The Company is continuing its involvement with the entity in the form of a 2% management fee arrangement for managing the VIE’s assets.

Note 10 – Warrant Liabilities

Dolomite Warrants

On November 3, 2025, the Company entered into a Securities Purchase Agreement with the Dolomite Foundation (“Dolomite”) under which the Company issued warrants to purchase an aggregate of 2,450,980 shares of the Company’s common stock (the “Dolomite Warrants”). The Dolomite Warrants were issued in exchange for up to $10.0 million of noncash, in-kind consideration in the form of $DOLO ERC-20 tokens (the “$DOLO Tokens”), which are held in a multi-signature escrow wallet and are released to the Company only upon satisfaction of specified milestone conditions described below.

F-24

The Dolomite Warrants were legally issued and outstanding as of November 3, 2025, although the Dolomite Warrants are exercisable only in ten equal tranches of $1,000,000 each, becoming exercisable upon achievement of specified $DOLO 30-day VWAP milestones.

The Dolomite Warrants are not considered indexed to the Company’s own stock and are accounted for as liability-classified instruments until such time as they qualify for equity classification. The Company recognized the Dolomite Warrants at fair value at issuance date and remeasures the instrument at fair value each reporting period, with changes in fair value recognized in earnings. The Company utilized a Monte Carlo simulation model to determine the fair value of the Dolomite Warrants. As of December 31, 2025, the fair value of the Dolomite Warrants amounted to $1,520,000 and is presented as Warrant Liability in the Consolidated Balance Sheets.

In applying the Monte Carlo simulation model, the Company used the following key assumptions during the year ended December 31, 2025:

Dividend yield	0%
Expected volatility	230%
Risk- free interest rate	3.56%
Expected term to maturity	3.80 Years

Debt Facility Warrants

On September 17, 2025, the Company entered into a Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) where the Company can issue up to $50 million of unsecured, unsubordinated notes. On October 30, 2025, this was increased to up to $100 million of unsecured, unsubordinated notes. Refer to Note 9 – Related Party Transactions for further details.

In connection with the Loan Agreement, the Company will issue Debt Facility Warrants based on actual principal draws within one month after the Closing date. For accounting purposes, the warrants are considered issued at the effective date of the Loan Agreement regardless of the contingent event (actual debt draws) for future issuance. In addition, the Company considers the Debt Facility Warrants as a loan commitment or access fee to obtain the debt facility, as such, a Loan Commitment Asset was recorded against the Debt Facility Warrants.

The Debt Facility Warrants have an exercise price of $0.76 per share and are not exercisable until after the later of (i) the Maturity Date of the Loan Agreement of August 31, 2030 or (ii) a Liquidity Event. Once exercisable, the Debt Facility Warrants may be exercised at any time through their expiration date of August 31, 2033.

The Debt Facility Warrants are not considered indexed to the Company’s own stock and are accounted for as liability-classified instruments until such time as they qualify for equity classification. The Company recognized the Debt Facility Warrants at fair value at issuance date and remeasures the instrument at fair value each reporting period, with changes in fair value recognized in earnings. The Company determined the fair value of the Debt Facility Warrants using a Black-Scholes valuation model and management incorporated its best estimate of expected borrowings under the debt facility. At initial recognition, the fair value of the Debt Facility Warrants amounted to $8,008,243.

On December 17, 2025, in connection with a $3 million borrowing under its debt facility, the Company issued 3,947,368 debt facility warrants. At issuance, the Company determined that the warrants were indexed to the Company’s own stock and met the criteria for equity classification under ASC 815-40. Accordingly, the Company remeasured the warrants to fair value on the issuance date and reclassified the warrants from liability to equity, resulting in a $1,298,634 million reclassification to additional paid-in capital. As of December 31, 2025, the fair value of the Debt Facility Warrants amounted to $6,709,609 and is presented as Warrant Liability in the Consolidated Balance Sheets.

F-25

Inputs to the Black-Scholes valuation model include the following assumptions:

Dividend yield	0%
Expected volatility	230%
Risk- free interest rate	3.73% - 4.02%
Expected term	5.42 Years
Stock price	0.35

Note 11 - Notes Payable, Net

Our Notes Payable, Net as of December 31, 2025 and 2024 were as follows:

	Interest Rate	Maturity Date	December 31, 2025	December 31, 2024
15% notes payable	15%	3/17/2028	$31,829,223	$28,829,223
13% notes payable	13%	Currently due	815,000	—
12% notes payable	12%	Currently due	510,000	510,000
Others	8% - 10%	Certain notes are currently due, while others are due on 3/17/2028	2,521,621	2,999,419
Notes payable with Stewards International Funds PCC - see Note 9	8%	8/31/2030	3,000,000	—
Total notes payable			38,675,844	32,338,642
Unamortized discount and debt issuance costs			(1,333,009)	(109,375)
Notes payable, net			$37,342,835	$32,229,267

From time to time, the Company enters into secured promissory note agreements with various parties. The proceeds from these arrangements are used primarily to support the Company’s short-term trade finance operations and general working capital needs. The secured promissory notes are collateralized by advance receivables of the Company. The terms and conditions of each note may vary depending on the nature of the transaction and the counterparties involved.

Future minimum principal payments as of December 31, 2025, are as follows:

2026	$2,722,445
2027	—
2028	32,953,399
2029	—
2030	3,000,000
$38,675,844

Note 12 - Mortgage Loan

On July 11, 2025, the Company assumed a Mortgage Loan as part of the Block 40 Acquisition which is secured by the real property. The Mortgage Loan accrues interest based upon the Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.00%. The Mortgage Loan has interest payments due in monthly installments with a maturity date for the entire principal balance on June 1, 2026, with an option to extend the maturity date to June 1, 2027, subject to certain conditions. As of December 31, 2025, the Mortgage Loan had an outstanding balance of $73,625,000 and there is no outstanding accrued interest. The effective interest rate for the Mortgage Loan was 7.34%.

F-26

Interest Rate Cap

The Company has an interest rate cap related to a floating-rate senior mortgage assumed in connection with the July 11, 2025 acquisition of Block 40, LLC and related entities. The Mortgage Loan is indexed to a SOFR-based rate plus a credit spread, and the cap limits the base rate component of the loan to 4.00% per annum through the loan’s extended maturity date of June 1, 2026. The cap meets the definition of a derivative under ASC 815, Derivatives and Hedging, and is therefore required to be recognized separately and measured at fair value at each reporting date. As of December 31, 2025, the interest rate cap had a fair value of $1,159 and is included in Other Assets on the Consolidated Balance Sheets.

Note 13 - Commitments and Contingencies

Legal Proceedings

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies, and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.

The Company has been involved in various legal proceedings arising in the ordinary course of business, primarily related to consumer protection claims. As of the reporting date, substantially all matters have been dismissed or resolved without liability to the Company. One matter remains at an early stage involving allegations under the Telephone Consumer Protection Act; however, management does not believe a loss is probable and therefore no accrual has been recorded. The Company will continue to monitor this matter.

Note 14 - Net Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding plus potential common shares. Convertible preferred stock and common warrants are considered potential common shares and are included in the computation of diluted net loss per share using the if-converted method and treasury stock method, respectively, when their effect is dilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Because the Company was in a net loss position for the year ended December 31, 2025 and 2024, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	For the Years Ended
	December 31, 2025	December 31, 2024
Numerator:
Net loss attributed to common stockholders - basic and diluted	$(23,107,469)	$(9,121,376)
Denominator:
Weighted average shares of common stock - basic and diluted	145,573,137	92,638,720
Net loss per share - basic and diluted	$(0.16)	$(0.10)

F-27

The financial instruments that could potentially dilute basic net loss per share in the future and that have been excluded from the computation of diluted net loss per share (because including them would have had an anti-dilutive effect) were as follows:

	December 31, 2025	December 31, 2024
Convertible preferred stock	81,250,000	47,170,000
Common stock warrants	16,928,348	—
Total	98,178,348	47,170,000

Note 15 - Income Taxes

The provision for income taxes consisted of the following:

	December 31, 2025	December 31, 2024
Current:
Federal	$—	$—
State	—	—
Foreign	40,522	56,055
	40,522	56,055
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
	—	—
Total Expense (Benefit) for Income Taxes	$40,522	$56,055

Income/(loss) before income taxes from U.S. and foreign operations were as follows:

	Years Ended December 31,
	2025	2024
U.S.	$(20,698,361)	$(8,490,960)
Foreign	(17,583)	(111,765)
Total income/(loss) before income taxes	$(20,715,944)	$(8,602,725)

A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 21% to income before provision for income taxes for the years ended December 31, 2025 and 2024 follows:

	Years Ended December 31,
	2025	2025	2024
	Amount	Rate	Amount
U.S. Federal Statutory Rate	$(4,326,314)	21.00%	$(1,903,717)
State income taxes (net of federal benefit)	(855,304)	4.15%	(439,486)
Foreign Tax Effects	40,522	-0.20%	56,055
Nontaxable or Nondeductible Items:
Preferred Dividend	188,183	-0.91%	97,145
Other	4,121	-0.02%	9,259
Change in Valuation Allowance	5,037,792	-24.45%	2,767,166
Other Reconciling Items:
Return to Provision	(30,426)	0.15%	—
Prior year true up	(19,610)	0.10%	(530,368)
Change in Tax Rate	1,559	-0.01%	—
Tax at Effective Rate	$40,522	-0.20%	$56,055

F-28

The components of net deferred tax assets and liabilities at December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
Deferred Tax Assets:
Intangible Assets	$—	$27,596
Fixed Assets	374,815	—
Allowance for credit losses	4,702,702	—
Operating Lease Liabilities	10,236	91,381
Deferred Commission	—	25,199
Net Operating Loss Carryforwards	8,918,633	5,613,438
Charitable Contributions	—	1,081
Total	14,006,386	5,758,695
Valuation Allowance	(10,715,953)	(5,666,084)
Total Deferred Tax Assets	3,290,433	92,611

Deferred Tax Liabilities:
Fixed Assets	—	(547)
Operating Right-of-use Assets	(11,567)	(92,064)
Allowance for credit losses	(3,278,867)	—
		—
Total Deferred Tax Liabilities	(3,290,433)	(92,611)
Net Deferred Taxes	$—	$—

As of December 31, 2025, we have $34.5 million of federal net operating loss carryforwards. These NOLs have an indefinite carryforward period.

The Company has recorded a valuation allowance as of December 31, 2025 due to uncertainties related to our ability to utilize our deferred tax assets. The valuation allowance is based on book losses, future projections of taxable income, and projected losses in the future.

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (“OBBBA”).  The OBBBA includes various changes to the tax law, including the restoration of 100% bonus depreciation, reinstates immediate expensing of research and development expenditures, and modifications to the interest expense limitation calculation.   The Company is currently evaluating the potential impact of OBBBA on its financial statements but does not foresee a material impact on its deferred tax assets and liabilities.  The Company will continue to monitor the expected tax effect from this law change on its financial statements.

The Company has not recorded any accruals related to uncertain tax positions as of December 31, 2025 and 2024, respectively.

As of December 31, 2025, we are not under audit in any jurisdictions. For federal purposes, the tax years back to 2022 remain open to adjustment by the IRS. For state purposes, the tax years back to 2021 remain open to adjustment by the state taxing authorities.

F-29

Note 16 – Redeemable Nonparticipating Noncontrolling Interest and Nonparticipating Noncontrolling Interest

Block 40 Class B Preferred Units

Pursuant to the Company’s acquisition of the membership interests in the Block 40 Entities, the Company assumed the obligations associated with the EB-5 investors in Block 40, LLC. From September 15, 2015 and through May 31, 2024, Block 40, LLC issued Class B Preferred Units through six offerings which raised $46.0 million, with an additional $5.5 million still owed to the Company as of December 31, 2025, by issuing 88 Class B Preferred Units to investors. The investments were structured in such a way as to qualify the investor for the EB-5 Employment Creation Visa (“EB-5 Visa”). The EB-5 Visa provides a method for foreign nationals who invest capital and thereby support the creation of jobs in the United States to obtain lawful permanent resident status in the United States, which is commonly referred to as a “Green Card.” The funding from the issuance of the Class B Preferred Units was then used by Block 40 for the construction and development of the Block 40 property located in Hollywood, Broward County, Florida. Each Class B Preferred Equity Unit is entitled to an annual rate of preferred return that are cumulative, payment of which is contingent on available distributable cash and is not guaranteed. In addition, the Class B Preferred Units are non-participating and, accordingly, do not share in Block 40, LLC or the Company’s net income or net loss.

During October and December 2025, the Company entered into share exchange agreements with certain EB-5 investors to acquire their Class B Preferred Units in Block 40, LLC. Under the agreements, the Company issued a number of shares of the Company’s common stock equal to the Investor’s remaining unrecovered Class B capital amount and (ii) the accrued but unpaid Class B preferred return through the closing date, divided by $0.76. As of December 31, 2025, there were 25 investors in Class B Preferred Equity that participated in the share exchange agreements which represents $16,057,929 of total equity holding. In connection with these exchanges, the Company issued 21,128,838 shares of common stock.

As of December 31, 2025, there are 45 investors in Class B Preferred Equity whose Form I-526 petitions have been approved. Their total equity holdings of $28,495,222 are therefore not subject to redemption outside the Company’s control and will be classified as permanent equity. On the other hand, there are 18 investors in Class B Preferred Equity whose I-526 petitions remain pending. Their total holdings of $8,461,738 remain subject to redemption in the event of a USCIS denial and will accordingly be classified as mezzanine equity. Pursuant to ASC 480-10-S99-3A(24), management evaluated all cash redemption features that are outside the Company’s control which is redemption upon USCIS denial of a holder’s Form I-526 and concluded redemption is not probable as management is not aware of any USCIS denials and does not consider such denials probable. Accordingly, no accretion to redemption value has been recognized as of December 31, 2025. The Company will reassess these conditions each reporting period and will accrete to the redemption amount prospectively if redemption becomes probable or the Units become currently redeemable.

Note 17 - Stockholders’ Equity (Deficit)

Common Stock

On October 30, 2025, the Company and Robinpaws LLC executed a Second Amendment to the Business Commission Agreement that terminated the variable commission compensation structure for the remainder of the contract term and replaced it with (i) a $460,000 lump-sum cash payment, payable in three installments from January through March 2026, and (ii) the issuance of 2,125,000 shares of Stewards’ common stock within 30 days of the amendment. Stewards accounted for the cash and equity consideration as a contract termination cost under ASC 420, recognizing an expense for the cash payment of $460,000 and the fair value of the shares issued of $743,750.

Series A Preferred Stock

As of December 31, 2025 and 2024, the Company is authorized to issue 71,250,000 shares of Series A Preferred Stock, 71,250,000 and 37,020,000 shares of which were issued and outstanding respectively.

F-30

The following is a description of the material rights of the Company’s Series A Preferred Stock:

Voting - The holders of Series A Preferred Stock vote together with the holders of common stock and any other class or series of stock entitled to vote thereon as a single class on an as-converted basis.

Dividend - Each holder shall be entitled to receive an annual dividend of six percent (6%) of the Stated Value times the number of Preferred Shares held by such holder payable on a quarterly basis beginning at the end of the Company’s fiscal quarter following the original issue date. Dividends on the Preferred Shares are payable, at the Company’s option, in (a) cash or (b) shares of the Company’s common stock, or a combination thereof.

Liquidation Preference – Each holder receives, before Junior Stock (which includes Common Stock and Series C Preferred Stock), an amount per preferred share equal to what they would receive if they converted to Common Stock immediately prior to the liquidation payment

Conversion Rights - After twenty-four months, each share of Series A Preferred Stock may be converted into shares of common stock, the number of which is determined according to the following formula, subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events. Each Series A Preferred Stock converts at a “Conversion Rate” equal to Conversion Amount / Conversion Price

In connection with any conversion, each holder of Series A Preferred Stock is subject to a beneficial ownership limitation of 9.99% of our outstanding common stock.

Redemption - The Company may, in its sole discretion, elect to redeem all or a portion of the outstanding Preferred Shares at the Redemption Amount. As used herein, the term “Redemption Amount” shall equal the Stated Value. If the Company does not redeem all of the outstanding Preferred Shares, but instead opts for a partial redemption, it must be done in at least $250,000 increments, and for every $250,000 redeemed, the Company will issue to the holder a warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share.

Series B Preferred Stock

On August 25, 2025, the Board of Directors and shareholders of the Company approved the creation of Series B Preferred Stock.

Also on August 25, 2025, the Company entered into a Conversion Agreement with Forfront, LLC, an affiliate of the Company, for it to convert 10,000,000 shares of Series A Preferred Stock into 10,000,000 shares of the newly created Series B Preferred Stock. The conversion has been treated as preferred stock extinguishment where the fair value of Series B preferred stock has been recognized and the carrying value of Series A Preferred Stock has been derecognized with the difference of $700,000 has been treated as a deemed dividend recorded in accumulated deficit.

Finally, on August 25, 2025, the Company entered into a Voting Agreement with Forfront, LLC, the sole Holder of the Series B Preferred Stock, in which Forfront agreed to vote its shares of Series B Preferred Stock in accordance with the direction of a majority vote of the Company’s three founders, which includes Vincent Napolitano, Shaun Quinn and Glen Steward, with the Company’s President receiving an irrevocable proxy to vote the shares. The term of the irrevocably proxy under the Voting Agreement terminates upon the earlier of (i) a period of fifteen (15) years from August 25, 2025, with the ability to extend; (ii) mutual written agreement of the parties to terminate the Voting Agreement; (iii) when there are no shares of Series B Preferred Stock outstanding; or (iv) the dissolution or liquidation of the Company.

The conversion to Series B Preferred Stock and the Voting Agreement are part of a strategic initiative to streamline the Company’s capital structure, enhance governance control during a critical phase involving corporate rebranding, and align leadership with long-term objectives without diluting economic interests of non-affiliate shareholders. The Board determined this related-party transaction to be fair under Nevada law and ratified it by majority voting power.

F-31

The following is a description of the material rights of the Company’s Series B preferred stock:

Voting - The Series B Preferred Stock shall vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on a 50-for-one basis.

Conversion - The Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after five years from the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and non-assessable shares of common stock on a one-to-one basis.

Dividend - The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends, out of any assets legally available thereon, on the common stock of the Company, as and if declared by the Board of Directors.

Liquidation Preference - The Series B Preferred Stock shall not have any value in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

Series C Preferred Stock

On May 9, 2025, pursuant to Certificate of Designation for the Series C Preferred Stock, 18,750,000 Series C Preferred Stocks were converted into 18,750,000 shares of common stock at par value $0.0001 of Stewards, Inc.

On August 25, 2025, the Company filed a withdrawal to the Certificate of Designation, as amended, for the Series C Preferred Stock.

As of December 31, 2025, Series C Preferred Stocks have been withdrawn. As of December 31, 2024, the Company is authorized to issue 18,750,000 shares of Series C Preferred Stock, all of which remained issued and outstanding.

The following is a description of the material rights of the Company’s Series C Preferred Stock:

Voting - The Series C Preferred Stock shall vote on any matter that may, from time to time, be submitted to the Company’s shareholders for a vote, on a 25-for-one basis. If the Company effects a stock split that either increases or decreases the number of shares of common stock outstanding and entitled to vote, the voting rights of the Series C Preferred Stock shall not be subject to adjustment unless specifically authorized.

Conversion - The Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into common stock determined by dividing the Original Issue Price of the Series C Preferred Stock by the Series C Conversion Price applicable to such share.

Each share of Series C Preferred Stock will automatically convert into common stock at the Series C Conversion Price upon the earliest of the Company’s initial public offering of common stock, a liquidation, dissolution, or winding up of the Company, or a date approved in writing by holders of a majority of the outstanding Series C Preferred Stock.

Dividend - Each holder of Series C Preferred Stock shall be entitled to receive non-cumulative dividends, out of any assets legally available thereon, upon any payment of any dividend on the common stock of the Company, as and if declared by the Board of Directors, as if the Series C Preferred Stock had been converted into common stock.

Liquidation Preference - Upon any liquidation, dissolution, or winding up, each share of Series C Preferred Stock is paid first an amount equal to its Original Issue Price plus any declared but unpaid dividends. The Original Issue Price is $0.0001 per share unless a different price was paid for a particular issuance. If the Company does not have enough assets to pay Series C in full, available assets are distributed pro rata among the preferred stockholders based on their respective liquidation preferences.

F-32

Common Warrants and Prefunded Warrants

On September 9, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (the “Purchasers”) for the sale of the Company’s securities and, in connection therewith, entered into a registration rights agreement with the Purchasers.

In an initial closing on December 12, 2024 (the “Initial Closing”), the Company issued 8,000,000 common units (the “Common Units”). Each Common Unit consisted of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) one common warrant to purchase one share of Common Stock (the “Common Warrant”), and (iii) one pre-funded warrant to purchase 3/200th of a share of Common Stock (the “Pre-funded Warrant”). The Common Units were sold at a purchase price of $0.25 per share of Common Stock. Gross proceeds from the Initial Closing were approximately $2.0 million, before placement agent fees and expenses and other offering costs of $207,600. This proceed have been allocated between the Common Stock, Common Warrant and Pre-funded Warrant issued as part of the offerings.

In a second closing on August 14, 2025 (the “Second Closing”), the Company issued 1,750,000 Common Units on substantially the same terms as the Initial Closing. The Common Units were sold at a purchase price of $0.25 per share of Common Stock. The Common Warrants have a five-year term and an exercise price of $0.40 per share, and the Pre-funded Warrants have an exercise price of $0.0001 per share. Gross proceeds from the Second Closing were approximately $437,500, before placement agent fees and expenses and other offering costs of $51,350. This proceed have been allocated between the Common Stock, Common Warrant and Pre-funded Warrant issued as part of the offerings.

On June 4, 2025, the Company issued 487,500 shares of common stock and common warrants to the Purchasers in connection with an amendment to the registration rights agreements. The fair value of the instruments issued was $329,248, which the Company recognized as expense during the year ended December 31, 2025.

On December 12, 2025, the Company issued an additional 146,250 Pre-Funded Warrants as delay payment in accordance with the Registration Rights Agreement with the investors.

The Common Warrants have an exercise price of $0.40 per share and are exercisable from the date of issuance for a term of five years. As of December 31, 2025, there are 10,237,500 Common Warrants outstanding.

The Pre-Funded Warrants have a nominal exercise price of $0.0001 per warrant share and are exercisable such that one-sixth (1/6) of the warrant shares becomes exercisable on or after the date that is six months from the issuance date, with an additional one-sixth (1/6) becoming exercisable each month thereafter. The warrants remain exercisable during this exercise period until the earlier of (i) the warrants being exercised in full or (ii) the Company’s common stock being uplisted, which earlier event serves as the termination date after which the warrants are no longer exercisable. As of December 31, 2025, there are 10,237,500 Common Warrants outstanding. As of December 31, 2025, there are 292,500 Pre-Funded Warrants outstanding.

Both the Common Warrants and Prefunded Warrants are equity-classified. The fair values at issuance date were determined using Black-Scholes model, based on the following assumptions:

Dividend yield	0%
Expected volatility	230%
Risk- free interest rate	3.58% - 4.12%
Expected term	0.5 – 2.5 Years
Stock price	0.35

F-33

Note 18 - Segment Information

Operating segments are defined as components of an entity for which separate discrete financial information is available and is regularly reviewed by the CODM. The CODM evaluates, oversees, and manages the Company’s operations and financial performance through two reportable segment that are organized primarily by type of business activity. Specifically, the segments include: Financing Solutions and Real Estate Operations.

The Company is operating as a private credit company focused on providing alternative financing solutions to small and medium-sized businesses across the United States. In July 2025, the Company expanded its U.S. operations into real estate through the acquisition of Block 40, LLC (“Block 40”), these operations are in the United States.

While the Company operates across multiple customer types and geographic locations, the CODM regularly receives and reviews discrete financial information disaggregated by these segments, which are used as the basis for evaluating performance and allocating resources.

The CODM does not review expense items at a level lower than those presented in the table below. Information about reportable segments, and reconciliation of such information to the Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024 follows:

	Year Ended December 31, 2025
	Financing	Real Estate
	Solutions	Operations	Total

Revenue	$11,660,191	$4,617,231	$16,277,422
Significant segment-level expenses:
Cost of revenue	2,517,934	2,100,024	4,617,958
General and administrative
expenses	7,625,571	4,516,106	12,141,677
Provision for credit losses	1,774,264	—	1,774,264
Depreciation and amortization	244,496	5,845,613	6,090,109
Professional fees	2,262,458	798,297	3,060,755
Loss from operations	$(2,764,531)	$(8,642,810)	$(11,407,341)

	As of December 31, 2025
	Financing	Real Estate
	Solutions	Operations	Total

CURRENT ASSETS
Cash, cash equivalents	$4,165,334	$738,709	$4,904,043
Restricted cash	—	3,273,763	3,273,763
Advance receivables, net	7,229,456	8,002	7,237,458
Prepaid expense	141,348	375,066	516,414
Current Loan commitment asset, net	6,709,609	—	6,709,609
Due from related parties	40,231	98,340	138,571
Other current assets	50,387	616,302	666,689
Total current assets	18,336,365	5,110,182	23,446,547

Fixed assets, net	118,447	150,873,861	150,992,308
Operating lease right-of-use asset	45,637	—	45,637
Intangible assets, net	509,996	1,997,802	2,507,798
Goodwill	1,219,134	—	1,219,134
Other assets	150,001	1,159	151,160

TOTAL ASSETS	$20,379,579	157,983,005	178,362,584

F-34

	Year Ended December 31, 2024
	Financing	Real Estate
	Solutions	Operations	Total

Revenue	$12,787,262	$—	$12,787,262
Significant segment-level expenses:
Cost of revenue	2,358,114	—	2,358,114
General and administrative			—
expenses	7,548,445	—	7,548,445
Provision for credit losses	4,019,840	—	4,019,840
Depreciation and amortization	266,364	—	266,364
Professional fees	2,517,381	—	2,517,381
Loss from operations	$(3,922,882)	$—	$(3,922,882)

	As of December 31, 2024
	Financing	Real Estate
	Solutions	Operations	Total

CURRENT ASSETS
Cash, cash equivalents	$2,751,386	$—	$2,751,386
Advance receivables, net	14,542,518	—	14,542,518
Due from related parties	41,307	—	41,307
Other current assets	109,753	—	109,753
Total current assets	17,444,964	—	17,444,964

Fixed assets, net	143,806	—	143,806
Operating lease right-of-use asset	352,262	—	352,262
Intangible assets, net	705,000	—	705,000
Goodwill	1,219,134	—	1,219,134
Other assets	371	—	371

TOTAL ASSETS	$19,865,537	—	19,865,537

Note 19 - Subsequent Events

Subsequent events have been evaluated through March 30, 2026, which is the date these consolidated financial statements were available for issuance. The Company is not aware of any subsequent events that would require recognition or disclosure in the consolidated financial statements except for the event discussed below.

On January 15, 2025, the Company completed a rebranding of its funding operations, changing the name of its small business lending division from FAVO Funding to Stewards Business Capital. The rebrand was undertaken to unify the Company’s operating subsidiaries under the Stewards brand, simplify its go to market strategy, and better align the branding of its private credit and lending activities with the Company’s broader corporate identity. The rebranding did not involve any changes to the Company’s legal structure, ownership, or core business operations.

F-35

On January 22, 2026, the Company issued 2,000,000 shares of its common stock to Robinpaws LLC pursuant to an asset purchase agreement originally entered into in December 2023, in connection with the acquisition of certain operating assets related to a proprietary funding and call center platform. The issuance was approved by the Company’s Board of Directors, the shares were issued as restricted securities, and the consideration for the issuance was deemed fully paid and non assessable based on the agreed acquisition value set forth in the underlying asset purchase agreement.

On January 30, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for $1.5 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025.

On February 18, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor funded $2 million in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025. In connection with this financing, and pursuant to Board approval, the Company also issued 2,631,579 warrants to purchase shares of the Company’s common stock at an exercise price of $0.76 per share, which were issued by the Company’s transfer agent as restricted warrants.

On March 11, 2026, the Company completed the acquisition of the Plantation Property pursuant to the Plantation Purchase Agreement. Title to the property located at 4350 NW 8th Court, Plantation, Broward County, Florida was conveyed to Stewards Real Estate LLC, a wholly owned subsidiary of the Company, by Strata Group LLC, a Florida limited liability company, pursuant to a Special Warranty Deed recorded in the public records of Broward County, Florida. The acquisition was completed for the previously agreed purchase price of $5,800,000, subject to customary closing prorations, credits, and adjustments. In connection with the closing, Stewards Real Estate LLC entered into a mortgage loan in the principal amount of $4,000,000. The mortgage loan matures on March 11, 2029. The Property is intended to serve as the Company’s corporate headquarters and operational facility and supports the Company’s strategy of consolidating administrative functions and supporting long term operational growth.

On March 26, 2026, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor funded $600 thousand in aggregate principal amount of unsecured, unsubordinated debt notes under the Company’s existing loan agreement dated September 17, 2025.

F-36

Stewards, Inc.

Condensed Consolidated Financial Statements

As of March 31, 2026, and December 31, 2025,

and for the Three Months Ended March 31, 2026, and 2025

STEWARDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2026	2025
ASSETS

CURRENT ASSETS
Cash, cash equivalents	$1,262,152	$4,904,043
Advance receivables, net	6,791,418	7,237,458
Prepaid expense	452,200	516,414
Loan commitment asset	4,848,233	6,709,609
Due from related parties	169,838	138,571
Restricted cash	3,460,154	3,273,763
Other current assets	507,121	666,689
Total current assets	17,491,116	23,446,547

Fixed assets, net	155,478,950	150,992,308
Operating lease right-of-use asset	32,535	45,637
Intangible assets, net	1,498,163	2,507,798
Goodwill	1,219,134	1,219,134
Other assets	68,206	151,160

TOTAL ASSETS	$175,788,104	$178,362,584
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,548,075	$6,247,315
Notes payable, related party	—	—
Syndicate payable	3,216,598	4,355,802
Due to related parties - current	1,852,946	1,850,000
Deferred consideration - current	213,826	213,826
Operating lease liabilities - current	28,446	40,385
Notes payable, net - current	2,622,445	2,722,445
Warrant liability	4,848,233	8,229,609
Mortgage loan - current	73,625,000	73,625,000
Other current liabilities	286,870	301,282
Total current liabilities	92,242,439	97,585,664

Due to related parties
Deferred consideration	141,231	185,001
Operating lease liabilities
Notes payable, net	37,149,580	34,620,390
Mortgage loan	3,960,615	—
Other non-current liabilities	288,972	308,942
Total liabilities	133,782,837	132,699,997

Commitments and contingencies (Note 13)

MEZZANINE EQUITY
Redeemable nonparticipating noncontrolling interest	8,461,738	8,461,738

STOCKHOLDERS’ EQUITY
Series A preferred stock, par value $0.0001 per share; 71,250,000 and 71,250,000 shares authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	7,125	7,125
Series B preferred stock, par value $0.0001 per share; 10,000,000 shares authorized; 10,000,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	1,000	1,000
Common stock, par value $0.0001 per share; 500,000,000 shares authorized; 209,102,106 and 207,102,106 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	20,911	20,711
Paid-in capital	69,356,275	67,395,672
Stock subscription receivable	(208,322)	(520,823)
Accumulated deficit	(64,131,353)	(58,200,729)
Accumulated other comprehensive income	2,671	2,671
Nonparticipating noncontrolling interest	28,495,222	28,495,222
Total stockholders’ equity	33,543,529	37,200,849

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$175,788,104	$178,362,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-37

STEWARDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Revenues
Income, financing and brokerage	$1,470,270	$3,365,225
Income from rental property	2,384,395	—
Total revenues	3,854,665	3,365,225

Cost of revenue
Financing and brokerage	273,885	653,821
Rental property	1,306,050	—
Total cost of revenue	1,579,935	653,821

Gross profit	2,274,730	2,711,404

Operating expenses
General and administrative expenses	2,754,837	1,961,303
Provision for credit losses	301,649	566,244
Depreciation and amortization	2,392,239	61,612
Professional fees	1,023,102	574,416
Total operating expenses	6,471,827	3,163,575

Loss from operations	(4,197,097)	(452,171)

Other income (expense)
Interest expense	(2,730,246)	(1,294,508)
Financing charges	(90,567)	(18,750)
Change in fair value of the warrant instrument	1,420,573	—
Other gain (loss)	(108,564)	(7,901)
Total other income (expense)	(1,508,804)	(1,321,159)

Net loss before income taxes	(5,705,901)	(1,773,330)

Income tax provision	—	—
Net loss	$(5,705,901)	$(1,773,330)

Amounts attributable to Stewards, Inc.
Net loss	$(5,705,901)	$(1,773,330)
Dividend on preferred stock	(647,353)	(138,825)

Net loss applicable to common stockholders	$(6,353,254)	$(1,912,155)

Net Loss Per Common Share - basic and diluted	$(0.03)	$(0.02)

Weighted-Average Common Shares Outstanding - basic and diluted	208,635,439	100,310,845

Comprehensive Loss
Net loss	$(5,705,901)	$(1,912,155)
Unrealized gain (loss) on foreign currency translation	—	2,480

Total comprehensive loss	$(5,705,901)	$(1,909,675)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-38

STEWARDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

For the three months ended March 31. 2026
	Mezzanine Equity	Stockholders' Equity (Deficit)
	Redeemable										Accumulated
	Nonparticipating	Series A Preferred Stock		Series B Preferred Stock		Common Stock			Stock		Other	Nonparticipating	Total
	Noncontrolling	Number of		Number of		Number of		Paid-In	Subscription	Accumulated	Comprehensive	Noncontrolling	Stockholders’
	Interest	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Receivable	Deficit	Income	Interest	Equity

Balances as at December 31, 2025	$8,461,738	71,250,000	$7,125	10,000,000	$1,000	207,102,106	$20,711	$67,395,672	$(520,823)	$(58,200,729)	$2,671	$28,495,222	$37,200,849
Common stock issued for Simplified Companies acquisition	—	—	—	—	—	2,000,000	200	(200)	—	—	—	—	—
Issuance of common shares for stock subscription receivable	—	—	—	—	—	—	—	—	312,501	—	—	—	312,501
Issuance of warrants related to the debt facility	—	—	—	—	—	—	—	1,960,803	—	—	—	—	1,960,803
Series A preferred stock dividend	—	—	—	—	—	—	—	—	—	(224,723)	—	—	(224,723)
Net loss (income)	—	—	—	—	—	—	—	—	—	(5,705,901)	—	—	(5,705,901)

Balances as at March 31, 2026	$8,461,738	71,250,000	$7,125	10,000,000	$1,000	209,102,106	$20,911	$69,356,275	$(208,322)	$(64,131,353)	$2,671	$28,495,222	$33,543,529

For the three months ended March 31. 2025
												Accumulated
	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock			Stock		Other	Total
	Number of		Number of		Number of		Number of		Paid-In	Subscription	Accumulated	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Receivable	Deficit	Income	Deficit

Balances as at December 31, 2024	37,020,000	$3,702	—	$—	18,750,000	$1,875	97,479,734	$9,748	$14,315,979	$(1,770,827)	$(35,848,153)	$2,671	$(23,285,005)
Common stock issued for Simplified Companies acquisition	—	—	—	—	—	—	2,000,000	200	(200)	—	—	—	—
Issuance of common shares for stock subscription receivable	—	—	—	—	—	—	—	—	—	312,501	—	—	312,501
Net loss	—	—	—	—	—	—	—	—	—	—	(1,912,155)	2,480	(1,909,675)

Balances as at March 31, 2025	37,020,000	$3,702	—	$—	18,750,000	$1,875	99,479,734	$9,948	$14,315,779	$(1,458,326)	$(37,760,308)	$5,151	$(24,882,179)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-39

STEWARDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities
Net loss	$(5,705,901)	$(1,912,155)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation	1,382,604	12,861
Amortization of intangible assets	1,009,635	48,751
Change in fair value of warrant liabilities	(1,420,573)	—
Amortization of debt issuance costs	91,181	18,750
Interest expense on deferred consideration	13,730	19,012
Operating lease right-of-use asset amortization	13,102	35,139
Provision for credit losses	301,649	566,244
Amortization of stock subscription receivable	312,501	312,501
Other income (losses)	—	7,901
Changes in assets and liabilities:
Advance receivables, net	144,391	(702,790)
Prepaid expenses and other current assets	223,782	(40,856)
Accounts payable and accrued liabilities	(938,373)	(300,877)
Syndicate payable	(1,139,204)	(682,928)
Due from related parties	(31,267)	(20,212)
Other non-current assets	82,952	—
Other non-current liabilities	(19,970)	—
Due to a related party	2,946	—
Operating lease liabilities	(11,939)	(27,917)
Net cash used in operating activities	(5,688,754)	(2,666,576)

Cash Flows From Investing Activities
Purchase of property and equipment	(5,869,246)	—
Proceeds from disposal of property and equipment	—	535
Payment of deferred consideration	(57,500)	(56,881)
Net cash used in investing activities	(5,926,746)	(56,346)
Cash Flows From Financing Activities
Proceeds from notes payable	$4,300,000	$1,625,000
Repayment of notes payable	(100,000)	—
Proceeds from mortgage loan	3,960,000	—
Net cash provided by financing activities	8,160,000	1,625,000

Net change in cash, cash equivalents and restricted cash	(3,455,500)	(1,097,922)

Effect of Exchange Rate Changes on Cash	—	(9,896)
Cash, Cash Equivalents and Restricted Cash, Beginning	8,177,806	2,751,386

Cash, Cash Equivalents and Restricted Cash, Ending	$4,722,306	$1,643,568

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$3,136,032	$1,244,491
Cash paid for income taxes	$40,522	$—

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Amortization of loan commitment asset to debt discount	$1,861,376	$—
Reclassification of liability classified warrants to equity	$1,960,803	$—
Deferred equity consideration at acquisition	$—	$200
Other deferred consideration at acquisition	$—	$312,501

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-40

Note 1 – Organization

Favo Capital, Inc. (“the Company”) was incorporated as Beeston Enterprises Ltd. on July 12, 1999, under the laws of the State of Nevada. The Company changed its name to FAVO Capital, Inc. on September 2, 2020, which was the effective date established by the Financial Industry Regulatory Authority (“FINRA”). On August 7, 2025, the Board of Directors approved a further name change from Favo Capital, Inc. to Stewards, Inc. which FINRA approved on November 13, 2025. In connection with this name change, the Company changed its ticker symbol from “FAVO” to “SWRD”.

The Company’s business has evolved since inception. Previously, the Company was an exploration stage company engaged in the search of mineral deposits that could be developed to a state of a commercially viable producing mine. The Company is now a private credit company focused on providing alternative financing solutions to small and medium-sized businesses (“SMB”) across the United States. The Company’s business model is centered around direct and syndicated Revenue Based Funding solutions that address the capital needs of SMBs underserved by traditional lending institutions. Revenue Based Funding solutions are financing arrangements where the Company provides upfront capital to SMBs in exchange for a fixed percentage of their future gross revenue. Repayments for these solutions fluctuate based on the recipient’s actual revenue performance until a predetermined total repayment amount is reached.

In support of the private credit business, the Company has expanded its operations into real estate in 2025 through the acquisition of Block 40, LLC (“Block 40”), the owner and operator of 1818 Park, a mixed-use residential and commercial property located in Hollywood, Florida. The property includes multifamily, retail, and office components that generate rental income through lease agreements with a diversified tenant base. The addition of Block 40 marks the establishment of the Company’s real estate segment, through which the Company intends to own, operate, and potentially acquire income-producing properties as part of its long-term growth and diversification strategy.

Note 2 - Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has a negative working capital of $74,751,323 as of March 31, 2026, a net loss of $5,705,901 and net cash used in operating activities of $5,688,754 for the three months ended March 31, 2026, and an accumulated deficit of $64,131,353 as of March 31, 2026. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date the interim financial statements are issued. The Company evaluated conditions and events known or reasonably knowable as of the issuance date and considered only those plans that are probable of being implemented within one year and of mitigating the relevant conditions. The working capital deficit is primarily driven by the classification of the Mortgage Loan as a current liability due to its contractual June 2026 maturity. However, the underlying loan agreement provides for a final one-year extension option to June 2027, which management intends to exercise. Management is currently in compliance with all customary conditions required to exercise this extension and believes that its contractual rights and ongoing lender engagement provide a viable path to meet this obligation. Additionally, the Company has established ongoing sources of revenue through its private credit operations and, beginning in July 2025, through income-producing real estate, such as rental income, of $2,384,395 recognized for the three months ended March 31, 2026. However, current revenues are not yet sufficient to cover its operating costs, and the Company remains dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to increase its revenue and raise additional funding until a registration statement relating to an equity funding facility is in effect. On September 17, 2025, the Company entered into a financing arrangement with Stewards International Funds PCC, (on behalf of the Stewards Private Credit Fund) pursuant to which it may raise up to $100 million through unsecured, unsubordinated notes. As of the date of this filing, the Company has issued $8.3 million in aggregate principal amount of such notes, with $91.7 million remaining available for future issuance under the arrangement. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or that operations will generate sufficient cash flows to meet obligations as they come due. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

F-41

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of March 31, 2026 and December 31, 2025, and for the three months ended March 31, 2026 and 2025, have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position, results of operations, and cash flows for the interim periods presented have been reflected herein.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the FASB.

Principles of Consolidation

The Company prepares its condensed consolidated financial statements on the accrual basis of accounting. All intercompany accounts, balances and transactions have been eliminated in the consolidation as of March 31, 2026 and December 31, 2025.

Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“Topic 810”) also requires that the equity of a noncontrolling interest shall be reported on the condensed consolidated balance sheets within total equity of the Company. Certain redeemable noncontrolling interests are reported on the condensed consolidated balance sheets as mezzanine equity. Topic 810 also requires revenues, expenses, gains, losses, net income or loss, and other comprehensive income or loss to be reported in the condensed consolidated financial statements at consolidated amounts, which include amounts attributable to the owners of the parent and the noncontrolling interests. Refer to Note 16, Redeemable Nonparticipating Noncontrolling Interest and Nonparticipating Noncontrolling for additional information.

Use of Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 2026 and December 31, 2025, and expenses for the three months ended March 31, 2026 and 2025. Actual results could differ from those estimates made by management.

Prior-Period Presentation

Certain prior-period amounts in the condensed consolidated balance sheets, condensed consolidated statement of operations and comprehensive loss, and condensed consolidated statement of cash flows have been reclassified to be consistent with the current-period presentation. Specifically, for the three months ended March 31, 2025, the Company reclassified $61,612 of depreciation and amortization expenses previously included within general and administrative expenses to a standalone depreciation and amortization line item to match the presentation of the March 31, 2026 financial statements. Additionally, the Company reclassified $18,750 of financing charges previously included within interest expense to a standalone financing charges line item. The financial statement line item for $566,244 previously presented as "provisions for bad debt expense" for the three months ended March 31, 2025, has been renamed to "provision for credit losses" to conform with current-period terminology. Further, in connection with the acquisition of Block 40, the Company expanded its presentation of revenue and cost of revenue to separately disaggregate financing and brokerage activities from real estate activities; prior-period revenue and cost of revenue presentation has been disaggregated accordingly to maintain comparability across all periods presented. These reclassifications and terminology changes had no impact on previously reported total operating expenses, net income (loss), total assets, or net cash flows for any period presented.

F-42

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash balances represent funds held in escrow to comply with the requirements of a certain mortgage loan agreement. These amounts primarily relate to reserves for tenant deposits, property taxes, insurance, and interest, and are not available for general operating purposes until the related obligations are settled.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheets to the corresponding amounts presented in the condensed consolidated statements of cash flows for the three months ended March 31, 2026 and 2025:

	March 31, 2026	March 31, 2025
Cash, cash equivalents	$1,262,152	$1,643,568
Restricted cash	3,460,154	—
Total cash, cash equivalents and restricted cash	$4,722,306	$1,643,568

Advance Receivables

Advance receivables are recorded at net realizable value, net of an allowance for expected credit losses.

Prepaid expenses

Prepaid expenses relate to the prepayment made for future services in advance that will be expensed over time as the benefit of the services is received in the future expected. The Company's prepaid expenses primarily consist of amounts paid for insurance policies.

Credit Losses on Financial Instruments

For its financial instruments subject to credit risk, consisting of its receivables related to its MCA’s, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (“CECL”) model of Accounting Standards Codification (“ASC”) 326. The Company estimates expected credit losses on its Merchant Cash Advance (“MCA”) receivables in accordance with ASC 326 using a methodology that incorporates historical loss experience and a status-based evaluation of collectability. Management evaluates MCA receivables collectively and applies allowance rates that reflect the Company’s experience with delinquency progression, time in default, and collection outcomes, consistent with a combination of probability-of-default concepts and an aging/status framework. Receivables are stratified based on payment performance and collection status, including performing accounts, accounts in default (up to 180 days), and accounts in default for more than 180 days; accounts in legal/collections status are assessed as higher risk when delinquent. The allowance is measured by applying reserve rates to the receivable balance within each status category (5% for performing receivables, 70% for receivables in default between 30 days to 180 days, and 100% for receivables in default over 180 days; receivables in legal status and in default between 0 and 180 days are reserved at 70%). Management also considers whether qualitative adjustments are necessary for asset-specific risk characteristics, current conditions, and reasonable and supportable forecasts. Changes in the allowance for expected credit losses are recognized in earnings each reporting period.

The Company will write off any deals that are deemed to be uncollectible as advised by the Company’s third-party collections and legal team or in the event the merchant has filed for bankruptcy. With regards to deals where the Company has syndicated on the deal, the write off is done at the time the syndication partner identifies these deals are no longer collectable.

F-43

Valuation of Operating Lease Receivables

We may be subject to tenant defaults and bankruptcies that could affect the collection of outstanding receivables, arising from the straight-line recognition of rental income, related to our operating leases. In order to mitigate these risks, we perform credit reviews and analyses on prospective tenants before significant leases are executed and on existing tenants before properties are acquired. On a quarterly basis, we perform an assessment of the collectability of operating lease receivables on a tenant-by-tenant basis, which includes reviewing the age and nature of our receivables, the payment history and financial condition of the tenant, our assessment of the tenant’s ability to meet its lease obligations and the status of negotiations of any disputes with the tenant. Any changes in the collectability assessment for an operating lease are recognized as an adjustment, which can be a reduction or increase, to rental income in the condensed consolidated statements of operations. We recognized $0.1 million and $0 as a net reduction adjustment to rental income in the condensed consolidated statements of operations for the three months ended March 31, 2026 and 2025, respectively.

Fixed Assets, Net

Fixed assets are stated at historical cost less accumulated depreciation and amortization. The historical cost of acquiring a fixed asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. Maintenance and repairs are charged to expense as incurred.

When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets. Land is carried at cost and not depreciated. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year-end and adjusted prospectively if appropriate. Assets are tested for impairment whenever there is an indication that the carrying amount may not be recoverable.

The estimated useful lives of depreciable assets are as follows:

Building - Commercial	38 years
Building - Residential	24.5 years
Site improvements	12 years
Computers and equipment	3-5 years
Office furniture and fixtures	5-7 years
Vehicles	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

Intangible Assets

Identifiable intangible assets include trade names, developed technology, customer relationships, and in-place leases resulting from acquisitions. Acquired intangible assets are recorded at fair value on the date of acquisition and amortized over their estimated economic lives on a straight-line basis. Acquired intangible assets are presented net of accumulated amortization on the condensed consolidated balance sheets. We review the carrying amounts of intangible assets for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. We measure the recoverability of the asset group by comparing its carrying amount to the future undiscounted cash flows we expect the asset group to generate. If we consider the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. In addition, we periodically evaluate the estimated remaining useful lives of long-lived intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization.

F-44

The Company amortizes intangible assets subject to amortization on the basis of their expected periods of benefit, generally 4 to 10 years. The Company does not have indefinite-lived intangible assets other than goodwill.

Useful life of the intangible assets is as follows:

Trade name	10 years
Developed technology	4 years
Customer relationships	4 years
In-place leases	1 year for residential leases,
6 years for commercial leases

Acquisitions

ASC 805, Business Combinations, provides a model for determining whether the acquisition should be classified as either an asset acquisition or a business combination. In order to be a business, the integrated set of activities of the acquired entity needs to have an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired entity must also pass the “Screen Test” which involves determining whether the acquisition represents an in-substance asset acquisition based on whether the fair value of the gross assets acquired is “substantially all” concentrated in a single asset or group of similar assets.

We use the acquisition method of accounting for business combination transactions, and, accordingly, recognize the fair values of assets acquired and liabilities assumed in our condensed consolidated financial statements. Transaction costs related to the acquisition of the acquired company are expensed as incurred. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The condensed consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Acquisitions for which substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or a group of similar identifiable assets are accounted for as an asset acquisition. For asset acquisitions, we allocate the purchase price of these properties on a relative fair value basis and capitalize direct acquisition related costs as part of the purchase price.

Goodwill

We recognize the excess of the purchase price over the fair value of identifiable net assets acquired at the acquisition date as goodwill. In accordance with ASC 350, Intangibles - Goodwill and Other, Goodwill is not amortized but is reviewed for impairment annually and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. If the fair value of the reporting unit is greater than the reporting unit’s carrying value, then the carrying value of the reporting unit is deemed to be recoverable. If the carrying value of the reporting unit is greater than the reporting unit’s fair value, goodwill is impaired and written down to the reporting unit’s fair value.

F-45

Accounting for Leases

Leases as a Lessee

The Company applies the accounting guidance ASC 842, Leases. The Company determines if an arrangement contains a lease at inception based on whether there is an identified property, plant or equipment and whether the Company controls the use of the identified asset throughout the period of use. Operating leases are included in the accompanying condensed consolidated balance sheets. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in current and non-current liabilities. Operating lease ROU assets and lease liabilities are recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.

The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company elected the practical expedient which allows the Company to not allocate consideration between lease and non-lease components. Variable lease payments are recognized in the period in which the obligation for those payments is incurred. In addition, the Company elected the practical expedient such that it does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes. Operating lease expense is recognized on a straight-line basis over the lease term.

Syndicate Payable

A portion of the Company’s Direct Funding portfolio are funded by syndication partners who participate alongside the Company in the deal and therefore economically benefit directly from the performance of the deal but also bear the risk with regards to nonperformance. The syndicated portion of an individual deal will vary based on the size of the deal or the syndicated partners participation threshold. All syndication partners sign participation contracts with the Company which details the relationship between the syndicate partner and the Company as well as any relevant collection fees the Company will receive under the relationship.

All deals and the syndicates participation are tracked separately in the Company’s customer relationship management (“CRM”) which operates on a wallet basis. The syndicate partner has access to the CRM and therefore has the ability to track the performance of every deal as well as monitor any payments received.

Redeemable Nonparticipating Noncontrolling Interests and Nonparticipating Noncontrolling Interests

ASC Topic 480, Distinguishing Liabilities from Equity, requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.

F-46

On July 11, 2025, the Company acquired a controlling interest in Block 40, LLC. The interests held by third-party holders of Block 40’s Class B Preferred Units are reflected as noncontrolling interests. Classification of these interests depends on the presence of redemption features that are not solely within the Company’s control. Class B Preferred Units that are redeemable for cash upon USCIS denial of the Class B Member’s Form I-526 petition are presented outside of permanent equity as redeemable noncontrolling interests, under mezzanine equity, in accordance with ASC 480-10-S99-3A. Class B Preferred Units that do not contain redemption features that are outside the issuer’s control are classified within permanent equity as noncontrolling interests in accordance with ASC 810-10.

For interests classified as redeemable, the Company evaluates each reporting period whether the instruments are currently redeemable or whether redemption has become probable. If the instruments are currently redeemable, or become probable of redemption, the carrying amount is adjusted to the redemption amount as of the reporting date, with the corresponding offset recorded within accumulated deficit. As of March 31, 2026, management concluded that the relevant redemption conditions had not been met and that redemption was not probable.

Per ASC 810-10, noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified as a component of stockholders’ equity on the condensed consolidated balance sheets. As discussed further in Note 16, Redeemable Noncontrolling Interest and Noncontrolling Interest, the underlying Class B Preferred Units are not participating and do not share in the earnings or loss of the Company.

Stock Subscription Receivable

Stock subscription receivables are recorded when the shares have been issued against future services from the subscriber. Since the shares had already been issued and the expense will be recorded when the services are received from the subscriber, the Company recorded the amount as stock subscriptions receivable in the equity section of the condensed consolidated balance sheets.

Warrants

The Company accounts for stock warrants granted either as a liability or equity in accordance with ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the condensed consolidated statements of operations and comprehensive loss as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or another applicable U.S. GAAP standard. Equity-classified warrants are accounted for at fair value on the grant date with no changes in fair value recognized after the issuance date.

The Company has issued various warrants to purchase shares of its common stock in connection with its financing activities. The Company has warrants classified as equity and liability and recorded the warrants at fair value as of the date of issuance on the Company’s condensed consolidated balance sheets. There is no subsequent remeasurement for equity classified warrants while the Company performs subsequent measurements for liability-classified warrants. The issuance date fair value of the outstanding warrants was estimated using the Black-Scholes Model or potentially more complex valuation models depending on the nature of the contractual terms. The Black-Scholes Model required inputs such as the expected term of the warrants, expected volatility and risk-free interest rate. These inputs were subjective and required significant analysis and judgment. For the estimate of the expected term, the Company used the simplified method. The estimate of expected volatility assumption is based on the volatility observed on the Company’s shares. The risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues corresponding to the expected term of the warrants.

F-47

Loan Commitment Asset

The Loan Commitment Asset represents fees incurred to secure debt financing, which, for the Company, primarily consists of a contingent obligation to issue future warrants under the Loan Agreement (see Note 10). These fees are initially capitalized as assets while the debt facility remains undrawn. Upon drawing funds, a proportionate amount of the loan commitment asset is reclassified as a debt discount and amortized over the term of the loan. If borrowings are outstanding, these costs are presented as a reduction of the debt’s carrying value. During the three months ended March 31, 2026, and 2025, the Company reclassified $1.9 million and $0, respectively, from the loan commitment asset to debt discount.

Revenue Recognition

Income, Financing and Brokerage

The Company’s main source of revenue is through agreements for the purchase and sale of future receivables/receipts, commonly referred to as a Merchant Cash Advance. Under the contract, the Company will agree to purchase a specified amount of the customer’s future receipts/receivables (the “Purchased Amount”) at a discount, in return for providing the customer with upfront proceeds (the “Purchase Price”). The customer is then contractually required to pay the cash related to the future receivables/receipts based on an estimated period and agreed-upon percentage of the customer’s future receivables/receipts that the customer collects. The difference between the Purchased Amount that the customer will repay, and the discounted Purchase Price amount that the Company pays for the future receivables/receipts, is considered the “discount”, which reflects the significant collection risk incurred by the Company for its purchase of future receivables/receipts. These purchases of future receivables arrangements do not constitute a revenue contract under ASC 606, Revenue from Contracts with Customers. Accordingly, the Company accounts for them in accordance with ASC 310, Receivables.

The Company recognizes revenue on remittances collected by applying the contractual discount to allocate the remittance against the initial principal held as a receivable and revenue. All upfront income from fees, such as origination and processing fees are booked as income on a straight-line method over the initial period of the contract. The same applies to all direct costs incurred upon the execution of the contract, which primarily consists of commissions paid to the Company’s internal sales team or external partners for sourcing the contract.

Disaggregated Revenue

In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations. The following table provides the revenue recognized from each offering:

	Three Months Ended March 31,
	2026	2025
MCAs income	$850,974	$2,387,398
Origination fees	13,100	113,051
Administration fees	19,145	49,523
Ancillary fees	10,225	21,327
Brokerage commissions	562,819	757,147
Management fee	11,952	32,978
Rental income	2,384,395	—
Others	2,055	3,801
Total revenues	$3,854,665	$3,365,225

F-48

Income From Rental Property

Income from rental property includes rental, storage, parking and other rental property related income charged to leases. The Company leases a mixed-use residential and commercial property to tenants primarily under non-cancelable operating leases that generally contain provisions for minimum base rents plus reimbursement for certain operating expenses. Total minimum annual lease payments are recognized in rental income on a straight-line basis over the term of the related lease, regardless of when payments are contractually due, when collectability is probable. Rental revenue recognition commences when the tenant takes possession of or controls the physical use of the leased space. Lease termination fees, which are included in rental income, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

Our lease agreements with tenants generally contain provisions that require tenants to reimburse us for certain property expenses. Estimated reimbursements from tenants for these property expenses, which include real estate taxes, insurance, common area maintenance and other recoverable operating expenses, are recognized as revenues in the period that the expenses are incurred. Subsequent to year-end, we perform final reconciliations on a lease-by-lease basis and bill or credit each tenant for any cumulative annual adjustments. As the timing and pattern of revenue recognition is the same and as the lease component would be classified as an operating lease if it were accounted for separately, rents and tenant reimbursements are treated as a combined lease component and presented as a single line item “Income From Rental Property” in the Company’s condensed consolidated statements of operations and comprehensive loss.

The Company records revenues and expenses on a gross basis for lessor costs (which include real estate taxes) when these costs are reimbursed to us by our tenants. Conversely, we record revenues and expenses on a net basis for lessor costs when they are paid by our tenants directly to the taxing authorities on our behalf.

Lessor Accounting

We evaluate new leases originated or leases assumed as part of an acquisition transaction under ASC Topic 842: Leases to determine lease classification. Generally, all of our leases have historically been classified as operating leases. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, there is a purchase option that the tenant is reasonably certain to exercise, the lease term, including extension options that the tenant is reasonably certain to exercise, is for more than a major part of the remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor, if applicable. As of March 31, 2026 and December 31, 2025, we did not have any leases that were classified as sales-type or financing leases under sale-leaseback rules.

Rent receivables of $178,740 as of March 31, 2026 and $434,808 as of December 31, 2025 are presented within Other Current Assets in the condensed consolidated balance sheets.

Provision for Income Taxes

The Company accounts for income taxes in accordance with ASC 740 and other authoritative guidance utilizing the asset and liability method. This method requires the recognition of deferred assets or liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets or liabilities are calculated as the difference between the financial statements and the tax bases of assets and liabilities applying enacted tax rates in effect for the period in which the differences are expected to settle. The Company records deferred tax assets or liabilities when management determines it is more likely than not that the tax position will be sustained. A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period or of the character necessary to use the benefit of the deferred tax asset. On the basis of the evaluation, as of March 31, 2026, the Company has recorded a full valuation allowance against the Company’s net deferred tax asset.

F-49

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The company has not identified any uncertain tax positions.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying condensed consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the condensed consolidated balance sheets.

Variable Interest Entities

We determine at the inception of each arrangement whether an entity in which we have made an investment or in which we have other variable interests is considered a variable interest entity (“VIE”). We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct activities that most significantly affect the economic performance of the VIE and have the obligation to absorb the majority of their losses or benefits. If we are not the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with U.S. GAAP.

Periodically, we assess whether any changes in our interest or relationship with the entity affect our determination of whether the entity is a VIE and, if so, whether we are the primary beneficiary.

As of March 31, 2026, there are no VIE entities that are required to be consolidated by the Company.

Concentration of Credit Risk

Cash and cash equivalents consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the cash or securities, to the extent of the value recorded in the condensed consolidated balance sheets. The Company maintains its cash accounts in financial institutions with Federal depository insurance coverage (“FDIC”) of $250,000. The Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

ASC 825, Disclosures About Fair Value of Financial Instruments, requires the disclosure of fair value information about financial instruments. ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2026 and December 31, 2025.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has access to at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (market-corroborated inputs).

Level 3 - Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-50

As of March 31, 2026 and December 31, 2025, the fair values of cash, restricted cash, advance receivables, accounts payable, deferred consideration, syndicate payable, and due to and from related parties approximated their carrying values because of the short-term nature of these assets or liabilities. The fair value of the warrant liability was based on Level 3 inputs as well as the Company’s underlying stock price and associated volatility, expected term of the warrants and market interest rates. There were no transfers between fair value hierarchy levels during the three months ended March 31, 2026 and December 31, 2025.

The tables below present information about the Company’s financial instruments that are measured and carried at fair value on a recurring basis as of March 31, 2026 and December 31, 2025:

	As of March 31, 2026
	Total	Level 1	Level 2	Level 3
Assets:
Other assets	$713	$—	$713	$—
Total assets at fair value	$713	$—	$713	$—
Liabilities:
Dolomite warrants - Note 10	—	—	—	—
Debt facility warrants - Note 10	$4,848,233	$—	$—	$4,848,233
Total liabilities at fair value	$4,848,233	$—	$—	$4,848,233

	As of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Other assets	$1,159	$—	$1,159	$—
Total assets at fair value	$1,159	$—	$1,159	$—
Liabilities:
Dolomite warrants - Note 10	$1,520,000	$—	$—	$1,520,000
Debt facility warrants - Note 10	6,709,609	—	—	6,709,609
Total liabilities at fair value	$8,229,609	$—	$—	$8,229,609

The changes in fair value are presented below:

	Other assets	Debt Facility Warrants	Dolomite Warrants Liabilities
Beginning balance, December 31, 2025	$1,159	$6,709,609	$1,520,000
Additions	—	—	—
Changes in fair value	(446)	99,427	(1,520,000)
Reclassifications	—	(1,960,803)	—
Ending balance, March 31, 2026	$713	$4,848,233	$—

See Note 10, “Warrant Liabilities” for more information.

Foreign Currency Translation and Transactions

The functional currency of our wholly owned subsidiaries is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for assets and liabilities using current foreign currency exchange rates in effect at the balance sheet date, and for revenues and expense accounts using average foreign currency exchange rates during the period. Capital accounts are translated at historical foreign currency exchange rates. Translation gains and losses are included in stockholders’ equity as a component of accumulated other comprehensive income (loss). Adjustments that arise from foreign currency exchange rate changes on transactions denominated in a currency other than the functional currency are included in other (gain) loss on the condensed consolidated statements of operations and comprehensive loss.

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Segment Reporting

The Company evaluated segment reporting in accordance with ASC 280, Segment Reporting, and concluded that the Company is comprised of two operating segments. This conclusion is based on the discrete operating results regularly reviewed by the chief operating decision maker (“CODM”), the President of the Company, to assess the performance of the business and to make resource allocations. These two operating segments also represent our two reportable segments: (i) Financing Solutions, and (ii) Real Estate Operations. Substantially all the Company’s revenues are derived from within the United States; no geographical segments are presented. See Note 18, “Segment Information”, for further information.

Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Recently Adopted Accounting Pronouncements

Recently Issued Accounting Guidance - Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This amendment is expected to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This information is not generally presented in the financial statements today. The amendments in this update do not change or remove current expense disclosure requirements.

This ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this update should be applied either prospectively to financial statements issued for reporting periods after the effective date of this update or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact of the new standard.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 provides the option to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast as part of estimating expected credit losses on these assets. ASU 2025-05 is effective for the Company for fiscal years beginning after December 15, 2025 and interim periods within those fiscal years. The Company does not expect adoption of ASU 2025-05 to have a material impact on its condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), Targeted Improvements to the Accounting for Internal-Use Software. ASU 2025-06 clarified and modernizes the accounting for costs related to internal-use software. The amendments in ASU 2025-06 remove all references to project stages throughout Subtopic 350-40 and clarify the threshold entities apply to begin capitalizing costs. ASU 2025-06 is effective for the Company for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2025-06 on its condensed consolidated financial statements.

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Note 4 - Business Combinations / Asset Acquisitions

Plantation Acquisition

In March 2026, the Company completed the acquisition of a commercial property in Plantation, Florida, pursuant to an Agreement of Sale and Purchase dated November 18, 2025. Total consideration for the Plantation Acquisition was $5,861,185, which included the contract purchase price of $5,800,000 and $61,185 in direct transaction costs.

The acquisition was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset group comprising land and building. To fund the acquisition, the Company obtained new indebtedness (the “Plantation Mortgage Loan”) of $4,000,000 (refer to Note 12 for further details). The Company allocated the total acquisition cost to the acquired assets based on their relative fair values. The allocation of the purchase price is based on a third-party valuation report which used the sales comparison approach using Level 3 measurements. These valuation techniques incorporate unobservable inputs, such as adjustments made for differences in the physical characteristics, location, and market conditions of comparable properties. The following table summarizes the consideration paid for the acquisition and the amounts of the assets acquired recognized at the acquisition date:

Total consideration	$5,861,185

Identifiable assets acquired and liabilities assumed:
Building	$3,177,227
Land	2,683,958
Total net assets acquired	$5,861,185

Simplified Companies Acquisition

On January 2, 2024, the Company acquired a 100% membership interest in DBOSS Funding, LLC (dba Simplified Funding), LendTech CRM Solutions, LLC, and Believe PMF EIRL (collectively referred to as the “Simplified Companies”). The Simplified Companies are engaged in the business of using proprietary software and call centers in the Dominican Republic and Florida to offer secured and unsecured financial products and services to clients with funders across the United States. The business generates revenue from the commissions generated from the funders.

The primary reason for the business combination is to grow Direct Funding business and improve overall margins by leveraging the synergies between the Company and the Simplified Companies.

In accordance with ASC 805, the acquisition was accounted for as a business combination under the acquisition method. The purchase consideration was allocated to the working capital and tangible and intangible assets acquired based on their estimated fair values as of the acquisition date, with the excess recorded as goodwill, as follows:

Goodwill	$1,219,134
Tangible assets	48,862
Intangible assets	900,000
Net assets acquired	$2,167,996

The fair value of the intangible assets was determined by applying the income approach, direct cost method and multi-period excess earnings method. The fair value measurements are based on significant unobservable inputs, including management estimates and assumptions, and thus represent Level 3 measurements.

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There were no transaction costs associated with the acquisition for the year ended December 31, 2024.

The goodwill is primarily attributed to the assembled workforce and synergies after the acquisition. No material measurement-period adjustments were recognized for the year ended December 31, 2024.

Stewards, Inc. obtained control of the Simplified Companies upon the transfer of cash consideration to the selling shareholders. The total consideration transferred in the acquisition was $2,167,996, consisting of the following:

Cash, including working capital adjustment	$485,527
Equity	990,000
Deferred consideration	692,469
Total purchase consideration	$2,167,996

The equity consideration represents 5,000,000 shares of the Company’s common stock, of which 4,000,000 shares will be issued in two tranches of 2,000,000 shares each on the first and second anniversaries of the acquisition date.

Deferred consideration represents the present value at the acquisition date of the cash payments of $920,000, payable in equal weekly installments over four years.

The rollforward of the deferred consideration is as follows:

	For the Three Months Ended	For the Year Ended
	March 31, 2026	December 31, 2025
Beginning balance	$398,827	$558,893
Payments	(57,500)	(230,000)
Interest	13,730	69,934
Ending balance	$355,057	$398,827

Note 5 - Allowance for Credit Losses

The change in the allowance for expected credit losses on advance receivables for the three months ended March 31, 2026 and year ended December 31, 2025, respectively, is summarized as follows:

	March 31, 2026	December 31, 2025
Beginning balance	$19,872,593	$19,034,977
Current period provision	301,649	1,774,264
Write-offs	(67,448)	(945,280)
Recoveries	813	8,632
Ending Balance	$20,107,607	$19,872,593

F-54

Note 6 - Fixed Assets, Net

At March 31, 2026 and December 31, 2025, fixed assets consisted of the following:

	March 31,	December 31,
	2026	2025
Land	$22,376,940	$19,692,982
Building	135,869,459	132,692,232
Site improvements	1,121,879	1,121,879
Computers	128,589	122,583
Furniture and fixtures	755	755
Office equipment	96,396	94,342
Leasehold improvements	4,934	4,934
Fixed assets, gross	159,598,952	153,729,706
Less: accumulated depreciation	(4,120,002)	(2,737,398)
Fixed assets, net	$155,478,950	$150,992,308

Depreciation expense for the three months ended March 31, 2026 and March 31, 2025 was $1,382,604 and $12,861, respectively. The Company evaluates the recoverability of the carrying value of equipment when events and circumstances indicate that such assets might be impaired. There were no such charges during the three months ended March 31, 2026 and 2025.

During the three months ended March 31, 2026, the Company paid cash to purchase fixed assets of $5,869,246, primarily through the Plantation asset acquisition (see Note 4, Business Combinations / Asset Acquisitions).

There were no material sales or disposals of property and equipment during the periods presented.

Note 7 - Intangible Assets, Net and Goodwill

The carrying values of amortizable intangible assets are summarized as follows:

	March 31, 2026
	Gross Carrying	Accumulated
	Amount	Amortization	Net Book Value
Trade name	$200,000	$45,000	$155,000
Developed technology	650,000	365,630	284,370
Customer relationships	50,000	28,125	21,875
In-place leases	5,210,184	4,173,266	1,036,918
	$6,110,184	$4,612,021	$1,498,163

	December 31, 2025
	Gross Carrying	Accumulated
	Amount	Amortization	Net Book Value
Trade name	$200,000	$40,000	$160,000
Developed technology	650,000	325,004	324,996
Customer relationships	50,000	25,000	25,000
In-place leases	5,210,184	3,212,382	1,997,802
	$6,110,184	$3,602,386	$2,507,798

F-55

Estimated annual pretax amortization of intangible assets for each of the next five years and thereafter is as follows:

2026 - remainder	$699,784
2027	301,734
2028	126,736
2029	126,736
2030	126,736
Thereafter	116,437
$1,498,163

Amortization expense related to intangible assets for the three months ended March 31, 2026 and 2025 was $1,009,635 and $48,751, respectively.

The recoverability of the carrying value of these intangible assets is evaluated when events or changes in circumstances indicate that the asset’s value may be impaired. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value, which is determined based on discounted future cash flows, through a change to the condensed consolidated statement of operations and comprehensive loss.

The Company’s goodwill balance was $1,219,134 as of March 31, 2026 and December 31, 2025. There were no impairment charges related to goodwill for the three months ended March 31, 2026 and 2025.

Note 8 - Leases

Lessor - Operating Leases

The Company’s Block 40 property is leased to tenants primarily under non-cancelable operating leases. Future minimum lease payments to be received under non-cancelable operating leases as of March 31, 2026 are as follows:

2026 - remainder	$5,447,884
2027	1,211,149
2028	508,880
2029	508,880
2030	508,880
Thereafter	1,209,053
Total future minimum lease payments	$9,394,726

The future minimum lease payments in the table above excludes tenant reimbursements of operating expenses, the amortization of above/below-market lease intangibles, and any optional renewal periods, unless the Company is reasonably certain to exercise such options at the commencement of the lease.

Lessee - Operating Leases

On January 2, 2024, the Company acquired two leases as part of the Simplified Companies acquisition. Each lease was recognized and measured at fair value based on the remaining lease term at the date of acquisition by applying ASC 842, Leases. The office spaces for these leases are located in Lauderhill, Florida and Bonao, Dominican Republic. In 2024, the Company added a second call center location in La Vega, Dominican Republic. The Lauderhill, Bonao, and La Vega contractual lease terms end in July 2026, June 2026, and October 2026, respectively.

F-56

The Company recorded operating lease expenses of $20,116 and $45,000 for the three months ended March 31, 2026 and 2025, respectively.

The following table presents the Company’s ROU assets and lease liabilities as of March 31, 2026, and March 31, 2025:

	March 31,	December 31,
	2026	2025
ROU assets:
Operating	$32,535	$45,637
Total ROU assets	$32,535	$45,637

Lease liabilities:
Current:
Operating	$28,446	$40,385
Total lease liabilities	$28,446	$40,385

As of March 31, 2026, the following table reconciles the undiscounted cash flows for the following years and total of the remaining years to the operating lease obligation recorded in the condensed consolidated balance sheets, the future minimum annual lease payments under the operating leases were as follows:

2026 - remainder	$29,187
2027	—
Total lease payments	29,187
Less: Interest	(741)
Present value of lease liabilities	$28,446

The weighted-average remaining lease term and discount rate related to the Company’s operating lease liabilities as of March 31, 2026 and March 31, 2025 are as follows:

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Weighted average remaining lease term (in years)	0.65	1.59
Weighted average discount rate	5.52%	5.52%

Note 9 - Related-Party Transactions

From time to time, the Company enters into transactions with its affiliates that are considered to be related-party transactions. As of March 31, 2026 and December 31, 2025, the balances with such affiliates were included in the condensed consolidated balance sheets as due from related parties.

During the year ended December 31, 2025, the Company paid expenses on behalf of FAVO Holdings LLC in an amount of $29,717; no similar expenses were incurred during the three months ended March 31, 2026. These expenses primarily relate to charges incurred on Company credit cards for non-business expenditures. These amounts were recorded as amounts due from related parties and were expected to be reimbursed to the Company. As of March 31, 2026 and December 31, 2025, $3,009 remained outstanding.

F-57

The Company has a management agreement with FAVO Holdings LLC under which the FAVO Holdings LLC is paid $85,000 per month for consulting services. Consulting services include operational review and improvement, policy implementation, organizational analysis, introductions for potential M&A/strategic agreements and debt/equity funding, staff training, and performance monitoring. The agreement has a 12 month term and is subject to annual renewal. During the three months ended March 31,2026 and 2025 the Company incurred costs of $255,000 and $255,000, respectively, under the management agreement between FAVO Holdings LLC and the Company.

The Company issued $4,700,000 of senior secured notes to FAVO Holdings LLC to finance the FAVO Group acquisition in 2023. The outstanding balance on this note as of March 31, 2026 and December 31, 2025 was $1,600,000, for both periods. During the three months ended March 31, 2026 and 2025, the Company paid interest on the notes payable of $24,000 and $24,000, respectively, to FAVO Holdings LLC.

FAVO Holdings LLC is owned by members Vincent Napolitano, CEO of the Company and Mr. Shaun Quin, President, Principal Executive Officer and Director of the Company.

On July 7, 2023, the Company issued 15,000,000 shares of common stock to Stewards Investment Capital Limited in July 2023 to serve on the advisory board for a period of 3 years term as per the advisory board agreement. The Company recorded the issuance of shares as stock subscription receivable, as services are not yet rendered and amortizing the same over the 3 year term. For the three months ended March 31, 2026 and 2025, the Company amortized an amount of $312,501, from stock subscription receivable. During the three months ended March 31, 2026 and 2025, Stewards Investment Capital Limited also received cash compensation of $60,000 and $52,453, respectively, for advisory board services.

Stewards Investment Capital is owned by Glen Steward, director of the Company.

On September 17, 2025, the Company entered into a Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) (“Lender”) to issue up to $50 million of unsecured, unsubordinated notes (each $100,000 face value), fundable between September 1, 2025 and August 31, 2026 (the “Closing date”). Notes bear fixed interest at 8.0% per annum on amounts funded, with the first interest payment due September 1, 2026 and subsequent quarterly payments beginning October 1, 2026. Maturity date is August 31, 2030, with a Company option to request up to a six-month extension (if approved by the Lender) subject to an additional 1% per month fee on the Actual Principal Amount during the extension. The notes are unsecured and unsubordinated. As of March 31, 2026 and December 31, 2025, the Company had drawn $7.3 million and $3 million, respectively, under the facility. As of March 31, 2026 and December 31, 2025, the Company had accrued interest of $101,881 and $9,863, respectively, under the facility.

In connection with the Loan Agreement, the Company will issue to Stewards, within one month after the Closing date, one warrant to purchase the Company’s common stock (“Debt Facility Warrants”) for every $0.76 of Actual Principal Amount advanced, exercisable at $0.76 per share after the later of the maturity date or a liquidity event, for three years thereafter, with customary anti-dilution protections and a right to fund exercise using the Actual Principal Amount.

On October 30, 2025, the Loan Agreement was amended to increase the aggregate principal amount authorized under the unsecured, unsubordinated debt note facility from $50 million to $100 million, with corresponding adjustments to the number of notes and associated warrants to purchase up to 131,578,947 shares of the Company’s common stock at an exercise price of $0.76 per share. On December 19, 2025, the Company further amended the Loan Agreement to expand the permitted uses of proceeds to include acquisitions of companies and assets, in addition to refinancing existing indebtedness and funding general corporate and operational needs. On December 21, 2025, the Company executed Amendment No. 3 to the Loan Agreement, which modified the transfer and registration provisions to require that the notes be issued and maintained in registered form, established a formal note register, and clarified transfer restrictions and replacement obligations to ensure compliance with applicable U.S. federal tax requirements. As of March 31, 2026, the outstanding debt from this Loan Agreement amounted to $7.3 million.

F-58

The Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) is owned by Glen Steward, a director of the Company.

In August 2025, Glen Steward, a then employee of the Company, a current director of the Company and a director of Forfront Capital LLC, made a $700,000 investment in Block 40, an entity wholly owned by the Company, as part of the EB-5 investment program associated with that project. The investment was recorded as mezzanine equity in the financial statements of Block 40 as of September 30, 2025. The transaction was conducted on terms consistent with those offered to other EB-5 investors participating in the program.

 On December 17, 2025, the Company entered into a subscription agreement with Stewards International Funds PCC, on behalf of the Stewards Private Credit Fund, pursuant to which the investor subscribed for 5,750,000 shares of the Company’s Series A Preferred Stock at a purchase price of $0.25 per share, for aggregate gross proceeds of approximately $1.44 million. The issuance of the Series A Preferred Stock was approved by the Board of Directors, and the shares were issued as restricted securities in accordance with applicable federal and state securities laws.

The Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) is owned by Glen Steward, a director of the Company.

Variable Interest Entity

Effective August 1, 2025, the Company transferred its 100% interest in FC Sub Fund LLC (the “VIE”) to Forfront Capital LLC for a consideration of $1. The VIE was not previously consolidated by the Company, as the Company was not the primary beneficiary of the VIE. The Company is continuing its involvement with the entity in the form of a 2% management fee arrangement for managing the VIE’s assets.

Note 10 – Warrant Liability

Dolomite Warrants

On November 3, 2025, the Company entered into a Securities Purchase Agreement with the Dolomite Foundation (“Dolomite”) under which the Company issued warrants to purchase an aggregate of 2,450,980 shares of the Company’s common stock (the “Dolomite Warrants”). The Dolomite Warrants were issued in exchange for up to $10.0 million of noncash, in-kind consideration in the form of $DOLO ERC-20 tokens (the “$DOLO Tokens”), which are held in a multi-signature escrow wallet and are released to the Company only upon satisfaction of specified milestone conditions described below.

The Dolomite Warrants were legally issued and outstanding as of November 3, 2025, although the Dolomite Warrants are exercisable only in ten equal tranches of $1,000,000 each, becoming exercisable upon achievement of specified $DOLO 30-day VWAP milestones.

The Dolomite Warrants are not considered indexed to the Company’s own stock and are accounted for as liability-classified instruments until such time as they qualify for equity classification. The Company recognized the Dolomite Warrants at fair value at issuance date and remeasures the instrument at fair value each reporting period, with changes in fair value recognized in earnings. The Company utilized a Monte Carlo simulation model to determine the fair value of the Dolomite Warrants. As of March 31, 2026, the fair value of the Dolomite Warrants were $0, primarily driven by a downward mark-to-market valuation adjustment during the period.

F-59

In applying the Monte Carlo simulation model, the Company used the following key assumptions during the three months ended March 31, 2026:

Expected volatility	220%
Risk-free interest rate	3.77%
Expected term to maturity	3.50 Years

Debt Facility Warrants

On September 17, 2025, the Company entered into a Loan Agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) where the Company can issue up to $50 million of unsecured, unsubordinated notes. On October 30, 2025, this was increased to up to $100 million of unsecured, unsubordinated notes. Refer to Note 9, “Related Party Transactions”, for further details.

In connection with the Loan Agreement, the Company will issue Debt Facility Warrants based on actual principal draws within one month after the Closing date. For accounting purposes, the warrants are considered issued at the effective date of the Loan Agreement regardless of the contingent event (actual debt draws) for future issuance. In addition, the Company considers the Debt Facility Warrants as a loan commitment or access fee to obtain the debt facility, as such, a Loan Commitment Asset was recorded against the Debt Facility Warrants.

The Debt Facility Warrants have an exercise price of $0.76 per share and are not exercisable until after the later of (i) the Maturity Date of the Loan Agreement of August 31, 2030 or (ii) a Liquidity Event. Once exercisable, the Debt Facility Warrants may be exercised at any time through their expiration date of August 31, 2033.

The Debt Facility Warrants are not considered indexed to the Company’s own stock and are accounted for as liability-classified instruments until such time as they qualify for equity classification. The Company recognized the Debt Facility Warrants at fair value at issuance date and remeasures the instrument at fair value each reporting period, with changes in fair value recognized in earnings. The Company determined the fair value of the Debt Facility Warrants using a Black-Scholes valuation model and management incorporated its best estimate of expected borrowings under the debt facility. At initial recognition, the fair value of the Debt Facility Warrants amounted to $8,008,243.

On December 17, 2025, in connection with a $3 million borrowing under its debt facility, the Company issued 3,947,368 debt facility warrants. For the three months ended March 31, 2026, there were additional draws of $4.3 million from the debt facility. At the actual draw date, the Company determined that the warrants were indexed to the Company’s own stock and met the criteria for equity classification under ASC 815-40. Accordingly, the Company remeasured the warrants to fair value on the draw date and reclassified the warrants from liability to equity, resulting in a $1,960,803 reclassification to additional paid-in capital. As of March 31, 2026, the fair value of the Debt Facility Warrants amounted to $4,848,233 and is presented as Warrant Liability in the Condensed Consolidated Balance Sheets.

Inputs to the Black-Scholes valuation model include the following assumptions:

Dividend yield	0%
Expected volatility	220 - 240%
Risk- free interest rate	3.66 - 4.08%
Expected term	5.42 Years
Stock price	$0.35

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Note 11 - Notes Payable, Net

The Company’s Notes Payable, Net as of March 31, 2026 and December 31, 2025 were as follows:

	Interest Rate	Maturity Date	March 31, 2026	December 31, 2025
15% notes payable	15%	3/17/2028	$31,829,223	$31,829,223
13% notes payable	13%	Currently due	815,000	815,000
12% notes payable	12%	Currently due	510,000	510,000
Others	8 - 10%	Certain notes are currently due, while others are due on 3/17/2028	2,421,621	2,521,621
Notes payable with Stewards International Funds PCC - see Note 9	8%	8/31/2030	7,300,000	3,000,000
Total notes payable			42,875,844	38,675,844
Unamortized discount and debt issuance costs			(3,103,819)	(1,333,009)
Notes payable, net			$39,772,025	$37,342,835

From time to time, the Company enters into secured promissory note agreements with various parties. The proceeds from these arrangements are used primarily to support the Company’s short-term trade finance operations and general working capital needs. The secured promissory notes are collateralized by advance receivables of the Company. The terms and conditions of each note may vary depending on the nature of the transaction and the counterparties involved.

Future minimum principal payments as of March 31, 2026, are as follows:

2026 - remainder	$2,622,445
2027	—
2028	32,953,399
2029	—
2030	7,300,000
$42,875,844

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Note 12 - Mortgage Loans

On March 11, 2026, in connection with the acquisition of the Plantation commercial property, the Company entered into a mortgage loan agreement, securing a principal amount of $4,000,000. The Plantation Mortgage Loan bears interest at a fixed rate of 12.00% per annum and matures on March 11, 2029. The Company incurred $40,000 in loan origination costs, which were recorded as a debt discount against the principal, resulting in an initial carrying value of $3,960,000. The Plantation Mortgage Loan has a stated interest rate of 12.00% per annum and, after consideration of the debt discount, an effective interest rate of 12.3%. The debt discount is amortized to interest expense over the term of the loan using the effective interest method. The loan matures on March 11, 2029, and requires monthly interest-only payments of $40,000, which commenced on April 11, 2026, with the entire outstanding principal balance due at maturity. The loan may be prepaid at any time without penalty. The Plantation Mortgage Loan is secured by a first-priority mortgage lien on the acquired commercial property and contains customary covenants and default provisions, including a clause for acceleration of the debt upon default. For the three months ended March 31, 2026, the Company recognized total interest expense of $27,282, which consisted of accrued interest of $26,667 and non-cash amortization of debt issuance costs of $615. As of March 31, 2026, the carrying value of the Plantation Mortgage Loan was $3,960,615, which is net of the unamortized debt discount of $39,385.

On July 11, 2025, the Company assumed a Mortgage Loan as part of the Block 40 Acquisition which is secured by the real property. The Mortgage Loan accrues interest based upon the Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.00%. The Mortgage Loan has interest payments due in monthly installments with a maturity date for the entire principal balance on June 1, 2026, with an option to extend the maturity date to June 1, 2027, subject to certain conditions. As of March 31, 2026, the Mortgage Loan had an outstanding balance of $73,625,000 and there is no outstanding accrued interest. The effective interest rate for the Mortgage Loan was 7.34%.

Future minimum principal payments as of March 31, 2026, are as follows:

2026 - remainder	$73,625,000
2027	—
2028	—
2029	4,000,000
2030	—
$77,625,000

Interest Rate Cap

The Company has an interest rate cap related to a floating-rate senior mortgage assumed in connection with the July 11, 2025 acquisition of Block 40, LLC and related entities. The Mortgage Loan is indexed to a SOFR-based rate plus a credit spread, and the cap limits the base rate component of the loan to 4.00% per annum through the loan’s extended maturity date of June 1, 2026. The cap meets the definition of a derivative under ASC 815, Derivatives and Hedging, and is therefore required to be recognized separately and measured at fair value at each reporting date. As of March 31, 2026, the interest rate cap had a fair value of $713 and is included in Other Assets on the Condensed Consolidated Balance Sheets.

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Note 13 - Commitments and Contingencies

Legal Proceedings

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies, and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.

The Company has been involved in various legal proceedings arising in the ordinary course of business, primarily related to consumer protection claims. As of the reporting date, substantially all matters have been dismissed or resolved without liability to the Company. One matter remains at an early stage relating to a notice of intent to foreclose on a construction lien in connection with the Company’s Block 40 property, with an asserted unpaid balance of approximately $357,225. Management is evaluating the matter and does not believe a loss is probable; accordingly, no accrual has been recorded. The Company will continue to monitor this matter.

Note 14 - Net Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding plus potential common shares. Convertible preferred stock and common warrants are considered potential common shares and are included in the computation of diluted net loss per share using the if-converted method and treasury stock method, respectively, when their effect is dilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Because the Company was in a net loss position for the three months ended March 31, 2026 and 2025, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	For the Three Months Ended
	March, 31 2026	March 31, 2025
Numerator:
Net loss attributed to common stockholders - basic and diluted	$(6,353,254)	$(1,912,155)
Denominator:
Weighted average shares of common stock - basic and diluted	208,635,439	100,310,845
Net loss per share - basic and diluted	$(0.03)	$(0.02)

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The financial instruments that could potentially dilute basic net loss per share in the future and that have been excluded from the computation of diluted net loss per share (because including them would have had an anti-dilutive effect) were as follows:

	March, 31 2026	March 31, 2025
Convertible preferred stock	81,250,000	55,770,000
Common stock warrants	16,928,348	8,000,000
Total	98,178,348	63,770,000

Note 15 - Income Taxes

The Company did not record an income tax provision for the three months ended March 31, 2026 and 2025. We maintain a 100% valuation allowance on total deferred tax assets. Management believes it is more likely than not that the related deferred tax asset will not be realized. As a result, the Company’s effective tax rate will remain at 0% because there are no estimated or discrete items that would affect the tax provision.

Note 16 – Redeemable Nonparticipating Noncontrolling Interest and Nonparticipating Noncontrolling Interest

Block 40 Class B Preferred Units

Pursuant to the Company’s acquisition of the membership interests in the Block 40 Entities, the Company assumed the obligations associated with the EB-5 investors in Block 40, LLC. From September 15, 2015 and through May 31, 2024, Block 40, LLC issued Class B Preferred Units through six offerings which raised $46.0 million, with an additional $5.5 million still owed to the Company as of March 31, 2026, by issuing 88 Class B Preferred Units to investors. The investments were structured in such a way as to qualify the investor for the EB-5 Employment Creation Visa (“EB-5 Visa”). The EB-5 Visa provides a method for foreign nationals who invest capital and thereby support the creation of jobs in the United States to obtain lawful permanent resident status in the United States, which is commonly referred to as a “Green Card.” The funding from the issuance of the Class B Preferred Units was then used by Block 40 for the construction and development of the Block 40 property located in Hollywood, Broward County, Florida. Each Class B Preferred Equity Unit is entitled to an annual rate of preferred return that is cumulative, payment of which is contingent on available distributable cash and is not guaranteed. In addition, the Class B Preferred Units are non-participating and, accordingly, do not share in Block 40, LLC or the Company’s net income or net loss.

During October and December 2025, the Company entered into share exchange agreements with certain EB-5 investors to acquire their Class B Preferred Units in Block 40, LLC. Under the agreements, the Company issued a number of shares of the Company’s common stock equal to the Investor’s remaining unrecovered Class B capital amount and (ii) the accrued but unpaid Class B preferred return through the closing date, divided by $0.76. There were 25 investors in Class B Preferred Equity that participated in the share exchange agreements which represents $16,057,917 of total equity holding. In connection with these exchanges, the Company issued 21,128,838 shares of common stock.

As of March 31, 2026, there were 45 investors in Class B Preferred Equity whose Form I-526 petitions have been approved. Their total equity holdings of $28,495,222 are therefore not subject to redemption outside the Company’s control and will be classified as permanent equity. On the other hand, there are 18 investors in Class B Preferred Equity whose I-526 petitions remain pending. Their total holdings of $8,461,738 remain subject to redemption in the event of a USCIS denial and will accordingly be classified as mezzanine equity. Pursuant to ASC 480-10-S99-3A(24), management evaluated all cash redemption features that are outside the Company’s control which is redemption upon USCIS denial of a holder’s Form I-526 and concluded redemption is not probable as management is not aware of any USCIS denials and does not consider such denials probable. Accordingly, no accretion to redemption value has been recognized as of March 31, 2026. The Company will reassess these conditions each reporting period and will accrete to the redemption amount prospectively if redemption becomes probable or the Units become currently redeemable.

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Note 17 - Stockholders’ Equity (Deficit)

Common Stock

On January 22, 2026, the Company issued 2,000,000 shares of its common stock to Robinpaws LLC pursuant to an asset purchase agreement originally entered into in December 2023, in connection with the acquisition of certain operating assets related to a proprietary funding and call center platform. The issuance was approved by the Company’s Board of Directors, the shares were issued as restricted securities, and the consideration for the issuance was deemed fully paid and non-assessable based on the agreed acquisition value set forth in the underlying asset purchase agreement.

Series A Preferred Stock

As of March 31, 2026 and December 31, 2025, the Company is authorized to issue 71,250,000 shares of Series A Preferred Stock, all of which were issued and outstanding.

The following is a description of the material rights of the Company’s Series A Preferred Stock:

Voting - The holders of Series A Preferred Stock vote together with the holders of common stock and any other class or series of stock entitled to vote thereon as a single class on an as-converted basis.

Dividend - Each holder shall be entitled to receive an annual dividend of six percent (6%) of the Stated Value times the number of Preferred Shares held by such holder payable on a quarterly basis beginning at the end of the Company’s fiscal quarter following the original issue date. Dividends on the Preferred Shares are payable, at the Company’s option, in (a) cash or (b) shares of the Company’s common stock, or a combination thereof.

Liquidation Preference – Each holder receives, before Junior Stock (which includes Common Stock and Series C Preferred Stock), an amount per preferred share equal to what they would receive if they converted to Common Stock immediately prior to the liquidation payment

Conversion Rights - After twenty-four months, each share of Series A Preferred Stock may be converted into shares of common stock, the number of which is determined according to the following formula, subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events. Each Series A Preferred Stock converts at a “Conversion Rate” equal to Conversion Amount / Conversion Price

In connection with any conversion, each holder of Series A Preferred Stock is subject to a beneficial ownership limitation of 9.99% of our outstanding common stock.

Redemption - The Company may, in its sole discretion, elect to redeem all or a portion of the outstanding Preferred Shares at the Redemption Amount. As used herein, the term “Redemption Amount” shall equal the Stated Value. If the Company does not redeem all of the outstanding Preferred Shares, but instead opts for a partial redemption, it must be done in at least $250,000 increments, and for every $250,000 redeemed, the Company will issue to the holder a warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share.

Series B Preferred Stock

On August 25, 2025, the Board of Directors and shareholders of the Company approved the creation of Series B Preferred Stock.

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Also on August 25, 2025, the Company entered into a Conversion Agreement with Forfront, LLC, an affiliate of the Company, for it to convert 10,000,000 shares of Series A Preferred Stock into 10,000,000 shares of the newly created Series B Preferred Stock. The conversion has been treated as preferred stock extinguishment where the fair value of Series B preferred stock has been recognized and the carrying value of Series A Preferred Stock has been derecognized with the difference of $700,000 has been treated as a deemed dividend recorded in accumulated deficit.

Finally, on August 25, 2025, the Company entered into a Voting Agreement with Forfront, LLC, the sole Holder of the Series B Preferred Stock, in which Forfront agreed to vote its shares of Series B Preferred Stock in accordance with the direction of a majority vote of the Company’s three founders, which includes Vincent Napolitano, Shaun Quin and Glen Steward, with the Company’s President receiving an irrevocable proxy to vote the shares. The term of the irrevocable proxy under the Voting Agreement terminates upon the earlier of (i) a period of fifteen (15) years from August 25, 2025, with the ability to extend; (ii) mutual written agreement of the parties to terminate the Voting Agreement; (iii) when there are no shares of Series B Preferred Stock outstanding; or (iv) the dissolution or liquidation of the Company.

The conversion to Series B Preferred Stock and the Voting Agreement are part of a strategic initiative to streamline the Company’s capital structure, enhance governance control during a critical phase involving corporate rebranding, and align leadership with long-term objectives without diluting economic interests of non-affiliate shareholders. The Board determined this related-party transaction to be fair under Nevada law and ratified it by majority voting power.

The following is a description of the material rights of the Company’s Series B preferred stock:

Voting - The Series B Preferred Stock shall vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on a 50-for-one basis.

Conversion - The Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after five years from the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and non-assessable shares of common stock on a one-to-one basis.

Dividend - The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends, out of any assets legally available thereon, on the common stock of the Company, as and if declared by the Board of Directors.

Liquidation Preference - The Series B Preferred Stock shall not have any value in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

Series C Preferred Stock

On May 9, 2025, pursuant to Certificate of Designation for the Series C Preferred Stock, 18,750,000 Series C Preferred Stocks were converted into 18,750,000 shares of common stock at par value $0.0001 of Stewards, Inc.

On August 25, 2025, the Company filed a withdrawal to the Certificate of Designation, as amended, for the Series C Preferred Stock.

Common Warrants and Prefunded Warrants

On September 9, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (the “Purchasers”) for the sale of the Company’s securities and, in connection therewith, entered into a registration rights agreement with the Purchasers.

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In an initial closing on December 12, 2024 (the “Initial Closing”), the Company issued 8,000,000 common units (the “Common Units”). Each Common Unit consisted of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) one common warrant to purchase one share of Common Stock (the “Common Warrant”), and (iii) one pre-funded warrant to purchase 3/200th of a share of Common Stock (the “Pre-funded Warrant”). The Common Units were sold at a purchase price of $0.25 per share of Common Stock. Gross proceeds from the Initial Closing were approximately $2.0 million, before placement agent fees and expenses and other offering costs of $207,600. These proceeds has been allocated between the Common Stock, Common Warrant and Pre-funded Warrant issued as part of the offerings.

In a second closing on August 14, 2025 (the “Second Closing”), the Company issued 1,750,000 Common Units on substantially the same terms as the Initial Closing. The Common Units were sold at a purchase price of $0.25 per share of Common Stock. The Common Warrants have a five-year term and an exercise price of $0.40 per share, and the Pre-funded Warrants have an exercise price of $0.0001 per share. Gross proceeds from the Second Closing were approximately $437,500, before placement agent fees and expenses and other offering costs of $51,350. These proceeds has been allocated between the Common Stock, Common Warrant and Pre-funded Warrant issued as part of the offerings.

On June 4, 2025, the Company issued 487,500 shares of common stock and common warrants to the Purchasers in connection with an amendment to the registration rights agreements. The fair value of the instruments issued was $329,248, which the Company recognized as expense during the year ended December 31, 2025.

On December 12, 2025, the Company issued an additional 146,250 Pre-Funded Warrants as delay payment in accordance with the Registration Rights Agreement with the investors.

The Common Warrants have an exercise price of $0.40 per share and are exercisable from the date of issuance for a term of five years. As of December 31, 2025, there are 10,237,500 Common Warrants outstanding.

The Pre-Funded Warrants have a nominal exercise price of $0.0001 per warrant share and are exercisable such that one-sixth (1/6) of the warrant shares becomes exercisable on or after the date that is six months from the issuance date, with an additional one-sixth (1/6) becoming exercisable each month thereafter. The warrants remain exercisable during this exercise period until the earlier of (i) the warrants being exercised in full or (ii) the Company’s common stock being uplisted, which earlier event serves as the termination date after which the warrants are no longer exercisable. As of March 31, 2026, there are 10,237,500 Common Warrants outstanding. As of March 31, 2026, there are 292,500 Pre-Funded Warrants outstanding.

Both the Common Warrants and Prefunded Warrants are equity-classified. The fair values at issuance date were determined using Black-Scholes model, based on the following assumptions at the time of issuance:

Dividend yield	0%
Expected volatility	75%
Risk-free interest rate	3.93-4.33%
Expected term	4.25-5 Years

Note 18 - Segment Information

Operating segments are defined as components of an entity for which separate discrete financial information is available and is regularly reviewed by the CODM. The CODM evaluates, oversees, and manages the Company’s operations and financial performance through two reportable segments that are organized primarily by type of business activity. Specifically, the segments include: Financing Solutions and Real Estate Operations.

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The Company is operating as a private credit company focused on providing alternative financing solutions to small and medium-sized businesses across the United States. In July 2025, the Company expanded its U.S. operations into real estate through the acquisition of Block 40, these operations are in the United States.

While the Company operates across multiple customer types and geographic locations, the CODM regularly receives and reviews discrete financial information disaggregated by these segments, which are used as the basis for evaluating performance and allocating resources.

The CODM does not review expense items at a level lower than those presented in the table below. The following tables present certain financial information related to our reportable segments:

	For the Three Months Ended March 31, 2026
	Financing	Real Estate
	Solutions	Operations	Total
Revenue	$1,470,270	$2,384,395	$3,854,665
Significant segment-level expenses:
Cost of revenue	273,885	1,306,050	1,579,935
General and administrative expenses	1,357,882	1,396,955	2,754,837
Provision for credit losses	301,649	—	301,649
Depreciation and amortization	61,466	2,330,773	2,392,239
Professional fees	422,705	600,397	1,023,102
Loss from operations	$(947,317)	$(3,249,780)	$(4,197,097)

	As of March 31, 2026
	Financing	Real Estate
	Solutions	Operations	Total
CURRENT ASSETS
Cash, cash equivalents	$448,213	$813,939	$1,262,152
Restricted cash	10,000	3,450,154	3,460,154
Advance receivables, net	6,783,416	8,002	6,791,418
Prepaid expense	105,701	346,499	452,200
Loan commitment asset	4,848,233	—	4,848,233
Due from related parties	65,198	104,640	169,838
Other current assets	40,438	466,683	507,121
Total current assets	12,301,199	5,189,917	17,491,116

Fixed assets, net	118,373	155,360,577	155,478,950
Operating lease right-of-use asset	32,535	—	32,535
Intangible assets, net	461,245	1,036,918	1,498,163
Goodwill	1,219,134	—	1,219,134
Other assets	23,782	44,424	68,206
TOTAL ASSETS	$14,156,268	$161,631,836	$175,788,104

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	Three Months Ended March 31, 2025
	Financing	Real Estate
	Solutions	Operations	Total
Revenue	$3,365,225	$—	$3,365,225
Significant segment-level expenses:
Cost of revenue	653,821	—	653,821
General and administrative expenses	1,961,303	—	1,961,303
Provision for credit losses	566,244	—	566,244
Depreciation and amortization	61,612	—	61,612
Professional fees	574,416	—	574,416
Loss from operations	$(452,171)	$—	$(452,171)

	As of December 31, 2025
	Financing	Real Estate
	Solutions	Operations	Total
CURRENT ASSETS
Cash, cash equivalents	$4,165,334	$738,709	$4,904,043
Restricted cash	—	3,273,763	3,273,763
Advance receivables, net	7,229,456	8,002	7,237,458
Prepaid expense	141,348	375,066	516,414
Loan commitment asset	6,709,609	—	6,709,609
Due from related parties	40,231	98,340	138,571
Other current assets	50,387	616,302	666,689
Total current assets	18,336,365	5,110,182	23,446,547

Fixed assets, net	118,447	150,873,861	150,992,308
Operating lease right-of-use asset	45,637	—	45,637
Intangible assets, net	509,996	1,997,802	2,507,798
Goodwill	1,219,134	—	1,219,134
Other assets	150,001	1,159	151,160
TOTAL ASSETS	$20,379,580	$157,983,004	$178,362,584

Note 19 - Subsequent Events

In April 2026, the Company borrowed $500,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

In May 2026, the Company borrowed $500,000 under its existing credit facility for general corporate purposes. This draw bears interest at the contractual rate and is subject to the terms and conditions of the facility agreement. As of the date of this filing, the Company is in compliance with all associated financial covenants.

Subsequent to March 31, 2026, the Company’s Board of Directors approved a leadership transition and related governance changes. Vincent Napolitano will transition from his roles as Chief Executive Officer, Chairman, and Treasurer and will be appointed as Chairman Emeritus. Concurrently, Shaun Quin will be appointed Chief Executive Officer and Glen Steward will be appointed Chairman of the Board. As of the date of issuance of these interim financial statements, the definitive agreements related to these arrangements are in the process of being finalized. The Company has not recorded any amounts related to these arrangements as of March 31, 2026, as the terms were not fully executed or determinable as of March 31, 2026.

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INDEPENDENT AUDITOR'S REPORT

Block 40, LLC Hollywood, Florida

Opinion

We have audited the accompanying consolidated financial statements of Block 40, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, changes in members' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Block 40, LLC and Subsidiary as of December 31, 2023, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Block 40, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Block 40, LLC ’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these consolidated financial statements.

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In performing an audit in accordance with generally accepted auditing standards, we:

·         Exercise professional judgment and maintain professional skepticism throughout the audit.

·         Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

·         Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Block 40, LLC ’s internal control. Accordingly, no such opinion is expressed.

·         Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

·         Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Block 40, LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

June 20, 2024

Miami, Florida

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BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2023

ASSETS
RENTAL PROPERTY, NET	$126,799,897
CASH	1,649,982
RESTRICTED CASH	1,082,969
TENANT RECEIVABLES, NET	53,043
ADVANCES TO AFFILIATES	175,466
PREPAID EXPENSES AND OTHER ASSETS	795,508
FAIR VALUE OF INTEREST RATE CAP	1,249,025
$131,805,890
LIABILITIES AND MEMBERS' EQUITY
NOTE PAYABLE, NET	$81,224,635
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	3,616,850
UNEARNED RENT	105,717
TENANT SECURITY DEPOSITS	360,623
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY	46,498,065
$131,805,890

See accompanying notes.

F-72

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2023

REVENUE
Residential rental	$8,264,168
Commercial rental and tenant expense recovery	110,580
Other operating income	1,254,426
Total revenue	9,629,174
OPERATING EXPENSES
Depreciation	7,018,047
Management and other fees	1,722,315
General and administrative	2,167,052
Insurance and property taxes	1,529,257
Common area maintenance	1,517,864
Utilities	790,016
Advertising and promotion	324,588
Professional fees	213,184
Bad debt expense	65,133
Total operating expenses	15,347,456
LOSS FROM OPERATIONS	(5,718,282)
OTHER INCOME (EXPENSE)
Preferred return dividends - HCC	(1,800,000)
Interest and financing fees	(5,634,603)
Change in fair value of interest rate cap	(1,735,746)
Loan guarantee fees	(1,260,000)
Total other income (expense)	(10,430,349)
NET LOSS	$(16,148,631)

See accompanying notes.

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BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY YEAR ENDED DECEMBER 31, 2023

	HCC priority interest	Class B Preferred Units (EB-5 investors, 156 units authorized, 78 issued and outstanding	Subscription Receivable	Class A Members	Accumulated Deficit	Total
Members' equity as of December 31, 2022	$26,900,000	$40,100,707	$(1,444,170)	$6,436,893	$(11,882,784)	$60,110,646
Class B Units issued	—	3,200,000	(663,950)	—	—	2,536,050
Net loss	—	—	—	—	(16,148,631)	(16,148,631)
Members' equity as of December 31, 2023	$26,900,000	$43,300,707	$(2,108,120)	$6,436,893	$(28,031,415)	$46,498,065

See accompanying notes.

F-74

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,148,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,018,047
Bad debt expense	65,133
Change in fair value of interest rate cap	1,735,746
Amortization of debt issuance costs	1,314,503
Changes in operating assets and liabilities:
Tenant receivables	(67,607)
Prepaid expenses and other assets	(131,142)
Accounts payable and accrued liabilities	2,117,996
Unearned rent	2,304
Tenant security deposits	(16,689)
Total adjustments	12,038,291
Net cash used in operating activities	(4,110,340)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,024,677)
Advances to affiliates	(120,615)
Net cash used in investing activities	(1,325,292)
CASH FLOWS FROM FINANCING ACTIVITIES:
Class B Unit proceeds	2,536,050
NET CHANGE IN CASH AND RESTRICTED CASH	(2,899,582)
CASH AND RESTRICTED CASH - BEGINNING	5,632,533
CASH AND RESTRICTED CASH - ENDING	$2,732,951
Supplemental Disclosure of Cash Flow Information:
Interest paid	$6,360,026
Income taxes paid	$—
Reconciliation of Cash and Restricted Cash as reported within the Consolidated Balance Sheet to the amounts in the Consolidated Statement of Cash Flows:
Cash	$1,649,982
Restricted cash	1,082,969
Total cash and restricted cash shown in the consolidated statement of cash flows	$2,732,951

See accompanying notes.

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NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Block 40, LLC (the "Block 40"), a Florida limited liability company, is governed pursuant to its amended and restated operating agreement between Block 40 Managers, LLC (the "Manager"), Block 40 Investment Holdings, LLC (the "Founding Member"), Hollywood Circle Capital, LLC ("HCC"), and certain investing members consisting of foreign nationals participating through EB-5 private placement offerings. Block 40 was formed for the purpose of acquiring, developing, operating and leasing a mixed-use real estate project consisting of 273 residential rental apartment units and approximately 23,000 square feet of commercial retail space, located in Hollywood, Florida, known as 1818 Park (the "Property"). The Manager shall do all things reasonable for the purposes of operating and managing the Property for the benefit of the Block 40's investing members. The Manager, Founding Member, and HCC are related by virtue of common ownership and management.

Basis of Consolidation

The consolidated financial statements include the accounts of Block 40 and its wholly owned subsidiary Block 40 Property, LLC, collectively referred to as the Company. All material intercompany accounts and transactions have been eliminated in consolidation.

Change in Accounting Principle

In June 2016, the Financial Accounting Standards Board issued guidance (FASB ASC 326) which changed how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to expected loss model. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were advances to affiliates and deminimus amounts of other income receivable. The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the consolidated financial statements.

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Revenue Recognition

The Company recognizes its lease contract rental revenue, including lease and non- lease components, under the accounting framework of Accounting Standards Codification No.842, Leases ("ASC 842"), which are therefore excluded from the scope of ASU 2014-09, Revenues from Contracts with Customers (Topic 606) ("ASC 606"). The Company has elected to not separate lease and non-lease components, primarily related to reimbursable operating expenses, for its lessor arrangements, and the combined component is accounted for entirely under ASC 842. The Company's leases are classified as operating leases. To evaluate lease classification, the Company assesses the terms and conditions of the lease to determine the appropriate lease term. Options to extend the lease term are not included in the evaluation for lease classification or for recognition of rental revenue, unless the Company is reasonably certain the tenant will exercise its options. Evaluation of lease classification also requires an estimate of the residual value of the real estate at the end of the lease term. Tenant rents received in advance of the due date are classified as unearned rent. The Company presents revenues net of sales tax in its consolidated statement of operations.

Residential Rental Revenue

The Company leases residential apartment units with terms generally of one year or less. The lease agreements typically provide for base rent, other charges, if applicable, and a security deposit. Rent concessions and escalations, if any, are typically nominal. Residential rental revenue is recognized when rent is due from tenants in accordance with the leases on a straight-line basis.

Commercial Rental Revenue and Tenant Expense Recovery

Commercial rental revenue is recognized when rent is due from tenants in accordance with the leases, which are expected to have terms ranging from 5 to 10 years. For leases that provide rent concessions or fixed escalations over the lease term, rental income is recognized on a straight-line basis over the terms of the respective leases. Contingent rental revenue is recognized after the tenants' reported sales have exceeded the breakpoint established in the corresponding lease agreement. Certain operating expenses are reimbursed by commercial tenants and recognized as they are contractually billable in accordance with the terms of the leases, generally in the period in which such costs are incurred. Tenant expense recovery revenues are variable and considered non-lease components. The Company combines all its non-lease components, which were determined to have the same pattern of transfer as the related operating lease component, into a single combined lease component. The Company commenced commercial lease activity during 2023.

Other Operating Income

Other operating income is recognized in accordance with ASC 606, and principally represents amounts charged to tenants for late fees, pet fees, lease termination fees, damages, events, and other miscellaneous charges, which is recognized at a point in time, at the time the services are provided or when the tenant incurs the charge. In all cases, the transaction prices are fixed and representative in each case of a single performance obligation.

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Rental Property

Rental property is recorded at cost, net of accumulated depreciation. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred.

Depreciation

Depreciation is computed by the straight-line method using various rates based generally on the estimated useful lives of the assets. The estimated useful lives are typically as follows:

Building - Residential	27.5 years
Building - Commercial	39 years
Building and land improvements	15 years
Fixtures and personal property	5 to 7 years

Impairment of Long Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the impaired asset exceeds fair value. Management's assessment of the recoverability of its rental property includes, but is not limited to, recent operating results, expected undiscounted net operating cash flow and management's plans for future operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash and tenant receivables. From time to time, the Company maintains balances with financial institutions in excess of federally insured limits. As of December 31, 2023, the Company had approximately $2,194,000 of cash and restricted cash in excess of federally insured limits. Management of the Company performs ongoing credit evaluations of its tenants and requires tenants to provide security deposits. Although security deposits are typically insufficient to meet the terminal value of the tenant's lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with re-leasing the space in the event the tenant does not pay as agreed.

Restricted Cash

Restricted cash consists principally of tenant security deposits, lockbox accounts and escrow funds restricted to payment of real estate taxes and insurance, as required by the Company's lender.

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Tenant Receivables

Tenant receivables are uncollateralized tenant obligations due under normal lease terms, and include accrued tenant revenues as a result of base minimum rents in excess of actual tenant billings (straight-lining). The carrying amount of tenant receivables may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management individually reviews all tenant receivable balances and, based on assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. The Company provides for and writes off specific accounts upon determination that such amounts will not be collected. No allowance for doubtful accounts was recorded as of December 31, 2023.

Advances To Affiliates

Amounts due from affiliates are stated at the outstanding balance of funds due for repayment of cash advances. The need for an allowance is evaluated by management on an on-going basis based on relevant circumstances. Management's estimate of the need for an allowance is derived from a review of the Company's historical losses and adjusted for management's assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. Management has not recorded a provision for credit losses as of December 31, 2023.

Debt Issuance Costs

Debt issuance costs consist principally of loan origination and related fees, and are amortized to interest and financing fees in the accompanying consolidated statement of operations on a straight-line basis over the term of the related debt, which approximates the effective interest method. Unamortized debt issuance costs are recorded as a reduction of the contractual principal balance of the related debt.

Tenant Security Deposits

The Company's leases typically require security deposits which are generally refunded or, if circumstances warrant, recognized as revenue, upon tenant vacancy.

Advertising Costs

Advertising costs are charged to operations as incurred and are included in operating expenses. The amount charged for the year ended December 31, 2023 was approximately $325,000.

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Derivative Financial Instruments

In the normal course of business, the Company is exposed to the effect of interest rate changes and uses a strategy to limit these risks through the use of derivatives, consisting of interest rate caps. The Company uses interest rate caps to reduce the impact that increases in interest rates will have on the Company's floating rate liabilities. The Company recognizes interest rate caps on the accompanying consolidated balance sheet at fair value. To determine the fair value of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions as of the balance sheet date, such as discounted cash flows and option-pricing models. All methods of assessing fair value result in a general approximation of value and such value may never actually be realized or sustained. The Company has not designated any derivatives as hedges to qualify for hedge accounting for financial reporting purposes and fluctuations in the fair value of derivatives have been recognized as change in fair value of interest rate cap in the accompanying consolidated statement of operations. Payments received from interest rate cap counterparties are recognized as a reduction of interest expense in the consolidated statement of operations.

Fair Value Measurements

"Fair Value Measurements" as prescribed by the ASC, establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Company's assets and liabilities.

The inputs are summarized in the three broad levels listed below.

Level 1 - quoted prices in active markets for identical assets and liabilities

Level 2 - observable inputs other than Level 1 process, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities (including the Company's own assumptions in determining the fair values of assets and liabilities)

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The following is a description of the valuation methodologies used for the Company's financial assets and liabilities measured at fair value on a recurring basis, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy:

Interest rate cap - The fair value of the Company's interest rate caps are determined by using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rose above the strike rate of the interest rate cap. The variable interest rates used in the calculation of projected receipts on the interest rate cap are based on a third-party expert's expectation of future interest rates derived from observable market interest rate curves and volatilities. This financial instrument is measured at fair value on a recurring basis, using Level 2 measurement inputs in the three-tier fair value hierarchy.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by the Company. Members are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with the operating agreement of the Company. No provision for income taxes is included in the accompanying consolidated financial statements.

Entities treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”), rather than the owners of the entity being liable for the Assessment. Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw- back provisions to any former owners or other special allocation provisions within the entity’s governing documents

The Company assesses its tax positions in accordance with "Accounting for Uncertainties in Income Taxes" as prescribed by the Accounting Standards Codification, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return's due date or the date filed) that remain subject to examination by the Company's major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense. The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying consolidated financial statements.

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Use of Estimates in the Preparation of the Financial Statements

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the year presented. Actual results could differ from those estimates.

Reclassifications

Certain components of 2022 members' equity have been reclassified to conform with 2023 presentation.

NOTE 2. RENTAL PROPERTY

Rental property at December 31, 2023 consisted of the following:

Land	$4,504,624
Building - residential	104,550,314
Building - commercial	11,661,662
Building and land improvements	4,169,160
Fixtures and personal property	13,605,007
138,490,767

Less: accumulated depreciation	(11,690,870)

$126,799,897

Depreciation expense amounted to approximately $7,018,000 for the year ended December 31, 2023.

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NOTE 3. NOTE PAYABLE, NET

In June 2022, the Company entered into a loan agreement with a financial institution for maximum borrowings of up to $84,000,000. The loan requires monthly interest- only payments based on a variable interest rate of the one-month Secured Overnight Financing Rate ("SOFR") plus 2.75% (effectively 8.09% at December 31, 2023), subject to an interest rate cap agreement. The loan matured on June 1, 2024, at which time the Company exercised its first extension option to extend the maturity to June 1, 2025, under similar terms. Contemporaneously with the loan extension the Company and lender entered into a first amendment to the loan agreement whereby the interest rate cap requirement was waived for the first one-year extension period and the Company deposited approximately $775,000 into escrow with the lender. The loan agreement stipulates two additional one-year extension options available to the Company subject to certain conditions, as defined in the loan agreement and its related first amendment. The loan is collateralized by a mortgage on the Property and an assignment of tenant leases and guaranteed by certain individuals with ownership in the Manager. The loan agreement contains certain affirmative, negative, and financial covenants, including limitations on use of cash and funded debt and requirements to maintain prescribed debt service coverage ratios, as defined in the loan agreement and its related first amendment.

At December 31, 2023, the net note payable balance consisted of the following:

Note payable	$81,772,345
Debt issuance costs, net of accumulated amortization of $2,081,296	(547,710)
$81,224,635

Interest Rate Cap

In June 2022, the Company purchased an interest rate cap with notional amount of $84,000,000. The cap rate agreement provided for a cap of the one-month SOFR rate at 2.25% through the initial maturity date of June 1, 2024, which effectively limited the maximum interest rate of the loan to be 5%. The cap rate agreement was not extended in conjunction with the loan extension. During the year ended December 31, 2023 the SOFR exceeded the cap rate, and the Company recognized approximately $2,362,000 of proceeds from the interest rate cap as a reduction of interest and financing fees. At December 31, 2023, the fair value of the interest rate cap was approximately $1,249,000, and the change in fair value included in the accompanying consolidated statement of operations amounted to a loss of approximately $1,736,000.

Interest and financing fees amounted to approximately $5,635,000 for the year ended December 31, 2023, including amortization of debt issuance costs of approximately $1,315,000.

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NOTE 4. FAIR VALUE MEASUREMENT

The following table presents information about the Company’s assets measured at fair value as of December 31, 2023:

ASSETS, at fair value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest rate cap	$—	$1,249,025	$—	$1,249,025

NOTE 5. RELATED PARTY TRANSACTIONS

Asset Management Fees

The Manager provides management, accounting and administration services to the Company. Management fees for services are as follows: (i) development fees based on the development costs of the Property as defined pursuant to the Eighth Amended and Restated Operating Agreement, including without limitation all costs and fees relating to the acquisition, financing, construction, and development of the project (ii) a commission override fee of 0.5% of total real estate sales and leases, and (iii) an asset management fee of 3% of total monthly revenue. As of December 31, 2023, cumulative development fees paid to the Manager amounted to approximately

$6,915,000, of which approximately $1,063,000 was incurred during the year ended December 31, 2023. For the year ended December 31, 2023, commission override and asset management fees incurred to the Manager amounted to approximately $48,000 and $332,000, respectively. As of December 31, 2023 amounts due to the Manager for commission override and asset management fees amounted to approximately $75,000 and $497,000, respectively, which are included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

Loan Guarantee Fees

Certain individuals with indirect ownership in the Manager personally guarantee loans made to the Company to fund operations and capital needs, and earn fees of 1.5% of the loan amount guaranteed. For the year ended December 31, 2023, the loan guarantee fees amounted to approximately $1,260,000. As of December 31, 2023 amounts due to guarantors amounted to approximately $1,057,000, which is included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

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Administration Services

The Company receives administrative services from an affiliate related by virtue of common management. The affiliate allocates payroll and other employee related costs based on estimated hours devoted to the Property, and receives an administration fee in consideration of the services provided. For the year ended December 31, 2023, administration service fees incurred to the affiliate amounted to approximately $1,083,000. As of December 31, 2023, amounts due to the affiliate for services amounted to approximately $497,000, which is included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

NOTE 6. MEMBERS' EQUITY

General

The Company is governed pursuant to its Eighth Amended and Restated Operating Agreement dated June 19, 2020, and its subsequent First Amendment (collectively the "OA"). Pursuant to the OA, the Company consists of the following membership classes: (a) Class A Members consisting of the Manager and the Founding Member, (b) Class B (EB-5) Preferred Members, and (c) HCC's priority interest. The interests of the Manager and Founding Member are not represented by units, but are considered Class A interests with voting rights. Class B unit holders have no voting rights and units were issued in exchange for a capital contribution of $500,000 to $900,000. HCC's priority interest has no voting rights. The liability of members is limited to their total capital contributions and the Company shall continue in perpetuity, unless sooner terminated in accordance with the OA.

Class B units generally accrue a preferred return of 2% for the first five years and are subject to increases thereafter dependent on factors defined in the OA. Preferred returns are not guaranteed, as distributions are dependent on the availability of cash to the Company. As such, they are not accrued and are not reflected as liabilities on the accompanying balance sheet until declared. As of December 31, 2023, Class B unit accumulated preferred returns in arrears amount to approximately $4,425,000.

The Company, at the Manager's sole discretion, has the option to redeem Class B units for a call price, generally equal to the Class B unreturned capital and preferred return balance. Commencing upon the third anniversary of the date the Company receives the Project certificate of occupancy, as defined in the OA, and absent redemption by the Company, the Company shall generally provide a 30 day opportunity to convert the Class B units into Class A interests at the then fair market value not to exceed the members unreturned capital, and to receive payment of the then amount of unpaid preferred returns. The conversion transaction is to be executed without dilution to the interests of the Manager. As of December 31, 2023, no Class B units have been redeemed or converted.

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In 2020, the Company entered into a subscription agreement with HCC for priority membership interest. HCC subscribed to investing up to $30,000,000 in exchange for a priority interest in the Company as follows: (i) a 6% preferred return on its preferred investment, and (ii) a profits interest equal to 0.2% per each $1,000,000 tranche of funding, resulting in a maximum Class A interest of 6%, if fully funded. The Company may exercise a call option to purchase the HCC priority interest two years after the date of HCC's admission into the Company. HCC may exercise a put option to cause the Company to purchase its interest four years after the date of HCC's admission into the Company. The redemption price for both the call and put is defined in the OA as the amount that would be distributed to HCC, assuming, hypothetically, that the Company has been dissolved. As of December 31, 2023, HCC's priority interest accumulated preferred returns in arrears amount to approximately $2,310,000.

As of December 31, 2023, the Company's ownership interest is as follows: Manager 20%, Founding Member 74.6%, HCC 5.4% and Class B Preferred Members 0%.

Class B Unit Offering

In July 2022, the Company opened a fund raising offering of up to $68,000,000 by offering up to 85 Class B Units to investors who are seeking immigrant status with the EB-5 Visa. As of the report date, the Company had 7 subscriptions related to this offering.

Cash Distributions

Distributions of available cash from operations shall be distributed amongst the members as follows: (a) first, to HCC until their unpaid preferred return balance has been reduced to zero, (b) second, to the holders of Class B units pro-rata until their unpaid preferred return balances have been reduced to zero, (c) finally, to all interest holders in accordance with their respective percentage ownership.

Distributions of available cash from sale, refinancing or dissolution shall be distributed amongst the members as follows: (a) first, to HCC until their unpaid preferred return balance has been reduced to zero, (b) second, to HCC until their unreturned preferred capital balance has been reduced to zero, (c) third, to the holders of Class B units pro- rata until their unpaid preferred return balances have been reduced to zero, (d) fourth, to the holders of Class B units pro-rata until their unpaid unreturned preferred capital balances have been reduced to zero, (e) fifth, to the holders of Class A interests pro- rata until their unreturned capital balances have been reduced to zero, (f) finally, to all interest holders in accordance with their respective percentage ownership.

Profit and Loss Allocations

Except as otherwise set forth in the OA regarding special allocations to Class B unit holders and limitations on allocations of net losses, generally profits and losses shall be allocated in a manner that would be equal to the hypothetical distribution that each would receive in a sale, refinance or dissolution as detailed above.

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NOTE 7. LEASING ARRANGEMENTS AND COMMITMENTS

Leasing Arrangements

The Company leases commercial space to tenants under noncancelable operating leases that expire on various dates through 2036.

The approximate future minimum base rents, under noncancelable commercial operating leases for the years subsequent to December 31, 2023, are as follows:

2024	$480,000
2025	804,000
2026	827,000
2027	847,000
2028	867,000
Thereafter	4,917,000
$8,742,000

Commitments

As  of  December 31,  2023,  the  Company was  committed  to  funding  tenant improvement allowances amounting to approximately $1,600,000 associated with its commercial operating leases.

NOTE 8. CONTINGENCIES

Litigation

Management does not believe there is any litigation threatened against the Company other than routine matters arising in the ordinary normal course of business, some of which are expected to be covered by liability insurance, and none of which are expected to have a material adverse effect on the financial position of the Company.

Risks and Uncertainties

The Company is subject to certain economic risks, real estate market deterioration, rising long-term interest rates and the potential for lack of liquidity in financial markets which could materially impact the Company. There is no assurance that changes in such economic conditions will not occur and result in decreased property values and cash flows.

NOTE 9. SUBSEQUENT EVENTS

Evaluation Date

The Company has evaluated subsequent events through June 20, 2024, which is the date the accompanying consolidated financial statement was available to be issued.

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INDEPENDENT AUDITOR'S REPORT

Block 40, LLC Hollywood, Florida

Opinion

We have audited the accompanying consolidated financial statements of Block 40, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, changes in members' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Block 40, LLC and Subsidiary as of December 31, 2024, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Block 40, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in technical default of certain financial and reporting covenants contained in its credit facility loan agreement with its lender, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Block 40, LLC 's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

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Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•          Exercise professional judgment and maintain professional skepticism throughout the audit.

•          Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•          Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Block 40, LLC 's internal control. Accordingly, no such opinion is expressed.

•          Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•          Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Block 40, LLC 's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

November 11, 2025 Miami, Florida

F-89

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2024

ASSETS
RENTAL PROPERTY,NET	$121,064,162
CASH	756,997
RESTRICTED CASH	2,697,817
TENANT RECEIVABLES, NET	107,919
ADVANCES TO AFFILIATES	238,695
PREPAID EXPENSES AND OTHER ASSETS	1,102,199
$125,967,789
LIABILITIES AND MEMBERS' EQUITY
NOTE PAYABLE, NET	$84,000,000
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	4,936,850
UNEARNED RENT	264,917
TENANT SECURITY DEPOSITS	347,622
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY	36,418,400
$125,967,789

See accompanying notes.

F-90

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2024

REVENUE
Rental income	$8,547,406
Other operating income	1,324,678
Amortization of tenant improvements	(76,448)
Total revenue	9,795,636
OPERATING EXPENSES
Depreciation	7,127,357
Insurance and property taxes	3,036,093
Common area maintenance	1,697,797
General and administrative	829,752
Utilities	873,021
Management and other fees	630,859
Advertising and promotion	319,399
Professional fees	230,863
Bad debt expense, net	26,987
Total operating expenses	14,772,128
LOSS FROM OPERATIONS	(4,976,492)
OTHER INCOME (EXPENSE)
Preferred return dividends - HCC	(950,000)
Interest and financing fees	(6,348,990)
Change in fair value of interest rate cap	(1,249,025)
Loan guarantee fees	(1,260,000)
Other income	1,045,026
Total other income (expense)	(8,762,989)
NET LOSS	$(13,739,481)

See accompanying notes.

F-91

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN

MEMBERS' EQUITY YEAR ENDED DECEMBER 31, 2024

		Class B Preferred Units (EB-5 investors, 156 units authorized, 77 issued and outstanding)
	HCC priority interest		Subscription Receivable	Class A Members	Accumulated Deficit	Total
Members' equity as of December 31, 2023	$26,900,000	$43,300,707	$(2,108,120)	$6,436,893	$(28,031,415)	$46,498,065
Class B Unit contributions	—	6,400,000	(2,740,184)	—	—	3,659,816
Net loss	—	—	—	—	(13,739,481)	(13,739,481)
Members' equity as of December 31, 2024	$26,900,000	$49,700,707	$(4,848,304)	$6,436,893	$(41,770,896)	$36,418,400

See accompanying notes.

F-92

BLOCK 40, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,739,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,203,805
Bad debt expense, net of recoveries	26,987
Change in fair value of interest rate cap	1,249,025
Amortization of debt issuance costs	547,710
Changes in operating assets and liabilities:
Tenant receivables	(81,863)
Prepaid expenses and other assets	(306,691)
Accounts payable and accrued liabilities	1,320,000
Unearned rent	159,200
Tenant security deposits	(13,001)
Total adjustments	10,105,172
Net cash used in operating activities	(3,634,309)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,468,070)
Advances to affiliates, net	(63,229)
Net cash used in investing activities	(1,531,299)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from long-term debt	2,227,655
Class B Unit proceeds	3,659,816
Net cash provided by financing activities	5,887,471
NET CHANGE IN CASH AND RESTRICTED CASH	721,863
CASH AND RESTRICTED CASH - BEGINNING	2,732,951
CASH AND RESTRICTED CASH - ENDING	$3,454,814
Supplemental Disclosure of Cash Flow Information:
Interest paid	$6,659,576
Income taxes paid	$—
Reconciliation of Cash and Restricted Cash as reported within the Consolidated Balance Sheet to the amounts in the Consolidated Statement of Cash Flows:
Cash	$756,997
Restricted cash	2,697,817
Total cash and restricted cash shown in the consolidated statement of cash flows	$3,454,814

See accompanying notes.

F-93

NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Block 40, LLC (the "Block 40"), a Florida limited liability company, is governed pursuant to its amended and restated operating agreement between Block 40 Managers, LLC (the "Manager"), Block 40 Investment Holdings, LLC (the "Founding Member"), Hollywood Circle Capital, LLC ("HCC"), and certain investing members consisting of foreign nationals participating through EB-5 private placement offerings. Block 40 was formed for the purpose of acquiring, developing, operating and leasing a mixed-use real estate project consisting of 273 residential rental apartment units and approximately 23,000 square feet of commercial retail space, located in Hollywood, Florida, known as 1818 Park (the "Property"). The Manager shall do all things reasonable for the purposes of operating and managing the Property for the benefit of the Block 40's investing members. The Manager, Founding Member, and HCC are related by virtue of common ownership and management.

Basis of Consolidation

The consolidated financial statements include the accounts of Block 40 and its wholly owned subsidiary Block 40 Property, LLC, collectively referred to as the Company. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes its lease contract rental revenue, including lease and non lease components, under the accounting framework of Accounting Standards Codification No.842, Leases ("ASC 842"), which are therefore excluded from the scope of ASU 2014-09, Revenues from Contracts with Customers (Topic 606) ("ASC 606"). The Company has elected to not separate lease and non-lease components, primarily related to reimbursable operating expenses, for its lessor arrangements, and the combined component is accounted for entirely under ASC 842. The Company's leases are classified as operating leases. To evaluate lease classification, the Company assesses the terms and conditions of the lease to determine the appropriate lease term. Options to extend the lease term are not included in the evaluation for lease classification or for recognition of rental revenue, unless the Company is reasonably certain the tenant will exercise its options. Evaluation of lease classification also requires an estimate of the residual value of the real estate at the end of the lease term. Tenant rents received in advance of the due date are classified as unearned rent. The Company presents revenues net of sales tax in its consolidated statement of operations.

Residential Rental

The Company leases residential apartment units with terms generally of one year or less. The lease agreements typically provide for base rent, other charges, if applicable, and a security deposit. Rent concessions and escalations, if any, are typically nominal. Residential rental income is recognized when rent is due from tenants in accordance with the leases on a straight-line basis.

F-94

Commercial Rental and Tenant Expense Recovery

Commercial rental income is recognized when rent is due from tenants in accordance with the leases, which are expected to have terms ranging from 5 to 10 years. For leases that provide rent concessions or fixed escalations over the lease term, rental income is recognized on a straight-line basis over the terms of the respective leases. Contingent rental income is recognized after the tenants' reported sales have exceeded the breakpoint established in the corresponding lease agreement. Certain operating expenses are reimbursed by commercial tenants and recognized as they are contractually billable in accordance with the terms of the leases, generally in the period in which such costs are incurred. Tenant expense recoveries are variable and considered non-lease components. The Company combines all its non-lease components, which were determined to have the same pattern of transfer as the related operating lease component, into a single combined lease component.

Other Operating Income

Other operating income is recognized in accordance with ASC 606, and principally represents amounts charged to tenants for late fees, pet fees, termination fees, damages, events, and other miscellaneous charges. These charges are recognized at a point in time, at the time the services are provided or when the tenant incurs the charge. In all cases, the transaction prices are fixed and representative in each case of a single performance obligation.

Rental Property

Rental property is recorded at cost, net of accumulated depreciation. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred.

Depreciation and Amortization

Depreciation and amortization are computed by the straight-line method using various rates based generally on the estimated useful lives of the assets. Amortization of tenant improvements is computed on the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. The estimated useful lives are typically as follows:

Building - Residential	27.5 years
Building - Commercial	39 years
Building and land improvements	15 years
Fixtures and personal property	5 to 7 years
Tenant improvements	Shorter of estimated life or lease term

F-95

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the impaired asset exceeds fair value. Management's assessment of the recoverability of its rental property includes, but is not limited to, recent operating results, expected undiscounted net operating cash flow and management's plans for future operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash and tenant receivables. From time to time, the Company maintains balances with financial institutions in excess of federally insured limits. As of December 31, 2024, the Company had approximately $2,914,000 of cash and restricted cash in excess of federally insured limits. Management of the Company performs ongoing credit evaluations of its tenants and requires tenants to provide security deposits. Although security deposits are typically insufficient to meet the terminal value of the tenant's lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with re-leasing the space in the event the tenant does not pay as agreed.

Restricted Cash

Restricted cash consists principally of tenant security deposits, lockbox accounts and escrow funds restricted to payment of real estate taxes and insurance, as required by the Company's lender.

Tenant Receivables

Tenant receivables are uncollateralized tenant obligations due under normal lease terms, and include accrued tenant revenues as a result of base minimum rents in excess of actual tenant billings (straight-lining). The carrying amount of tenant receivables may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management individually reviews all tenant receivable balances and, based on assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. The Company provides for and writes off specific accounts upon determination that such amounts will not be collected. No allowance was recorded as of December 31, 2024.

F-96

Advances To Affiliates

Amounts due from affiliates are stated at the outstanding balance of funds due for repayment of cash advances. The need for an allowance is evaluated by management on an on-going basis based on relevant circumstances. Management's estimate of the need for an allowance is derived from a review of the Company's historical losses and adjusted for management's assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. Management has not recorded a provision for credit losses as of December 31, 2024.

Debt Issuance Costs

Debt issuance costs consist principally of loan origination and related fees, and are amortized to interest and financing fees in the accompanying consolidated statement of operations on a straight-line basis over the term of the related debt, which approximates the effective interest method. Unamortized debt issuance costs are recorded as a reduction of the contractual principal balance of the related debt. As of December 31, 2024, the Company's debt issuance costs were fully amortized.

Tenant Security Deposits

The Company's leases typically require security deposits which are generally refunded or, if circumstances warrant, recognized as revenue, upon tenant vacancy.

Advertising Costs

Advertising costs are charged to operations as incurred and are included in operating expenses. The amount charged for the year ended December 31, 2024 was approximately $319,000.

Derivative Financial Instruments

In the normal course of business, the Company is exposed to the effect of interest rate changes and uses a strategy to limit these risks through the use of derivatives, consisting of interest rate caps. The Company uses interest rate caps to reduce the impact that increases in interest rates will have on the Company's floating rate liabilities. The Company recognizes interest rate caps on the accompanying consolidated balance sheet at fair value. To determine the fair value of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions as of the balance sheet date, such as discounted cash flows and option-pricing models. All methods of assessing fair value result in a general approximation of value and such value may never actually be realized or sustained. The Company has not designated any derivatives as hedges to qualify for hedge accounting for financial reporting purposes and fluctuations in the fair value of derivatives have been recognized as change in fair value of interest rate cap in the accompanying consolidated statement of operations. Payments received from interest rate cap counterparties are recognized as a reduction of interest expense in the consolidated statement of operations. The Company's interest rate cap terminated during the year ended December 31, 2024, and the Company held no derivative instruments as of consolidated balance sheet date.

F-97

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by the Company. Members are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with the operating agreement of the Company. No provision for income taxes is included in the accompanying consolidated financial statements.

Entities treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the "Assessment"), rather than the owners of the entity being liable for the Assessment. Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw back provisions to any former owners or other special allocation provisions within the entity's governing documents.

The Company assesses its tax positions in accordance with "Accounting for Uncertainties in Income Taxes" as prescribed by the Accounting Standards Codification, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return's due date or the date filed) that remain subject to examination by the Company's major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense. The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying consolidated financial statements.

Use of Estimates in the Preparation of the Financial Statements

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the year presented. Actual results could differ from those estimates.

F-98

NOTE 2.. GOING CONCERN

The Company is in technical default of certain financial and reporting covenants contained in its credit facility loan agreement with its lender. The lender may, at its option, give notice to the Company that amounts are immediately due and payable. As of the date these consolidated financial statements were available to be issued, the lender has not demanded repayment or exercised any rights or remedies under the loan agreement. Additionally, the remaining principal balance of approximately $73,625,000 as of the report date, is scheduled to mature and become due on June 1, 2026. Management believes that they will be able to exercise their remaining one-year extension option with the lender and satisfy any principal curtailment payment requirements, or another financial institution will agree to refinance the loan prior to the maturity date.

The Company's default of the loan agreement and maturity on June 1, 2026, described above, raises substantial doubt about the Company's ability to continue as a going concern. The Company is currently working with its lender to obtain necessary waivers and is actively negotiating the extension option. However, there can be no assurance that the Company will be successful in achieving its objectives. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.. RENTAL PROPERTY

Rental property at December 31, 2024 consisted of the following:

Land	$4,504,624
Building - residential	104,550,314
Building - commercial	11,661,662
Building and land improvements	3,877,968
Fixtures and personal property	13,835,318
Tenant Improvements	1,528,950
139,958,836

Less: accumulated depreciation	(18,894,674)
$121,064,162

Depreciation expense amounted to approximately $7,127,000 for the year ended December 31, 2024. Amortization of tenant improvements amounted to approximately $76,000 for the year ended December 31, 2024, and is included as a component of revenue in the accompanying consolidated statement of operations.

F-99

NOTE 4. NOTE PAYABLE, NET

The Company entered into a loan agreement with a financial institution for maximum borrowings of up to $84,000,000. The loan requires monthly interest-only payments based on a variable interest rate of the one-month Secured Overnight Financing Rate ("SOFR") plus 2.75% (effectively 7.24% at December 31, 2024). On July 1, 2025 the Company entered into a third amendment to the loan agreement to extend the maturity of the loan through June 1, 2026, under similar terms and an interest rate spread increase to 3%. In conjunction with the extension the Company is required to make principal curtailment payments aggregating $10,375,000 through September 25, 2025. As of the report date the Company had made $8,750,000 of the required principal curtailment payments. The amendment provides for one additional one-year extension option subject to lender approval, as defined in the loan agreement and its related third amendment. As required by the third amendment the Company purchased a new interest rate cap with notional amount of $73,625,000, effective August 1, 2025.

The loan is collateralized by a mortgage on the Property and an assignment of tenant leases, and is guaranteed by certain individuals with ownership in the Manager. The loan agreement contains certain affirmative, negative, and financial covenants, including limitations on use of cash and funded debt and requirements to maintain prescribed debt service coverage ratios, as defined in the loan agreement and its related third amendment (Note 2).

At December 31, 2024, the net note payable balance consisted of the following:

Note payable	$84,000,000
Debt issuance costs, net of accumulated amortization of $2,629,006
$84,000,000

Interest Rate Cap

The Company had an interest rate cap with notional amount of $84,000,000. The cap rate agreement provided for a cap of the one-month SOFR rate at 2.25% through the loan's initial maturity date of June 1, 2024, which effectively limited the maximum interest rate of the loan to be 5%. The cap rate agreement was not extended in conjunction with the loan extension. During the year ended December 31, 2024 the SOFR exceeded the cap rate, and the Company recognized approximately $1,093,000 of proceeds from the interest rate cap as a reduction of interest and financing fees. During the year ended December 31, 2024, the change in fair value of the interest rate cap amounted to a loss of approximately $1,249,000.

Interest and financing fees amounted to approximately $6,349,000 for the year ended December 31, 2024, including amortization of debt issuance costs of approximately $548,000.

F-100

NOTE 5. RENTAL INCOME

The components of rental income associated with the Company's residential and commercial leasing operations for the year ended December 31, 2024 consisted of the following:

Based rent (fixed)	$8,286,903
Tenant expense recovery (variable)	42,690
Percentage rent (variable)	217,813
$8,547,406

NOTE 6. RELATED PARTY TRANSACTIONS

Asset Management Fees

The Manager provides management, accounting and administration services to the Company. Management fees for services are as follows: (i) development fees based on the development costs of the Property as defined pursuant to the Eighth Amended and Restated Operating Agreement, including without limitation all costs and fees relating to the acquisition, financing, construction, and development of the project (ii) a commission override fee of 0.5% of total real estate sales and leases, and (iii) an asset management fee of 3% of total monthly revenue. No development fees were incurred to the Manager during 2024. For the year ended December 31, 2024, commission override and asset management fees incurred to the Manager amounted to approximately $49,000 and $295,000, respectively. As of December 31, 2024 amounts due to the Manager for commission override and asset management fees amounted to approximately $125,000 and $792,000, respectively, which are included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

Loan Guarantee Fees

Certain individuals with indirect ownership in the Manager personally guarantee loans made to the Company to fund operations and capital needs, and earn fees of 1.5% of the loan amount guaranteed. For the year ended December 31, 2024, the loan guarantee fees amounted to approximately $1,260,000. As of December 31, 2024 amounts due to guarantors amounted to approximately $1,964,000, which is included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

F-101

Administration Services

The Company receives administrative services from an affiliate related by virtue of common management. The affiliate allocates payroll and other employee related costs based on estimated hours devoted to the Property, and receives an administration fee in consideration of the services provided. For the year ended December 31, 2024, administration service fees incurred to the affiliate amounted to approximately $474,000. As of December 31, 2024, amounts due to the affiliate for services amounted to approximately $792,000, which is included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

NOTE 7. MEMBERS' EQUITY

General

The Company is governed pursuant to its Eighth Amended and Restated Operating Agreement dated June 19, 2020, and its subsequent First Amendment (collectively the "OA"). Pursuant to the OA, the Company consists of the following membership classes: (a) Class A Members consisting of the Manager and the Founding Member, (b) Class B (EB-5) Preferred Members, and (c) HCC's priority interest. The interests of the Manager and Founding Member are not represented by units, but are considered Class A interests with voting rights. Class B unit holders have no voting rights and units were issued in exchange for a capital contribution of $500,000 to $900,000. HCC's priority interest has no voting rights. The liability of members is limited to their total capital contributions and the Company shall continue in perpetuity, unless sooner terminated in accordance with the OA.

Class B units generally accrue a preferred return of 2% for the first five years and are subject to increases thereafter dependent on factors defined in the OA. Preferred returns are not guaranteed, as distributions are dependent on the availability of cash to the Company. As such, they are not accrued and are not reflected as liabilities on the accompanying consolidated balance sheet until declared. As of December 31, 2024, Class B unit accumulated preferred returns in arrears amount to approximately $6,024,000.

The Company, at the Manager's sole discretion, has the option to redeem Class B units for a call price, generally equal to the Class B unreturned capital and preferred return balance. Commencing upon the third anniversary of the date the Company receives the Project certificate of occupancy, as defined in the OA, and absent redemption by the Company, the Company shall generally provide a 30 day opportunity to convert the Class B units into Class A interests at the then fair market value not to exceed the members unreturned capital, and to receive payment of the then amount of unpaid preferred returns. The conversion transaction is to be executed without dilution to the interests of the Manager. As of December 31, 2024, no Class B units have been redeemed or converted.

F-102

In 2020, the Company entered into a subscription agreement with HCC for priority membership interest. HCC subscribed to investing up to $30,000,000 in exchange for a priority interest in the Company as follows: (i) a 6% preferred return on its preferred investment, and (ii) a profits interest equal to 0.2% per each $1,000,000 tranche of funding, resulting in a maximum Class A interest of 6%, if fully funded. The Company may exercise a call option to purchase the HCC priority interest two years after the date of HCC's admission into the Company. HCC may exercise a put option to cause the Company to purchase its interest four years after the date of HCC's admission into the Company. The redemption price for both the call and put is defined in the OA as the amount that would be distributed to HCC, assuming, hypothetically, that the Company has been dissolved. As of December 31, 2024, HCC's priority interest accumulated preferred returns in arrears amount to approximately $2,974,000.

As of December 31, 2024, the Company's ownership interest is as follows: Manager 20%, Founding Member 74.6%, HCC 5.4% and Class B Preferred Members 0%.

Class B Unit Offering

In July 2022, the Company opened a fund raising offering of up to $68,000,000 by offering up to 85 Class B Units to investors who are seeking immigrant status with the EB-5 Visa. As of the report date, the Company had 15 subscriptions related to this offering.

Cash Distributions

Distributions of available cash from operations shall be distributed amongst the members as follows: (a) first, to HCC until their unpaid preferred return balance has been reduced to zero, (b) second, to the holders of Class B units pro-rata until their unpaid preferred return balances have been reduced to zero, (c) finally, to all interest holders in accordance with their respective percentage ownership.

Distributions of available cash from sale, refinancing or dissolution shall be distributed amongst the members as follows: (a) first, to HCC until their unpaid preferred return balance has been reduced to zero, (b) second, to HCC until their unreturned preferred capital balance has been reduced to zero, (c) third, to the holders of Class B units pro rata until their unpaid preferred return balances have been reduced to zero, (d) fourth, to the holders of Class B units pro-rata until their unpaid unreturned preferred capital balances have been reduced to zero, (e) fifth, to the holders of Class A interests pro rata until their unreturned capital balances have been reduced to zero, (f) finally, to all interest holders in accordance with their respective percentage ownership.

Profit and Loss Allocations

Except as otherwise set forth in the OA regarding special allocations to Class B unit holders and limitations on allocations of net losses, generally profits and losses shall be allocated in a manner that would be equal to the hypothetical distribution that each would receive in a sale, refinance or dissolution as detailed above.

F-103

NOTE 8. LEASING ARRANGEMENTS AND COMMITMENTS

Leasing Arrangements

The Company leases commercial space to tenants under noncancelable operating leases that expire on various dates through 2036.

The approximate future minimum base rents, under noncancelable commercial operating leases for the years subsequent to December 31, 2024, are as follows:

2025	$645,000
2026	826,000
2027	846,000
2028	866,000
2029	888,000
Thereafter	4,308,000
$8,379,000

NOTE 9. CONTINGENCIES

Litigation

Management does not believe there is any litigation threatened against the Company other than routine matters arising in the ordinary normal course of business, some of which are expected to be covered by liability insurance, and none of which are expected to have a material adverse effect on the financial position of the Company.

Risks and Uncertainties

The Company is subject to certain economic risks, real estate market deterioration, rising long-term interest rates and the potential for lack of liquidity in financial markets which could materially impact the Company. There is no assurance that changes in such economic conditions will not occur and result in decreased property values and cash flows.

F-104

NOTE 10. SUBSEQUENT EVENTS

Member Interest Purchase Agreements

On July 11, 2025, the Manager, Founding Member, and HCC sold 100% of their interests in the Company to a public company resulting in a change in control.

Capital Contributions

During 2025 the Company has received member capital contributions aggregating approximately $9,315,000, which were primarily utilized for principal curtailment payments on the Company's note payable and to satisfy accrued related party fees.

Evaluation Date

The Company has evaluated subsequent events through November 11, 2025, which is the date the accompanying consolidated financial statement was available to be issued.

F-105

BLOCK 40, LLC AND SUBSIDIARY

UNAUDITED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2025

ASSETS
RENTAL PROPERTY, NET	$117,926,066
CASH	426,340
RESTRICTED CASH	3,289,006
PREPAID EXPENSES AND OTHER ASSETS	1,088,589
$122,730,001
LIABILITIES AND MEMBERS' EQUITY
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	$6,585,580
MORTGAGE PAYABLE	78,539,062
OTHER CURRENT LIABILITIES	6,752,756
MEMBERS’ EQUITY	30,852,603
$122,730,001

F-106

BLOCK 40, LLC AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS

ENDED JUNE 30, 2025

REVENUE
Income from rental property	5,320,949
Total revenues	5,320,949

OPERATING EXPENSES
General and administrative expenses	4,615,414
Provision for credit losses	57,765
Depreciation and amortization	3,563,678
Professional fees	—
Total operating expenses	8,236,858

LOSS FROM OPERATIONS	(2,915,909)

OTHER INCOME (EXPENSE)
Interest expense	(3,291,699)
Financing charges	—
Other losses	—
Total other income (expense)	(3,291,699)

Net loss before income taxes	(6,207,608)

Income tax provision	—
NET LOSS	$(6,207,608)

F-107

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Stewards, Inc. (the “Company”) is providing this unaudited pro forma condensed combined financial information to illustrate the effects of the acquisition of membership interests in Block 40, LLC and its affiliates (the “Block 40 Acquisition”) on July 11, 2025. Pursuant to three separate purchase agreements, the Company acquired control of the 1818 Park mixed-use development through the acquisition of Block 40 Investment Holdings, LLC, Block 40 Managers, LLC, and the interests held by Hollywood Circle Capital, LLC. In accordance with Article 11 of Regulation S-X, the transaction was accounted for as an asset acquisition under ASC 805 because substantially all of the gross fair value was concentrated in the 1818 Park property. The transaction has a total consideration of $74,267,646, which includes $21,935,625 paid through the issuance of 62,673,215 shares and the $51,914,889 noncontrolling interest. The Company recognized acquired assets primarily consisting of $132,692,232 of building, $19,692,982 of land, and $5,210,185 of in-place leases, and assumed liabilities including a $79,000,000 mortgage loan, resulting in net assets acquired of $74,267,646.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended. The pro forma adjustments are described in the accompanying notes and include transaction accounting adjustments, and where applicable, entity adjustments.

A pro forma condensed combined balance sheet as of December 31, 2025, is not presented herein as the Block 40 acquisition was completed on July 11, 2025, and is already fully reflected in the Company’s audited historical consolidated balance sheet as of December 31, 2025, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 give effect to the Block 40 Acquisition as if it had occurred on January 1, 2025, the beginning of the most recently completed fiscal year preceding the Block 40 acquisition.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the Company’s historical financial statements included elsewhere in this Registration Statement, as well as the historical financial information of Block 40 used in preparing the unaudited pro forma condensed combined financial information.

	Stewards, Inc.	Block 40	Block 40 Transaction Adjustment	Notes	Pro Forma Combined Year Ended 12/31/2025
Revenues
Income, financing and brokerage	$11,660,191	$—	$—		$11,660,191
Income from rental property	4,617,231	5,320,949	—		9,938,180
Total revenues	16,277,422	5,320,949	—		21,598,371

Cost of revenue
Financing and brokerage	2,775,666	—	—		2,775,666
Rental property	2,100,024	2,790,116	—		4,890,140
Total cost of revenue	4,875,690	2,790,116	—		7,665,806

Gross profit	11,401,732	2,530,833	—		13,932,565

Operating expenses
General and administrative expenses	11,883,945	1,825,299	—		13,709,244
Provision for credit losses	1,774,264	57,765	—		1,832,029
Depreciation and amortization	6,090,109	3,563,678	6,534,444	A	16,188,231
Professional fees	3,060,755	—			3,060,755
Total operating expenses	22,809,073	5,446,742	6,534,444		34,790,259

Loss from operations	(11,407,341)	(2,915,909)	(6,534,444)		(20,857,694)

Other income (expense)
Interest expense	(8,452,451)	(3,291,699)	—		(11,744,150)
Financing charges	(647,997)	—	—		(647,997)
Other losses	(208,155)	—	—		(208,155)
Total other income (expense)	(9,308,603)	(3,291,699)	—		(12,600,302)

Net loss before income taxes	(20,715,944)	(6,207,608)	(6,534,444)		(33,457,996)

Income tax provision	(40,522)	—	—	B	(40,522)
Net loss	$(20,756,466)	$(6,207,608)	$(6,534,444)		$(33,498,518)

Amounts attributable to Stewards, Inc.
Net loss	$(20,756,466)	$(6,207,608)	$(6,534,444)		$(33,498,518)
Deemed dividend from conversion of preferred stock	(700,000)	—	—		(700,000)
Dividend on preferred stock	(1,651,003)	—	(1,038,499)	C	(2,689,502)

Net loss applicable to common stockholders	$(23,107,469)	$(6,207,608)	$(7,572,943)		$(36,888,020)

Net Loss Per Common Share - basic and diluted	$(0.16)	$—	$—		$(0.21)

Weighted-Average Common Shares Outstanding - basic and diluted	145,573,137	—	32,796,122	D	178,369,259

Comprehensive Loss
Net loss	$(20,756,466)	$(6,207,608)	$(6,534,444)		$(33,498,518)
Unrealized gain (loss) on foreign currency translation	—	—	—		—

Total comprehensive loss	$(20,756,466)	$(6,207,608)	$(6,534,444)		$(33,498,518)

F-108

NOTES TO THE UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025

1.       Basis of Presentation

The unaudited pro forma condensed combined financial information are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information has been adjusted to give effect to the events that are (i) directly attributable to the Block 40 Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The historical financial information of Stewards, Inc. and Block 40 LLC is presented in accordance with U.S. GAAP.

2.       Transaction Accounting Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined financial information:

A - Reflects the incremental depreciation and amortization expense resulting from the step-up in the basis of the property and equipment and definite-lived intangible assets acquired in the Block 40 acquisition, as if the transaction had occurred on January 1, 2025. The adjustment was calculated by determining the total annual depreciation and amortization expense based on the acquisition date fair value of the acquired assets and subtracting the historical depreciation and amortization expense already recorded in Block 40's statement of operations.

The building is being depreciated on a straight-line basis over its remaining estimated useful life. Similarly, the definite-lived intangible assets is being amortized on a straight-line basis over their respective estimated useful lives. These depreciation and amortization expenses are based on third-party valuation of the assets acquired and their remaining useful lives, which are consistent with the Company’s historical accounting policies.

B - Pro forma income tax for Block 40 is presented on a separate-return basis in accordance with Rule 11-02(b)(5)(ii) of Regulation S-X. For pro forma purposes, the 21.0% statutory federal rate was applied to Block 40’s historical pre-tax losses.

While these losses generated a theoretical tax benefit of approximately $1.0 million, management assessed the realizability of this benefit as required by the valuation allowance guidance in Article 11. Due to a lack of historical standalone taxable income, it was determined that the benefit is not "more likely than not" to be realized. Accordingly, a full valuation allowance has been recorded, resulting in a net pro forma tax provision of $0.

C - Reflects the incremental preferred return attributable to the Class B Preferred Unit holders from January 1, 2025 through July 11, 2025. Each Class B Preferred Equity Unit is entitled to an annual rate of preferred return that are cumulative, payment of which is contingent on available distributable cash and is not guaranteed.

D - Reflects the effects of the 62,673,215 common stock issued as consideration at the acquisition date as if those were issued on January 1, 2025.

F-109

20,621,250 Shares of Common Stock

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PROSPECTUS

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July 16, 2026

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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